Filed pursuant to Rule 424(b)(3)
Registration No. 333-297128

JOINT LETTER TO SHAREHOLDERS OF EQUITY RESIDENTIAL
AND STOCKHOLDERS OF AVALONBAY COMMUNITIES, INC.
Dear Shareholders of Equity Residential and Stockholders of AvalonBay:
On May 20, 2026, AvalonBay Communities, Inc. (“AvalonBay”), Equity Residential (“Equity Residential”), ERP Operating Limited Partnership (“ERP Operating Partnership”) and Canopy Merger Sub LLC, a direct, wholly owned subsidiary of Equity Residential (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), which provides for the combination of Equity Residential and AvalonBay in a merger of equals transaction. Upon the terms and subject to the conditions set forth in the merger agreement, (i) on the closing date but prior to the effective time of the merger (the “effective time”), AvalonBay will contribute certain assets (the “asset contribution”) in exchange for units of partnership interest in ERP Operating Partnership that have, in the aggregate, a value equal to the fair market value of such contributed assets and (ii) following the asset contribution and at the effective time, AvalonBay will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of Equity Residential (the “merger”).
On behalf of the board of trustees of Equity Residential and board of directors of AvalonBay, we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the merger. We are requesting that you take certain actions as a shareholder of Equity Residential or stockholder of AvalonBay, as applicable, as more fully described in this joint proxy statement/prospectus.
The merger agreement provides each share of common stock, par value $0.01 per share, of AvalonBay (“AvalonBay common stock”), issued and outstanding immediately prior to the effective time (other than certain excluded shares as further described in the merger agreement) will be converted into the right to receive 2.793 common shares of beneficial interest, par value $0.01 per share, of Equity Residential (“Equity Residential common shares”) and cash in lieu of fractional shares, if any.
The merger consideration is fixed and will not be adjusted to reflect stock price changes prior to the consummation of the merger. Equity Residential shareholders will continue to own their existing Equity Residential common shares, the form of which will not be changed by the transaction.
Upon completion of the merger, Equity Residential shareholders are expected to own approximately 49% of the combined company and former AvalonBay stockholders are expected to own the remaining 51%, based on the merger consideration and the number of shares and stock-based awards of Equity Residential and AvalonBay outstanding, in each case, as of July 6, 2026.
Each of the board of trustees of Equity Residential and the board of directors of AvalonBay (the “Equity Residential board” and “AvalonBay board,” respectively) has unanimously approved or adopted, as applicable, the merger agreement and the transactions contemplated by the merger agreement, including the merger and the share issuance.
The value of the merger consideration to be received in exchange for each share of AvalonBay common stock will fluctuate with the market value of Equity Residential common shares until the merger is completed.
Based on Equity Residential’s closing stock price on July 8, 2026, the last practicable trading day before the date of this joint proxy statement/prospectus, the implied value of the merger consideration was $190.79. The Equity Residential common shares are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EQR,” and AvalonBay common stock is listed on the NYSE under the ticker symbol “AVB.” We urge you to obtain current market quotations for the Equity Residential common shares and AvalonBay common stock.
Each of Equity Residential and AvalonBay will hold a special meeting of its shareholders or stockholders, respectively, in connection with the transactions contemplated by the merger agreement.

Equity Residential’s special meeting of shareholders (the “Equity Residential special meeting”) will be held virtually on August 12, 2026 at 8:00 a.m. Central Time (unless it is adjourned or postponed to a later date) via live audio webcast at www.virtualshareholdermeeting.com/EQR2026SM. The Equity Residential special meeting will be held exclusively online via live audio webcast. At the Equity Residential special meeting, Equity Residential shareholders will be asked to consider and vote on the following matters: (i) a proposal to approve the issuance of Equity Residential common shares in connection with the merger (the “Equity Residential share issuance proposal”); (ii) a proposal to approve an amendment to the Declaration of Trust of Equity Residential to increase the number of authorized Equity Residential common shares (such amendment, the “Equity Residential charter amendment,” and such proposal, the “Equity Residential charter amendment proposal”); and (iii) a proposal to adjourn the Equity Residential special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Equity Residential special meeting to approve the Equity Residential share issuance proposal (the “Equity Residential adjournment proposal”). The Equity Residential board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the share issuance, and unanimously recommends that Equity Residential shareholders vote “FOR” the Equity Residential share issuance proposal, “FOR” the Equity Residential charter amendment proposal, and “FOR” the Equity Residential adjournment proposal.
AvalonBay’s special meeting of stockholders (the “AvalonBay special meeting”) will be held virtually on August 12, 2026 at 9:00 a.m. Eastern Time (unless it is adjourned or postponed to a later date) via live audio webcast at www.virtualshareholdermeeting.com/AVB2026SM. The AvalonBay special meeting will be held exclusively online via live audio webcast. At the AvalonBay special meeting, AvalonBay stockholders will be asked to consider and vote on the following matters: (i) a proposal to approve the merger and the other transactions contemplated by the merger agreement (the “AvalonBay merger proposal”); (ii) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of AvalonBay in connection with the transactions contemplated by the merger agreement (the “AvalonBay merger-related compensation proposal”); and (iii) a proposal to adjourn the AvalonBay special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the AvalonBay special meeting to approve the AvalonBay merger proposal (the “AvalonBay adjournment proposal”). The AvalonBay board has unanimously adopted the merger agreement and approved the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that AvalonBay stockholders vote “FOR” the AvalonBay merger proposal, “FOR” the AvalonBay merger-related compensation proposal, and “FOR” the AvalonBay adjournment proposal.
The accompanying joint proxy statement/prospectus contains detailed information about Equity Residential, AvalonBay, the merger agreement, and the transactions contemplated by the merger agreement. In particular, see “Risk Factors” beginning on page 43. A copy of the merger agreement and a copy of the Equity Residential charter amendment are attached as Annex A and Annex B, respectively, to the accompanying joint proxy statement/prospectus, and each is incorporated by reference herein. We encourage you to read the accompanying joint proxy statement/prospectus and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain information about Equity Residential and AvalonBay from the Securities and Exchange Commission (the “SEC”).
Your vote is very important regardless of the number of Equity Residential common shares or the number of shares of AvalonBay common stock that you own. The merger cannot be completed unless Equity Residential shareholders approve the issuance of Equity Residential common shares pursuant to the merger agreement and AvalonBay stockholders approve the merger.
Whether or not you plan to attend your company’s special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

Mark J. Parrell President and Chief Executive Officer Equity Residential	Benjamin W. Schall Chief Executive Officer and President AvalonBay Communities, Inc.

Neither the SEC nor any state securities commission has approved or disapproved of the merger or the other transactions described in this joint proxy statement/prospectus or the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated July 13, 2026 and is first being mailed to shareholders of Equity Residential and stockholders of AvalonBay on or about July 13, 2026.

Equity Residential
Two North Riverside Plaza
Chicago, Illinois 60606
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 12, 2026
To the Shareholders of Equity Residential:
On May 20, 2026, AvalonBay Communities, Inc. (“AvalonBay”), Equity Residential (“Equity Residential”), ERP Operating Limited Partnership (“ERP Operating Partnership”) and Canopy Merger Sub LLC, a direct, wholly owned subsidiary of Equity Residential (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), which provides for the combination of Equity Residential and AvalonBay in a merger of equals transaction. Upon the terms and subject to the conditions set forth in the merger agreement (i) on the closing date but prior to the effective time of the merger (the “effective time”), AvalonBay will contribute certain assets (the “asset contribution”) in exchange for units of partnership interest in ERP Operating Partnership that have, in the aggregate, a value equal to the fair market value of such contributed assets and (ii) following the asset contribution and at the effective time, AvalonBay will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of Equity Residential (the “merger”).
NOTICE IS HEREBY GIVEN that a special meeting of Equity Residential shareholders (the “Equity Residential special meeting”) will be held virtually at 8:00 a.m. Central Time, on August 12, 2026 (unless it is adjourned or postponed to a later date) via live audio webcast at www.virtualshareholdermeeting.com/EQR2026SM. The Equity Residential special meeting will be held exclusively online via live audio webcast.
We are pleased to notify you of, and invite you to attend, the Equity Residential special meeting. At the Equity Residential special meeting, holders of common shares of beneficial interest of Equity Residential (“Equity Residential shareholders”) will be asked to consider and vote on the following matters:
1.
a proposal to approve the issuance of common shares of beneficial interest, par value $0.01 per share, of Equity Residential (“Equity Residential common shares”), pursuant to the merger agreement, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the “Equity Residential share issuance proposal”);

2.
a proposal to approve an amendment to the Declaration of Trust of Equity Residential to increase the number of authorized Equity Residential common shares (such amendment, the “Equity Residential charter amendment,” and such proposal, the “Equity Residential charter amendment proposal”), a copy of which is attached as Annex B to the joint proxy statement/prospectus accompanying this notice; and

3.
a proposal to adjourn the Equity Residential special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Equity Residential special meeting to approve the Equity Residential share issuance proposal (the “Equity Residential adjournment proposal”).

Approval of the Equity Residential share issuance proposal is required to complete the transactions contemplated by the merger agreement.
Equity Residential will transact no other business at the Equity Residential special meeting, except for business properly brought before the Equity Residential special meeting or any adjournment or postponement thereof by or at the direction of the Equity Residential board of trustees (the “Equity Residential board”). The accompanying joint proxy statement/prospectus describes the matters to be considered at the Equity Residential special meeting in more detail.
The Equity Residential board has set July 9, 2026 as the record date for the Equity Residential special meeting for determining the Equity Residential shareholders entitled to notice of and to vote at the Equity Residential special meeting and any adjournment or postponement thereof (the “Equity Residential record date”). Only Equity Residential shareholders of record at the close of business on July 9, 2026 are entitled to notice of, and to vote at, the Equity Residential special meeting. Holders of preferred shares of beneficial interest of Equity Residential are entitled to notice of the special meeting, and may attend the special meeting virtually by accessing the meeting website as guests, but may not vote or ask questions at the special meeting.
The Equity Residential special meeting will be held in a virtual format via audio webcast only. You will not be able to attend the meeting physically in person. To attend the Equity Residential special meeting, you must be a shareholder on the Equity Residential record date. To submit your proxy through the internet, you may vote your shares at www.proxyvote.com. You will need the 16-digit control number found on your proxy card or voting instruction form. Beneficial shareholders who do not have a control number should follow the instructions provided on the voting instruction form provided by your bank, broker, nominee, trustee or other record holder. Beneficial holders that wish to vote at the meeting must obtain a legal proxy from their bank, broker, nominee, trustee or other record holder prior to the meeting. You may need to have an electronic image (such as a .pdf file or scan) of the legal proxy with you if you are voting at the meeting.

Your vote is very important regardless of the number of Equity Residential common shares that you own. The transactions contemplated by the merger agreement cannot be completed without approval of the Equity Residential share issuance proposal by the affirmative vote of a majority of the votes cast by the holders of outstanding Equity Residential common shares represented in person or by proxy and entitled to vote on such matter at the Equity Residential special meeting, or any adjournment or postponement thereof. Whether or not you expect to participate in the Equity Residential special meeting, Equity Residential urges you to submit a proxy to have your shares voted as promptly as possible either: (i) via the internet on the website shown on the enclosed proxy card (see proxy card for instructions); (ii) by telephone (see proxy card for instructions); or (iii) by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Equity Residential special meeting. If your shares are held in “street name” by a bank, broker, nominee, trustee or other record holder, please follow the instructions on the enclosed voting instruction card furnished by such bank, broker, nominee, trustee or other record holder.
The Equity Residential board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the share issuance, and unanimously recommends that you vote “FOR” the Equity Residential share issuance proposal, “FOR” the Equity Residential charter amendment proposal, and “FOR” the Equity Residential adjournment proposal.
The joint proxy statement/prospectus of which this notice is a part provides a detailed description of the merger agreement, the transactions contemplated thereby, including the merger, and the other matters to be considered at the Equity Residential special meeting. A summary of the merger agreement is included in the joint proxy statement/prospectus in the sections entitled “The Merger” and “The Merger Agreement,” a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus and a copy of the Equity Residential charter amendment is attached as Annex B to the joint proxy statement/prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read this joint proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.
PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOUR SHARES ARE HELD IN “STREET” NAME BY A BANK, BROKER, NOMINEE, TRUSTEE OR OTHER RECORD HOLDER, PLEASE FOLLOW THE INSTRUCTIONS ON THE VOTING INSTRUCTION CARD FURNISHED BY SUCH BANK, BROKER, NOMINEE, TRUSTEE OR OTHER RECORD HOLDER. IF YOU HAVE QUESTIONS ABOUT THE MERGER, THE EQUITY RESIDENTIAL SHARE ISSUANCE PROPOSAL, THE EQUITY RESIDENTIAL CHARTER AMENDMENT PROPOSAL, THE EQUITY RESIDENTIAL ADJOURNMENT PROPOSAL OR VOTING YOUR SHARES, PLEASE CONTACT:
MacKenzie Partners, Inc.
7 Penn Plaza, Suite 503
New York, New York 10001
Shareholders may call toll free: +1 (800) 322-2885
Banks and Brokers may call collect: +1 (212) 929-5500
Email: proxy@mackenziepartners.com
By Order of the Equity Residential board,

Mark J. Parrell
President and Chief Executive Officer
Chicago, Illinois
Dated: July 13, 2026

AvalonBay Communities, Inc.
4040 Wilson Blvd., Suite 1000
Arlington, Virginia 22203
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 12, 2026
To the Stockholders of AvalonBay Communities, Inc.:
On May 20, 2026, Equity Residential, ERP Operating Limited Partnership (“ERP Operating Partnership”), Canopy Merger Sub LLC, a direct, wholly owned subsidiary of Equity Residential (“Merger Sub”), and AvalonBay Communities, Inc. (“AvalonBay”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), which provides for the combination of Equity Residential and AvalonBay in a merger of equals transaction. Upon the terms and subject to the conditions set forth in the merger agreement, (i) on the closing date but prior to the effective time of the merger (the “effective time”), AvalonBay will contribute certain assets (the “asset contribution”) in exchange for units of partnership interest in ERP Operating Partnership that have, in the aggregate, a value equal to the fair market value of such contributed assets and (ii) following the asset contribution and at the effective time, AvalonBay will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of Equity Residential (the “merger”).
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of AvalonBay (the “AvalonBay special meeting”) will be held virtually at 9:00 a.m. Eastern Time, on August 12, 2026 (unless it is adjourned or postponed to a later date) via live audio webcast at www.virtualshareholdermeeting.com/AVB2026SM. The AvalonBay special meeting will be held exclusively online via live audio webcast.
We are pleased to notify you of, and invite you to attend, the AvalonBay special meeting. At the AvalonBay special meeting, holders of common stock of AvalonBay (“AvalonBay common stockholders”) will be asked to consider and vote on the following matters:
1.	a proposal to approve the merger and the other transactions contemplated by the merger agreement (the “AvalonBay merger proposal”);
2.
a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of AvalonBay in connection with the transactions contemplated by the merger agreement (the “AvalonBay merger-related compensation proposal”); and

3.
a proposal to adjourn the AvalonBay special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the AvalonBay special meeting to approve the AvalonBay merger proposal (the “AvalonBay adjournment proposal”).

Approval of the AvalonBay merger proposal is required to complete the transactions contemplated by the merger agreement.
AvalonBay will transact no other business at the AvalonBay special meeting, except for business properly brought before the AvalonBay special meeting or any adjournment or postponement thereof by or at the direction of the AvalonBay board of directors (the “AvalonBay board”). The accompanying joint proxy statement/prospectus describes the matters to be considered at the AvalonBay special meeting in more detail. The AvalonBay board has set July 9, 2026 as the record date for the AvalonBay special meeting for determining the AvalonBay common stockholders entitled to notice of, and to vote at, the AvalonBay special meeting and any adjournment or postponement thereof (the “AvalonBay record date”). Only AvalonBay common stockholders of record at the close of business on July 9, 2026 are entitled to notice of, and to vote at, the AvalonBay special meeting.
The AvalonBay special meeting will be held in a virtual format via audio webcast only. You will not be able to attend the meeting physically in person. To attend the AvalonBay special meeting, you must be a stockholder on the AvalonBay record date. To submit your proxy through the internet, you may vote your shares at www.proxyvote.com. You will need the 16-digit control number found on your proxy card or voting instruction form. Beneficial stockholders who do not have a control number should follow the instructions provided on the voting instruction form provided by your bank, broker, nominee, trustee or other record holder. Beneficial holders that wish to vote at the meeting must obtain a legal proxy from their bank, broker, nominee, trustee or other record holder prior to the meeting. You may need to have an electronic image (such as a .pdf file or scan) of the legal proxy with you if you are voting at the meeting.

Your vote is very important regardless of the number of shares of AvalonBay common stock that you own. The transactions contemplated by the merger agreement cannot be completed without approval of the AvalonBay merger proposal by the affirmative vote of the holders of at least a majority of the outstanding shares of AvalonBay common stock entitled to vote at the AvalonBay special meeting. Whether or not you expect to participate in the AvalonBay special meeting, AvalonBay urges you to submit a proxy to have your shares voted as promptly as possible either: (i) via the internet on the website shown on the enclosed proxy card (see proxy card for instructions); (ii) by telephone (see proxy card for instructions); or (iii) by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the AvalonBay special meeting. If your shares are held in “street name” by a bank, broker, nominee, trustee or other record holder, please follow the instructions on the enclosed voting instruction card furnished by such bank, broker, nominee, trustee or other record holder.
The AvalonBay board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that you vote “FOR” the AvalonBay merger proposal, “FOR” the AvalonBay merger-related compensation proposal, and “FOR” the AvalonBay adjournment proposal.
The joint proxy statement/prospectus of which this notice is a part provides a detailed description of the merger agreement, the transactions contemplated thereby, including the merger, and the other matters to be considered at the AvalonBay special meeting. A summary of the merger agreement is included in the joint proxy statement/prospectus in the sections entitled “The Merger” and “The Merger Agreement,” and a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read this joint proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.
By Order of the AvalonBay board,

Benjamin W. Schall
Chief Executive Officer and President
Arlington, Virginia
July 13, 2026
PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOUR SHARES ARE HELD IN “STREET NAME” BY A BANK, BROKER, NOMINEE, TRUSTEE OR OTHER RECORD HOLDER, PLEASE FOLLOW THE INSTRUCTIONS ON THE VOTING INSTRUCTION CARD FURNISHED BY SUCH BANK, BROKER, NOMINEE, TRUSTEE OR OTHER RECORD HOLDER. IF YOU HAVE QUESTIONS ABOUT THE MERGER, THE MERGER PROPOSAL, THE MERGER-RELATED COMPENSATION PROPOSAL, THE AVALONBAY ADJOURNMENT PROPOSAL, OR VOTING YOUR SHARES, PLEASE CONTACT:
Innisfree M&A Incorporated
500 Fifth Avenue, Floor 21
New York, New York 10110
Stockholders in the US and Canada may call toll free:
(888) 750-9498
Stockholders outside the US and Canada may call:
+1 (412) 232-3651
Banks and Brokers may call collect:
+1 (212) 750-5833

REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about Equity Residential (“Equity Residential”) and AvalonBay Communities, Inc. (“AvalonBay”) from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus and additional information, see “Where You Can Find More Information.”
You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge by requesting them in writing or by telephone from MacKenzie Partners, Inc., Equity Residential’s proxy solicitor, or Innisfree M&A Incorporated, AvalonBay’s proxy solicitor, at the following addresses and telephone numbers:

For Equity Residential Shareholders:
MacKenzie Partners, Inc.
7 Penn Plaza, Suite 503
New York, New York 10001
Shareholders may call toll free: +1 (800) 322-2885
Banks and Brokers may call collect: +1 (212) 929-5500
Email: proxy@mackenziepartners.com

For AvalonBay Stockholders:
Innisfree M&A Incorporated
500 Fifth Avenue, Floor 21
New York, New York 10110
Stockholders in the US and Canada may call toll free: (888) 750-9498
Stockholders outside the US and Canada may call: +1 (412) 232-3651
Banks and Brokers may call collect: +1 (212) 750-5833

You will not be charged for any of these documents that you request. To receive timely delivery of the documents in advance of the special meetings, you should make your request no later than August 5, 2026, which is five (5) business days before the special meetings.
You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. In addition, you may obtain copies of documents filed by Equity Residential with the SEC by accessing “Filings – SEC Filings” in the “Investor” section of Equity Residential’s website at www.equityapartments.com. You may also obtain copies of documents filed by AvalonBay with the SEC by accessing the “Investors” section of AvalonBay’s website at www.avalonbay.com.
We are not incorporating the contents of the websites of the SEC, Equity Residential, AvalonBay or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
Except where the context otherwise states, Equity Residential has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Equity Residential (including the annexes hereto), and AvalonBay has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to AvalonBay (including the annexes hereto). Equity Residential and AvalonBay both contributed information relating to the merger.
This joint proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-297128) filed by Equity Residential with the SEC. It constitutes a prospectus of Equity Residential under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules thereunder, with respect to the Equity Residential common shares of beneficial interest, par value $0.01 per share (the “Equity Residential common shares”), to be issued to AvalonBay stockholders pursuant to the Agreement and Plan of Merger (the “merger agreement”), dated May 20, 2026, by and among AvalonBay, Equity Residential, ERP Operating Limited Partnership (“ERP Operating Partnership”) and Canopy Merger Sub LLC (“Merger Sub”). Upon the terms and subject to the conditions set forth in the merger agreement, (i) on the closing date but prior to the effective time of the merger (the “effective time”), AvalonBay will contribute certain assets (the “asset contribution”) in exchange for units of partnership interest in ERP Operating Partnership that have, in the aggregate, a value equal to the fair market value of such contributed assets and (ii) following the asset contribution and at the effective time, AvalonBay will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of Equity Residential (the “merger”). This joint proxy statement/prospectus also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a notice of meeting (x) with respect to the Equity Residential special meeting at which Equity Residential shareholders will consider and vote on the Equity Residential share issuance proposal, the Equity Residential charter amendment proposal, and the Equity Residential adjournment proposal, and (y) with respect to the AvalonBay special meeting at which AvalonBay stockholders will consider and vote on the AvalonBay merger proposal, the AvalonBay merger-related compensation proposal, and the AvalonBay adjournment proposal.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus (including the annexes hereto). No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus (including the annexes hereto). You should not assume that the information included as annexes or contained in any document incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this joint proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Neither Equity Residential nor AvalonBay assumes any obligation to update the information contained in this joint proxy statement/prospectus (whether as a result of new information, future events, or otherwise), except as required by applicable law. Neither the mailing of this joint proxy statement/prospectus to the shareholders of Equity Residential or stockholders of AvalonBay, nor Equity Residential or AvalonBay taking any actions contemplated hereby at any time, will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
The following questions and answers are intended to briefly address some commonly asked questions regarding the Equity Residential and AvalonBay special meetings, the merger agreement, the merger, the share issuance, and the other transactions contemplated by the merger agreement. Equity Residential and AvalonBay urge you to carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all of the information that might be important to you.
About the Merger Agreement and the Merger
Q:	Why am I receiving this joint proxy statement/prospectus?
A:
You are receiving this joint proxy statement/prospectus because AvalonBay, Equity Residential, ERP Operating Partnership and Merger Sub have entered into a merger agreement, which provides for the combination of Equity Residential and AvalonBay in an all-stock merger of equals transaction to form a single company (the “combined company”) and your vote is required in connection with the merger (as defined below).

Upon the terms and subject to the conditions set forth in the merger agreement, (i) on the closing date but prior to the effective time of the merger (the “effective time”), AvalonBay will contribute certain assets (the “asset contribution”) in exchange for units of partnership interest in ERP Operating Partnership designated as “OP Units” (“ERP Operating Partnership units”) that have, in the aggregate, a value equal to the fair market value of such contributed assets and (ii) following the asset contribution and at the effective time, AvalonBay will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and a direct, wholly owned subsidiary of Equity Residential (the “merger” and, together with the asset contribution and the other transactions contemplated by the merger agreement, the “transactions”). The merger agreement, which governs the terms of the merger, is attached to this joint proxy statement/prospectus as Annex A and is incorporated herein by reference.
Q:	Why are Equity Residential and AvalonBay proposing the merger?
A:
The Equity Residential board of trustees (the “Equity Residential board”) and the AvalonBay board of directors (the “AvalonBay board”) believe that the merger will provide a number of significant potential benefits and opportunities that are in the best interests of the Equity Residential shareholders and AvalonBay stockholders. To review the Equity Residential board’s reasons for the merger in greater detail, see “The Merger—Equity Residential’s Reasons for the Merger; Recommendation of the Equity Residential Board.” To review the AvalonBay board’s reasons for the merger in greater detail, see “The Merger—AvalonBay’s Reasons for the Merger; Recommendation of the AvalonBay Board.”

Q:	What will AvalonBay stockholders receive in the merger?
A:
The merger agreement provides that at the effective time, each share of common stock, par value $0.01 per share, of AvalonBay (“AvalonBay common stock”), issued and outstanding immediately prior to the effective time will automatically be cancelled, retired and will cease to exist, and will be converted into the right to receive 2.793 (the “exchange ratio”) common shares of beneficial interest, $0.01 par value per share, of Equity Residential (“Equity Residential common shares”) (the “merger consideration”).

No fractional Equity Residential common shares will be issued in the merger, and AvalonBay stockholders will receive cash in lieu of any fractional Equity Residential common shares, if any, into which such shares of AvalonBay common stock would have been converted. For additional information regarding the merger consideration, see the sections entitled “The Merger Agreement—Merger Consideration Received by AvalonBay Stockholders.”
Q:	What happens if the market price of Equity Residential common shares or AvalonBay common stock changes before the closing of the merger and what is the value of the merger consideration?
A:
Changes in the market price of Equity Residential common shares or AvalonBay common stock at or prior to the effective time will not change the number of Equity Residential common shares that AvalonBay stockholders will receive. The exchange ratio is fixed at 2.793, except for customary adjustments in the event of certain changes in Equity Residential’s or AvalonBay’s capitalization or the payment of certain distributions (any such distribution, a “REIT Distribution”) by Equity Residential or AvalonBay to the extent necessary to maintain its respective status as a “real estate investment trust” (“REIT”) within the meaning of Section 856 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or avoid or reduce the imposition of any entity-level income or excise tax, in each case, as provided in the merger agreement. Because the exchange ratio is fixed, the value of the merger consideration that AvalonBay stockholders will receive will depend on the market price of Equity Residential common shares at the time the merger is completed. Accordingly, the market value of the merger consideration will fluctuate prior to the completion of the merger and could be greater or less than the value of the merger consideration on the date the merger agreement was signed. You should obtain recent market prices of Equity Residential common shares and AvalonBay common stock prior to voting your shares. For additional information, see the section entitled “Risk Factors.”
Q:	Are there any conditions to completion of the merger?
A:
Yes. Completion of the merger is conditioned on Equity Residential shareholders approving a proposal to issue Equity Residential common shares in connection with the merger (the “Equity Residential share issuance proposal”) and AvalonBay stockholders approving a proposal to approve the merger and the other transactions contemplated by the merger agreement (the “AvalonBay merger proposal”), as well as a number of other conditions that must be satisfied or waived before the merger can be consummated. For a description of all of the conditions to the merger, see “The Merger Agreement—Conditions to the Merger.”

For Equity Residential Shareholders
Q:	When and where is the Equity Residential special meeting?
A:
The special meeting of Equity Residential shareholders (the “Equity Residential special meeting”) will be held virtually at 8:00 a.m. Central Time, on August 12, 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/EQR2026SM. If you encounter any difficulties accessing or participating in the Equity Residential special meeting, please call the technical support number that will be posted on the website log-in page.

Q:	What matters will be voted on at the Equity Residential special meeting?
A:	Equity Residential shareholders will be asked to consider and vote on the following proposals:
•	the Equity Residential share issuance proposal;
•
a proposal to approve a charter amendment to increase the total number of authorized Equity Residential common shares from 1,000,000,000 to 2,000,000,000 (the “Equity Residential charter amendment proposal”); and

•
a proposal to approve the adjournment of the Equity Residential special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Equity Residential special meeting to approve the Equity Residential share issuance proposal (the “Equity Residential adjournment proposal”).

The approval of the Equity Residential share issuance proposal is a condition to the consummation of the merger under the merger agreement. If Equity Residential shareholders fail to approve the Equity Residential share issuance proposal, the merger will not occur. The approval of the Equity Residential charter amendment proposal and the Equity Residential adjournment proposal are not conditions to the completion of the merger. The vote on each proposal is a vote separate and apart from the other proposals. Accordingly, Equity Residential shareholders may vote in favor of one or more of the proposals and vote not to approve the other proposal(s).
Q:	Who is entitled to vote at the Equity Residential special meeting?
A:
The record date for the Equity Residential special meeting is July 9, 2026 (the “Equity Residential record date”). Only holders of record of Equity Residential common shares as of the close of business on the Equity Residential record date are entitled to notice of, and to vote at, the Equity Residential special meeting, unless a new record date is set in connection with any adjournment or postponement of the Equity Residential special meeting. As of July 6, 2026, there were 374,920,696 issued and outstanding Equity Residential common shares. Each Equity Residential shareholder entitled to vote at the Equity Residential special meeting is entitled to one (1) vote per Equity Residential common share held by such shareholder of record. As of July 6, 2026, the issued and outstanding Equity Residential common shares were held by approximately 1,500 shareholders of record.

Q:	How does the Equity Residential board recommend that I vote on the proposals?
A:
After careful consideration, the Equity Residential board unanimously (i) determined and declared the merger agreement and the transactions contemplated thereby, including the asset contribution, the merger and the issuance of Equity Residential common shares and ERP Operating Partnership units in connection therewith fair to, advisable and in the best interests of Equity Residential and its shareholders, (ii) approved and deemed advisable the execution and delivery of the merger agreement, the performance by Equity Residential of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, (iii) directed that the issuance of Equity Residential common shares in connection with the merger be submitted for consideration at the Equity Residential special meeting and (iv) resolved to recommend that Equity Residential shareholders vote in favor of the Equity Residential share issuance proposal and the Equity Residential charter amendment proposal. The Equity Residential board recommends that Equity Residential shareholders vote “FOR” the Equity Residential share issuance proposal, “FOR” the Equity Residential charter amendment proposal, and “FOR” the Equity Residential adjournment proposal. For a summary of the factors considered by the Equity Residential board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, see “The Merger—Equity Residential’s Reasons for the Merger; Recommendation of the Equity Residential Board.”

Q:	What will happen to my Equity Residential common shares if the merger is completed?
A:
You will continue to own the same Equity Residential common shares that you owned prior to the effective time of the merger. As a result of the share issuance, however, the overall ownership percentage of the current Equity Residential shareholders in the combined company will be diluted. For a summary of the anticipated estimated ownership percentage of the current Equity Residential shareholders in the combined company, see “—Following the merger, what percentage of Equity Residential common shares will the legacy Equity Residential shareholders and former AvalonBay stockholders own?” below.

Q:	Do the Equity Residential trustees and executive officers have any interests in the merger?
A:
Yes. In connection with the consummation of the merger, Equity Residential’s trustees and executive officers may have interests in the merger that are different from, or in addition to, those of the Equity Residential shareholders generally. The Equity Residential board was aware of these interests and considered them, among other things, in reaching its decision to approve the merger agreement, the merger, the share issuance, and the other transactions contemplated by the merger agreement. These interests are described in more detail in “The Merger—Interests of Trustees, Directors and Executive Officers in the Merger—Interests of Equity Residential Trustees and Executive Officers in the Merger.”

Q:	What constitutes a quorum at the Equity Residential special meeting?
A:
Equity Residential’s Ninth Amended and Restated Bylaws (the “Equity Residential bylaws”) provide that a quorum at the Equity Residential special meeting is the presence, in person or represented by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter. Abstentions will be counted as present for purposes of determining a quorum at the Equity Residential special meeting. Shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum at the Equity Residential special meeting unless the holder of Equity Residential common shares provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the Equity Residential special meeting.

Q:	What vote is required for Equity Residential shareholders to approve the Equity Residential share issuance proposal?
A:
Assuming a quorum is present at the Equity Residential special meeting, approval of the Equity Residential share issuance proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Equity Residential special meeting. Only holders of Equity Residential common shares at the close of business on the Equity Residential record date will be entitled to vote on the Equity Residential share issuance proposal.

Q:	What vote is required for Equity Residential shareholders to approve the charter amendment proposal?
A:
Assuming a quorum is present at the Equity Residential special meeting, approval of the Equity Residential charter amendment proposal requires the affirmative vote of the holders of not less than two-thirds of the Equity Residential common shares outstanding and entitled to vote on the proposal at the Equity Residential special meeting. Only holders of Equity Residential common shares at the close of business on the Equity Residential record date will be entitled to vote on the Equity Residential charter amendment proposal. The vote on the Equity Residential charter amendment proposal is separate and apart from the votes to approve the other proposals being presented at the Equity Residential special meeting and is not a condition to the completion of the merger.
Q:	What vote is required for Equity Residential shareholders to approve the Equity Residential adjournment proposal?
A:
Whether or not a quorum is present, approval of the Equity Residential adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Equity Residential special meeting. Only holders of Equity Residential common shares at the close of business on the Equity Residential record date will be entitled to vote on the Equity Residential adjournment proposal. The vote on the Equity Residential adjournment proposal is separate and apart from the votes to approve the other proposals being presented at the Equity Residential special meeting and is not a condition to the completion of the merger.

Q:	Is my vote at the Equity Residential special meeting important and how are votes counted at the Equity Residential special meeting?
A:
Yes, your vote is very important. If you do not submit a proxy or vote at the meeting, it will be more difficult for us to obtain the necessary quorum to hold the Equity Residential special meeting. For the Equity Residential share issuance proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the Equity Residential share issuance proposal, assuming a quorum is present, abstention from voting, the failure of an Equity Residential shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder, or any other failure of an Equity Residential shareholder to vote, will have no effect on the outcome of the Equity Residential share issuance proposal.

For the Equity Residential charter amendment proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the Equity Residential charter amendment proposal, assuming a quorum is present, abstention from voting, the failure of an Equity Residential shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder, or any other failure of an Equity Residential shareholder to vote, will have the same effect as a vote “AGAINST” the Equity Residential charter amendment proposal.
For the Equity Residential adjournment proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the Equity Residential adjournment proposal, whether or not a quorum is present, abstention from voting, the failure of an Equity Residential shareholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder, or any other failure of an Equity Residential shareholder to vote, will have no effect on the outcome of the Equity Residential adjournment proposal.
Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Equity Residential share issuance proposal, “FOR” the Equity Residential charter amendment proposal, and “FOR” the Equity Residential adjournment proposal.
Q:	What happens if I sell my Equity Residential common shares before the Equity Residential special meeting?
A:
The record date for the Equity Residential special meeting is earlier than the date of the Equity Residential special meeting. If you sell your Equity Residential common shares after the Equity Residential record date but before the date of the Equity Residential special meeting, you will retain any right to vote at the Equity Residential special meeting.

Q:	How do I submit a proxy or vote my shares at the Equity Residential special meeting?
A:
If you are a holder of Equity Residential common shares, you may vote at the Equity Residential special meeting by proxy through the internet, by telephone or by mail, or by attending the Equity Residential special meeting and voting via the special meeting website, as described below:

•
By internet: If you have internet access, you may authorize your proxy by following the “By internet” instructions on the proxy card or, if applicable, the internet voting instructions that may appear on the voting instruction card sent to you by your broker or nominee. To submit your proxy through the internet, visit

www.proxyvote.com. In order to vote your shares through the internet, you will need the 16-digit control number on your proxy card. If you choose to submit your proxy through the internet, your proxy must be received by 11:59 p.m. Eastern Time on August 11, 2026 in order to be counted at the Equity Residential special meeting. You may also vote during the Equity Residential special meeting through the internet at the website shown on your enclosed proxy card before the closing of the polls at the meeting. If you vote by internet, you do not need to return your proxy card or voting instruction form.
•
By telephone: If you are calling from the United States or Canada, you may authorize your proxy by following the “By telephone” instructions on the proxy card or, if applicable, the telephone voting instructions that may appear on the voting instruction card sent to you by your broker or nominee. In order to vote your shares by telephone, you will need the 16-digit control number on your enclosed proxy card. If you choose to submit your proxy by telephone, your proxy must be received by 11:59 p.m. Eastern Time on August 11, 2026 in order to be counted at the Equity Residential special meeting. If you vote by telephone, you do not need to return your proxy card or voting instruction form.

•
By mail: If you are a shareholder of record and received a paper set of materials, you may vote by returning a completed and signed proxy card by mail. If you are a beneficial owner with shares held by a broker, you may vote by returning a completed and signed voting instruction form.

If you hold Equity Residential common shares directly in your name as a shareholder of record, you may vote by mail by completing, signing and dating your enclosed proxy card and returning it in the accompanying postage-paid envelope no later than the close of business on August 11, 2026 in order for your vote to be counted at the Equity Residential special meeting.
If you hold your Equity Residential common shares in “street name” through a bank, broker, nominee, trustee or other record holder, you may vote by mail by returning a properly executed voting instruction form by mail, depending upon the methods your bank, broker or other nominee makes available. Your bank, broker, nominee, trustee or other record holder must receive your voting instruction form in sufficient time to vote your shares at the Equity Residential special meeting.
•
At the Equity Residential special meeting: If you are a shareholder of record or beneficial owner and decide to attend the Equity Residential special meeting virtually, you may vote at www.proxyvote.com during the meeting. You will be required to use the 16-digit control number shown on your notice, proxy card or voting instruction form.

Q:
If my Equity Residential common shares are held in “street name” by my bank, broker, nominee, trustee or other record holder, will my bank, broker, nominee, trustee or other record holder vote my shares for me at the Equity Residential special meeting?

A:
If your shares are held in “street name” through a bank, broker, nominee, trustee or other record holder, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker, nominee, trustee or other record holder. Please note that you may not vote shares held in “street name” by returning a proxy card or voting instruction form directly to Equity Residential. Your bank, broker, nominee, trustee or other record holder is obligated to provide you with a voting instruction form for you to use.

Applicable stock exchange rules permit brokers to vote their customers’ stock held in “street name” on routine matters when the brokers have not received voting instructions from their customers. Those rules do not, however, allow brokers to vote their customers’ stock held in “street name” on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. It is expected that all proposals to be voted on at the Equity Residential special meeting are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers. Equity Residential does not expect there to be any broker non-votes at the Equity Residential special meeting.
If you are an Equity Residential “street name” shareholder and you do not instruct your bank, broker, nominee, trustee or other record holder on how to vote your shares:
•
your bank, broker, nominee, trustee or other record holder may not vote your shares on the Equity Residential share issuance proposal, which broker non-votes will have no effect on the outcome of the Equity Residential share issuance proposal (assuming a quorum is present);

•
your bank, broker, nominee, trustee or other record holder may not vote your shares on the Equity Residential charter amendment proposal, which broker non-votes will have the same effect as a vote “AGAINST” the Equity Residential charter amendment proposal (assuming a quorum is present); and

•
your bank, broker, nominee, trustee or other record holder may not vote your shares on the Equity Residential adjournment proposal, which broker non-votes will have no effect on the vote for the Equity Residential adjournment proposal (whether or not a quorum is present).

Q:	How can I revoke or change my vote at the Equity Residential special meeting?
A:
You may change or revoke your vote at any time before the Equity Residential special meeting by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote), by delivering a written notice of revocation to the Corporate Secretary of Equity Residential or by voting during the Equity Residential special meeting. For this purpose, communications to the Corporate Secretary of Equity Residential should be addressed to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago Illinois, Attn: Corporate Secretary and must be received before the time that the proxy you wish to revoke is voted at the Equity Residential special meeting. Please note that if your shares are held in “street name” through a bank, broker, nominee, trustee or other record holder and you wish to revoke a previously granted proxy, you must contact that entity and follow its procedures for changing or revoking your voting instructions. You may also revoke your proxy by attending and voting during the Equity Residential special meeting before the polls are closed. Attendance at the Equity Residential special meeting, by itself, will not revoke a previously granted proxy.

Q:	Will a proxy solicitor be used by Equity Residential in connection with the Equity Residential special meeting?
A:
Yes. Equity Residential has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Equity Residential special meeting, and Equity Residential has agreed to pay them a fee of $25,000, plus reimbursement for customary out-of-pocket expenses incurred in connection with the solicitation.

Q:
Will Equity Residential be required to submit the Equity Residential share issuance proposal to Equity Residential shareholders even if the Equity Residential board has withdrawn, modified, or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated in accordance with its terms prior to the Equity Residential special meeting, Equity Residential is required to submit the Equity Residential share issuance proposal to its shareholders even if the Equity Residential board has withdrawn, modified, or qualified its recommendation in favor of the Equity Residential share issuance proposal.

Q:	Am I entitled to exercise appraisal rights in respect of my Equity Residential common shares?
A:	No. Equity Residential shareholders are not entitled to any appraisal rights in connection with the merger or any other transactions described in this joint proxy statement/prospectus.
Q:	What else do I need to do now prior to the Equity Residential special meeting?
A:
You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the merger may affect you. Even if you plan to attend the Equity Residential special meeting, please vote promptly.

For AvalonBay Stockholders
Q:	When and where is the AvalonBay special meeting?
A:
The special meeting of AvalonBay stockholders (the “AvalonBay special meeting”) will be held virtually at 9:00 a.m., Eastern Time, on August 12, 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/AVB2026SM. If you encounter any difficulties accessing or participating in the AvalonBay special meeting, please call the technical support number that will be posted on the website log-in page.

Q:	What matters will be voted on at the AvalonBay special meeting?
A:	AvalonBay stockholders will be asked to consider and vote on the following proposals:
•	the AvalonBay merger proposal;
•
a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of AvalonBay in connection with the transactions contemplated by the merger agreement (the “AvalonBay merger-related compensation proposal”); and

•
a proposal to approve the adjournment of the AvalonBay special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the AvalonBay special meeting to approve the AvalonBay merger proposal (the “AvalonBay adjournment proposal”).

The approval of the AvalonBay merger proposal is a condition to the consummation of the merger under the merger agreement. If AvalonBay stockholders fail to approve the AvalonBay merger proposal, the merger will not occur. The approval of the AvalonBay merger-related compensation proposal and the AvalonBay adjournment proposal are not conditions to the completion of the merger. The vote on each proposal is a vote separate and apart from the other proposals. Accordingly, AvalonBay stockholders may vote in favor of one (1) or more of the proposals and vote not to approve the other proposal(s).
Q:	Who is entitled to vote at the AvalonBay special meeting?
A:
The record date for the AvalonBay special meeting is July 9, 2026 (the “AvalonBay record date”). Only holders of record of AvalonBay common stock as of the close of business on the AvalonBay record date are entitled to notice of, and to vote at, the AvalonBay special meeting, unless a new record date is set in connection with any adjournment or postponement of the AvalonBay special meeting. As of July 6, 2026 there were 142,063,687 issued and outstanding shares of AvalonBay common stock. Each AvalonBay stockholder entitled to vote at the AvalonBay special meeting is entitled to one (1) vote per share of AvalonBay common stock held by such stockholder of record. As of July 6, 2026, the issued and outstanding shares of AvalonBay common stock were held by approximately 831 stockholders of record.

Q:	How does the AvalonBay board recommend that I vote on the proposals?
A:
After careful consideration, the AvalonBay board unanimously (i) determined and declared the merger agreement and the transactions contemplated therein, including the merger and the asset contribution, fair to, advisable and in the best interests of AvalonBay and its stockholders, (ii) approved and deemed advisable the execution and delivery of the merger agreement, the performance by AvalonBay of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger and the asset contribution, (iii) directed that the approval of the merger and the other transactions contemplated by the merger agreement be submitted for consideration at a meeting of AvalonBay’s stockholders and (iv) resolved to recommend that AvalonBay’s stockholders vote in favor of the approval of the merger. The AvalonBay board unanimously recommends that AvalonBay stockholders vote “FOR” the AvalonBay merger proposal, “FOR” the AvalonBay merger-related compensation proposal, and “FOR” the AvalonBay adjournment proposal. For a summary of the factors considered by the AvalonBay board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, see “The Merger—AvalonBay’s Reasons for the Merger; Recommendation of the AvalonBay Board.”

Q:
Why are AvalonBay stockholders being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for AvalonBay’s named executive officers (i.e., the AvalonBay merger-related compensation proposal)?

A:
Under the SEC rules, AvalonBay is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to AvalonBay’s named executive officers that is based on, or otherwise relates to, the merger.

Q:	What happens if AvalonBay stockholders do not approve the AvalonBay merger-related compensation proposal?
A:
Because the vote on the AvalonBay merger-related compensation proposal is advisory in nature only, it will not be binding upon AvalonBay or Equity Residential. Accordingly, if the AvalonBay merger proposal is approved and the merger is completed, the merger-related compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the AvalonBay merger-related compensation proposal. The vote on the AvalonBay merger-related compensation proposal is separate and apart from the votes to approve the other proposals being presented at the AvalonBay special meeting and is not a condition to the completion of the merger.
Q:	Do the AvalonBay directors and executive officers have any interests in the merger?
A:
Yes. In connection with the consummation of the merger, AvalonBay’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of the AvalonBay stockholders generally. The AvalonBay board was aware of these interests and considered them, among other things, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. These interests are described in more detail in “The Merger—Interests of Trustees, Directors and Executive Officers in the Merger—Interests of AvalonBay Directors and Executive Officers in the Merger.”

Q:	What constitutes a quorum at the AvalonBay special meeting?
A:
The AvalonBay Amended and Restated Bylaws (the “AvalonBay bylaws”) provide that a quorum at the AvalonBay special meeting is the presence, in person or represented by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter. Abstentions will be counted as present for purposes of determining a quorum at the AvalonBay special meeting. Shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum at the AvalonBay special meeting unless the holder of shares of AvalonBay common stock provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the AvalonBay special meeting.

Q:	What vote is required for AvalonBay stockholders to approve the AvalonBay merger proposal?
A:
Assuming a quorum is present at the AvalonBay special meeting, approval of the AvalonBay merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of AvalonBay common stock entitled to vote at the AvalonBay special meeting. Only holders of record of AvalonBay common stock at the close of business on the AvalonBay record date will be entitled to vote on the AvalonBay merger proposal. The approval of the AvalonBay merger proposal is a condition to the consummation of the merger under the merger agreement. If AvalonBay stockholders fail to approve the AvalonBay merger proposal, the merger will not occur.

Q:	What vote is required for AvalonBay stockholders to approve the AvalonBay merger-related compensation proposal?
A:
Assuming a quorum is present at the AvalonBay special meeting, approval of the AvalonBay merger-related compensation proposal requires the affirmative vote of a majority of the votes cast on such proposal at the AvalonBay special meeting. Only holders of record of AvalonBay common stock at the close of business on the AvalonBay record date will be entitled to vote on the AvalonBay merger-related compensation proposal. The vote on the AvalonBay merger-related compensation proposal is separate and apart from the votes to approve the other proposals being presented at the AvalonBay special meeting and is not a condition to the completion of the merger.

Q:	What vote is required for AvalonBay stockholders to approve the AvalonBay adjournment proposal?
A:
Whether or not a quorum is present, approval of the AvalonBay adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the AvalonBay special meeting. Only holders of record of AvalonBay common stock at the close of business on the AvalonBay record date will be entitled to vote on the AvalonBay adjournment proposal. The vote on the AvalonBay adjournment proposal is separate and apart from the votes to approve the other proposals being presented at the AvalonBay special meeting and is not a condition to the completion of the merger.

Q:	Is my vote at the AvalonBay special meeting important and how are votes counted at the AvalonBay special meeting?
A:
Yes, your vote is very important. If you do not submit a proxy or vote at the meeting, it will be more difficult for us to obtain the necessary quorum to hold the AvalonBay special meeting. For the AvalonBay merger proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the AvalonBay merger proposal, assuming a quorum is present, abstention from voting, the failure of an AvalonBay stockholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder, or any other failure of an AvalonBay stockholder to vote, will each have the same effect as a vote “AGAINST” the AvalonBay merger proposal.
For the AvalonBay merger-related compensation proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the AvalonBay merger-related compensation proposal, assuming a quorum is present, abstention from voting, the failure of an AvalonBay stockholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder, or any other failure of an AvalonBay stockholder to vote, will have no effect on the outcome of the AvalonBay merger-related compensation proposal.
For the AvalonBay adjournment proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For purposes of the AvalonBay adjournment proposal, whether or not a quorum is present, abstention from voting, the failure of an AvalonBay stockholder who holds his, her, or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder, or any other failure of an AvalonBay stockholder to vote, will have no effect on the outcome of the AvalonBay adjournment proposal.
Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the AvalonBay merger proposal, “FOR” the AvalonBay merger-related compensation proposal, and “FOR” the AvalonBay adjournment proposal.
Q:	What happens if I sell my AvalonBay common stock before the AvalonBay special meeting?
A:
The record date for the AvalonBay special meeting is earlier than the date of the AvalonBay special meeting and the date that the merger is expected to be completed. If you sell your AvalonBay common stock after the AvalonBay record date but before the date of the AvalonBay special meeting, you will retain any right to vote at the AvalonBay special meeting, but you will have transferred your right to receive the merger consideration. For AvalonBay stockholders, in order to receive the merger consideration, you must hold your AvalonBay common stock through completion of the merger.

Q:	How do I submit a proxy or vote my shares at the AvalonBay special meeting?
A:
Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you may direct your vote without attending the AvalonBay special meeting. Holders of record may vote by granting a proxy, and beneficial owners may vote by submitting voting instructions to a broker or nominee. In most instances, you will be able to do this over the internet, by telephone or, if you request printed copies of the proxy materials, by mail. Please refer to the instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.

•
By internet: If you have internet access, you may authorize your proxy by following the “By internet” instructions on the proxy card or, if applicable, the internet voting instructions that may appear on the voting instruction card sent to you by your broker or nominee. To submit your proxy through the internet, visit www.proxyvote.com. In order to vote your shares through the internet, you will need the 16-digit control number on your proxy card. If you choose to submit your proxy through the internet, your proxy must be received by 11:59 p.m. Eastern Time on August 11, 2026 in order to be counted at the AvalonBay special meeting. If you vote by internet, you do not need to return your proxy card or voting instruction form.

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By telephone: If you are calling from the United States or Canada, you may authorize your proxy by following the “By telephone” instructions on the proxy card or, if applicable, the telephone voting instructions that may appear on the voting instruction card sent to you by your broker or nominee. In order to vote your shares by telephone, you will need the 16-digit control number on your enclosed proxy card. If you choose to submit your proxy by telephone, your proxy must be received by 11:59 p.m. Eastern Time on August 11, 2026 in order to be counted at the AvalonBay special meeting. If you vote by telephone, you do not need to return your proxy card or voting instruction form.

•
By mail: If you are a stockholder of record and received a paper set of materials, you may vote by returning a completed and signed proxy card by mail. If you are a beneficial owner with stock held by a broker, you may vote by returning a completed and signed voting instruction form.

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At the AvalonBay special meeting: If you are a stockholder of record or beneficial owner and decide to attend the AvalonBay special meeting virtually, you may vote at www.proxyvote.com during the meeting. You will be required to use the 16-digit control number shown on your notice, proxy card or voting instruction form.

If you hold your shares through a bank, broker, nominee, trustee or other record holder and you plan to participate in and vote at the AvalonBay special meeting, you should contact such entity and obtain a legal proxy in order to be able to participate in or vote at the AvalonBay special meeting. If you decide to attend the AvalonBay special meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.
Q:
If my shares of AvalonBay common stock are held in “street name” by my bank, broker, nominee, trustee or other record holder, will my bank, broker, nominee, trustee or other record holder vote my shares for me at the AvalonBay special meeting?

A:
If your shares are held in “street name” through a bank, broker, nominee, trustee or other record holder, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker, nominee, trustee or other record holder. Please note that you may not vote shares held in “street name” by returning a proxy card or voting instruction form directly to AvalonBay. Your bank, broker, nominee, trustee or other record holder is obligated to provide you with a voting instruction form for you to use.

Applicable stock exchange rules permit brokers to vote their customers’ stock held in “street name” on routine matters when the brokers have not received voting instructions from their customers. Those rules do not, however, allow brokers to vote their customers’ stock held in “street name” on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. It is expected that all proposals to be voted on at the AvalonBay special meeting are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers. AvalonBay does not expect there to be any broker non-votes at the AvalonBay special meeting.
If you are an AvalonBay “street name” stockholder and you do not instruct your bank, broker, nominee, trustee or other record holder on how to vote your shares:
•
your bank, broker, nominee, trustee or other record holder may not vote your shares on the AvalonBay merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” the AvalonBay merger proposal;

•
your bank, broker, nominee, trustee or other record holder may not vote your shares on the AvalonBay merger-related compensation proposal, which broker non-votes will have no effect on the vote for the AvalonBay merger-related compensation proposal (assuming a quorum is present); and

•
your bank, broker, nominee, trustee or other record holder may not vote your shares on the AvalonBay adjournment proposal, which broker non-votes will have no effect on the vote for the AvalonBay adjournment proposal (whether or not a quorum is present).

Q:	How can I revoke or change my vote at the AvalonBay special meeting?
A:
You may change or revoke your vote at any time before the AvalonBay special meeting by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote), by delivering a written notice of revocation to the Corporate Secretary of AvalonBay or by voting during the AvalonBay special meeting. For this purpose, communications to the Corporate Secretary of AvalonBay should be addressed to AvalonBay Communities, Inc., 4040 Wilson Boulevard, Suite 1000, Arlington, VA 22203, Attention: Corporate Secretary (Legal Department) and must be received before the time that the proxy you wish to revoke is voted at the AvalonBay special meeting. Please note that if your shares are held in “street name” through a bank, broker, nominee, trustee or other record holder and you wish to revoke a previously granted proxy, you must contact that entity and follow its procedures for changing or revoking your voting instructions. Attendance at the AvalonBay special meeting, by itself, will not revoke a previously granted proxy.

Q:	Will a proxy solicitor be used by AvalonBay in connection with the AvalonBay special meeting?
A:
Yes. AvalonBay has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the AvalonBay special meeting, and AvalonBay has agreed to pay them a fee of $40,000, plus reimbursement for customary out-of-pocket expenses incurred in connection with the solicitation.

Q:	Will AvalonBay be required to submit the AvalonBay merger proposal to AvalonBay stockholders even if the AvalonBay board has withdrawn, modified, or qualified its recommendation?
A:
Yes. Unless the merger agreement has been terminated in accordance with its terms prior to the AvalonBay special meeting, AvalonBay is required to submit the AvalonBay merger proposal to its stockholders even if the AvalonBay board has withdrawn, modified, or qualified its recommendation in favor of the AvalonBay merger proposal.

Q:	Am I entitled to exercise appraisal rights in respect of my AvalonBay shares?
A:	No. AvalonBay stockholders are not entitled to any appraisal rights in connection with the merger or any other transactions described in this joint proxy statement/prospectus.
Q:	What else do I need to do now prior to the AvalonBay special meeting?
A:
You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the merger may affect you. Even if you plan to attend the AvalonBay special meeting, please vote promptly.

Q:	Will I receive any fractional Equity Residential common shares in connection with the merger?
A:
No. All holders of AvalonBay common stock entitled to receive Equity Residential common shares in connection with the merger will receive cash in lieu of any fractional Equity Residential common shares, if any, into which such shares of AvalonBay common stock would have been converted and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional shares.

For Both Equity Residential Shareholders and AvalonBay Stockholders
Q:	When is the merger expected to be completed?
A:
Equity Residential and AvalonBay expect to complete the merger in the second half of 2026, although Equity Residential and AvalonBay cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, including the approval of the Equity Residential share issuance proposal by Equity Residential shareholders and the approval of the AvalonBay merger proposal by the AvalonBay stockholders, the exact timing of the merger cannot be determined at this time and Equity Residential and AvalonBay cannot guarantee that the merger will be completed at all. For a description of the conditions to the merger, see “The Merger Agreement—Conditions to the Merger.”

Q:	Following the merger, what percentage of Equity Residential common shares will the legacy Equity Residential shareholders and former AvalonBay stockholders own?
A:	Immediately following the completion of the merger:
•
legacy Equity Residential shareholders will own approximately 49% of the then outstanding Equity Residential common shares, based on the number of shares and stock-based awards of Equity Residential and AvalonBay outstanding as of July 6, 2026; and

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legacy AvalonBay stockholders will own approximately 51% of the then outstanding Equity Residential common shares, based on the number of shares and stock-based awards of Equity Residential and AvalonBay outstanding as of July 6, 2026.

Q:	Who will comprise the trustees and executive officers of the combined company following the merger?
A:
At the effective time, the board of trustees of the combined company (the “combined company board”) will have fourteen (14) members, consisting of (i) seven (7) members of the Equity Residential board as of immediately prior to the effective time, David J. Neithercut, Stephen E. Sterrett, Angela M. Aman, Chris Carr, Mary Kay Haben, Ann C. Hoff, and Nina P. Jones, and (ii) seven (7) members of the AvalonBay board as of immediately prior to the effective time, Timothy J. Naughton, Benjamin W. Schall, Terry S. Brown, Conor C. Flynn, Christopher B. Howard, Charles E. Mueller Jr., and Susan Swanezy. In addition, effective as of the effective time, Stephen E. Sterrett will be appointed to serve as Chairman of the combined company board.

Benjamin W. Schall will be appointed to serve as Chief Executive Officer of the combined company. Additionally, Michael Manelis will be appointed to serve as Executive Vice President and Chief Operating Officer, Kevin P. O’Shea will be appointed to serve as Executive Vice President and Chief Financial Officer, Matthew H. Birenbaum will be appointed to serve as Executive Vice President and Chief Development Officer, Sean J. Breslin will be appointed to serve as Executive Vice President and Chief Investment and Growth Officer, Scott J. Fenster will be appointed to serve as Executive Vice President, General Counsel and Corporate Secretary, Pamela R. Thomas will be appointed to serve as Executive Vice President, Portfolio and Asset Management, Alaine S. Walsh will be appointed to serve as Executive Vice President, Human Capital and Administration and Edward M. Schulman will be appointed to serve as Executive Vice President, Legal Affairs.
See “The Merger—Board of Trustees and Management of the Combined Company Following Completion of the Merger; Headquarters; Name” for more information.
Q:	Following the merger, will Equity Residential continue to pay dividends?
A:
Equity Residential and AvalonBay intend to maintain regular dividend payments through completion of the merger. Following the closing of the merger, the combined company is expected to pay an initial annualized dividend of $2.81 per common share, which is equivalent to Equity Residential’s existing dividend per share and higher than AvalonBay’s current dividend yield, subject to the discretion of the combined company board, which reserves the right to change the combined company’s dividend policy at any time and for any reason. See “The Merger—Dividends” for more information.

Q:	What happens if the merger is not completed?
A:
If the merger is not completed for any reason, including if the Equity Residential share issuance proposal is not approved by Equity Residential shareholders or if the AvalonBay merger proposal is not approved by AvalonBay stockholders, AvalonBay stockholders will not have their shares of AvalonBay common stock converted into the right to receive the merger consideration. Instead, each of Equity Residential and AvalonBay would remain separate companies. Under certain circumstances, if the merger agreement is terminated, Equity Residential may be required to pay AvalonBay a termination fee or AvalonBay may be required to pay Equity Residential a termination fee, as described under “The Merger Agreement—Termination Fees.”

Q:	What happens if I am a shareholder of both Equity Residential and AvalonBay?
A:
If you are a shareholder and stockholder of both Equity Residential and AvalonBay, you will receive separate proxy cards or voting instruction forms for each company and must complete, sign and date each proxy card or voting instruction form and return each proxy card or voting instruction form in the appropriate pre-addressed postage-paid envelope, or, if available, by submitting a proxy or voting instruction form by one of the other methods specified in your proxy card or voting instruction form for each company.

Q:	Will my rights as a shareholder or stockholder change as a result of the merger?
A:
The rights of the Equity Residential shareholders will be substantially unchanged as a result of the merger. AvalonBay stockholders will have different rights following the effective time of the merger due to the differences between the governing documents of Equity Residential and AvalonBay. For more information regarding the differences in shareholder rights, see “Comparison of Rights of Shareholders of Equity Residential and Stockholders of AvalonBay.”

Q:	Are there any risks associated with the merger that I should consider in deciding how to vote?
A:	Yes. A number of risks related to the merger are discussed in this joint proxy statement/prospectus and described in “Risk Factors.”
Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of AvalonBay common stock?
A:
Equity Residential and AvalonBay intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of each of Equity Residential and AvalonBay to complete the merger that it receive an opinion from its respective counsel (or other nationally recognized tax counsel as may be reasonably acceptable to the other party), dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Assuming the merger qualifies as a reorganization, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) generally will not recognize gain or loss for U.S. federal income tax purposes upon receipt of Equity Residential common shares in exchange for shares of AvalonBay common stock pursuant to the merger, except in respect of cash received in lieu of fractional Equity Residential common shares, if any.
The particular consequences of the merger to each holder of AvalonBay common stock depend on such holder’s particular facts and circumstances. Holders of AvalonBay common stock should consult with their tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences to them of the merger and/or the ownership and disposition of Equity Residential common shares received by them in the merger. For further discussion of certain U.S. federal income tax consequences of the merger to U.S. Holders, see “Material U.S. Federal Income Tax Consequences of the Merger.” For a discussion of the material U.S. federal income tax considerations regarding the ownership and disposition of Equity Residential common shares, see “Material U.S. Federal Income Tax Considerations Regarding the Ownership of Equity Residential Common Shares.”
Q:	How can I obtain additional information about Equity Residential and AvalonBay?
A:
Equity Residential and AvalonBay each file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission (the “SEC”). Each company’s filings with the SEC may be accessed on the internet at www.sec.gov. Copies of the documents filed by Equity Residential with the SEC will be available free of charge by accessing “Filings – SEC Filings” in the “Investor” section of Equity Residential’s website at www.equityapartments.com. Copies of the documents filed by AvalonBay with the SEC will be available free of charge by accessing the “Investors” section of AvalonBay’s website at www.avalonbay.com. The information provided on each company’s website is not part of this joint proxy statement/prospectus and is not incorporated by reference into this joint proxy statement/prospectus. For a more detailed description of the information available and information incorporated by reference, please see “Where You Can Find More Information.”

Q:	Who can answer my questions?
A:
If you have any questions about the merger agreement, the merger, the share issuance, or the other matters to be voted on at the Equity Residential special meeting or the AvalonBay special meeting, or questions about how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card, or voting instructions, you should contact Equity Residential’s and AvalonBay’s respective proxy solicitors, as follows:

For Equity Residential Shareholders:
MacKenzie Partners, Inc.
7 Penn Plaza, Suite 503
New York, New York 10001
Shareholders may call toll free: +1 (800) 322-2885
Banks and Brokers may call collect: +1 (212) 929-5500
Email: proxy@mackenziepartners.com

For AvalonBay Stockholders:
Innisfree M&A Incorporated
500 Fifth Avenue, Floor 21
New York, New York 10110
Stockholders in the US and Canada may call toll free: (888) 750-9498
Stockholders outside the US and Canada may call:
+1 (412) 232-3651
Banks and Brokers may call collect: +1 (212) 750-5833

SUMMARY
This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. Equity Residential and AvalonBay urge you to read carefully this joint proxy statement/prospectus in its entirety, including the annexes. Additional, important information, which Equity Residential and AvalonBay also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Information about the Parties to the Transaction (page 55)
AvalonBay
AvalonBay Communities, Inc. is a Maryland corporation that has elected to be treated as a “real estate investment trust” for U.S. federal income tax purposes (a “REIT”). AvalonBay develops, redevelops, acquires, owns and operates apartment communities in Boston, Massachusetts, the New York/New Jersey metro area, the Mid-Atlantic, Seattle, Washington, and Northern and Southern California, as well as its expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. AvalonBay uses the term apartment communities to refer to properties that consist of apartment homes or townhomes or a combination of both. AvalonBay focuses on leading metropolitan areas that it believes has offered, and will continue to offer, the opportunity for superior risk-adjusted returns over the long-term on apartment community investments relative to other markets.
AvalonBay’s principal financial goal is to increase long-term shareholder value through the development, redevelopment, acquisition, ownership, operation and asset management, and, when appropriate, disposition of apartment communities in its markets.
As of March 31, 2026, AvalonBay owned or held a direct or indirect ownership interest in 319 apartment communities containing 98,271 apartment homes in 11 states and the District of Columbia, of which 25 communities were under construction. Additionally, as of March 31, 2026, AvalonBay also owned or held a direct or indirect ownership interest in land or rights to land on which AvalonBay expects to develop an additional 30 communities that, if developed as expected, will contain an estimated 9,866 apartment homes. AvalonBay’s common stock is listed on the NYSE under the ticker symbol “AVB.”
AvalonBay’s principal executive office is located at 4040 Wilson Boulevard, Suite 1000, Arlington, Virginia 22203, and its telephone number is (703) 329-6300. Its website is located at www.avalonbay.com. Information contained on, or accessible through, AvalonBay’s website or any other website is not incorporated by reference into this joint proxy statement/prospectus and should not be considered a part of this joint proxy statement/prospectus.
Additional information about AvalonBay is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Equity Residential and ERP Operating Partnership
Equity Residential, a Maryland REIT formed in March 1993, is committed to creating communities where people thrive. A member of the S&P 500, Equity Residential owns and manages rental properties in dynamic metro areas across the United States with a primary concentration in major coastal areas, diversified by a targeted presence in the high-growth metro areas of Atlanta, Dallas/Austin and Denver. ERP Operating Limited Partnership, an Illinois limited partnership formed in May 1993 (“ERP Operating Partnership”), conducts the multifamily property business of Equity Residential. Equity Residential is the general partner of, and as of March 31, 2026, owned an approximate 97.6% ownership interest in, ERP Operating Partnership. All of Equity Residential’s property ownership, development and related business operations are conducted through ERP Operating Partnership, and Equity Residential has no material assets or liabilities other than its investment in ERP Operating Partnership. Equity Residential issues equity from time to time, the net proceeds of which it is obligated to contribute to ERP Operating Partnership, but does not have any indebtedness as all debt is incurred by ERP Operating Partnership. ERP Operating Partnership holds substantially all of the assets of Equity Residential, including Equity Residential’s ownership interests in its joint ventures. ERP Operating Partnership conducts the operations of Equity Residential’s business and is structured as a partnership with no publicly traded equity. In addition to its corporate headquarters located in Chicago, Illinois, Equity Residential also operates regional property management offices in most of its markets.
As of March 31, 2026, Equity Residential, directly or indirectly through title holding entities, owned all or a portion of 312 properties located in 10 states and the District of Columbia consisting of 85,211 apartment units. Equity Residential common shares are listed on the NYSE under the ticker symbol “EQR.”

Equity Residential’s and ERP Operating Partnership’s principal executive office is located at Two North Riverside Plaza, Chicago, Illinois 60606, and their telephone number is (312) 474-1300. Their website is located at www.equityapartments.com. Information contained on, or accessible through, their website or any other website is not incorporated by reference into this joint proxy statement/prospectus and should not be considered a part of this joint proxy statement/prospectus.
Additional information about Equity Residential and ERP Operating Partnership is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Merger Sub
Canopy Merger Sub LLC, a Maryland limited liability company and a direct, wholly owned subsidiary of Equity Residential, was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. At the effective time, AvalonBay will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct, wholly owned subsidiary of Equity Residential. The principal executive office of Merger Sub is located at Two North Riverside Plaza, Chicago, Illinois 60606, and its telephone number is (312) 474-1300.
The Equity Residential Special Meeting (page 57)
Meeting. The Equity Residential special meeting will be held virtually at 8:00 a.m. Central Time on August 12, 2026 (unless it is adjourned or postponed to a later date) via live audio webcast at www.virtualshareholdermeeting.com/EQR2026SM, for the following purposes:
•	to consider and vote on the Equity Residential share issuance proposal;
•	to consider and vote on the Equity Residential charter amendment proposal; and
•	to consider and vote on the Equity Residential adjournment proposal.
Equity Residential Record Date; Outstanding Shares; Shareholders Entitled to Vote. The Equity Residential record date is July 9, 2026. Only holders of Equity Residential common shares as of the close of business on the Equity Residential record date are entitled to notice of, and to vote at, the Equity Residential special meeting, unless a new record date is set in connection with any adjournment or postponement of the Equity Residential special meeting. As of July 6, 2026, there were 374,920,696 issued and outstanding Equity Residential common shares. Each Equity Residential shareholder entitled to vote at the Equity Residential special meeting is entitled to one (1) vote per share at the Equity Residential special meeting. As of July 6, 2026, the issued and outstanding Equity Residential common shares were held by approximately 1,500 shareholders of record.
Quorum. The Equity Residential bylaws require that there be a quorum at the Equity Residential special meeting in order for Equity Residential to hold a vote on the Equity Residential share issuance proposal or the Equity Residential charter amendment proposal. A quorum at the Equity Residential special meeting is the presence of a majority of the votes entitled to be cast on a matter, in person or by proxy. An abstention from voting will be deemed present at the Equity Residential special meeting for the purpose of determining the presence of a quorum. Equity Residential common shares held in “street name” (i.e., through a bank, broker, nominee, trustee or other record holder) for which the record holder has not received voting instructions from the beneficial owner or person entitled to vote such shares on a matter are considered “broker non-votes.” Broker non-votes are counted as present for purposes of establishing a quorum if the broker has received direction, or has discretion, to vote on at least one matter. Equity Residential does not expect there to be any broker non-votes at the Equity Residential special meeting. Failure of a quorum at the Equity Residential special meeting may result in an adjournment of the Equity Residential special meeting and may subject Equity Residential to additional costs and expenses.
Required Vote. Assuming a quorum is present at the Equity Residential special meeting, (i) approval of the Equity Residential share issuance proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Equity Residential special meeting, and (ii) approval of the Equity Residential charter amendment proposal requires an affirmative vote of not less than two-thirds of the Equity Residential common shares outstanding and entitled to vote on such proposal at the Equity Residential special meeting. Equity Residential cannot complete the Equity Residential share issuance or the merger unless the Equity Residential share issuance proposal is approved at the Equity Residential special meeting (or at any adjournment or postponement thereof). For purposes of the Equity Residential share issuance proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, assuming a quorum is present, abstention from voting on the Equity Residential share issuance proposal, the failure of an Equity Residential shareholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder, or any other failure of an Equity Residential shareholder to vote, will have no effect on the outcome of the Equity Residential share issuance proposal because these failures to vote are not considered “votes cast.” For purposes of the Equity Residential charter amendment proposal, the failure of an Equity Residential shareholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder, or any other failure of an Equity Residential shareholder to vote, will have the same effect as a vote “AGAINST” the Equity Residential charter amendment proposal. Equity Residential does not expect there to be any broker non-votes at the Equity Residential special meeting.
Whether or not a quorum is present, approval of the Equity Residential adjournment proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Equity Residential special meeting. For purposes of the Equity Residential adjournment proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, abstention from voting on the Equity Residential adjournment proposal, the failure of an Equity Residential shareholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder, or any other failure of an Equity Residential shareholder to vote, will have no effect on the outcome of the Equity Residential adjournment proposal.
Stock Ownership of and Voting by Equity Residential Trustees and Executive Officers. As of the close of business on July 6, 2026, Equity Residential’s trustees and executive officers and their affiliates beneficially owned in the aggregate 421,080 Equity Residential common shares entitled to vote at the Equity Residential special meeting, which represents approximately 0.1% of the Equity Residential common shares entitled to vote at the Equity Residential special meeting.
Each of Equity Residential’s trustees and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her Equity Residential common shares “FOR” the Equity Residential share issuance proposal, “FOR” the Equity Residential charter amendment proposal, and “FOR” the Equity Residential adjournment proposal, although none of Equity Residential’s trustees and executive officers have entered into any agreement requiring them to do so.
For more information regarding the Equity Residential special meeting, see “The Equity Residential Special Meeting” beginning on page 57.
The AvalonBay Special Meeting (page 61)
Meeting. The AvalonBay special meeting will be held virtually at 9:00 a.m., Eastern Time, on August 12, 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/AVB2026SM, for the following purposes:
•	to consider and vote on the AvalonBay merger proposal;
•	to consider and vote (on a non-binding, advisory basis) on the AvalonBay merger-related compensation proposal; and
•	to consider and vote on the AvalonBay adjournment proposal.
AvalonBay Record Date; Outstanding Shares; Stockholders Entitled to Vote. The AvalonBay record date is July 9, 2026. Only holders of record of AvalonBay common stock as of the close of business on the AvalonBay record date are entitled to notice of, and to vote at, the AvalonBay special meeting, unless a new record date is set in connection with any adjournment or postponement of the AvalonBay special meeting. As of the close of business on July 6, 2026, there were 142,063,687 issued and outstanding shares of AvalonBay common stock. At the AvalonBay special meeting, each AvalonBay stockholder entitled to vote at the AvalonBay special meeting is entitled to one (1) vote per share of AvalonBay common stock held by such stockholder of record. As of the close of business on July 6, 2026, the issued and outstanding AvalonBay common stock was held by approximately 831 stockholders of record.
Quorum. The AvalonBay bylaws require that a quorum be present at the AvalonBay special meeting in order to hold a vote on the AvalonBay merger proposal or the AvalonBay merger-related compensation proposal. A quorum requires the presence, in person or represented by proxy, of AvalonBay stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter. Abstentions will be counted as present for purposes of determining a quorum. Once a quorum has been established, the AvalonBay stockholders present in person or by proxy may continue to transact business until adjournment, even if enough stockholders withdraw to leave fewer than required to establish a quorum. Shares of AvalonBay common stock held in “street name” (i.e., through a bank, broker, nominee, trustee or other record holder) for which the record holder has not received voting instructions from the beneficial owner or person entitled to vote such shares on a matter are considered “broker non-votes.” Broker non-votes are counted as present for purposes of establishing a quorum if the broker has received direction, or has discretion, to vote on at least one matter. AvalonBay does not expect there to be any broker non-votes at the AvalonBay special meeting. If a quorum is not present at the AvalonBay special meeting, the presiding officer has the power under the AvalonBay bylaws to adjourn the meeting to another date not more than 120 days after the original record date, without notice other than an announcement at the meeting.
Required Vote. Assuming a quorum is present at the AvalonBay special meeting, approval of the AvalonBay merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of AvalonBay common stock entitled to vote at the AvalonBay special meeting. Approval of the AvalonBay merger proposal is required to complete the transactions contemplated by the merger agreement. For purposes of the AvalonBay merger proposal, broker non-votes, abstentions or any other failure of an AvalonBay stockholder to vote, will have the same effect as a vote “AGAINST” the AvalonBay merger proposal. Assuming a quorum is present at the AvalonBay special meeting, approval of the non-binding, advisory AvalonBay merger-related compensation proposal requires the affirmative vote of a majority of the votes cast on such proposal at the AvalonBay special meeting. For purposes of the AvalonBay merger-related compensation proposal and under Maryland law, broker non-votes and abstentions are not treated as votes cast and, accordingly, will have no effect on the outcome of the AvalonBay merger-related compensation proposal. Whether or not a quorum is present, approval of the AvalonBay adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the AvalonBay special meeting. For purposes of the AvalonBay adjournment proposal and under Maryland law, broker non-votes and abstentions are not treated as votes cast and, accordingly, will have no effect on the outcome of the AvalonBay adjournment proposal. AvalonBay does not expect there to be any broker non-votes at the AvalonBay special meeting.
Stock Ownership of and Voting by AvalonBay Directors and Executive Officers. As of the close of business on July 6, 2026, AvalonBay’s directors and executive officers and their affiliates beneficially owned in the aggregate 472,069 shares of AvalonBay common stock entitled to vote at the AvalonBay special meeting, which represents approximately 0.33% of the shares of AvalonBay common stock entitled to vote at the AvalonBay special meeting.
Each of AvalonBay’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of AvalonBay common stock “FOR” the AvalonBay merger proposal, “FOR” the AvalonBay merger-related compensation proposal, and “FOR” the AvalonBay adjournment proposal, although none of AvalonBay’s directors and executive officers have entered into any agreement requiring them to do so.
For more information regarding the AvalonBay special meeting, see “The AvalonBay Special Meeting” beginning on page 61.
The Merger; Merger Consideration; Treatment of Stock-Based Awards (page 65)
The Merger; Merger Consideration
On May 20, 2026, AvalonBay, Equity Residential, ERP Operating Partnership and Merger Sub entered into the merger agreement. Pursuant to the terms of the merger agreement, and subject to the satisfaction or waiver of the conditions specified therein, AvalonBay will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct, wholly owned subsidiary of Equity Residential.
As a result of the merger, each eligible share of AvalonBay common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 2.793 Equity Residential common shares, plus cash in lieu of fractional shares, if any.
The exchange ratio in the merger is fixed and will not be adjusted for changes in the market value of AvalonBay common stock or Equity Residential common shares. Accordingly, the implied value of the consideration to AvalonBay stockholders in the merger will fluctuate between now and the completion of the transactions. Based on the closing price of Equity Residential common shares on the NYSE of $66.28 on May 20, 2026, the last trading day before public announcement of the transactions, the exchange ratio represented approximately $185.12 in Equity Residential common shares for each share of AvalonBay common stock. Based on the closing price of Equity Residential common shares on the NYSE of $68.31 on July 8, 2026, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $190.79 in Equity Residential common shares for each share of AvalonBay common stock. For more information, see “Comparative Per Share Market Price Information.”
The market prices of Equity Residential common shares and AvalonBay common stock fluctuate. As a result, we urge you to obtain current market quotations of Equity Residential common shares and AvalonBay common stock.
Treatment of Equity Residential Equity Awards
Each Equity Residential time-vesting restricted share award, Equity Residential time-vesting restricted unit award and Equity Residential option, in each case, granted under an Equity Residential equity plan outstanding immediately prior to the effective time (subject to certain exceptions) will remain outstanding and continue to be subject to the terms and conditions of the applicable Equity Residential equity plan and individual award agreement in effect immediately prior to the effective time.
In addition, each Equity Residential LTI restricted share award (as defined below) and each Equity Residential LTI restricted unit award (as defined below) will be deemed earned, with the applicable performance-based vesting conditions deemed to be achieved based on the greater of target performance and the actual level of performance, and any such earned Equity Residential LTI restricted share award and earned Equity Residential LTI restricted unit award will remain outstanding and continue to be subject to the terms and conditions of the applicable Equity Residential equity plan and individual award agreement in effect immediately prior to the effective time.
Treatment of AvalonBay Equity Awards
At the effective time:
•
each outstanding AvalonBay restricted share award will be converted into an Equity Residential time-vesting restricted share award with respect to a number of Equity Residential common shares equal to the product of (i) the number of shares of AvalonBay common stock subject to such AvalonBay restricted share award immediately prior to the effective time and (ii) the exchange ratio, and will remain outstanding subject to and in accordance with the terms of the applicable AvalonBay equity plan and AvalonBay restricted share award agreement in effect immediately prior to the effective time;

•
each outstanding AvalonBay performance award will be converted into an Equity Residential time-vesting restricted share award or an Equity Residential time-vesting restricted unit award with respect to a number of Equity Residential common shares equal to the product of (i) the number of shares of AvalonBay common stock subject to such AvalonBay performance award immediately prior to the effective time, determined by deeming any performance-based vesting criteria applicable to such AvalonBay performance award to be achieved based on the greater of target performance and the actual level of performance and (ii) the exchange ratio, and will remain outstanding subject to and in accordance with the terms of the applicable AvalonBay equity plan and form of AvalonBay restricted share award agreement in effect immediately prior to the effective time; each outstanding AvalonBay deferred unit award (as defined below) will be converted into a number of Equity Residential common shares equal to the product of (i) the number of shares of AvalonBay common stock subject to such AvalonBay deferred unit award immediately prior to the effective time and (ii) the exchange ratio, subject to and in accordance with the terms of the AvalonBay directors’ deferred compensation plan, and in a manner that complies with the requirements of Section 409A of the Code; and

•
each outstanding AvalonBay option will be converted into an Equity Residential option with respect to a number of Equity Residential common shares equal to the product of (i) the number of shares of AvalonBay common stock subject to such AvalonBay option immediately prior to the effective time and (ii) the exchange ratio, and with an exercise price per share, rounded up to the nearest whole cent, equal to (A) the exercise price per share of AvalonBay common stock of such AvalonBay option immediately prior to the effective time divided by (B) the exchange ratio. Each such adjusted Equity Residential option will continue to be subject to the terms of the applicable AvalonBay equity plan and AvalonBay option award agreement in effect immediately prior to the effective time.

Risk Factors (page 43)
The merger, and an investment in Equity Residential common shares and the combined company following the merger, involve risks, some of which are related to the transactions contemplated by the merger agreement. You should carefully consider the information about these risks set forth under the section entitled “Risk Factors” beginning on page 43, together with the other information included or incorporated by reference in this joint proxy statement/prospectus, particularly the risk factors contained in Equity Residential’s and AvalonBay’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. AvalonBay stockholders should carefully consider those risk factors before deciding how to vote with respect to the AvalonBay merger proposal to be considered and voted on at the AvalonBay special meeting, and Equity Residential shareholders should carefully consider those risk factors before deciding how to vote with respect to the Equity Residential share issuance proposal to be considered and voted on at the Equity Residential special meeting. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 195.
Equity Residential’s Reasons for the Merger; Recommendation of the Equity Residential Board (page 75)
After careful consideration, the Equity Residential board, on May 20, 2026, unanimously approved the merger agreement and the transactions contemplated thereby, including the asset contribution and the merger, and declared the merger agreement and such transactions (including the Equity Residential share issuance proposal) to be fair to, advisable and in the best interests of Equity Residential and Equity Residential’s shareholders.
The Equity Residential board unanimously recommends that holders of Equity Residential common shares vote “FOR” the Equity Residential share issuance proposal, “FOR” the Equity Residential charter amendment proposal, and “FOR” the Equity Residential adjournment proposal.
For the factors considered by the Equity Residential board in reaching its decision to approve the merger agreement and the recommendations of the Equity Residential board, see “The Merger —Equity Residential’s Reasons for the Merger; Recommendation of the Equity Residential Board.”
AvalonBay’s Reasons for the Merger; Recommendation of the AvalonBay Board (page 79)
After careful consideration, the AvalonBay board, on May 20, 2026, unanimously approved the merger agreement and the transactions contemplated thereby, including the asset contribution and the merger, and declared the merger agreement and such transactions to be fair to, advisable and in the best interests of AvalonBay and AvalonBay’s stockholders.
The AvalonBay board unanimously recommends that AvalonBay stockholders vote “FOR” the AvalonBay merger proposal, “FOR” the AvalonBay merger-related compensation proposal, and “FOR” the AvalonBay adjournment proposal.
For the factors considered by the AvalonBay board in reaching its decision to approve the merger agreement and the recommendations of the AvalonBay board, see “The Merger —AvalonBay’s Reasons for the Merger; Recommendation of the AvalonBay Board.”
Opinion of Equity Residential’s Financial Advisor (page 90)
On May 20, 2026, at a meeting of the Equity Residential board held to evaluate the merger, Morgan Stanley & Co. LLC (“Morgan Stanley”), Equity Residential’s financial advisor, delivered to the Equity Residential board an oral opinion, which was confirmed by delivery of a written opinion, dated May 20, 2026, to the effect that, as of the date of the opinion and based on and subject to the various assumptions and limitations described in Morgan Stanley’s written opinion, the exchange ratio was fair, from a financial point of view, to Equity Residential.
The full text of the written opinion of Morgan Stanley, dated May 20, 2026, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. Morgan Stanley provided financial advisory services and its opinion evaluating the fairness to Equity Residential, from a financial point of view, of the exchange ratio pursuant to the merger agreement for the Equity Residential board in connection with its consideration of the merger. Morgan Stanley’s opinion is not a recommendation as to how any holder of Equity Residential common shares should vote with respect to the transactions contemplated by the merger agreement or any other matter.
This summary is qualified in its entirety by reference to the full text of such opinion. For additional information, see Annex C and the section entitled “The Merger—Opinion of Equity Residential’s Financial Advisor.”

Opinion of AvalonBay’s Financial Advisor (page 98)
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its oral opinion, subsequently confirmed in writing, to the AvalonBay board that, as of May 20, 2026, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 2.793 Equity Residential common shares to be issued in exchange for each outstanding share of AvalonBay common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders (other than Equity Residential and its affiliates) of AvalonBay common stock.
The full text of the written opinion of Goldman Sachs, dated May 20, 2026, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided advisory services and its opinion for the information and assistance of the AvalonBay board in connection with its consideration of the transactions. Goldman Sachs’ opinion is not a recommendation as to how any holder of AvalonBay common stock should vote with respect to the merger or any other matter.
This summary is qualified in its entirety by reference to the full text of such opinion. For additional information, see Annex D and the section entitled “The Merger—Opinion of AvalonBay’s Financial Advisor.”
Board of Trustees and Management of the Combined Company Following Completion of the Merger; Headquarters; Name (page 114)
Under the terms of the merger agreement, Equity Residential has agreed to take all requisite action so that, as of the effective time, the size of the combined company’s board will be fixed at a total of fourteen (14) trustees, consisting of seven (7) members of the Equity Residential board as of immediately prior to the effective time, including David J. Neithercut and Stephen E. Sterrett, and seven (7) members of the AvalonBay board as of immediately prior to the effective time, including Timothy J. Naughton and Benjamin W. Schall. In addition to David J. Neithercut and Stephen E. Sterrett, the following members of the Equity Residential board will serve on the combined company board as of the effective time: Angela M. Aman, Chris Carr, Mary Kay Haben, Ann C. Hoff, and Nina P. Jones. In addition to Timothy J. Naughton and Benjamin W. Schall, the following members of the AvalonBay board will serve on the combined company board as of the effective time: Terry S. Brown, Conor C. Flynn, Christopher B. Howard, Charles E. Mueller Jr., and Susan Swanezy.
In addition, pursuant to the merger agreement, effective as of the effective time, Stephen E. Sterrett will be appointed to serve as the Chairman of the combined company board and Benjamin W. Schall will be appointed to serve as the Chief Executive Officer of the combined company.
Equity Residential and AvalonBay have also announced the following members of the leadership team for the combined company: Michael Manelis will serve as Executive Vice President and Chief Operating Officer, Kevin P. O’Shea will serve as Executive Vice President and Chief Financial Officer, Matthew H. Birenbaum will serve as Executive Vice President and Chief Development Officer, Sean J. Breslin will serve as Executive Vice President and Chief Investment and Growth Officer, Scott J. Fenster will serve as Executive Vice President, General Counsel and Corporate Secretary, Pamela R. Thomas will serve as Executive Vice President, Portfolio and Asset Management, Alaine S. Walsh will serve as Executive Vice President, Human Capital and Administration and Edward M. Schulman will serve as Executive Vice President, Legal Affairs. Pursuant to the merger agreement, following the effective time, the combined company will have dual headquarters in Chicago, Illinois and Arlington, Virginia and will operate under a new name to be agreed by Equity Residential and AvalonBay prior to the effective time.
Interests of Trustees, Directors and Executive Officers in the Merger (page 105)
Interests of Equity Residential Trustees and Executive Officers in the Merger
Equity Residential shareholders should be aware that Equity Residential’s trustees and executive officers have interests in the merger that may be different from, or in addition to, those of Equity Residential shareholders generally. The Equity Residential board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Equity Residential shareholders vote “FOR” the Equity Residential share issuance proposal.
For more information regarding the interests of Equity Residential’s trustees and executive officers in the merger, see “The Merger—Interests of Trustees, Directors and Executive Officers in the Merger—Interests of Equity Residential Trustees and Executive Officers in the Merger.”

Interests of AvalonBay Directors and Executive Officers in the Merger
AvalonBay stockholders should be aware that AvalonBay’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of AvalonBay stockholders generally. The AvalonBay board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the AvalonBay stockholders vote “FOR” the AvalonBay merger proposal.
For more information regarding the interests of AvalonBay’s directors and executive officers in the merger, see “The Merger—Interests of Trustees, Directors and Executive Officers in the Merger—Interests of AvalonBay Directors and Executive Officers in the Merger.”
Accounting Treatment of the Merger (page 114)
Equity Residential prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. AvalonBay will be treated as the acquiror for accounting purposes.
Regulatory Matters (page 115)
In connection with the issuance of Equity Residential common shares in the merger, pursuant to the merger agreement, as a condition to the closing of the merger, Equity Residential must file a registration statement on Form S-4 (the “Form S-4”) with the SEC under the Securities Act, of which this joint proxy statement/prospectus forms a part, that is declared effective by the SEC and must not be the subject of any stop order or proceedings seeking a stop order that are not withdrawn.
Treatment of Indebtedness (page 117)
As of March 31, 2026, Equity Residential had approximately $8.34 billion of outstanding indebtedness, and AvalonBay had approximately $9.36 billion of outstanding indebtedness. Equity Residential and AvalonBay are reviewing Equity Residential’s existing indebtedness and AvalonBay’s existing indebtedness and Equity Residential and/or AvalonBay may seek to repay, refinance, repurchase, redeem, exchange or otherwise terminate some or all of Equity Residential’s existing indebtedness and/or AvalonBay’s existing indebtedness prior to, in connection with or following the completion of the merger.
This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Equity Residential or AvalonBay. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of Equity Residential or AvalonBay will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.
For a description of Equity Residential’s and AvalonBay’s existing indebtedness, see Equity Residential’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on April 30, 2026 and AvalonBay’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 7, 2026, each of which is incorporated by reference into this joint proxy statement/prospectus.
Financing Matters (page 117)
On May 20, 2026, in connection with the execution of the merger agreement, ERP Operating Partnership entered into a commitment letter (the “Commitment Letter”) with Morgan Stanley Senior Funding, Inc. (“MSSF”), Wells Fargo Securities, LLC, and Wells Fargo Bank, National Association (“Wells Fargo Bank”), pursuant to which MSSF (and its designated affiliates) and Wells Fargo Bank committed to provide, subject to the terms and conditions of the Commitment Letter, up to $2.0 billion of senior unsecured bridge loans (the “Bridge Facility”). The proceeds of the Bridge Facility, together with cash on hand and proceeds of commercial paper issuances, are expected to be available to fund any repayment or refinancing of ERP Operating Partnership’s existing indebtedness and AvalonBay’s existing indebtedness and to pay fees and expenses related to the merger, subject to the satisfaction of customary conditions set forth in the Commitment Letter. The completion of the merger is not conditioned upon the availability of the Bridge Facility or any other financing.
No Appraisal Rights or Dissenters’ Rights in the Merger (page 118)
No appraisal or dissenters’ rights will be available to Equity Residential shareholders or AvalonBay stockholders with respect to the transactions contemplated by the merger agreement.

For additional information, see the section entitled “No Appraisal Rights or Dissenters’ Rights in the Merger” on page 118.
NYSE Listing of Equity Residential common shares; Delisting and Deregistration of AvalonBay common stock (page 118)
It is a condition to the consummation of the merger that the Equity Residential common shares to be issued to AvalonBay stockholders in the merger be approved for listing on the NYSE, subject to official notice of issuance. If the merger is completed, AvalonBay common stock will be delisted from the NYSE and deregistered under the Exchange Act.
Expected Timing of the Merger (page 118)
Equity Residential and AvalonBay currently expect the merger to be completed in the second half of 2026, subject to the satisfaction or waiver of customary closing conditions, including (i) the approval of the AvalonBay merger proposal by AvalonBay stockholders, (ii) the approval of the Equity Residential share issuance proposal by Equity Residential shareholders and (iii) the absence of any injunction or order by any court or other governmental entity prohibiting or making illegal the merger.
Material U.S. Federal Income Tax Consequences of the Merger (page 119)
Equity Residential and AvalonBay intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of each of Equity Residential and AvalonBay to complete the merger that it receive an opinion from its respective counsel (or other nationally recognized tax counsel as may be reasonably acceptable to the other party), dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Assuming the merger qualifies as a reorganization, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) generally will not recognize gain or loss for U.S. federal income tax purposes upon receipt of Equity Residential common shares in exchange for shares of AvalonBay common stock pursuant to the merger, except in respect of cash received in lieu of fractional Equity Residential common shares, if any.
The particular consequences of the merger to each holder of AvalonBay common stock depend on such holder’s particular facts and circumstances. Holders of AvalonBay common stock should consult with their tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences to them of the merger and/or the ownership and disposition of Equity Residential common shares received by them in the merger. For further discussion of certain U.S. federal income tax consequences of the merger to U.S. Holders, see “Material U.S. Federal Income Tax Consequences of the Merger.” For a discussion of the material U.S. federal income tax considerations regarding the ownership and disposition of Equity Residential common shares, see “Material U.S. Federal Income Tax Considerations Regarding the Ownership of Equity Residential Common Shares.”
The Merger Agreement (page 144)
The terms and conditions of the merger are contained in the merger agreement, which is the legal document that governs the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. Equity Residential and AvalonBay encourage you to read the merger agreement carefully and in its entirety.
Each of the Equity Residential board and the AvalonBay board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the asset contribution, the merger and the issuance of Equity Residential common shares. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, and in accordance with applicable law, (i) on the closing date but prior to the effective time, AvalonBay will contribute certain assets in exchange for units of partnership interest in ERP Operating Partnership that have, in the aggregate, a value equal to the fair market value of such contributed assets and (ii) following the asset contribution and at the effective time AvalonBay will merge with and into Merger Sub, with Merger Sub surviving as a direct, wholly owned subsidiary of Equity Residential at the effective time. Following the merger, AvalonBay common stock will be delisted from the NYSE, deregistered under the Exchange Act and will cease to be publicly traded.
For more information regarding the merger agreement, see “The Merger Agreement” beginning on page 144.

Comparison of Rights of Shareholders of Equity Residential and Stockholders of AvalonBay (page 180)
Upon completion of the merger, AvalonBay stockholders receiving Equity Residential common shares will become shareholders of Equity Residential, and their rights will be governed by Maryland law and the organizational documents of Equity Residential in effect at the effective time. Therefore, AvalonBay stockholders will have different rights once they become shareholders of Equity Residential, including due to differences between the organizational documents of Equity Residential and the organizational documents of AvalonBay, as described in more detail in “Comparison of Rights of Shareholders of Equity Residential and Stockholders of AvalonBay.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Introduction
On May 20, 2026, AvalonBay, Equity Residential, ERP Operating Partnership and Merger Sub entered into the merger agreement to combine through a stock-for-stock merger and form the combined company. Upon the terms and subject to the conditions of the merger agreement, (i) on the closing date but prior to the effective time, AvalonBay will contribute certain assets in exchange for ERP Operating Partnership units that have, in the aggregate, a value equal to the fair market value of such contributed assets and (ii) following the asset contribution and at the effective time, AvalonBay will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct, wholly owned subsidiary of Equity Residential. A summary of the merger agreement is included in this joint proxy statement/prospectus in the sections entitled “The Merger” and “The Merger Agreement,” and a copy of the merger agreement is attached as Annex A hereto. You are urged to read this joint proxy statement/prospectus, the merger agreement and any other documents incorporated by reference herein in their entirety.
The merger agreement provides that each share of AvalonBay common stock (other than shares of AvalonBay common stock held in treasury or held or owned by AvalonBay, Equity Residential or Merger Sub (collectively, the “cancelled shares”)) issued and outstanding immediately prior to the merger will be converted at the effective time into the right to receive 2.793 Equity Residential common shares and cash in lieu of fractional shares, if any. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the consummation of the merger. Accordingly, the value of the consideration to be received in exchange for each share of AvalonBay common stock will fluctuate with the market value of Equity Residential common shares until the merger is completed.
Equity Residential and AvalonBay expect to complete the merger in the second half of 2026, although Equity Residential and AvalonBay cannot assure completion by any particular date, if at all.
Immediately following the completion of the merger, former AvalonBay stockholders are expected to own approximately 51% and legacy Equity Residential shareholders approximately 49% of the then outstanding Equity Residential common shares, as of the date of the execution of the merger agreement. After consideration of all applicable factors pursuant to the business combination accounting rules, the merger results in a reverse acquisition in which Equity Residential is considered the “legal acquirer” because Equity Residential issues Equity Residential common shares to AvalonBay stockholders, while AvalonBay is the “accounting acquirer” based on the following indicators: (i) former AvalonBay stockholders will hold the largest portion of the voting rights in the combined company; and (ii) AvalonBay’s senior management, including its Chief Executive Officer and President, will comprise the majority of the executive management team of the combined company. Although Equity Residential is issuing Equity Residential common shares to AvalonBay stockholders for legal purposes, AvalonBay is treated as the buyer for accounting purposes with Equity Residential treated as the acquiree. Accordingly, the following Unaudited Pro Forma Condensed Consolidated Financial Statements present AvalonBay’s historical balances and results, with Equity Residential’s assets and liabilities recorded at estimated fair value.
On May 20, 2026, in connection with the merger, ERP Operating Partnership entered into the Commitment Letter with MSSF, Wells Fargo Securities, LLC and Wells Fargo Bank, pursuant to which MSSF (and its designated affiliates) and Wells Fargo Bank have committed to provide ERP Operating Partnership with the Bridge Facility. The proceeds of the Bridge Facility, together with cash on hand and proceeds of commercial paper issuances, are expected to be available to fund any repayment or refinancing of ERP Operating Partnership’s existing indebtedness and AvalonBay’s existing indebtedness and to pay fees and expenses related to the merger, subject to the satisfaction of customary conditions set forth in the Commitment Letter. The Bridge Facility has a maximum commitment amount of $2.0 billion, is expected to initially bear interest on amounts drawn at a rate of SOFR + 0.725% per annum (subject to change based on credit ratings and the time the Bridge Facility remains outstanding) plus additional fees, and will mature 364 days following the closing of the merger. The timing and amounts of borrowings under the Bridge Facility, if any, have not yet been determined. Therefore, the pro forma financial information does not give effect to the Bridge Facility. However, the pro forma financial information gives effect to the expected issuance of commercial paper to finance estimated transaction costs that will be incurred for the merger.
Pro Forma Information
The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2026 has been prepared as if the merger had occurred as of that date. The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2025 and for the three months ended March 31, 2026 have been prepared as if the merger had occurred on January 1, 2025.

Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying “Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.” The pro forma adjustments and the preliminary fair value measurements as presented are based on estimates and certain information that is currently available. The total deemed consideration (calculated based on the fair value of shares of AvalonBay common stock as if AvalonBay had issued AvalonBay common stock to effect the merger) and the assignment of fair values to Equity Residential’s identifiable assets acquired and liabilities assumed are preliminary and based upon currently available information and certain assumptions, are subject to change and could vary materially from the actual amounts at the time the merger is completed. The fair value allocation will be finalized subsequent to the merger being consummated.
The pro forma information has been prepared in accordance with Article 11 of Regulation S-X as promulgated by the SEC, as amended by the SEC’s final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” All significant adjustments necessary to reflect the effects of the merger are based on reasonable estimates using the information currently available. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position of the combined company.
The Unaudited Pro Forma Condensed Consolidated Financial Statements, although helpful in illustrating the financial position and results of operations of the combined company under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue and any costs necessary to earn additional revenue, or other factors that may result as a consequence of the merger and do not attempt to predict or suggest future results.
You are urged to read the pro forma information below together with the historical audited and unaudited consolidated financial statements of each of AvalonBay and Equity Residential and the related notes thereto, each of which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2026
(in thousands)

	AvalonBay Historical	Equity Residential Historical(A)	Pro forma Merger Adjustments		Other Pro forma Adjustments		Combined Company Pro forma
Assets
Real Estate, net	$20,825,974	$19,281,110	$13,950,867	(B)	$—		$54,057,951
Unconsolidated investments	193,271	325,566	29,290	(C)	—		548,127
Cash and cash equivalents	121,231	34,677	—		(43,390)	(D)	112,518
Restricted cash	169,863	104,432	—		—		274,295
Right-of-use lease assets	145,704	452,318	(4,363)	(E)	—		593,659
Other assets	670,910	319,050	(44,118)	(F)	—		945,842
Total Assets	$ 22,126,953	$ 20,517,153	$ 13,931,676		$(43,390)		$ 56,532,392

Liabilities
Unsecured debt, net	$7,881,320	$6,000,230	$(321,821)	(G)	$—		$13,559,729
Variable rate unsecured credit facility and commercial paper, net	769,722	748,417	(93)	(G)	706,610	(G)	2,224,656
Mortgage notes payable, net	709,176	1,590,859	(64,613)	(G)	—		2,235,422
Dividends payable	251,694	269,392	—		—		521,086
Accrued expenses and other liabilities	636,903	582,547	—		—		1,219,450
Lease liabilities	163,517	303,813	(54,194)	(E)	—		413,136
Total Liabilities	10,412,332	9,495,258	(440,721)		706,610		20,173,479
Redeemable Noncontrolling Interests - Operating Partnership	—	165,420	—	(L)	—		165,420
Equity
Preferred shares	—	17,155	—		—		17,155
Common shares	1,391	3,747	(3,747)	(H)	6,235	(H)	7,626
Additional paid-in-capital	11,117,451	9,846,857	14,862,987	(H)	(6,235)	(H)	35,821,060
Accumulated other comprehensive income	32,453	2,460	(2,460)	(I)	—		32,453
Retained earnings	339,630	800,704	(800,704)	(J)	(750,000)	(J)	(410,370)
Total Stockholders’ Equity	11,490,925	10,670,923	14,056,076		(750,000)		35,467,924

Noncontrolling Interests
DownREIT Units and Partially Owned Properties	223,696	(1,585)	117,266	(K)	—		339,377
Operating Partnership	—	187,137	199,055	(L)	—		386,192
Total Equity	11,714,621	10,856,475	14,372,397		(750,000)		36,193,493
Total Liabilities and Equity	$22,126,953	$20,517,153	$13,931,676		$(43,390)		$56,532,392

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Three months ended March 31, 2026
(in thousands, except per share data)

	AvalonBay Historical	Equity Residential Historical(A)	Pro forma Merger Adjustments		Other Pro forma Adjustments		Combined Company Pro forma
Revenue:
Total revenue	$770,279	$780,059	$—	(M)	$—		$1,550,338
Expenses:
Operating expenses, excluding property taxes	198,419	200,134	—		—		398,553
Property taxes	90,109	104,132	—		—		194,241
Expensed transaction, development and other costs	8,035	955	—		—		8,990
Interest expense, net	71,489	78,232	9,898	(O)	7,734	(O)	167,353
Depreciation expense	233,104	247,496	65,474	(P)	—		546,074
General and administrative expense	22,077	53,513	—		—		75,590
Total expenses	623,233	684,462	75,372		7,734		1,390,801
Income (loss) from unconsolidated investments	(6,527)	(2,042)	—		—		(8,569)
Structured Investment Program interest income	7,481	—	—		—		7,481
Gain (loss) on sale of real estate and other income	179,996	(32)	—		—		179,964
Income before income taxes	327,996	93,523	(75,372)		(7,734)		338,413
Income tax benefit (expense)	294	(422)	—		—		(128)
Income from continuing operations	328,290	93,101	(75,372)		(7,734)		338,285
Net income	328,290	93,101	(75,372)		(7,734)		338,285
Net (income) loss attributable to noncontrolling interests:
DownREIT units and partially owned properties	(2,560)	(1,069)	538	(Q)	—		(3,091)
Operating Partnership	—	(1,953)	1,764	(R)	82	(R)	(107)
Preferred distributions	—	(356)	—		—		(356)
Net income attributable to common shareholders	$325,730	$89,723	$(73,070)		$(7,652)		$334,731
Earnings per share – basic	$2.33	$0.24					$0.44	(S)
Earnings per share – diluted	$2.33	$0.24					$0.43	(S)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year ended December 31, 2025
(in thousands, except per share data)

	AvalonBay Historical	Equity Residential Historical(A)	Pro forma Merger Adjustments		Other Pro forma Adjustments		Combined Company Pro forma
Revenue:
Total revenue	$3,040,725	$3,095,208	$—	(M)	$—		$6,135,933
Expenses:
Operating expenses, excluding property taxes	778,171	748,036	—		—		1,526,207
Property taxes	342,743	401,457	—		—		744,200
Expensed transaction, development and other cost	12,122	7,734	—		750,000	(N)	769,856
Interest expense, net	259,181	309,626	38,967	(O)	35,656	(O)	643,430
Depreciation expense	913,376	1,010,400	865,001	(P)	—		2,788,777
General and administrative expense	86,679	114,029	—		—		200,708
Total expenses	2,392,272	2,591,282	903,968		785,656		6,673,178
Income (loss) from unconsolidated investment	39,691	6,433	—		—		46,124
Structured Investment Program interest income	27,476	—	—		—		27,476
Gain (loss) on sale of real estate and other income	339,844	643,175	—		—		983,019
Income before income taxes	1,055,464	1,153,534	(903,968)		(785,656)		519,374
Income tax benefit (expense)	1,135	(1,585)	—		—		(450)
Income from continuing operations	1,056,599	1,151,949	(903,968)		(785,656)		518,924
Net income	1,056,599	1,151,949	(903,968)		(785,656)		518,924
Net (income) loss attributable to noncontrolling interests:
DownREIT units and partially owned properties	(5,298)	(4,455)	2,433	(Q)	—		(7,320)
Operating Partnership	—	(27,405)	24,748	(R)	8,419	(R)	5,762
Preferred distribution	—	(1,422)	—		—		(1,422)
Net income attributable to common shareholders	$1,051,301	$1,118,667	$(876,787)		$(777,237)		$515,944
Earnings per share-basic	$7.40	$2.95					$0.66	(S)
Earnings per share-diluted	$7.40	$2.94					$0.66	(S)

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1: Basis of Pro Forma Presentation
For purposes of the Unaudited Pro Forma Condensed Consolidated Financial Statements, which we refer to as the unaudited pro forma financial statements, we have assumed a total preliminary purchase price for the merger of approximately $24.7 billion, which for accounting purposes as a reverse acquisition, consists of shares of AvalonBay common stock issued.
The pro forma adjustments that give effect to the merger assume the acquisition of Equity Residential is a business combination, with AvalonBay considered the accounting acquirer of Equity Residential. Accordingly, the purchase price is allocated to the underlying Equity Residential tangible and intangible assets acquired and liabilities assumed based on their respective fair values.
We expect that the merger will create operational and general and administrative cost savings, including property management costs, investment management costs, and costs associated with corporate administration and infrastructure, including duplicative public company costs. There can be no assurance that we will be successful in achieving these anticipated cost savings. Therefore, the unaudited pro forma financial statements included herein do not give effect to any synergies or dis-synergies, potential cost reductions or other operating efficiencies expected to result from the merger based on management’s plans or intent after the merger.
To the extent identified, certain reclassifications have been reflected in the unaudited pro forma financial statements to conform Equity Residential’s financial statement presentation to that of AvalonBay. However, the unaudited pro forma financial statements may not reflect all the adjustments necessary to conform Equity Residential’s accounting policies to those of AvalonBay due to limitations on the availability of information as of the date of this joint proxy statement/prospectus.
(A)	The Equity Residential historical amounts include reclassification of certain Equity Residential balances to conform to the AvalonBay presentation as described below:
Balance Sheet:
•
Equity Residential’s presentation included separate line items for Accounts payable and accrued expenses and Other liabilities. These balances have been reclassified to Accrued expenses and other liabilities to conform to AvalonBay’s presentation.

Statement of Operations:
•	Equity Residential’s presentation included asset management income and other income as a component of Interest and Other Income. These balances have been reclassified to Total Revenue.

	For the three months ended March 31, 2026	For the Year Ended December 31, 2025
Rental income (historical)	$779,846	$3,093,959
Add: Portion of Interest and other income	213	1,249
Total Revenue, as presented	$780,059	$3,095,208

•
Equity Residential’s Property and maintenance and Property management line items have been reclassified to Operating expenses, excluding property taxes. Further, insurance from Equity Residential’s Property taxes and insurance and a portion of Equity Residential’s Other expenses line item primarily related to advocacy costs have been reclassified to Operating expenses, excluding property taxes.

	For the three months ended March 31, 2026	For the Year Ended December 31, 2025
Property and maintenance (historical)	$149,656	$564,704
Property management (historical)	35,141	133,369
Add: Insurance from Real estate taxes and insurance	12,894	48,997
Add: Portion of Other expense	2,443	966
Operating expenses, excluding property taxes, as presented	$200,134	$748,036

•	Equity Residential’s presentation included Real estate taxes and insurance within one line item. Insurance costs have been reclassified to Operating expenses, excluding property taxes.

	For the three months ended March 31, 2026	For the Year Ended December 31, 2025
Real estate taxes and insurance	$117,026	$450,454
Less: Insurance	(12,894)	(48,997)
Property taxes, as presented	$104,132	$401,457

•
Equity Residential’s presentation included transaction and pursuit costs of $1.0 million and $7.7 million for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively, as part of the Other expenses line item. Transaction and pursuit costs have been reclassified to Expensed transaction, development and other costs.

•
Equity Residential’s presentation separately disclosed interest income within Interest and other income and non-debt-related interest expense and bank fees within Other expenses. AvalonBay’s presentation discloses Interest expense, net which includes all interest expense and bank fees, and is net of interest income. Equity Residential’s interest income, non-debt-related interest expense and bank fees were reclassified to Interest expense, net.

	For the three months ended March 31, 2026	For the Year Ended December 31, 2025
Interest expense incurred, net (historical)	$77,370	$306,798
Amortization of deferred financing costs (historical)	2,145	8,768
Less: Portion of Interest and other income	(2,025)	(8,976)
Add: Portion of Other expenses	742	3,036
Interest expense, net, as presented	$78,232	$309,626

•	Equity Residential’s presentation of Other expenses included various litigation and other settlement costs that AvalonBay classifies as part of General and administrative expenses.

	For the three months ended March 31, 2026	For the Year Ended December 31, 2025
General and administrative (historical)	$16,865	$65,280
Add: Portion of Other expenses	36,648	48,749
General and administrative, as presented	$53,513	$114,029

•
Equity Residential’s presentation includes realized and unrealized gains and losses on investment securities as part of Interest and other income. These amounts were reclassified to Income from unconsolidated investments.

	For the three months ended March 31, 2026	For the Year Ended December 31, 2025
Income (loss) from investments in unconsolidated entities (historical)	$(2,042)	$(18,915)
Add: Portion of Interest and other income	—	25,348
Income from unconsolidated investments, as presented	$(2,042)	$6,433

•
Equity Residential’s presentation separately disclosed Net gain (loss) on sale of real estate properties and Net gain (loss) on sale of land parcels. These amounts were reclassified to Gain (loss) on sale of real estate and other income along with a portion of Interest and other income related to a one-time miscellaneous income employee retention credit.

	For the three months ended March 31, 2026	For the Year Ended December 31, 2025
Net gain (loss) on sales of real estate properties (historical)	$(32)	$626,388
Net gain (loss) on sales of land parcels (historical)	—	(80)
Add: Portion of Interest and other income	—	16,867
Gain (loss) on sale of real estate and other income	$(32)	$643,175

The unaudited pro forma adjustments are based on preliminary estimates, accounting judgments and currently available assumptions that AvalonBay and Equity Residential’s management believes are reasonable. All significant adjustments necessary to reflect the effects of the merger are based on reasonable estimates using the information currently available.
Transaction Costs
For purposes of the pro forma information, adjustments for the estimated transaction costs for the merger have been included. The estimated transaction and integration costs for both AvalonBay and Equity Residential are expected to be approximately $750.0 million in the aggregate, comprised of (i) real estate transfer taxes, (ii) advisory fees, (iii) legal and accounting and other professional fees, (iv) financing costs, and (v) executive change-in-control and severance payments for executives not expected to continue with the combined company. These transaction costs are expensed as incurred and are reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the periods presented. These cost estimates are preliminary and subject to change as additional information becomes available; actual costs incurred may differ materially from these estimates.
The unaudited pro forma financial statements do not reflect: (i) non-executive employee severance, redundancy or workforce reduction costs, (ii) technology, systems integration or data migration costs, (iii) any cost savings or operating synergies that the combined company may realize following the merger or the costs necessary to achieve such synergies or (iv) any dis-synergies that may result from the merger.
Note 2: Significant Accounting Policies
The accounting policies used in the preparation of these unaudited pro forma financial statements are those set out in AvalonBay’s unaudited consolidated financial statements as of and for the three months ended March 31, 2026 and AvalonBay’s audited consolidated financial statements for the year ended December 31, 2025. Based on the procedures performed to date, AvalonBay and Equity Residential’s management have not identified any significant accounting policy differences expected to have a material impact on the pro forma financial information. A more comprehensive review will be completed prior to the closing date.
AvalonBay will continue to conduct a more detailed review of Equity Residential’s accounting policies to determine if differences in accounting policies require further reclassification or adjustment of Equity Residential’s assets, liabilities or noncontrolling interests, or reclassification or adjustment of results of operations to conform to AvalonBay’s accounting policies and classifications. Therefore, AvalonBay may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma financial statements. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof may not be available until after the closing date.
Note 3: Preliminary Purchase Price and Consideration
As AvalonBay is the accounting acquirer, the calculation of the purchase price for accounting purposes is based on shares of AvalonBay common stock. However, under the terms of the merger agreement, each share of AvalonBay common stock (other than the cancelled shares) issued and outstanding immediately prior to the merger will be converted at the effective time into the right to receive 2.793 Equity Residential common shares, plus cash in lieu of fractional shares, if any. The conversion would result in approximately 762.6 million common shares of the combined company outstanding following the merger, based on the number of shares of AvalonBay common stock and Equity Residential common shares outstanding in each case as of March 31, 2026.
The estimated aggregate consideration has been determined based on the closing price of shares of AvalonBay common stock on June 15, 2026, the latest practicable date prior to the date of this joint proxy statement/prospectus, of $184.48.
The pro forma financial information reflects estimated aggregate consideration of approximately $24.7 billion for the merger, as calculated below due to AvalonBay being the accounting acquirer (in thousands, except price per share):

Total estimated common shares of combined company	762,640
Equivalent pre-exchange shares of AvalonBay	273,054
Less: Outstanding shares of AvalonBay as of March 31, 2026	(139,111)
Hypothetical AvalonBay shares to be issued to acquire Equity Residential as of March 31, 2026	133,943
AvalonBay share price as of June 15, 2026	$184.48
Total estimated aggregate consideration	$24,709,844

The above estimated aggregate consideration excludes an estimate for the fair value of the pre-combination portion of Equity Residential’s share-based compensation awards, as this amount is not expected to be material. In addition, we have not included an adjustment to the Unaudited Pro Forma Condensed Consolidated Statement of Operations to reflect the change in compensation expense as a result of the estimated fair value of Equity Residential’s unamortized share-based compensation awards attributable to the post-combination period as the impact is not expected to be material.
The actual purchase price will fluctuate with the market price of shares of AvalonBay common stock until the merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma financial statements.
The following table presents the changes to the value of the consideration for the merger and the total preliminary estimated purchase price based on a ten percent (10%) increase and decrease in the price per share of AvalonBay common stock (in thousands, except the per share price of AvalonBay common stock) and 133,943,000 shares to be issued. Changes in share price and the value of the consideration could impact the fair value of the acquired real estate assets and related depreciation recognized in the combined company’s financial statements. These estimates are preliminary and subject to change upon finalization of the purchase price allocation.

	Price of AvalonBay Common Stock	Estimated Aggregate Consideration
AvalonBay share price as of June 15, 2026	$184.48	$24,709,844
Decrease of 10%	$166.03	$22,238,859
Increase of 10%	$202.93	$27,180,828

Note 4: Preliminary Purchase Price Allocation
The preliminary estimated purchase price has been allocated to the assets acquired and liabilities assumed for purposes of these unaudited pro forma financial statements, based on their fair values, assuming the merger was completed on March 31, 2026. The final fair values will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive valuation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma financial statements. The final purchase price allocation will be determined after the merger is completed and all information necessary to determine the fair value of Equity Residential’s assets and liabilities has been received. As a result, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented herein.

The preliminary estimated purchase price of Equity Residential (as calculated in the manner described above) is allocated to the assets to be acquired and the liabilities to be assumed on the following preliminary basis (in thousands):

Real Estate, net	$33,231,977
Unconsolidated investments	354,856
Cash and cash equivalents	34,677
Restricted cash	104,432
Right-of-use lease assets	447,955
Other assets	274,932
Unsecured debt, net	(5,678,409)
Variable rate unsecured credit facility and commercial paper, net	(748,324)
Mortgage notes payable, net	(1,526,246)
Dividends payable	(269,392)
Accrued expenses and other liabilities	(582,547)
Lease liabilities	(249,619)
Redeemable Noncontrolling Interests - Operating Partnership	(165,420)
Preferred shares	(17,155)
Noncontrolling Interests - Partially Owned Properties	(115,681)
Noncontrolling Interests - Operating Partnership	(386,192)
Total estimated purchase price	$24,709,844

Note 5: Pro Forma Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet
(B)	Real Estate, net
The real estate assets to be acquired by AvalonBay through the merger are reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet based on a preliminary estimated fair value using a discounted cash flow analysis. The real estate assets acquired generally consist of land and improvements, buildings and improvements, in-place leases and furniture, fixtures and equipment. The adjustments reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet represent the differences between the preliminary fair value of the multifamily property assets to be acquired by AvalonBay through the merger and Equity Residential’s historical balances for investment in real estate, net of accumulated depreciation. Equity Residential’s historical accumulated depreciation was eliminated since the assets are recognized and presented at fair value.
(C)	Unconsolidated Investments
The interests in unconsolidated investments to be acquired by AvalonBay through the merger are reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet based on a preliminary estimated fair value. Equity Residential’s historical unconsolidated investments in real estate assets have been adjusted to their estimated fair value based on Equity Residential’s ownership percentage of the estimated total fair value of the real estate assets valued using a discounted cash flow approach, net of the estimated total fair value of the related debt. Equity Residential’s historical unconsolidated investments in real estate technology funds/companies have been adjusted to the estimated fair value of Equity Residential’s ownership percentage in the funds’ holdings as reported by the funds/companies. Income (loss) from unconsolidated entities is not expected to be materially different as a result of these adjustments.

(D)	Cash and cash equivalents
In connection with the merger, it is expected that Equity Residential will issue commercial paper to cover merger transaction costs. The aggregate transaction costs for both AvalonBay and Equity Residential are expected to be approximately $750.0 million, as described above. The pro forma adjustment to cash and cash equivalents reflects (i) the receipt of gross proceeds of $750.0 million from the issuance of commercial paper, less (ii) the original issue discount of $43.4 million associated with the issuance of the commercial paper (interest expense) and (iii) the payment of $750.0 million of transaction costs. The following table summarizes the pro forma adjustment (in thousands):

As of March 31, 2026
Issuance of commercial paper	$750,000
Original issue discount on commercial paper (interest expense)	(43,390)
Payment of transaction costs	(750,000)
Total Pro forma adjustment	$(43,390)

(E)	Right-of-Use Lease Assets and Lease Liabilities
The right-of-use lease assets and lease liabilities are related to ground and corporate office leases for which Equity Residential is the lessee as of March 31, 2026. These leases, which will be acquired by AvalonBay through the merger, are reflected as if the leases are new as of March 31, 2026. The lease liabilities are initially measured at the present value of the remaining contractual lease payments using AvalonBay’s incremental borrowing rate as the discount rate, as the rates implicit in the leases and the incremental borrowing rate of the combined company are not currently readily determinable. The weighted average discount rate used was 5.9%. The right-of-use lease assets are initially measured at an amount equal to the lease liability, adjusted for prepaid amounts and off-market lease intangibles. As the fair value of off-market lease intangibles as of March 31, 2026 are not expected to differ materially from Equity Residential’s historical off-market lease intangible balances as of March 31, 2026, the related lease expense is not expected to materially change. These amounts are preliminary and subject to change upon finalization of the fair value allocation following the completion of the merger.
(F)	Other Assets
The pro forma adjustment for Other assets included the elimination of historical carrying values for balances that are not treated as separately recognized net assets as well as the fair value of Equity Residential’s equity investments. The following table summarizes the pro forma adjustment (in thousands):

As of March 31, 2026
Straight-line rents receivable	$(31,047)
Fair value of equity investments	357
Line of Credit deferred financing fees	(13,428)
Total Pro forma adjustment	$(44,118)

(G)	Unsecured debt, net, Variable rate unsecured credit facility and commercial paper, net, and Mortgage notes payable, net
The pro forma adjustments to debt balances reflect the estimated fair value and are inclusive of the elimination of historical unamortized deferred financing costs and discounts of $63.8 million which will not be a component of the net assets acquired by the combined company. In addition, in connection with the merger, it is expected that Equity Residential will issue $750.0 million in commercial paper to cover expected merger transaction costs, as described above. The amount and form of the borrowings has not yet been finalized, and AvalonBay and Equity Residential continue to evaluate available debt financing alternatives. These amounts are preliminary and subject to change upon completion of the merger. The pro forma adjustments for debt include the following (in thousands):

	Elimination of Historical Amounts	Recognition of Post-Merger Amounts	Net Pro forma Merger Adjustments	Debt Transaction Costs	Total Pro forma Adjustments
Unsecured debt, net	$41,795	$(363,616)	$(321,821)	$—	$(321,821)
Variable rate unsecured credit facility and commercial paper, net	1,103	(1,196)	(93)	706,610	706,517
Mortgage notes payable, net	20,933	(85,546)	(64,613)	—	(64,613)
	$63,831	$(450,358)	$(386,527)	$706,610	$320,083

(H)	Common Shares and Additional Paid-in Capital
As AvalonBay is the accounting acquirer in this reverse acquisition, the pro forma adjustment reflects a deemed equity issuance measured at the fair value of AvalonBay common stock as of June 15, 2026 with the legal capital structure of the combined company reflected using Equity Residential’s common share structure. As such, the 388.5 million Equity Residential common shares issued to AvalonBay stockholders are recorded at $0.01 par value per share, with the excess of deemed fair value over par recorded to additional paid-in capital, AvalonBay’s historical par value of $1.4 million is eliminated, and Equity Residential’s existing 374.1 million common shares outstanding are retained at their historical par value. The following table summarizes the pro forma adjustment (in thousands, except the exchange ratio):

As of March 31, 2026
Common shares:
AvalonBay common stock outstanding	139,111
Exchange ratio to convert AvalonBay common stock to Equity Residential common shares	2.793
Equity Residential common shares issued to AvalonBay shareholders	388,537
Equity Residential common shares outstanding	374,103
Total combined company common shares outstanding, $0.01 par value	762,640
Par value of total combined company common shares outstanding	$7,626
Historical par value of AvalonBay common stock outstanding	(1,391)
Adjustment to reflect par value of total common shares of combined company	$6,235

As of March 31, 2026
Additional paid-in capital:
Historical balance of AvalonBay additional paid-in capital	$11,117,451
Total estimated aggregate consideration for acquisition	24,709,844
Adjustment to reflect par value of total common shares of combined company	(6,235)
Combined company additional paid-in capital	$35,821,060

(I)	Accumulated Other Comprehensive Income
Represents the elimination of Equity Residential’s historical accumulated other comprehensive income related to the deferred gains and losses on Equity Residential’s forward starting swaps designated as cash flow hedges.

(J)	Retained Earnings
Represents the elimination of Equity Residential’s historical retained earnings of $800.7 million and the addition of $750.0 million of transaction-related costs.
(K)	Noncontrolling Interests – DownREIT units and Partially Owned Properties
The pro forma adjustment represents the fair value of minority interests in a number of Equity Residential’s consolidated operating properties. Historical balances of non-controlling interest in certain operating properties have been adjusted to their estimated fair value calculated based on the minority interest ownership percentage of the estimated fair value of the underlying community assets, calculated based on a discounted cash flow analysis, net of the estimated total fair value of the related debt.
(L)	Noncontrolling Interests – Operating Partnership and Redeemable Noncontrolling Interests – Operating Partnership
The Noncontrolling Interests – Operating Partnership and Redeemable Noncontrolling Interests – Operating Partnership to be acquired by AvalonBay through the merger are reflected at fair value in the Unaudited Pro Forma Condensed Consolidated Balance Sheet based on the number of ERP Operating Partnership units outstanding as of March 31, 2026 and the price of Equity Residential common shares as of March 31, 2026. The adjustment to Noncontrolling Interests – Operating Partnership reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet represents the difference between the fair value of the Noncontrolling Interests – Operating Partnership and Equity Residential’s historical balance.
Redeemable Noncontrolling Interests – Operating Partnership are those where Equity Residential is required, either by contract or securities law, to deliver registered common shares. Instruments that require settlement in registered shares cannot be classified in permanent equity as it is not always completely within an issuer’s control to deliver registered shares. Therefore, settlement in cash is assumed and that responsibility for settlement in cash is deemed to fall to ERP Operating Partnership as the primary source of cash for Equity Residential, resulting in presentation in the mezzanine section of the balance sheet and are presented at the greater of book value or fair market value based on the common share price at the end of each respective reporting period. The Redeemable Noncontrolling Interests – Operating Partnership were adjusted to fair market value as of March 31, 2026 on Equity Residential’s historical balance sheet; therefore, no pro forma adjustment was necessary on the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of that date.
Note 6: Pro Forma Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Operations
(M)	Total revenue
No pro forma adjustment to Equity Residential’s historical revenue related to deferred straight-line rent or above- or below-market in-place leases was recorded as the majority of Equity Residential’s leases have a term of one year or less and do not contain rent increases. Additionally, because residential leases reset to prevailing market rates at each annual renewal, in-place residential rents are expected to approximate current market rents at the assumed acquisition date, with any above- or below-market variance limited to a remaining lease term of approximately six months or less, resulting in an immaterial fair value adjustment. With respect to Equity Residential’s commercial leases, the impact of deferred straight-line rent and above- or below-market lease intangibles on revenue are likewise expected to be immaterial.
(N)	Expensed transaction, development, and other costs
The expensed transaction, development, and other costs adjustment of $750.0 million for the year ended December 31, 2025 is for estimated transaction costs in connection with the merger, as described above.
(O)	Interest expense, net
Equity Residential’s interest expense was adjusted to reflect the (i) removal of historical interest expense related to amortization of debt issuance premiums and discounts and amortization of deferred hedging gains and losses of $3.7 million and $15.5 million, for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively, and (ii) the addition of interest expense related to amortization of premiums and discounts based on the estimated fair value of the debt of $13.6 million and $54.5 million for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively.

The combined company pro forma interest expense includes estimated interest expense of $7.7 million and $35.7 million for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively, related to an estimated $750.0 million commercial paper issuance to fund transaction costs. The issuance was assumed to have occurred on January 1, 2025. Commercial paper interest rates are variable in nature. The estimated interest expense amounts represent an approximate 4.10% and 4.75% weighted average rate for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively. A 10% fluctuation in the weighted average rates would change the estimated interest expense amounts by approximately $0.8 million and $3.6 million for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively.
(P)	Depreciation expense
Depreciation expense was adjusted to remove $247.5 million and $1.0 billion of Equity Residential’s historical depreciation expense and recognize $313.0 million and $1.9 billion of depreciation expense for the three months ended March 31, 2026, and the year ended December 31, 2025, respectively. For purposes of this adjustment, the estimated depreciation expense recognized reflects the estimated fair values of the Real Estate, net, the estimated components of the real estate acquired, and an estimated useful life of 30 years for building and improvements, an estimated amortization period for in-place leases of 6 months and an estimated useful life of 7 years for furniture and fixtures, consistent with AvalonBay’s useful life policy.
(Q)	Net (income) loss attributable to noncontrolling interests – DownREIT units and partially owned properties
An adjustment of $0.5 million for the three months ended March 31, 2026 and $2.4 million for the year ended December 31, 2025 was made to the income allocated to noncontrolling interests in the partially owned properties that Equity Residential consolidates. The adjustment was calculated based on the net impact of the purchase accounting adjustments to depreciation expense based on the fair values of the underlying real estate.
(R)	Net (income) loss attributable to noncontrolling interests – Operating Partnership
An adjustment of $1.8 million for the three months ended March 31, 2026 and $24.7 million for the year ended December 31, 2025 was made to the income allocated to the operating partnership unitholders based on the adjusted net income of Equity Residential and changes in the estimated non-controlling interest ownership percentage in the combined company.
Additionally, an adjustment of $82,000 for the three months ended March 31, 2026 and $8.4 million for the year ended December 31, 2025 was made to the income allocated to the operating partnership unitholders based on the estimated transaction costs and interest expense associated with the merger.

Note 7: Pro Forma Net Income Available to Common Shareholders per Share
(S)	Earnings per share
Pro forma basic and diluted earnings per share are calculated using the weighted average number of Equity Residential common shares outstanding during the period as Equity Residential is the legal acquirer for the reverse acquisition. The Equity Residential common shares issued to AvalonBay stockholders are included in the denominator for the full period presented because the pro forma income statement assumes the transaction was consummated at the beginning of the period. The weighted average shares attributable to AvalonBay stockholders are computed by multiplying the historical weighted average of AvalonBay common stock outstanding by the 2.793 exchange ratio, converting them into an Equity Residential common share equivalent. The unaudited pro forma adjustment to earnings per share is as follows (in thousands, except per share data and the exchange ratio):

	Three months ended March 31, 2026	Year Ended December 31, 2025
Numerator:
Net Income attributable to shareholders	$334,731	$515,944
Net Income attributable to participating securities	(649)	(1,974)
Net Income attributable to shareholders - basic	$334,082	$513,970
Net Income attributable to shareholders	$334,731	$515,944
Net Income attributable to DownREIT Units and Operating Partnership	2,749	7,955
Net Income attributable to shareholders – diluted	$337,480	$523,899

Denominator:
Weighted average common shares – basic(1)	765,406	775,487
Effect of dilutive securities(1)	12,993	13,837
Weighted average common shares – diluted(1)	778,399	789,324
Earnings per share – basic	$0.44	$0.66
Earnings per share – diluted	$0.43	$0.66

(1)
The weighted average common shares – basic and dilutive for the combined company were determined based on the historical AvalonBay weighted average common stock outstanding – basic and diluted adjusted to newly issued Equity Residential common shares taking into consideration the exchange ratio.

	Three months ended March 31, 2026	Year Ended December 31, 2025
AvalonBay historical weighted average common shares – basic	139,550	141,739
Exchange ratio	2.793	2.793
Adjusted AvalonBay weighted average common shares - basic	389,763	395,877
Equity Residential historical weighted average common shares - basic	375,643	379,610
Combined company weighted average common shares - basic	765,406	775,487
AvalonBay historical dilutive securities	1,263	1,087
Exchange ratio	2.793	2.793
Adjusted AvalonBay dilutive securities	3,528	3,306
Equity Residential historical dilutive securities	9,465	10,801
Combined company dilutive securities	12,993	13,387
Combined company weighted average common shares - diluted	778,399	789,324

COMPARATIVE PER SHARE MARKET PRICE INFORMATION
Equity Residential common shares are currently listed for trading on the NYSE under the ticker symbol “EQR.” Shares of AvalonBay common stock are currently listed for trading on the NYSE under the ticker symbol “AVB.” The following table presents trading information for Equity Residential common shares and AvalonBay common stock on May 20, 2026, the last trading day before public announcement of the merger agreement and July 8, 2026, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	Equity Residential Common Shares			AvalonBay Common Stock
Date	High	Low	Close	High	Low	Close
May 20, 2026	$66.51	$65.14	$66.28	$187.38	$185.17	$186.69
July 8, 2026	$69.93	$68.23	$68.31	$195.98	$188.85	$189.12

For illustrative purposes, the following table provides AvalonBay equivalent per share information on each of the specified dates. AvalonBay equivalent per share amounts are calculated by multiplying the per share price of each share of Equity Residential common share by 2.793, the exchange ratio, and rounded up or down to the nearest cent.

	Equity Residential Common Shares			AvalonBay Common Stock
Date	High	Low	Close	High	Low	Close
May 20, 2026	$66.51	$65.14	$66.28	$185.76	$181.94	$185.12
July 8, 2026	$69.93	$68.23	$68.31	$195.31	$190.57	$190.79

The following tables set forth the high and low sales prices of Equity Residential common shares and AvalonBay common stock as reported in the NYSE’s consolidated transaction reporting system, and the quarterly cash dividends declared per share, for the calendar quarters indicated.

Equity Residential	High	Low	Dividend Declared
2023
First Quarter	$67.05	$54.60	$0.6625
Second Quarter	$67.13	$58.31	$0.6625
Third Quarter	$69.45	$58.06	$0.6625
Fourth Quarter	$63.02	$52.57	$0.6625
2024
First Quarter	$63.78	$57.33	$0.6750
Second Quarter	$69.65	$59.48	$0.6750
Third Quarter	$78.84	$66.61	$0.6750
Fourth Quarter	$78.32	$68.93	$0.6750
2025
First Quarter	$75.86	$66.64	$0.6925
Second Quarter	$72.40	$59.41	$0.6925
Third Quarter	$68.51	$61.71	$0.6925
Fourth Quarter	$64.86	$58.38	$0.6925
2026
First Quarter	$66.21	$57.57	$0.7025
Second Quarter	$69.03	$58.92	$0.7025
Third Quarter (through July 8, 2026)	$71.50	$68.15	N/A

AvalonBay	High	Low	Dividend Declared
2023
First Quarter	$185.78	$153.07	$1.650
Second Quarter	$192.90	$164.18	$1.650
Third Quarter	$198.66	$169.92	$1.650
Fourth Quarter	$193.33	$160.45	$1.650

AvalonBay	High	Low	Dividend Declared
2024
First Quarter	$188.27	$169.37	$1.700
Second Quarter	$208.45	$177.40	$1.700
Third Quarter	$236.26	$200.21	$1.700
Fourth Quarter	$239.29	$216.09	$1.700
2025
First Quarter	$230.21	$206.81	$1.750
Second Quarter	$216.47	$180.40	$1.750
Third Quarter	$206.48	$181.23	$1.750
Fourth Quarter	$193.81	$166.73	$1.750
2026
First Quarter	$186.77	$160.10	$1.780
Second Quarter	$190.96	$161.29	$1.780
Third Quarter (through July 8, 2026)	$198.63	$188.85	N/A

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are based on current expectations, estimates and projections about the industry and markets in which Equity Residential and AvalonBay operate, as well as beliefs and assumptions of Equity Residential and AvalonBay. Words such as “anticipate,” “become,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “possible,” “predict,” “project,” “target,” “seek,” “shall,” “should,” “will,” “would” or “pro forma,” including variations of such words and similar expressions, are intended to identify forward-looking statements. All statements that address operating performance, events or developments that Equity Residential or AvalonBay expects or anticipates will occur in the future are forward-looking statements, including statements relating to any possible transaction between Equity Residential and AvalonBay, multifamily market conditions, development, redevelopment, acquisition or disposition activity, general conditions in the geographic areas where Equity Residential and AvalonBay operate and Equity Residential’s and AvalonBay’s respective debt, capital structure and financial position. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, assumptions and other factors that are difficult to predict and may cause the actual results to differ materially from future results expressed or implied by such forward-looking statements.
Important factors, risks and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include, but are not limited to:
•
the parties’ ability to complete the proposed transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to Equity Residential’s and AvalonBay’s ability to obtain the required respective shareholder or stockholder approval, as applicable, and the parties’ ability to satisfy the other conditions to consummating the proposed transaction;

•	the inability to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction;
•	the risk that Equity Residential’s and AvalonBay’s businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected;
•	significant transaction costs and/or unknown or inestimable liabilities;
•
potential litigation relating to the proposed transaction that could be instituted against Equity Residential, AvalonBay or their trustees, directors, managers or officers, including resulting expense or delay and the effects of any outcomes related thereto;

•
the risk that disruptions from the proposed transaction, including diverting the attention of Equity Residential and AvalonBay management from ongoing business operations, will harm Equity Residential’s and AvalonBay’s businesses during the pendency of the proposed transaction or otherwise;

•	certain restrictions during the pendency of the business combination that may impact Equity Residential’s and AvalonBay’s ability to pursue certain business opportunities or strategic transactions;
•	the possibility that the business combination may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•
the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances requiring Equity Residential or AvalonBay to pay a termination fee;

•
the effect of the announcement of the proposed transaction on the ability of Equity Residential and AvalonBay to operate their respective businesses and retain and hire key personnel, and to maintain favorable business relationships;

•	risks related to the market value of Equity Residential common shares to be issued in the proposed transaction;
•	other risks related to the completion of the proposed transaction and actions related thereto;

•
potential business uncertainty, including changes to existing business relationships, during the pendency of the business combination or otherwise that could affect Equity Residential’s or AvalonBay’s financial performance;

•	legislative, regulatory and economic developments, including the level of new multifamily communities construction and development, government regulations and competition;
•
unpredictability and severity of local, regional, national and international economic, political and catastrophic climates, conditions and events, including but not limited to acts of terrorism, outbreaks of war or hostilities or pandemics, as well as management’s response to any of the aforementioned factors;

•	changes in global financial markets, interest rates and foreign currency exchange rates;
•	increased or unanticipated competition affecting Equity Residential’s and AvalonBay’s properties;
•	risks associated with acquisitions, dispositions, development and redevelopment of properties;
•	increased costs of labor and construction material;
•	maintenance of REIT status, tax structuring and changes in income tax laws and rates;
•	environmental uncertainties, including risks of natural disasters;
•
those risks and uncertainties set forth in Equity Residential’s and AvalonBay’s Annual Reports on Form 10-K for the year ended December 31, 2025 under the headings “Forward-Looking Statements” and “Risk Factors,” as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by Equity Residential or AvalonBay, as the case may be, with the SEC from time to time, which are available via the SEC’s website at www.sec.gov; and

•	risks and uncertainties set forth in this joint proxy statement/prospectus in “Risk Factors” beginning on page 43.
There can be no assurance that the merger and the other transactions contemplated by the merger agreement will be completed, or if they are completed, that they will close within the anticipated time period. These factors should not be construed as exhaustive and should be read in conjunction with the other forward-looking statements. Forward-looking statements relate only to events as of the date on which the statements are made. Neither Equity Residential nor AvalonBay undertakes any obligation to publicly update or review any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise. If one or more of these or other risks or uncertainties materialize, or if Equity Residential’s and AvalonBay’s underlying assumptions prove to be incorrect, Equity Residential’s, AvalonBay’s and the combined company’s actual results may vary materially from what Equity Residential or AvalonBay may have expressed or implied by these forward-looking statements. Equity Residential and AvalonBay caution not to place undue reliance on any of Equity Residential’s or AvalonBay’s forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect Equity Residential or AvalonBay.

RISK FACTORS
In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including, among others, the matters addressed in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 41, you should carefully consider the following risk factors before deciding whether to vote for the Equity Residential share issuance proposal, in the case of Equity Residential shareholders, or for the AvalonBay merger proposal, in the case of AvalonBay stockholders. In addition, you should read and consider the risks associated with each of the businesses of Equity Residential and AvalonBay because these risks will relate to the combined company following the completion of the merger. Descriptions of some of these risks can be found in the respective Annual Reports of Equity Residential and AvalonBay on Form 10-K for the fiscal year ended December 31, 2025, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 195.
Risks Related to the Merger
The merger is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the merger could have material adverse effects on Equity Residential and AvalonBay.
The completion of the merger is subject to a number of conditions, including, among others, the approval of the Equity Residential share issuance proposal by the Equity Residential shareholders, the approval of the AvalonBay merger proposal by the AvalonBay stockholders, and the absence of a law or order restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the merger, which make the completion of the merger and timing thereof uncertain. See “The Merger Agreement—Conditions to the Merger” for a more detailed description of the conditions to the merger. In addition, Equity Residential and AvalonBay are entitled to terminate the merger agreement under certain circumstances, including as further described in “The Merger Agreement—Termination; —Effect of Termination; —Termination Fees.”
If the merger is not completed, Equity Residential’s and AvalonBay’s respective ongoing businesses may be materially adversely affected and, without realizing any of the benefits of having completed the merger, Equity Residential and AvalonBay will be subject to a number of risks, including the following:
•	the market price of Equity Residential common shares or AvalonBay common stock could decline;
•
Equity Residential or AvalonBay could owe substantial termination fees to the other party under certain circumstances (see “The Merger Agreement—Termination; —Effect of Termination; —Termination Fees”);

•
if the merger agreement is terminated and the Equity Residential board or the AvalonBay board seeks another business combination, Equity Residential shareholders and AvalonBay stockholders cannot be certain that Equity Residential or AvalonBay will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms agreed to in the merger agreement;

•
time, resources, and costs committed by Equity Residential’s and AvalonBay’s respective management teams to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities for their respective companies;

•	Equity Residential or AvalonBay may experience negative reactions from the financial markets or from their respective customers, suppliers, employees, labor unions or other business partners; and
•
Equity Residential and AvalonBay will be required to pay their respective costs relating to the merger, such as legal, accounting, financial advisory and printing fees, whether or not the merger is completed.

In addition, if the merger is not completed, Equity Residential or AvalonBay could be subject to litigation related to any failure to complete the merger or to any enforcement proceeding commenced against Equity Residential or AvalonBay to perform their respective obligations under the merger agreement, and whether or not any such litigation has any merit, the cost of defending such litigation may be significant. The materialization of any of these risks could adversely impact Equity Residential’s and AvalonBay’s respective ongoing businesses.
Similarly, delays in the completion of the merger could, among other things, result in additional transaction costs, loss of revenue, or other negative effects associated with uncertainty about completion of the merger.

The exchange ratio will not be adjusted in the event of any change in either Equity Residential’s or AvalonBay’s stock price. As a result, the merger consideration payable to AvalonBay’s stockholders may be subject to change if Equity Residential’s stock price fluctuates.
Upon completion of the merger, each eligible share of AvalonBay common stock will be converted into the right to receive 2.793 Equity Residential common shares, plus the right to receive cash in lieu of fractional Equity Residential common shares, if any, into which such AvalonBay common stock would have been converted. The exchange ratio will not be adjusted for changes in the market price of either Equity Residential common shares or AvalonBay common stock between the date the merger agreement was signed and completion of the merger. Due to the fixed nature of the exchange ratio, fluctuations in the price of Equity Residential common shares will drive corresponding changes in the value of the merger consideration payable to each AvalonBay stockholder, and accordingly, at the time of the AvalonBay special meeting, AvalonBay stockholders will not know or be able to determine the market value of the consideration they will receive upon completion of the merger. Factors influencing stock prices include:
•	market reaction to the merger announcement and combined company prospects;
•	changes in the respective business, operations, assets, liabilities or financial outlook of either company;
•	investor sentiment and perceived likelihood of closing;
•
economic conditions, geopolitical uncertainties, interest rates, regulatory developments and other factors generally affecting the market prices of Equity Residential common shares and AvalonBay common stock and the broader financial markets;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Equity Residential and AvalonBay operate; and
•	other factors beyond the control of Equity Residential and AvalonBay.
The price of Equity Residential common shares has fluctuated during the period between the date the merger agreement was executed and the date of this joint proxy statement/prospectus, and may continue to fluctuate through the date of each of the Equity Residential special meeting and the AvalonBay special meeting and the date the merger is completed. For example, based on the range of closing prices of Equity Residential common shares during the period from May 20, 2026, the last trading day before the public announcement of the merger agreement, through July 8, 2026, the last practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio resulted in an implied value of the merger consideration ranging from a high of approximately $195.93 to a low of approximately $179.00 for each share of AvalonBay common stock. The actual market value of the Equity Residential common shares received by AvalonBay stockholders upon completion of the merger may result in an implied value of the merger consideration outside this range.
The merger agreement contains provisions that limit each party’s ability to pursue alternatives to the merger, which could discourage a potential competing acquiror of either Equity Residential or AvalonBay from making an alternative proposal and, in specified circumstances, could require either party to pay substantial termination fees to the other party.
The merger agreement contains certain provisions that restrict each of Equity Residential’s and AvalonBay’s ability to initiate, solicit, knowingly encourage or, subject to certain exceptions, engage in discussions or negotiations with respect to, or to approve or recommend, any alternative proposal. Further, even if the Equity Residential board withdraws or qualifies its recommendation with respect to the Equity Residential share issuance proposal or if the AvalonBay board withdraws or qualifies its recommendation with respect to the AvalonBay merger proposal, Equity Residential or AvalonBay, as the case may be, will still be required to submit each such proposal to a vote at their respective special meeting. In addition, the other party generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any alternative proposal before the board of the company that has received the alternative proposal may withdraw or qualify its recommendation with respect to the applicable merger-related proposal.
In some circumstances, upon termination of the merger agreement in connection with an alternative proposal, Equity Residential may be required to pay a termination fee of up to $1.005 billion to AvalonBay, or AvalonBay may be required to pay a termination fee of up to $1.070 billion to Equity Residential. See “Summary—The Merger Agreement—Covenants and Agreements—No Solicitation,” and “The Merger Agreement—Termination; —Effect of Termination; —Termination Fees.”

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Equity Residential or AvalonBay, or pursuing an alternative acquisition transaction, from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per-share value than the per-share value proposed to be received or realized in the merger. In particular, a termination fee, if applicable, could result in a potential third-party acquiror or merger partner proposing to pay a lower price to the Equity Residential shareholders or AvalonBay stockholders than it might otherwise have proposed to pay absent such a fee.
If the merger agreement is terminated in accordance with its terms, and either Equity Residential or AvalonBay determines to seek another business combination, Equity Residential or AvalonBay, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger agreement.
The Equity Residential common shares to be received by AvalonBay stockholders upon completion of the merger will have different rights from shares of AvalonBay common stock.
Upon completion of the merger, AvalonBay stockholders will no longer be stockholders of AvalonBay but will instead become shareholders of Equity Residential, and their rights as Equity Residential shareholders will be governed by the terms of Equity Residential’s Declaration of Trust (as amended, restated or supplemented from time to time, the “Equity Residential charter”) and the Equity Residential bylaws. The terms of the AvalonBay charter and AvalonBay bylaws in some respects materially differ from the terms of the Equity Residential charter and the Equity Residential bylaws, which currently govern the rights of Equity Residential shareholders. For a discussion of the different rights associated with Equity Residential common shares and AvalonBay common stock, see “Comparison of Rights of Shareholders of Equity Residential and Stockholders of AvalonBay.”
Members of the management of Equity Residential and AvalonBay, the Equity Residential board and the AvalonBay board have interests in the merger that may be different from, or in addition to, those of other shareholders or stockholders, as applicable.
In considering whether to approve the Equity Residential share issuance proposal, Equity Residential shareholders should recognize that members of Equity Residential management and the Equity Residential board have interests in the merger that may be different from, or in addition to, their interests as shareholders of Equity Residential, including treatment of outstanding Equity Residential equity awards in connection with the transactions contemplated by the merger agreement, potential severance benefits, potential retention awards, and rights to ongoing indemnification and insurance coverage.
These interests include that seven (7) members of the Equity Residential board immediately prior to the effective time, consisting of David J. Neithercut, Stephen E. Sterrett, Angela M. Aman, Chris Carr, Mary Kay Haben, Ann C. Hoff, and Nina P. Jones, will remain on the combined company board, and Stephen E. Sterrett, the Lead Trustee of Equity Residential, will be appointed to serve as Chairman of the combined company board. The Equity Residential board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the Equity Residential shareholders vote “FOR” the Equity Residential share issuance proposal.
In considering the recommendation of the AvalonBay board to approve the AvalonBay merger proposal, AvalonBay stockholders should be aware that members of AvalonBay management and the AvalonBay board have interests in the merger that may be different from, or in addition to, the interests of AvalonBay stockholders generally, including treatment of outstanding AvalonBay equity awards in connection with the transactions contemplated by the merger agreement, potential severance benefits, potential retention awards and rights to ongoing indemnification and insurance coverage.
These interests also include that seven (7) members of the AvalonBay board immediately prior to the effective time, consisting of Timothy J. Naughton, Benjamin W. Schall, Terry S. Brown, Conor C. Flynn, Christopher B. Howard, Charles E. Mueller Jr., and Susan Swanezy, will be appointed as members of the combined company board, and Benjamin W. Schall, the Chief Executive Officer and President of AvalonBay, will be appointed to serve as Chief Executive Officer of the combined company.
The AvalonBay board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the AvalonBay shareholders vote “FOR” the AvalonBay merger proposal, the AvalonBay merger-related compensation proposal, and the AvalonBay adjournment proposal.

These and other such interests are further described in “The Merger—Interests of Trustees, Directors and Executive Officers in the Merger—Interests of Equity Residential Trustees and Executive Officers in the Merger” and “The Merger—Interests of Trustees, Directors and Executive Officers in the Merger—Interests of AvalonBay Directors and Executive Officers in the Merger.”
The merger will result in changes to the Equity Residential board that may affect the strategy of the combined company as compared to that of Equity Residential and AvalonBay independently.
If the merger is completed, the composition of the Equity Residential board will change. Immediately following the merger, the combined company board will consist of fourteen (14) members, seven (7) of whom are current trustees of Equity Residential and seven (7) of whom are current directors of AvalonBay. The composition of the combined company board may affect the business strategy and operating decisions of the combined company upon the completion of the merger.
Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.
In connection with the pendency of the merger, some customers, suppliers and other persons with whom Equity Residential or AvalonBay has a business relationship have delayed or deferred or may delay or defer certain business decisions or terminate, change, or renegotiate their relationships with Equity Residential or AvalonBay, as the case may be, as a result of the merger, which could negatively affect Equity Residential’s or AvalonBay’s respective revenues, earnings, and cash flows, as well as the market price of Equity Residential common shares or AvalonBay common stock, regardless of whether the merger is completed.
Under the terms of the merger agreement, each of Equity Residential and AvalonBay is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness, incur capital expenditures, settle litigation, amend organizational documents, declare dividends, enter new business lines and invest in third parties. Such limitations could adversely affect each party’s businesses and operations prior to the completion of the merger.
Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger.
Uncertainties associated with the merger may cause a loss of management personnel and other key employees, and Equity Residential and AvalonBay may have difficulty attracting and motivating management personnel and other key employees, which could adversely affect the future business and operations of the combined company.
Equity Residential and AvalonBay are dependent on the experience and industry knowledge of their respective management personnel and other key employees to execute their business plans. The combined company’s success after the completion of the merger will depend in part upon the ability of Equity Residential and AvalonBay to attract, motivate, and retain key management personnel and other key employees. Prior to completion of the merger, current and prospective employees of Equity Residential and AvalonBay may experience uncertainty about their roles within the combined company following the completion of the merger, which may have an adverse effect on the ability of each of Equity Residential and AvalonBay to attract, motivate or retain management personnel and other key employees. In addition, no assurance can be given that the combined company will be able to attract, motivate, or retain management personnel and other key employees to the same extent that Equity Residential and AvalonBay have previously been able to attract or retain their own employees.
If the merger is not consummated by the outside date, either Equity Residential or AvalonBay may terminate the merger agreement.
Either Equity Residential or AvalonBay may terminate the merger agreement if the merger has not been consummated by the outside date in the merger agreement. However, this termination right will not be available to a party if that party materially breached any of its obligations under the merger agreement and that breach resulted in the failure to consummate the merger before such date. Any termination of the merger agreement may adversely affect Equity Residential’s or AvalonBay’s business, financial condition, results of operations and growth prospects. For more information, see the section entitled “The Merger Agreement—Termination; —Effect of Termination;” in this joint proxy statement/prospectus.

If the merger does not qualify as a “reorganization” under Section 368(a) of the Code, U.S. Holders of AvalonBay common stock may be required to pay additional U.S. federal income taxes.
Equity Residential and AvalonBay intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of each of Equity Residential and AvalonBay to complete the merger that it receive an opinion from its respective external counsel (or other nationally recognized tax counsel as may be reasonably acceptable to the other party), dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
The foregoing opinions of counsel will be based on, among other things, certain representations made by Equity Residential and AvalonBay and certain assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these representations or assumptions is, or becomes, inaccurate or incomplete, such opinion may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel is not binding on the U.S. Internal Revenue Service (“IRS”) or the courts, and Equity Residential and AvalonBay have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger. As a result, there can be no assurance that the IRS would not assert that the merger does not qualify as a “reorganization,” or that a court would not sustain such a position. If the IRS or a court were to determine that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) generally would recognize gain or loss, as applicable, in an amount equal to the difference, if any, between (i) the fair market value of the Equity Residential common shares received by such U.S. Holder in the merger and cash received in lieu of a fractional Equity Residential common share and (ii) such U.S. Holder’s adjusted tax basis in its shares of AvalonBay common stock exchanged therefor.
Equity Residential and AvalonBay may be targets of securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the merger from being completed, whether or not such lawsuits have any merit.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against or otherwise resolving these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Equity Residential’s and AvalonBay’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, then that injunction may delay or prevent the merger from being completed, or from being completed within the expected timeframe, which may adversely affect Equity Residential’s and AvalonBay’s respective businesses, financial positions and results of operations.
None of the opinions regarding the fairness, from a financial point of view, of the exchange ratio in the merger delivered to the Equity Residential board and the AvalonBay board prior to the signing of the merger agreement reflects any changes in circumstances since the date on which such opinions were delivered.
Each of the opinions rendered by Morgan Stanley, financial advisor to Equity Residential, to the Equity Residential board on, and dated, May 20, 2026, and by Goldman Sachs, financial advisor to AvalonBay, to the AvalonBay board on, and dated, May 20, 2026, were based upon information available to such financial advisors as of the date of each respective opinion. None of the opinions reflect any changes that may occur or may have occurred after the date on which such opinion was delivered, including changes to the operations and prospects of Equity Residential or AvalonBay, changes in general market and economic conditions or other changes which may be beyond the control of Equity Residential and AvalonBay. Any such changes may alter the relative value of Equity Residential or AvalonBay or the prices of Equity Residential common shares or shares of AvalonBay common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of each respective opinion.
For a description of the opinion that the Equity Residential board received from Equity Residential’s financial advisor, see “The Merger—Opinion of Equity Residential’s Financial Advisor.” For a description of the opinion that the AvalonBay board received from AvalonBay’s financial advisor, see “The Merger—Opinion of AvalonBay’s Financial Advisor.”

Neither Equity Residential shareholders nor AvalonBay stockholders will have appraisal rights or dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders or stockholders, as applicable, to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders or stockholders, as applicable, in connection with the extraordinary transaction.
Under Maryland law, dissenting stockholders or shareholders, as applicable, may have, subject to satisfying certain procedures, the right to demand and receive payment of the fair value of their shares of stock in connection with certain transactions (often referred to as appraisal rights), including a proposed merger, share exchange or sale of substantially all of the assets of the corporation. Under Maryland law and the AvalonBay charter, however, AvalonBay stockholders are not entitled to appraisal or dissenters’ rights in connection with the merger or any other transactions described in this joint proxy statement/prospectus. Likewise, under Maryland Real Estate Investment Trust Law (the “MRL”) and the Equity Residential charter, Equity Residential shareholders are not entitled to appraisal or dissenters’ rights in connection with the merger, the issuance of Equity Residential common shares in the merger or any other transactions described in this joint proxy statement/prospectus.
The unaudited pro forma condensed consolidated financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be reflective of the financial position and results of operations of the combined company following completion of the merger.
The unaudited pro forma condensed consolidated financial statements in this joint proxy statement/prospectus were prepared for illustrative and informational purposes only, to demonstrate the estimated effects of the merger and certain other related transactions and adjustments. The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting in accordance with GAAP with the expectation, as of the date of this joint proxy statement/prospectus, that AvalonBay will be identified as the acquirer. The unaudited pro forma condensed consolidated financial statements were prepared on the basis that such preliminary estimated adjustments will be incurred to achieve the merger, are pending finalization of various estimates, inputs, and analyses and do not include adjustments to reflect any anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, or potential post-merger costs, such as restructuring and integration charges.
The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the combined company’s actual financial position or results of operations would have actually been had the merger been completed as of the dates indicated. Further, the unaudited pro forma condensed consolidated financial statements do not purport to project the future financial position or results of operations of the combined company after the merger, which may differ materially and adversely from the unaudited pro forma combined financial statements that are included in this joint proxy statement/prospectus. The final acquisition accounting will be based upon the actual consideration and the fair value of the assets to be acquired and liabilities to be assumed of the party that is determined to be the acquiree under GAAP as of the date of the completion of the merger. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial statements reflected in this document. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” for more information.
Completion of the merger may trigger change in control or other provisions in certain agreements to which Equity Residential, AvalonBay or their respective subsidiaries are a party, which may have an adverse impact on the combined company’s business and results of operations.
The completion of the merger may trigger change in control or other provisions in certain agreements to which Equity Residential, AvalonBay or their respective subsidiaries are a party. If Equity Residential and AvalonBay are unable to obtain certain consents or waivers from the applicable counterparties, the counterparties may exercise their rights and remedies under the applicable agreements, potentially resulting in defaults, accelerations of indebtedness, termination of the applicable agreements, or claims for monetary damages. Even if Equity Residential and AvalonBay are able to negotiate the required consents or waivers, the counterparties may require a fee for such consents or waivers or seek to renegotiate the agreements on terms less favorable to Equity Residential, AvalonBay or the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company’s business, financial condition and results of operations.

Equity Residential’s and AvalonBay’s financial forecasts are based on various assumptions that may not prove to be correct.
The financial forecasts set forth in “The Merger—Certain Unaudited Prospective Financial Information” are based on assumptions of, and information available to, Equity Residential and AvalonBay at the time they were prepared and provided to the Equity Residential board and AvalonBay board, respectively, along with their respective financial advisors. Equity Residential and AvalonBay do not know whether such assumptions will prove correct. Any or all such forecasts may turn out to be wrong. Such forecasts can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond Equity Residential’s and AvalonBay’s control. Many factors discussed in, or in documents incorporated by reference into, this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Note Regarding Forward-Looking Statements,” will be important in determining Equity Residential’s, AvalonBay’s and the combined company’s future results. As a result of these contingencies, actual future results may vary materially from Equity Residential’s and AvalonBay’s forecasts.
In view of these uncertainties, the inclusion of Equity Residential’s and AvalonBay’s financial forecasts in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecast results will be achieved. Further, any forward-looking statement speaks only as of the date on which it is made, and Equity Residential and AvalonBay undertake no obligation, other than as required by applicable law, to update the financial forecasts herein to reflect events or circumstances after the date those financial forecasts were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. Moreover, neither Equity Residential’s nor AvalonBay’s independent accountants, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to Equity Residential’s or AvalonBay’s unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or achievability thereof.
Even if the AvalonBay merger proposal is approved by AvalonBay stockholders, the date that AvalonBay stockholders will receive the merger consideration is still uncertain.
As described in this joint proxy statement/prospectus, completing the merger is subject to numerous conditions, not all of which are controllable or waivable by Equity Residential and AvalonBay. Accordingly, if the AvalonBay merger proposal is approved by AvalonBay stockholders, the date that AvalonBay stockholders will receive the merger consideration depends on the completion date of the merger, which is uncertain.
Risks Relating to the Combined Company after Completion of the Merger
The combined company may be unable to successfully integrate the businesses of Equity Residential and AvalonBay and realize the anticipated benefits of the merger.
The success of the merger will depend, in part, on the combined company’s ability to successfully combine the businesses of Equity Residential and AvalonBay, which currently operate as independent public companies, and realize the anticipated benefits, including synergies, cost savings, innovation, operational efficiencies and reduced cost of capital, from the combination. If the combined company is unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully, or at all, or may take longer to realize than expected and the value of its common shares may be harmed. Additionally, as a result of the merger, rating agencies may take negative actions against the combined company’s credit ratings, which may increase the combined company’s financing costs, including in connection with any financing of the merger.
The merger involves the integration of Equity Residential’s and AvalonBay’s businesses, which is a complex, costly, and time-consuming process. Neither Equity Residential nor AvalonBay has previously completed a transaction comparable in size or scope to the merger. The integration of the two companies may result in material challenges, including, without limitation:
•	the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the merger;
•	managing a larger combined company;
•	creating, implementing, and executing a unified business strategy and operational, financial and managerial control with respect to the combined entity;

•	maintaining employee morale and attracting, motivating, and retaining management personnel and other key employees;
•	the possibility of faulty assumptions underlying expectations regarding the integration process;
•	retaining existing business and operational relationships and attracting new business and operational relationships;
•
issues in integrating information technology, operational, safety, communications and other systems, including maintaining cybersecurity and data privacy protections and avoiding security breaches, data loss, or service interruptions during the integration of the combined company’s systems;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations and inconsistencies in standards, controls, procedures and policies;
•	coordinating geographically separate organizations;
•
legislative, regulatory and economic developments, including the level of new multifamily communities construction and development, government regulations and competition, that may restrict or adversely impact the combined company’s business operations;

•	expansion of rent control, rent stabilization, eviction moratoriums or other regulations that restrict the methods and strategies of the combined company’s business; and
•	unforeseen expenses or delays associated with the merger.
Many of these factors will be outside of the combined company’s control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially affect the combined company’s financial position, results of operations and cash flows.
Equity Residential and AvalonBay have operated, and until completion of the merger will continue to operate, independently. Equity Residential and AvalonBay have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. In particular, the integration of two large multifamily REIT platforms – each with its own property management systems, technology platforms, employee benefit plans, and corporate cultures – presents significant operational challenges. Integration costs may exceed current estimates, and the combined company may incur significant one-time charges in connection with the integration that are not reflected in the pro forma financial information included in this joint proxy statement/prospectus.
Equity Residential shareholders and AvalonBay stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the policies of the combined company than they now have on the policies of Equity Residential and AvalonBay, respectively.
Equity Residential shareholders presently have the right to vote in the election of the Equity Residential board and on other matters affecting Equity Residential. AvalonBay stockholders presently have the right to vote in the election of the AvalonBay board and on other matters affecting AvalonBay. Immediately after the merger is completed, it is expected that legacy Equity Residential shareholders will own approximately 49% of the combined company’s common shares outstanding and legacy AvalonBay stockholders will own approximately 51% of the combined company’s common shares outstanding, based on the number of shares and stock-based awards of Equity Residential and AvalonBay outstanding as of July 6, 2026.
As a result, current Equity Residential shareholders and current AvalonBay stockholders will have less influence on the policies of the combined company than they now have on the policies of Equity Residential and AvalonBay, respectively, as individual companies.
The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the completion of the merger.
Following the completion of the merger, the size of the combined company’s business will be significantly larger than the current size of either Equity Residential’s or AvalonBay’s respective businesses. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement operational, managerial, financial and strategic initiatives that address not only the integration of two independent stand-alone companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, synergies, cost savings and other benefits currently anticipated from the merger.
The combined company is expected to incur substantial expenses related to the completion of the merger and the integration of Equity Residential and AvalonBay.
The combined company is expected to incur substantial expenses in connection with the completion of the merger and the integration of Equity Residential and AvalonBay. There are a large number of processes, policies, procedures, operations, technologies, and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing and benefits. The substantial majority of these costs will be non-recurring expenses related to the merger (including any financing of the merger), facilities, and systems consolidation costs. The combined company may incur additional costs to retain employees and/or maintain employee morale and to attract, motivate, or retain management personnel and other key employees. Equity Residential and AvalonBay will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs. Additionally, as a result of the merger, rating agencies may take negative actions with regard to the combined company’s credit ratings, which may increase the combined company’s financing costs, including in connection with any financing of the merger. These incremental transaction and merger-related costs may exceed the savings the combined company expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term, and in the event there are material unanticipated costs.
In connection with the merger, the combined company may refinance a significant amount of indebtedness and cannot guarantee that it will be able to obtain the necessary funds on favorable terms or at all.
As of March 31, 2026, Equity Residential had approximately $8.34 billion of outstanding indebtedness, and AvalonBay had approximately $9.36 billion of outstanding indebtedness. In connection with the merger, the combined company may seek to refinance some or all of the indebtedness of each of Equity Residential and AvalonBay or, alternatively, seek any waivers or amendments that may be necessary or advisable to permit certain indebtedness to remain outstanding following the merger. The combined company’s ability to obtain such refinancing, waivers or amendments will depend on, among other factors, prevailing market conditions and other factors beyond the control of the combined company. Equity Residential and AvalonBay cannot assure you that the combined company will be able to obtain financing on terms acceptable to the combined company or at all, and any such failure could materially adversely affect the operations and financial conditions of the combined company. If the combined company is not able to obtain such refinancing, waivers or amendments, it may be required to repay some or all of such indebtedness upon consummation of the merger. Under such circumstances, the combined company may not have sufficient resources to repay such indebtedness. Completion of the merger is not conditioned on completing such financing transactions.
The combined company will have significantly greater indebtedness than either Equity Residential or AvalonBay on a standalone basis, which may adversely affect the combined company’s financial flexibility and increase its exposure to interest rate risk.
As of March 31, 2026, Equity Residential had approximately $8.34 billion of outstanding indebtedness, and AvalonBay had approximately $9.36 billion of outstanding indebtedness. Following the completion of the merger, the combined company is expected to have aggregate indebtedness of approximately $17.7 billion (subject to any repayments, refinancings, or other transactions completed in connection with the merger). This significantly increased level of indebtedness may limit the combined company’s financial flexibility, increase its exposure to interest rate fluctuations, and require a greater portion of the combined company’s cash flows to be dedicated to debt service. A significant portion of the combined company’s indebtedness may bear interest at variable rates, and increases in interest rates could materially increase the combined company’s interest expense and adversely affect its financial condition and results of operations.
The completion of the merger is not conditioned upon the availability of the Bridge Facility or any other financing.
The completion of the merger is not conditioned upon the availability of the Bridge Facility or any other financing. Even if the Bridge Facility becomes unavailable or the terms thereof change materially, Equity Residential will remain obligated to consummate the merger if all other conditions to closing are satisfied or waived. If Equity Residential is unable to obtain sufficient financing to fund the repayment or refinancing of existing indebtedness of ERP Operating Partnership or AvalonBay in connection with the merger, the combined company may face increased borrowing costs, liquidity constraints, or other adverse financial consequences following the closing of the merger. See “The Merger—Financing Matters” for additional information regarding the Bridge Facility and the financing arrangements in connection with the merger.
The combined company’s indebtedness, under certain circumstances, contains restrictions and limitations that could significantly impact the combined company’s ability to operate its business and increase its borrowing costs.
The combined company’s consolidated indebtedness may have the effect of, among other things, increasing borrowing costs. In addition, the amount of cash required to service the indebtedness levels will be greater than the amount of cash flows required to service the indebtedness of Equity Residential and AvalonBay individually prior to completion of the merger. The level of indebtedness could also reduce or limit dividend payments, share repurchases, and other activities and may create competitive disadvantages relative to other companies with lower debt levels. The combined company may be required to raise additional financing for working capital, capital expenditures, acquisitions, or other general corporate purposes. The combined company’s ability to arrange additional financing or refinancing will depend on, among other factors, its financial condition and performance, as well as prevailing market conditions, the terms of third-party debt financing incurred in connection with the consummation of the merger (if any), and other factors beyond its control. There can be no assurance that the combined company will be able to obtain additional financing or arrange refinancing on terms acceptable to it or at all, and any such failure could materially adversely affect its operations and financial condition. For more information on the financial impact of the merger on the combined company’s indebtedness, see “Unaudited Pro Forma Condensed Consolidated Financial Statements.”
Additionally, the combined company expects that the agreements that will govern the terms of its indebtedness will contain a number of restrictive covenants (including, without limitation, financial maintenance covenants) that impose significant operating and financial restrictions on the combined company and may limit its ability to engage in acts that may be in its long-term best interest. Moreover, the combined company’s ability to satisfy any financial maintenance covenants may be affected by events beyond its control and, as a result, it cannot provide assurance that it will be able to satisfy any such covenants.
A breach of the covenants under the agreements that govern the terms of any of the combined company’s indebtedness could result in a default or an event of default under the applicable indebtedness agreement. Such an event of default or a default that matures into an event of default may allow the applicable creditors to foreclose on any collateral for such debt, accelerate the related debt, and/or terminate any related commitments to extend further credit and may result in a default or an event of default under or the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event debtholders accelerate the repayment of the combined company’s indebtedness, the combined company may not have sufficient resources to repay such indebtedness.
The market price of the combined company’s common shares may be affected by factors different from those that are currently affecting or have historically affected the price of Equity Residential common shares or AvalonBay common stock.
Upon completion of the merger, holders of Equity Residential common shares and AvalonBay common stock will be holders of Equity Residential common shares. As the businesses of Equity Residential and AvalonBay differ, the results of operations as well as the price of the combined company’s common shares may in the future be affected by factors different from those factors affecting Equity Residential and AvalonBay as independent stand-alone companies. The combined company will face additional risks and uncertainties that Equity Residential and AvalonBay may not currently be exposed to as independent companies.
The market price of Equity Residential common shares may decline because of the merger.
The market price of Equity Residential common shares may decline as a result of the merger, and holders of Equity Residential common shares could lose the value of their investment in Equity Residential common shares, if, among other things, the combined company is unable to, or there is perception that the combined company will be unable to, achieve the expected growth in earnings, or realize the anticipated benefits, including synergies, cost savings, innovation, and operational efficiencies, from the merger, or if the transaction costs related to the merger are greater than expected, or if any financing related to the transaction is on unfavorable terms. The market price also may decline if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on the combined company’s financial position, results of operations, or cash flows is not consistent with the expectations of financial or industry analysts. The issuance of Equity Residential common shares in the merger could on its own have the effect of depressing the market price for Equity Residential common shares. In addition, many AvalonBay stockholders may decide not to hold the Equity Residential common shares they receive as a result of the merger. Other AvalonBay stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the Equity Residential common shares they receive as a result of the merger. Any such sales of Equity Residential common shares could have the effect of depressing the market price for Equity Residential common shares. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the Equity Residential common shares, regardless of the actual operating performance of the combined company.
Following the merger, the combined company cannot assure you that it will be able to pay dividends at or above the rate currently paid by Equity Residential or AvalonBay.
Following the merger, the combined company is expected to pay an initial annualized dividend equivalent to Equity Residential’s existing dividend per share, which is higher than AvalonBay’s current dividend yield per share. However, there can be no guarantee that shareholders of the combined company will receive dividends at the same rate, or any rate, that they received as Equity Residential shareholders or AvalonBay stockholders prior to the merger. Dividend payments are subject to the discretion of the combined company board, which reserves the right to change the combined company’s dividend policy at any time and for any reason, including as a result of the other risk factors discussed in this section and under “—Other Risk Factors of Equity Residential and AvalonBay.”
Risks Relating to the Status of Equity Residential and AvalonBay as REITs
The combined company may incur adverse tax consequences if Equity Residential or AvalonBay has failed or fails to qualify as a REIT for U.S. federal income tax purposes.
Each of Equity Residential and AvalonBay has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the merger. The combined company intends to continue operating in such a manner following the merger. Neither Equity Residential nor AvalonBay has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of Equity Residential or AvalonBay may affect each company’s ability to qualify as a REIT. In order to qualify as a REIT, each of Equity Residential and AvalonBay must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.
The closing of the merger is conditioned on receipt by Equity Residential of an opinion from Goodwin Procter LLP (“Goodwin”) (or other nationally recognized tax counsel reasonably acceptable to Equity Residential), dated as of the closing date, substantially in the form attached to the merger agreement, to the effect that, beginning with its taxable year ended December 31, 1994 and through its taxable year ending immediately prior to the effective time, AvalonBay has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and receipt by AvalonBay of an opinion from DLA Piper LLP (US) (“DLA Piper”) (or other nationally recognized tax counsel as may be reasonably acceptable to AvalonBay), dated as of the closing date, substantially in the form attached to the merger agreement, to the effect that, beginning with its taxable year ended December 31, 1992, Equity Residential has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Equity Residential’s proposed method of organization and operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year which includes the closing date and thereafter. The foregoing REIT opinions, however, will be based on the factual representations provided by Equity Residential and AvalonBay to counsel and limited by the exceptions, assumptions and qualifications set forth therein, and if any such representations are or become inaccurate or incomplete, such opinions may be invalid and the conclusions reached therein could be jeopardized. The foregoing REIT opinions are not a guarantee that Equity Residential or AvalonBay, in fact, has qualified, or, in the case of Equity Residential, will continue to qualify, as a REIT, nor are such opinions binding on the IRS and there can be no assurance that the IRS will not take a contrary position or that such position would not be sustained.

If, notwithstanding the opinions described above, Equity Residential (or, following the merger, the combined company) loses its REIT status, or is determined to have failed to qualify as a REIT in a prior year, it will face serious tax consequences that would substantially reduce the funds available for distribution to its shareholders, because:
•
it would be subject to U.S. federal, state and local income tax on its net income at regular corporate rates for the years it did not qualify as a REIT (and, for such years, would not be allowed a deduction for dividends paid to shareholders in computing its taxable income);

•	it could be subject to a U.S. federal alternative minimum tax, stock buyback excise tax, and possibly increased state and local taxes for such periods;
•
unless it is entitled to relief under certain U.S. federal income tax laws, neither it nor any “successor” company could re-elect REIT status until the fifth calendar year after the year in which it was disqualified as a REIT;

•	if it were to re-elect REIT status, it would have to distribute all earnings and profits from non-REIT years before the end of the first new REIT taxable year; and
•
for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to U.S. federal corporate level income tax with respect to any built-in gain inherent in such asset at the time of re-election.

Even if Equity Residential (or, following the merger, the combined company) retains its REIT status, if AvalonBay is determined to have lost its REIT status for a taxable year ending on or before the merger, AvalonBay would be subject to adverse tax consequences similar to those described above. This could substantially reduce the combined company’s funds available for distributions to shareholders, because, assuming that the combined company otherwise maintains its REIT qualification:
•
the combined company generally would be subject to U.S. federal corporate level income tax with respect to the built-in gain on each asset of AvalonBay existing at the time of the merger if the combined company were to dispose of the AvalonBay asset during the five-year period following the merger;

•
the combined company would succeed to any earnings and profits accumulated by AvalonBay for taxable periods that it did not qualify as a REIT, and the combined company would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits (or if the combined company does not timely distribute those earnings and profits, the combined company could fail to qualify as a REIT); and

•	if AvalonBay incurred any unpaid tax liabilities, including penalties and interest, prior to the merger, those tax liabilities would be transferred to the combined company as a result of the merger.
If there is an adjustment to AvalonBay’s taxable income or dividends paid deductions, the combined company could elect to use the deficiency dividend procedure in order to maintain AvalonBay’s REIT status. That deficiency dividend procedure could require the combined company to make significant distributions to its shareholders and to pay significant interest to the IRS.
As a result of all these factors, Equity Residential’s or AvalonBay’s (or, following the merger, the combined company’s) failure to qualify as a REIT could impair the combined company’s ability to expand its business and raise capital, and would materially adversely affect the value of its common shares.
Other Risk Factors of Equity Residential and AvalonBay
Equity Residential’s and AvalonBay’s businesses are and will be subject to the risks described above. In addition, Equity Residential and AvalonBay are, and will continue to be, subject to the risks described in Equity Residential’s and AvalonBay’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2025, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

INFORMATION ABOUT THE PARTIES TO THE TRANSACTION
AvalonBay Communities, Inc.
AvalonBay Communities, Inc. is a Maryland corporation that has elected to be treated as a REIT for U.S. federal income tax purposes. AvalonBay develops, redevelops, acquires, owns and operates apartment communities in Boston, Massachusetts, the New York/New Jersey metro area, the Mid-Atlantic, Seattle, Washington, and Northern and Southern California, as well as its expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. AvalonBay uses the term apartment communities to refer to properties that consist of apartment homes or townhomes or a combination of both. AvalonBay focuses on leading metropolitan areas that it believes has offered, and will continue to offer, the opportunity for superior risk-adjusted returns over the long-term on apartment community investments relative to other markets.
AvalonBay’s principal financial goal is to increase long-term shareholder value through the development, redevelopment, acquisition, ownership, operation and asset management, and, when appropriate, disposition of apartment communities in its markets.
As of March 31, 2026, AvalonBay owned or held a direct or indirect ownership interest in 319 apartment communities containing 98,271 apartment homes in 11 states and the District of Columbia, of which 25 communities were under construction. Additionally, as of March 31, 2026, AvalonBay also owned or held a direct or indirect ownership interest in land or rights to land on which AvalonBay expects to develop an additional 30 communities that, if developed as expected, will contain an estimated 9,866 apartment homes. AvalonBay’s common stock is listed on the NYSE under the ticker symbol “AVB.”
AvalonBay’s principal executive office is located at 4040 Wilson Boulevard, Suite 1000, Arlington, Virginia 22203, and its telephone number is (703) 329-6300. Its website is located at www.avalonbay.com. Information contained on, or accessible through, AvalonBay’s website or any other website, is not incorporated by reference into this joint proxy statement/prospectus and should not be considered a part of this joint proxy statement/prospectus.
Additional information about AvalonBay is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Equity Residential and ERP Operating Partnership
Equity Residential, a Maryland REIT formed in March 1993, is committed to creating communities where people thrive. A member of the S&P 500, Equity Residential owns and manages rental properties in dynamic metro areas across the United States with a primary concentration in major coastal areas, diversified by a targeted presence in the high-growth metro areas of Atlanta, Dallas/Austin and Denver. ERP Operating Limited Partnership, an Illinois limited partnership formed in May 1993, conducts the multifamily property business of Equity Residential. Equity Residential is the general partner of, and as of March 31, 2026, owned an approximate 97.6% ownership interest in, ERP Operating Partnership. All of Equity Residential’s property ownership, development and related business operations are conducted through ERP Operating Partnership, and Equity Residential has no material assets or liabilities other than its investment in ERP Operating Partnership. Equity Residential issues equity from time to time, the net proceeds of which it is obligated to contribute to ERP Operating Partnership, but does not have any indebtedness as all debt is incurred by ERP Operating Partnership. ERP Operating Partnership holds substantially all of the assets of Equity Residential, including Equity Residential’s ownership interests in its joint ventures. ERP Operating Partnership conducts the operations of Equity Residential’s business and is structured as a partnership with no publicly traded equity. In addition to its corporate headquarters located in Chicago, Illinois, Equity Residential also operates regional property management offices in most of its markets.
As of March 31, 2026, Equity Residential, directly or indirectly through title holding entities, owned all or a portion of 312 properties located in 10 states and the District of Columbia consisting of 85,211 apartment units. Equity Residential common shares are listed on the NYSE under the ticker symbol “EQR.”
Equity Residential’s and ERP Operating Partnership’s principal executive office is located at Two North Riverside Plaza, Chicago, Illinois 60606, and their telephone number is (312) 474-1300. Their website is located at www.equityapartments.com. Information contained on, or accessible through, their website or any other website is not incorporated by reference into this joint proxy statement/prospectus and should not be considered a part of this joint proxy statement/prospectus.

Additional information about Equity Residential and ERP Operating Partnership is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Merger Sub
Canopy Merger Sub LLC, a Maryland limited liability company and a direct, wholly owned subsidiary of Equity Residential, was formed solely for the purpose of facilitating the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. At the effective time, AvalonBay will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct, wholly owned subsidiary of Equity Residential.
The principal executive office of Merger Sub is located at Two North Riverside Plaza, Chicago, Illinois 60606, and its telephone number is (312) 474-1300.

THE EQUITY RESIDENTIAL SPECIAL MEETING
Equity Residential is furnishing this joint proxy statement/prospectus to its shareholders in connection with the solicitation of proxies to be voted at the Equity Residential special meeting (or any adjournment or postponement thereof) that Equity Residential has called to consider and vote on the Equity Residential share issuance proposal, the Equity Residential charter amendment proposal and the Equity Residential adjournment proposal.
Date, Time, Place, and Purpose of the Equity Residential Special Meeting
Together with this joint proxy statement/prospectus, Equity Residential is also sending Equity Residential shareholders a notice of the Equity Residential special meeting and a form of proxy card that is solicited by the Equity Residential board for use at the Equity Residential special meeting to be held virtually at 8:00 a.m. Central Time on August 12, 2026 (unless it is adjourned or postponed to a later date) via live audio webcast at www.virtualshareholdermeeting.com/EQR2026SM. Equity Residential is holding the Equity Residential special meeting for the following purposes:
1.	to consider and vote on the Equity Residential share issuance proposal;
2.	to consider and vote on the Equity Residential charter amendment proposal; and
3.	to consider and vote on the Equity Residential adjournment proposal.
Equity Residential will transact no other business at the Equity Residential special meeting, except for business properly brought before the Equity Residential special meeting, by or at the direction of the Equity Residential board, or any adjournment or postponement thereof.
Recommendation of the Equity Residential Board
After careful consideration, on May 20, 2026, the Equity Residential board unanimously (i) determined and declared the merger agreement and the transactions contemplated thereby, including the asset contribution, the merger and the issuance of Equity Residential common shares and ERP Operating Partnership units in connection therewith, fair to, advisable and in the best interests of Equity Residential and its shareholders and (ii) directed that the Equity Residential share issuance proposal, the Equity Residential charter amendment proposal and the Equity Residential adjournment proposal be submitted for consideration at the Equity Residential special meeting. The Equity Residential board recommends that Equity Residential shareholders vote “FOR” the Equity Residential share issuance proposal, “FOR” the Equity Residential charter amendment proposal, and “FOR” the Equity Residential adjournment proposal. For a summary of the factors considered by the Equity Residential board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, see “The Merger—Equity Residential’s Reasons for the Merger; Recommendation of the Equity Residential Board.”
Equity Residential Record Date; Outstanding Shares; Shareholders Entitled to Vote
The Equity Residential record date is July 9, 2026. Only holders of Equity Residential common shares as of the close of business on the Equity Residential record date are entitled to notice of, and to vote at, the Equity Residential special meeting, unless a new record date is set in connection with any adjournment or postponement of the Equity Residential special meeting. As of July 6, 2026 there were 374,920,696 issued and outstanding Equity Residential common shares. Each Equity Residential shareholder entitled to vote at the Equity Residential special meeting is entitled to one (1) vote per share at the Equity Residential special meeting. As of July 6, 2026, the issued and outstanding Equity Residential common shares were held by approximately 1,500 shareholders of record.
Quorum
The Equity Residential bylaws require that there be a quorum at the Equity Residential special meeting in order for Equity Residential to hold a vote on the Equity Residential share issuance proposal or the Equity Residential charter amendment proposal. A quorum at the Equity Residential special meeting is the presence, in person or by proxy, of a majority of the votes entitled to be cast on the matter. Abstentions are counted as present for purposes of determining a quorum. Equity Residential common shares held in “street name” (through a bank, broker, nominee, trustee or other record holder) with respect to which the beneficial owner fails to give voting instructions to the bank, broker, nominee, trustee or other record holder, and Equity Residential common shares with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the Equity Residential special meeting for the purpose of determining the presence of a quorum. Failure of a quorum at the Equity Residential special meeting may result in an adjournment of the Equity Residential special meeting and may subject Equity Residential to additional costs and expenses.
Required Vote
Assuming a quorum is present at the Equity Residential special meeting, (i) approval of the Equity Residential share issuance proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Equity Residential special meeting, and (ii) approval of the Equity Residential charter amendment proposal requires an affirmative vote of not less than two-thirds of the Equity Residential common shares outstanding and entitled to vote on such proposal at the Equity Residential special meeting. Equity Residential cannot complete the share issuance or the merger unless the Equity Residential share issuance proposal is approved at the Equity Residential special meeting (or at any adjournment or postponement thereof). For purposes of the Equity Residential share issuance proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, assuming a quorum is present, abstention from voting on the Equity Residential share issuance proposal, the failure of an Equity Residential shareholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder or any other failure of an Equity Residential shareholder to vote, will have no effect on the outcome of the Equity Residential share issuance proposal because these failures to vote are not considered “votes cast.” For purposes of the Equity Residential charter amendment proposal, the failure of an Equity Residential shareholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder, or any other failure of an Equity Residential shareholder to vote, will have the same effect as a vote “AGAINST” the Equity Residential charter amendment proposal.
Whether or not a quorum is present, approval of the Equity Residential adjournment proposal requires the affirmative vote of a majority of the votes cast and entitled to vote thereon at the Equity Residential special meeting. For purposes of the Equity Residential adjournment proposal, “votes cast” means votes “FOR” or “AGAINST.” As a result, abstention from voting on the Equity Residential adjournment proposal, the failure of an Equity Residential shareholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder, or any other failure of an Equity Residential shareholder to vote, will have no effect on the outcome of the Equity Residential adjournment proposal.
Voting Rights; Proxies; Revocation
Equity Residential shareholders may vote their shares at the Equity Residential special meeting in person or represented by proxy.
Voting at the Special Meeting
Shareholders of record as of the Equity Residential record date may attend, participate in, vote at and listen to the Equity Residential special meeting to be held virtually at 8:00 a.m. Central Time on August 12, 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/EQR2026SM. If your shares are held in “street name” by a bank, broker, nominee, trustee or other record holder, please follow the instructions on the voting instruction card furnished by such bank, broker, nominee, trustee or other record holder.
Voting By Proxy
To vote by proxy, an Equity Residential shareholder may vote through the internet or by telephone or mail as follows:
•	TO VOTE THROUGH THE INTERNET OR BY TELEPHONE.
•
If you hold Equity Residential common shares directly in your name as a shareholder of record, you may vote through the internet at the website shown on your enclosed proxy card or by telephone by calling the toll free number shown on your enclosed proxy card and following the instructions. In order to vote your shares through the internet or by telephone, you will need the 16-digit control number on your enclosed proxy card (which is unique to each Equity Residential shareholder to ensure all voting instructions are genuine and to prevent duplicate voting). If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 11:59 p.m. Eastern Time on August 11, 2026 in order to be counted at the Equity Residential special meeting. You may also vote during the Equity Residential special meeting through the internet at the website shown on your enclosed proxy card before the closing of the polls at the meeting.
•
If you hold your Equity Residential common shares in “street name” through a bank, broker, nominee, trustee or other record holder, you may provide voting instructions through the internet or by telephone only if internet or telephone voting is made available by your bank, broker, nominee, trustee or other record holder. Please follow the voting instructions provided by your bank, broker, nominee, trustee or other record holder with these materials.

•	TO VOTE BY MAIL.
•
If you hold Equity Residential common shares directly in your name as a shareholder of record, you may vote by mail by completing, signing and dating your enclosed proxy card and returning it in the accompanying postage-paid envelope no later than the close of business on August 11, 2026 in order for your vote to be counted at the Equity Residential special meeting.

•
If you hold your Equity Residential common shares in “street name” through a bank, broker, nominee, trustee or other record holder, you may vote by mail by returning a properly executed voting instruction form by mail, depending upon the methods your bank, broker or other nominee makes available. Your bank, broker, nominee, trustee or other record holder must receive your voting instruction form in sufficient time to vote your shares at the Equity Residential special meeting.

Revoking Your Vote
You may revoke your vote at any time before voting takes place at the Equity Residential special meeting by: (i) voting on the internet or by telephone before 11:59 p.m. Eastern Time on the day before the Equity Residential special meeting; (ii) signing and submitting another proxy card with a later date at any time before the polls close at the Equity Residential special meeting; (iii) delivering to the Corporate Secretary of Equity Residential a written notice of revocation of your proxy; or (iv) voting again in person before the polls close at the Equity Residential special meeting. For this purpose, communications to the Corporate Secretary of Equity Residential should be addressed to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attn: Corporate Secretary and must be received before the time that the proxy you wish to revoke is voted at the Equity Residential special meeting.
Please note that if your shares are held in “street name” through a bank, broker, nominee, trustee or other record holder and you wish to revoke a previously granted proxy, you must contact that entity and follow its procedures for changing or revoking your voting instructions. You may also revoke your proxy by attending and voting during the Equity Residential special meeting before the polls are closed. Attendance at the Equity Residential special meeting, by itself, will not revoke a previously granted proxy.
Generally
If you hold your Equity Residential common shares in “street name” through a bank, broker, nominee, trustee or other record holder, you must instruct your bank, broker, nominee, trustee or other record holder on how to vote your shares. Your bank, broker, nominee, trustee or other record holder will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your bank, broker, nominee, trustee or other record holder with this joint proxy statement/prospectus. Banks, brokers, nominees, trustees or other record holders who hold Equity Residential common shares in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, banks, brokers, nominees, trustees or other record holders typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Under the current rules of the NYSE, the Equity Residential share issuance proposal, the Equity Residential charter amendment proposal and the Equity Residential adjournment proposal are non-routine. Therefore, banks, brokers, nominees, trustees or other record holders do not have discretionary authority to vote on the Equity Residential share issuance proposal, the Equity Residential charter amendment proposal or the Equity Residential adjournment proposal.
A broker non-vote with respect to Equity Residential common shares occurs when (i) a share of Equity Residential common shares held by a bank, broker, nominee, trustee or other record holder is present, in person or represented by proxy, at a meeting of Equity Residential shareholders, (ii) the beneficial owner of that share has not instructed his, her or its bank, broker, nominee, trustee or other record holder on how to vote on a particular proposal and (iii) the bank, broker, nominee, trustee or other record holder does not have discretionary voting power on such proposal. Banks, brokers, nominees, trustees or other record holders do not have discretionary voting authority with respect to the Equity Residential share issuance proposal, the Equity Residential charter amendment proposal or the Equity Residential adjournment proposal; therefore, if a beneficial owner of Equity Residential common shares held in “street name” does not give voting instructions to the bank, broker, nominee, trustee or other record holder, then those shares will not be present in person or represented by proxy at the Equity Residential special meeting. As a result, there will not be any broker non-votes at the Equity Residential special meeting.
All Equity Residential common shares that are entitled to vote at the Equity Residential special meeting and are represented by a properly completed and valid proxy card received by the deadlines set forth above and not revoked will be voted at the Equity Residential special meeting in accordance with the instructions indicated in such proxy. If an Equity Residential shareholder signs a proxy card and returns it without giving instructions for voting on any proposal, the Equity Residential common shares represented by that proxy card will be voted “FOR” the Equity Residential share issuance proposal, “FOR” the Equity Residential charter amendment proposal, and “FOR” the Equity Residential adjournment proposal.
Your vote is important, regardless of the number of Equity Residential common shares you own. Please complete, sign, date, and promptly return the enclosed proxy card today or authorize a proxy to vote through the internet or by phone.
Stock Ownership of and Voting by Equity Residential Trustees and Executive Officers
As of the close of business on July 6, 2026, Equity Residential’s trustees and executive officers and their affiliates beneficially owned in the aggregate 421,080 Equity Residential common shares entitled to vote at the Equity Residential special meeting, which represents approximately 0.1% of the Equity Residential common shares entitled to vote at the Equity Residential special meeting.
Each of Equity Residential’s trustees and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her Equity Residential common shares “FOR” the Equity Residential share issuance proposal, “FOR” the Equity Residential charter amendment proposal, and “FOR” the Equity Residential adjournment proposal, although none of Equity Residential’s trustees and executive officers have entered into any agreement requiring them to do so.
Solicitation of Proxies; Expenses of Solicitation
The Equity Residential board is soliciting proxies with respect to the Equity Residential share issuance proposal, the Equity Residential charter amendment proposal and the Equity Residential adjournment proposal, and Equity Residential will bear the costs and expenses of that solicitation, including the costs of filing, printing, and mailing this joint proxy statement/prospectus. Equity Residential has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Equity Residential special meeting, and Equity Residential has agreed to pay them a fee of $25,000, plus reimbursement for customary out-of-pocket expenses incurred in connection with the solicitation.
In addition to the mailing of the notices and proxy materials, proxies may be solicited by mail, telephone, facsimile, email and personal solicitation by the board members, officers and employees of Equity Residential acting without special compensation. Equity Residential will also reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Equity Residential common shares.

THE AVALONBAY SPECIAL MEETING
AvalonBay is furnishing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the AvalonBay special meeting (or any adjournment or postponement thereof) that AvalonBay has called to consider and vote on the AvalonBay merger proposal, the AvalonBay merger-related compensation proposal and the AvalonBay adjournment proposal.
Date, Time, Place, and Purpose of the AvalonBay Special Meeting
Together with this joint proxy statement/prospectus, AvalonBay is also sending AvalonBay stockholders a notice of the AvalonBay special meeting and a form of proxy card that is solicited by the AvalonBay board for use at the AvalonBay special meeting, to be held virtually at 9:00 a.m., Eastern Time, on August 12, 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/AVB2026SM. AvalonBay is holding the AvalonBay special meeting for the following purposes:
1.	to consider and vote on the AvalonBay merger proposal;
2.	to consider and vote (on a non-binding, advisory basis) on the AvalonBay merger-related compensation proposal; and
3.	to consider and vote on the AvalonBay adjournment proposal.
AvalonBay will transact no other business at the AvalonBay special meeting, except for business properly brought before the AvalonBay special meeting, by or at the direction of the AvalonBay board, or any adjournment or postponement thereof.
Recommendation of the AvalonBay Board
After careful consideration, the AvalonBay board unanimously (i) determined and declared the merger agreement and the transactions contemplated therein, including the merger and the asset contribution, fair to, advisable and in the best interests of AvalonBay and its stockholders, (ii) approved and deemed advisable the execution and delivery of the merger agreement, the performance by AvalonBay of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger and the asset contribution, (iii) directed that the approval of the merger and the other transactions contemplated by the merger agreement be submitted for consideration at a meeting of AvalonBay’s stockholders and (iv) resolved to recommend that AvalonBay’s stockholders vote in favor of the approval of the merger. The AvalonBay board unanimously recommends that AvalonBay stockholders vote “FOR” the AvalonBay merger proposal, “FOR” the AvalonBay merger-related compensation proposal, and “FOR” the AvalonBay adjournment proposal. For a summary of the factors considered by the AvalonBay board in reaching its decision to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, see “The Merger—AvalonBay’s Reasons for the Merger; Recommendation of the AvalonBay Board.”
AvalonBay Record Date; Outstanding Shares; Stockholders Entitled to Vote
The record date for the AvalonBay special meeting is July 9, 2026 (the “AvalonBay record date”). Only holders of record of AvalonBay common stock as of the close of business on the AvalonBay record date are entitled to notice of, and to vote at, the AvalonBay special meeting, unless a new record date is set in connection with any adjournment or postponement of the AvalonBay special meeting. As of the close of business on July 6, 2026, there were 142,063,687 issued and outstanding shares of AvalonBay common stock. Each AvalonBay stockholder entitled to vote at the AvalonBay special meeting is entitled to one (1) vote per share of AvalonBay common stock held by such stockholder of record. As of the close of business on July 6, 2026, the issued and outstanding shares of AvalonBay common stock were held by approximately 831 stockholders of record.
Quorum
The AvalonBay bylaws require that a quorum be present at the AvalonBay special meeting in order to hold a vote on the AvalonBay merger proposal or the AvalonBay merger-related compensation proposal. A quorum requires the presence, in person or represented by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter. Abstentions will be counted as present for purposes of determining a quorum. Once a quorum has been established, the AvalonBay stockholders present in person or by proxy may continue to transact business until adjournment, even if enough stockholders withdraw to leave fewer than required to establish a quorum. Shares of AvalonBay common stock held in “street name” (i.e., through a bank, broker, nominee, trustee or other record holder) for which the record holder has not received voting instructions from the beneficial owner or person entitled to vote such shares on a matter are considered “broker non-votes.” Broker non-votes are counted as present for purposes of establishing a quorum if the broker has received direction, or has discretion, to vote on at least one matter. AvalonBay does not expect there to be any broker non-votes at the AvalonBay special meeting. If a quorum is not present at the AvalonBay special meeting, the presiding officer has the power under the AvalonBay bylaws to adjourn the meeting to another date not more than 120 days after the original record date, without notice other than an announcement at the meeting.
Required Vote
Assuming a quorum is present at the AvalonBay special meeting, approval of the AvalonBay merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of AvalonBay common stock entitled to vote at the AvalonBay special meeting. The approval of the AvalonBay merger proposal is a condition to the consummation of the merger under the merger agreement. If AvalonBay stockholders fail to approve the AvalonBay merger proposal, the merger will not occur. For purposes of the AvalonBay merger proposal, broker non-votes, abstentions or any other failure of an AvalonBay stockholder to vote, will have the same effect as a vote “AGAINST” the AvalonBay merger proposal.
Assuming a quorum is present at the AvalonBay special meeting, approval of the non-binding, advisory AvalonBay merger-related compensation proposal requires the affirmative vote of a majority of the votes cast on such proposal at the AvalonBay special meeting. For purposes of the AvalonBay merger-related compensation proposal and under Maryland law, broker non-votes and abstentions are not treated as votes cast and, accordingly, will have no effect on the outcome of the AvalonBay merger-related compensation proposal.
Whether or not a quorum is present, approval of the AvalonBay adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the AvalonBay special meeting. For purposes of the AvalonBay adjournment proposal and under Maryland law, broker non-votes and abstentions are not treated as votes cast and, accordingly, will have no effect on the outcome of the AvalonBay adjournment proposal.
AvalonBay does not expect there to be any broker non-votes at the AvalonBay special meeting.
Voting Rights; Proxies; Revocation
AvalonBay stockholders may vote their shares at the AvalonBay special meeting by attending and voting virtually at the AvalonBay special meeting or by submitting a proxy.
Voting at the AvalonBay Special Meeting
Stockholders of record as of the AvalonBay record date may attend, participate in, vote at, and listen to the AvalonBay special meeting to be held virtually at 9:00 a.m., Eastern Time, on August 12, 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/AVB2026SM. If your shares are held in “street name” by a bank, broker, nominee, trustee or other record holder, please follow the instructions on the voting instruction card furnished by such bank, broker, nominee, trustee or other record holder.
Voting By Proxy
To vote by proxy, an AvalonBay stockholder may vote through the internet or by telephone or mail as follows:
•	TO VOTE THROUGH THE INTERNET OR BY TELEPHONE.
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If you hold shares of AvalonBay common stock directly in your name as a stockholder of record, you may vote through the internet at www.proxyvote.com until 11:59 p.m., Eastern Time on August 11, 2026, or by telephone by calling +1 (800) 690-6903 until 11:59 p.m., Eastern Time, on August 11, 2026. In order to vote your shares through the internet or by telephone, you will need the 16-digit control number on your enclosed proxy card (which is unique to each AvalonBay stockholder to ensure all voting instructions are genuine and to prevent duplicate voting). If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 11:59 p.m., Eastern Time, on August 11, 2026 in order to be counted at the AvalonBay special meeting. You may also vote during the AvalonBay special meeting through the internet at www.proxyvote.com before the closing of the polls at the meeting.

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If you hold your shares of AvalonBay common stock in “street name” through a bank, broker, nominee, trustee or other record holder, please contact such entity for instructions on how to vote your shares of AvalonBay common stock at the AvalonBay special meeting. Please follow the voting instructions provided by your bank, broker, nominee, trustee or other record holder with these materials.

•	TO VOTE BY MAIL.
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If you hold shares of AvalonBay common stock directly in your name as a stockholder of record, you may vote by mail by completing, signing, and dating your enclosed proxy card and returning it using the postage-paid envelope provided, or mailing it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received no later than the close of business on August 11, 2026, in order for your vote to be counted at the AvalonBay special meeting.

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If you hold shares of AvalonBay in “street name” through a bank, broker, nominee, trustee or other record holder, please contact such entity for instructions on how to vote your shares of AvalonBay common stock at the AvalonBay special meeting. Please follow the voting instructions provided by your bank, broker, nominee, trustee or other record holder with these materials.

Revoking Your Vote
Even if you vote through the internet or by telephone, or you complete and return a proxy card, if you hold shares of AvalonBay common stock directly in your name as a stockholder of record, you may revoke your vote at any time before the closing of the polls at the AvalonBay special meeting by taking one of the following actions:
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giving written notice of revocation to AvalonBay’s Corporate Secretary at AvalonBay Communities, Inc., 4040 Wilson Boulevard, Suite 1000, Arlington, VA 22203, Attention: Corporate Secretary (Legal Department);

•	submitting new voting instructions over the telephone or the internet by 11:59 p.m., Eastern Time, on August 11, 2026;
•	delivering a new, validly completed, later-dated proxy card by mail that is received no later than the close of business on August 11, 2026; or
•	joining the AvalonBay special meeting and voting virtually during the meeting.
If you hold your shares in “street name” through a bank, broker, nominee, trustee or other record holder, you must contact your bank, broker, nominee, trustee or other record holder to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the AvalonBay special meeting.
Generally
If your shares are held in “street name” through a bank, broker, nominee, trustee or other record holder, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker, nominee, trustee or other record holder. Please note that you may not vote shares held in “street name” by returning a proxy card or voting instruction form directly to AvalonBay. Your bank, broker, nominee, trustee or other record holder is obligated to provide you with a voting instruction form for you to use.
Applicable stock exchange rules permit brokers to vote their customers’ stock held in “street name” on routine matters when the brokers have not received voting instructions from their customers. Those rules do not, however, allow brokers to vote their customers’ stock held in “street name” on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. It is expected that all proposals to be voted on at the AvalonBay special meeting are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

If you are an AvalonBay “street name” stockholder and you do not instruct your bank, broker, nominee, trustee or other record holder on how to vote your shares:
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your bank, broker, nominee, trustee or other record holder may not vote your shares on the AvalonBay merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” the AvalonBay merger proposal;

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your bank, broker, nominee, trustee or other record holder may not vote your shares on the AvalonBay merger-related compensation proposal, which broker non-votes will have no effect on the vote for the AvalonBay merger-related compensation proposal (assuming a quorum is present); and

•
your bank, broker, nominee, trustee or other record holder may not vote your shares on the AvalonBay adjournment proposal, which broker non-votes will have no effect on the vote for the AvalonBay adjournment proposal (whether or not a quorum is present).

All shares of AvalonBay common stock that are entitled to vote at the AvalonBay special meeting and are represented by a properly completed and valid proxy card received by the deadlines set forth above and not revoked will be voted at the AvalonBay special meeting in accordance with the instructions indicated in such proxy. If an AvalonBay stockholder signs a proxy card and returns it without giving instructions for voting on any proposal, the shares of AvalonBay common stock represented by that proxy card will be voted “FOR” the AvalonBay merger proposal, “FOR” the AvalonBay merger-related compensation proposal, and “FOR” the AvalonBay adjournment proposal.
Your vote is important, regardless of the number of shares of AvalonBay common stock you own. Please complete, sign, date, and promptly return the enclosed proxy card today or authorize a proxy to vote through the internet or by phone.
Stock Ownership of and Voting by AvalonBay Directors and Executive Officers
As of the close of business on July 6, 2026, AvalonBay’s directors and executive officers and their affiliates beneficially owned in the aggregate 472,069 shares of AvalonBay common stock entitled to vote at the AvalonBay special meeting, which represents approximately 0.33% of the shares of AvalonBay common stock entitled to vote at the AvalonBay special meeting.
Each of AvalonBay’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of AvalonBay common stock “FOR” the AvalonBay merger proposal, “FOR” the AvalonBay merger-related compensation proposal, and “FOR” the AvalonBay adjournment proposal, although none of AvalonBay’s directors and executive officers have entered into any agreement requiring them to do so.
Solicitation of Proxies; Expenses of Solicitation
The AvalonBay board is soliciting proxies with respect to the AvalonBay merger proposal, the AvalonBay merger-related compensation proposal and the AvalonBay adjournment proposal, and AvalonBay will bear the costs and expenses of that solicitation. AvalonBay has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the AvalonBay special meeting, and AvalonBay has agreed to pay them a fee of $40,000 plus reimbursement for customary out-of-pocket expenses incurred in connection with the solicitation.
In addition to solicitation by mail, directors, officers, and employees of AvalonBay or its subsidiaries may solicit proxies from stockholders by telephone, telegram or by any other electronic means of communication deemed appropriate. AvalonBay currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with approval of the AvalonBay merger proposal, the AvalonBay merger-related compensation proposal and the AvalonBay adjournment proposal. Directors, officers and employees of AvalonBay will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians, and other nominees have been requested to forward proxy solicitation materials to their customers, and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
The Equity Residential board and the AvalonBay board have each unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Under the merger agreement, subject to completion of the asset contribution, AvalonBay will be merged with and into Merger Sub with Merger Sub surviving such merger as a direct, wholly owned subsidiary of Equity Residential.
The merger agreement provides each share of AvalonBay common stock, issued and outstanding immediately prior to the effective time (other than certain excluded shares) will be converted into the right to receive 2.793 Equity Residential common shares, plus cash in lieu of fractional shares, if any.
It is estimated that, upon completion of the merger, legacy Equity Residential shareholders are expected to own approximately 49% of the combined company and legacy AvalonBay stockholders are expected to own the remaining 51%, based on the number of shares and stock-based awards of Equity Residential and AvalonBay outstanding as of July 7, 2026, the last practicable trading day before the date of the joint proxy statement/prospectus.
Equity Residential shareholders are being asked to approve, among other things, the issuance of Equity Residential common shares in connection with the merger, and AvalonBay stockholders are being asked to approve, among other things, the merger and the other transactions contemplated by the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement.
Background of the Merger
The terms of the merger are the result of arms’-length negotiations between Equity Residential and AvalonBay. The following is a summary of the events leading up to the parties’ agreement to combine in a merger of equals transaction and the key meetings, negotiations, discussions and actions between Equity Residential and AvalonBay and their respective advisors that preceded the public announcement of the agreed transaction. The following summary does not purport to catalogue every conversation among the AvalonBay board, the Equity Residential board, the members of AvalonBay management, the members of Equity Residential management or AvalonBay and Equity Residential representatives and other parties.
Each of the Equity Residential board and the AvalonBay board independently and periodically review, with their respective management teams and financial and legal advisors, and when advisable revise, each of their respective long-term strategies and objectives in light of developments in real estate markets, capital market conditions and capabilities. As part of such reviews, each of the Equity Residential board and the AvalonBay board has periodically, and in the ordinary course of business, considered and evaluated a number of potential financial and strategic opportunities to maximize value for their respective shareholders and stockholders, including potential acquisitions, dispositions, strategic business combination transactions and joint venture investments. In addition, each of AvalonBay and Equity Residential have engaged external advisors, including financial advisors, to periodically review with their respective managements and boards the multifamily sector landscape and potential strategic opportunities. In particular, AvalonBay retained Goldman Sachs as lead financial advisor and J.P. Morgan Securities LLC (“J.P. Morgan”) and Wells Fargo Securities, LLC (“Wells Fargo”) as additional financial advisors to AvalonBay in connection with the merger, and Equity Residential retained Morgan Stanley and Centerview Partners LLC (“Centerview”) as lead financial advisors and BofA Securities, Inc. (“BofA”) as additional financial advisor to Equity Residential in connection with the merger.
In 2013, Equity Residential and AvalonBay completed a transaction whereby Equity Residential and AvalonBay acquired and divided the assets of Archstone, an apartment company owned at the time by Lehman Brothers. Members of the management teams of each of Equity Residential and AvalonBay from time to time have met or otherwise communicated informally and independently with representatives of other real estate companies and investors regarding industry trends and considerations and the performance, business, strategic direction and prospects of their respective companies, including on occasion discussing the possible benefits and issues arising from potential business combinations or other strategic transactions. Each of Equity Residential and AvalonBay are generally familiar with the businesses and operations of the other company, including relating to the existing partnership between the two companies that was established in the Archstone transaction.
In May 2024, David J. Neithercut, the Chairman of the Equity Residential board, and Mark J. Parrell, the President and Chief Executive Officer of Equity Residential, had initial conversations with a representative of a publicly traded company that operates in the multifamily sector (“Company A”) about a potential merger between the two companies. The parties discussed the future growth potential of a combined entity. The potential business combination was also discussed at a meeting of the Equity Residential board held on June 20, 2024, on which date Equity Residential entered into a mutual confidentiality agreement with Company A, which included standstill provisions. Following entry into the mutual confidentiality agreement, Equity Residential and Company A engaged in due diligence, including a review of potential operational synergies and growth opportunities. Morgan Stanley also provided the Equity Residential board an overview with respect to Company A and a potential business combination between Company A and Equity Residential.
In July 2024, Mr. Neithercut and Mr. Parrell met with a representative of Company A to discuss financial, governance and operational topics in connection with a potential business combination between Equity Residential and Company A. During this time, Stephen E. Sterrett, the Lead Trustee of the Equity Residential board, also met with a representative of Company A to discuss a potential business combination. Following these meetings, in July 2024, the Equity Residential board met. At this meeting, Mr. Neithercut, Mr. Parrell and Mr. Sterrett reported on their meetings with Company A, and members of Equity Residential management summarized due diligence efforts to date. Following discussion, the Equity Residential board determined to discontinue pursuit of a potential business combination with Company A and to instead continue pursuing Equity Residential’s existing standalone strategy.
Throughout 2025, Equity Residential management reviewed Equity Residential’s capital allocation and growth strategy with the Equity Residential board on a regular basis and investigated the benefits and risks of various opportunities, including share repurchases, acquisitions and/or dispositions of asset portfolios, entering into new lines of business (such as single-family home rentals, senior housing, and/or student housing), and potential mergers. At a meeting of the Equity Residential board on September 18, 2025, Equity Residential management presented an analysis of all of these potential strategies to the Equity Residential board with the assistance of Centerview, who attended the meeting and presented on public company merger opportunities and potential benefits of scale. The Equity Residential board expressed an interest in continuing to pursue various iterations of these strategic concepts, including potential mergers and acquisitions.
At a meeting on December 11, 2025, the Equity Residential board continued to discuss various strategic options, including potential mergers and acquisitions, and following the meeting, Mr. Neithercut contacted a representative of Company A about potentially re-engaging in transaction discussions, but no material discussions resulted from this outreach.
On December 14, 2025, Timothy J. Naughton, the Chairman of the AvalonBay board, received a call from a representative of Company A. Following this initial outreach, Benjamin W. Schall, Chief Executive Officer and President of AvalonBay, met with the members of Company A management over the course of December and throughout January to discuss a potential business combination between AvalonBay and Company A. During this time, Mr. Schall and Mr. Naughton kept the AvalonBay board updated on the progress of discussions with the representatives of Company A.
On December 29, 2025, the AvalonBay board held a meeting at which representatives of Goldman Sachs were also present. Mr. Schall and Mr. Naughton updated the board on the potential transaction with Company A and discussions with Company A’s management team. The AvalonBay board expressed an interest in continuing to pursue discussions and diligence with Company A. The AvalonBay board also formed an ad hoc committee of the board of directors (the “AvalonBay transaction committee”) for convenience (and not because of any actual or perceived conflicts of interests) consisting of Mr. Naughton, Terry S. Brown, the lead independent director of the AvalonBay board, and Charles E. Mueller Jr., in order to more effectively discuss and oversee engagement in any strategic transaction discussions with Company A or related process between regularly scheduled meetings of the AvalonBay board and to oversee topics that could arise from such engagement. The AvalonBay board determined that the committee would not have final decision making authority with respect to a potential transaction, which authority would remain with the full board, nor would it be charged with recommending to the full board whether AvalonBay should enter into a potential transaction.

Later on December 29, 2025, AvalonBay and Company A executed a mutual confidentiality agreement, which included customary standstill provisions. Between December 29 and the end of January 2026, AvalonBay and Company A engaged in further discussions regarding a potential transaction and conducted initial mutual due diligence and made certain additional mutual due diligence requests, including in connection with a review of potential operational synergies and growth opportunities.
Throughout January 2026, the AvalonBay board and AvalonBay transaction committee met several times with members of AvalonBay management and representatives of Goldman Sachs and Goodwin, as applicable, to discuss the potential transaction with Company A, including discussions between Mr. Schall and Company A management, key governance, operational and financial terms of such a transaction and AvalonBay management’s work on preparing AvalonBay’s multi-year forecasts, among other matters. At each such meeting, the AvalonBay board or AvalonBay transaction committee, as applicable, indicated its support of continued discussion and engagement with Company A.
On January 23 and 24, 2026, Mr. Schall met with a representative of Company A to discuss the potential transaction, including the rationale for a business combination between the two companies and the potential benefits to each company’s respective stockholders. Mr. Schall, at the direction of the AvalonBay board, also prepared materials that set forth certain proposed transaction terms, including that AvalonBay would acquire Company A in a stock-for-stock merger based on an exchange ratio reflecting a modest premium, governance of the combined company and treatment of dividends, among other matters.
On January 28, 2026, a representative of Company A sent Mr. Schall materials that set forth a counterproposal to the terms discussed on January 23 and 24, including noting that Company A would seek a higher premium in connection with a potential transaction with AvalonBay. Following receipt of such proposal, Mr. Schall, together with other members of AvalonBay’s management team, had several discussions with representatives of Company A regarding the counterproposal.
Later on January 28, 2026, the AvalonBay transaction committee, representatives of Goldman Sachs, Goodwin and Mr. Schall held a meeting during which Mr. Schall provided an update on the discussions with Company A. The AvalonBay transaction committee discussed that it did not find the January 28, 2026 counterproposal from Company A to be compelling or in the best interests of AvalonBay’s stockholders and instructed Mr. Schall to inform Company A that AvalonBay would discontinue discussions.
Also on January 28, 2026, a representative of Company A contacted Mr. Neithercut and sent materials that set forth certain proposed transaction terms, including noting that Company A would seek a premium in connection with a potential transaction with Equity Residential. Mr. Neithercut informed the representative of Company A that he did not believe that such terms would be acceptable to the Equity Residential board. Mr. Neithercut then discussed this interaction with Mr. Sterrett, and Mr. Parrell and informed the other members of the Equity Residential board of this interaction.
On January 29, 2026, Mr. Schall and a representative of Company A had a discussion during which Mr. Schall indicated that AvalonBay was not interested in pursuing a strategic transaction with Company A at that time.
On February 19, 2026, the Equity Residential board held a meeting to discuss the potential transaction opportunity with Company A and confirmed that it did not find the January 28, 2026 proposal from Company A to be compelling or in the best interests of Equity Residential’s shareholders. The Equity Residential board determined to potentially pursue other opportunities that could provide more significant synergistic and platform growth opportunities, including a potential combination with AvalonBay. The Equity Residential board discussed potential next steps for initiating discussions with AvalonBay. Following the meeting, Mr. Neithercut contacted Timothy Naughton, Chairman of the AvalonBay board, to arrange a meeting to discuss a potential merger between the two companies.
On February 24, 2026, Mr. Neithercut and Mr. Naughton met in Washington, D.C. They discussed Equity Residential and AvalonBay as well as their preliminary views regarding the rationale for a potential merger of equals between the two companies, including certain governance considerations in connection with the potential transaction. Mr. Neithercut and Mr. Naughton expressed mutual interest in a potential combination and discussed next steps to continue discussions.
Following the meeting between Mr. Neithercut and Mr. Naughton, Mr. Parrell and Mr. Schall began discussions regarding a potential combination between Equity Residential and AvalonBay, including with respect to governance and operational matters that would need to be addressed in connection with a transaction. These discussions continued

on a regular basis during the remainder of February and into March 2026. During this time, Mr. Neithercut and Mr. Parrell kept the Equity Residential board updated on the progress of discussions with the representatives of AvalonBay, and Mr. Naughton and Mr. Schall kept the AvalonBay board updated on the progress of discussions with the representatives of Equity Residential.
On February 25 and February 26, 2026, the AvalonBay board held a regularly scheduled meeting at which members of AvalonBay management and representatives of Goldman Sachs were also present and at which representatives of Goldman Sachs presented an update regarding the multifamily REIT sector landscape. Additionally, at the direction of the AvalonBay board, representatives of Goldman Sachs presented to the AvalonBay board an illustrative preliminary analysis regarding a potential combination of AvalonBay and Equity Residential. Following a discussion, the AvalonBay board indicated its support of continued discussion and engagement with Equity Residential regarding a potential strategic transaction.
On March 1, 2026, while in attendance at an industry conference, Mr. Schall and Mr. Parrell met to discuss the potential merger of equals and next steps. Mr. Parrell updated Mr. Neithercut and Mr. Sterrett following his meeting with Mr. Schall.
On March 2, 2026, the AvalonBay transaction committee held a meeting during which Mr. Schall updated the committee on his March 1 meeting with Mr. Parrell.
On March 7, 2026, representatives of Goldman Sachs and Centerview, at the respective direction of AvalonBay and Equity Residential, spoke to discuss process and certain preliminary due diligence matters.
On March 9, 2026, the AvalonBay transaction committee and Mr. Schall held a meeting during which Mr. Schall updated the committee on potential transaction timing based on the discussions between Goldman Sachs and Centerview.
On March 11, 2026, Mr. Neithercut, Mr. Sterrett and Mr. Parrell met with Mr. Naughton, Mr. Brown and Mr. Schall in Atlanta. They further discussed the rationale for a business combination between the two companies and the potential benefits to both Equity Residential shareholders and AvalonBay stockholders, including enhanced development opportunities and differentiated scale, the benefits of drawing from the respective companies’ executive leadership teams and general synergies in combining the businesses. At this meeting, they agreed that, should Equity Residential and AvalonBay decide to combine, Mr. Schall should serve as Chief Executive Officer of the combined company and that the other members of the management team would need to be determined in the future, in a manner satisfactory to both companies in order to facilitate timely integration of the parties’ operations and to otherwise achieve the financial and strategic benefits of a combination. They also agreed that the potential mutual benefits of a combination were compelling enough at this time for Equity Residential and AvalonBay to execute a confidentiality agreement and conduct due diligence.
On March 12, 2026, representatives of Equity Residential sent a draft of a mutual confidentiality agreement to representatives of AvalonBay.
On March 15, 2026, the AvalonBay transaction committee and Mr. Schall held a meeting during which Mr. Schall updated the committee on the general progression of discussions with Mr. Parrell and proposed next steps to advance the transaction process in the coming weeks.
On March 17, 2026, Mr. Parrell, Mr. Schall, Scott J. Fenster, Executive Vice President, General Counsel and Corporate Secretary of Equity Residential, Edward M. Schulman, Executive Vice President, General Counsel and Secretary of AvalonBay, as well as representatives of Equity Residential’s outside counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), and AvalonBay’s outside counsel, Goodwin, had a call to discuss commencement of the due diligence process and other workstreams as part of that process, including certain financial, legal and structural considerations.
On March 18 and 19, 2026, the Equity Residential board held a regular quarterly board meeting, at which the potential combination with AvalonBay was also discussed. At the meeting, the Equity Residential board reviewed with management the company’s overall investment and operational strategies, including with respect to capital allocation and cash flow growth, and received an update from management regarding the mergers and acquisitions landscape in the sector. Mr. Parrell provided an update to the board on the status of discussions with AvalonBay, and the board provided its support for the execution of a confidentiality agreement with AvalonBay and the commencement of due diligence. The Equity Residential board also discussed that Mr. Sterrett would serve as the Chairman of the combined company in the event that Equity Residential and AvalonBay were to combine.
On March 20, 2026, the AvalonBay board held a meeting at which members of AvalonBay management and representatives of Goldman Sachs were also present. At the meeting, the AvalonBay board discussed the recent discussions between AvalonBay and Equity Residential, including the meetings on March 11, 2026. At the request of the AvalonBay board, representatives of Goldman Sachs discussed the potential merger of equals. The AvalonBay board further discussed with its advisors and management the potential benefits of the transaction, timing and other process considerations. Following a discussion, the AvalonBay board indicated its support of continued discussion and engagement with Equity Residential regarding a potential strategic transaction and provided its support for the execution of a confidentiality agreement with Equity Residential and the commencement of due diligence. The AvalonBay board also formally authorized an expanded mandate for the AvalonBay transaction committee to include oversight of any strategic transaction discussions with Equity Residential or related process between regularly scheduled meetings of the AvalonBay board and to oversee related matters.
Also on March 20, 2026, Equity Residential and AvalonBay executed a mutual confidentiality agreement, including standstill provisions and a requirement that, until 11:59 pm Eastern Time on May 20, 2026 (which period could be extended), either company would notify the other company of its receipt of an alternative acquisition proposal for a merger or similar extraordinary transaction or such company’s engagement in discussions or negotiations related to a merger or similar extraordinary transaction. Following execution of the mutual confidentiality agreement, the management teams of both companies subsequently began due diligence and further analysis of the potential transaction.
On March 24, 2026, the parties held an organizational call, attended by representatives of each of AvalonBay, Equity Residential, Goldman Sachs, Centerview and Morgan Stanley to align on process, mutual diligence and transaction timeline.
On March 25, 2026, members of management of each of Equity Residential and AvalonBay, as well as representatives of each of their financial advisors, met to discuss financial diligence matters.
On March 26, 2026, each of AvalonBay and Equity Residential opened a virtual data room to the other party and its advisors and, over the course of the following weeks, exchanged mutual due diligence materials and information, engaged in related discussions, including diligence calls between the management teams of both companies, and conducted legal, financial and operational diligence. Members of Equity Residential and AvalonBay management regularly updated members of their respective boards during this period regarding these discussions.
On March 31, 2026, the AvalonBay transaction committee, representatives of Goldman Sachs, Mr. Schall and other members of AvalonBay management held a meeting during which Mr. Schall provided an update on the transaction process, due diligence and AvalonBay management’s work on updating AvalonBay’s multi-year forecasts. The AvalonBay transaction committee reviewed a preliminary draft version of risk-adjusted financial projections for fiscal years 2026 through 2030 prepared by AvalonBay management in connection with a potential transaction and the underlying assumptions and related risks, to be shared with Goldman Sachs and with Equity Residential and its financial advisor, Morgan Stanley.
On April 4, 2026, the Equity Residential board held a meeting, at which Mr. Neithercut and Mr. Parrell provided an update regarding the status of the potential combination with AvalonBay. At this meeting, the Equity Residential board determined to form an ad hoc committee (the “Equity Residential transactions committee”) for convenience (and not because of any actual or perceived conflicts of interests), consisting of Mr. Neithercut, Mr. Sterrett, Mr. Parrell, Angela Aman and Nina Jones, to review and advise management on aspects related to the potential combination with AvalonBay. The Equity Residential board determined that the committee would not have final decision making authority with respect to a potential transaction, which authority would remain with the full board, and that meetings of the Equity Residential transactions committee would be open to all members of the Equity Residential board.
Following the meeting and throughout April and May, Mr. Neithercut and Mr. Parrell kept the Equity Residential board updated on the status of due diligence and other workstreams in connection with the potential transaction.

Beginning in early April and into early May, representatives of Equity Residential, AvalonBay, Wachtell Lipton, and Goodwin met regularly to discuss transaction structuring with representatives of KPMG, which was engaged by Equity Residential and AvalonBay to advise on structuring matters with respect to the possible transaction, including with respect to efforts to minimize one-time transaction costs associated with the transaction.
On April 10, 2026, the Equity Residential transactions committee held a meeting, which was attended by other trustees of the Equity Residential board. At this meeting, Mr. Neithercut and Mr. Parrell provided an update on the potential combination with AvalonBay, including as to the status of key workstreams and next steps. The Equity Residential transactions committee directed Equity Residential management to continue working on the potential transaction. At this meeting, the Equity Residential board also discussed the status of the April 2026 Equity Residential standalone projections (as defined below under “—Certain Unaudited Prospective Financial Information—Equity Residential Unaudited Prospective Financial Information”), which presented financial projections for fiscal years 2026 through 2030 for Equity Residential on a standalone basis and had been prepared by Equity Residential management, continued to be refined by Equity Residential management and had been shared with Morgan Stanley and with AvalonBay and its financial advisor, Goldman Sachs, as further discussed below under “—Certain Unaudited Prospective Financial Information—Equity Residential Unaudited Prospective Financial Information.” The Equity Residential board also reviewed AvalonBay’s preliminary draft projections at this meeting.
Also on April 10, 2026, at the direction of the AvalonBay transaction committee, Mr. Schall met with Mr. Sterrett in San Antonio to discuss their preliminary views on the prospects of the combined company.
On April 11, 2026, the AvalonBay transaction committee, representatives of Goldman Sachs, Mr. Schall and other members of AvalonBay management held a meeting during which Mr. Schall provided an update on the transaction process, including discussions with Mr. Sterrett. Members of AvalonBay management also reviewed transaction structuring and estimated transaction costs and management’s work on updating AvalonBay’s preliminary draft version of risk-adjusted financial projections for fiscal years 2026 through 2030, which continued to be refined by management and had been shared with Goldman Sachs and with Equity Residential and its financial advisor, Morgan Stanley. The AvalonBay transaction committee also reviewed Equity Residential’s initial standalone model.
On April 13, 2026, Mr. Schall met individually with Mr. Parrell and with various members of the Equity Residential management team in Chicago to discuss the potential transaction and leadership roles in the combined company.
On April 14, 2026, Mr. Parrell met with various members of the AvalonBay management team in the Washington, D.C. area to discuss the potential transaction and leadership roles in the combined company.
On April 17, 2026, the AvalonBay board held a meeting at which members of AvalonBay management and representatives of Goldman Sachs and Goodwin were also present. At the meeting, Mr. Schall discussed with the AvalonBay board and other members of AvalonBay management the recent discussions between AvalonBay and Equity Residential. Members of AvalonBay management also reviewed a preliminary draft version of risk-adjusted financial projections for fiscal years 2026 through 2030 prepared by management in connection with a potential transaction and the underlying assumptions and related risks and reviewed Equity Residential’s initial standalone model. At the request of the AvalonBay board, representatives of Goldman Sachs discussed Goldman Sachs’ engagement, the diligence conducted by AvalonBay to date and the process for Goldman Sachs’ financial analyses. The AvalonBay board further discussed with the advisors and management the potential benefit of the transaction, transaction alternatives, regulatory considerations, timing and other process considerations. Following a discussion, the AvalonBay board indicated its support of continued discussion and engagement with Equity Residential regarding a potential strategic transaction and the AvalonBay board directed members of AvalonBay management to work with Goldman Sachs to continue to revise AvalonBay’s preliminary draft financial projections.
On April 20 and 21, 2026, the Equity Residential and AvalonBay management teams met in New York to discuss various aspects of the potential combination, including potential synergies and growth opportunities and creating a corporate culture of the combined company. During these meetings, Mr. Schall also met with individual members of the Equity Residential management team, and Mr. Parrell met with individual members of the AvalonBay management team. Following these meetings, Mr. Schall and Mr. Parrell continued to communicate on a nearly daily basis regarding various management, operational and financial topics with respect to the potential combination.
On April 23, 2026, the Equity Residential transactions committee held a meeting. The meeting was also attended by members of the Equity Residential management team and representatives of Wachtell Lipton, Centerview, and

Morgan Stanley. Mr. Parrell provided an update on the meetings with AvalonBay management in New York, and Mr. Neithercut, the members of Equity Residential management, and the advisors led a discussion regarding the potential merger of equals with AvalonBay, including various potential benefits and risks and details regarding a wide range of financial, structuring, regulatory, social, and legal considerations. The trustees and members of Equity Residential management also discussed various governance considerations with respect to the proposed merger of equals, including the proposal that Mr. Sterrett would serve as Chairman of the combined company with Mr. Schall serving as Chief Executive Officer of the combined company. The trustees directed Equity Residential management to continue pursuing the potential transaction.
On April 25, 2026, the AvalonBay transaction committee, representatives of Goldman Sachs and Mr. Schall held a meeting during which Mr. Schall provided an update to the committee on the meetings with Equity Residential management in New York.
On April 27, 2026, AvalonBay reported earnings for the first quarter of 2026.
On April 28, 2026, AvalonBay held a conference call to discuss its first quarter results. Also on April 28, Equity Residential reported its earnings for the first quarter of 2026.
On April 29, 2026, Equity Residential held a conference call to discuss its first quarter results.
Also on April 29, 2026, Bloomberg published an article indicating that AvalonBay and Equity Residential were exploring a possible combination.
On May 2, 2026, Mr. Fenster sent a draft non-binding term sheet to Mr. Schulman and representatives of Goodwin, setting forth the parties’ mutual understanding of key terms with respect to the proposed merger of equals between Equity Residential and AvalonBay, including regarding transaction structure, consideration, treatment of dividends, corporate identity and headquarters, and governance of the combined company, among other matters.
Later on May 2, 2026, Mr. Parrell and Mr. Schall spoke to discuss updates on the transaction and the non-binding term sheet. Mr. Schall and Mr. Parrell also discussed that the companies’ respective finance teams should begin work on securing financing sources over the course of the next several weeks in connection with a possible bridge financing facility relating to assumption of certain debt of AvalonBay in connection with the transaction.
On May 3, 2026, representatives of Wachtell Lipton and Goodwin spoke to discuss the non-binding term sheet and certain process and timing considerations in connection with the potential transaction.
On May 4, 2026, Mr. Schall and Mr. Parrell met, together with representatives of Goldman Sachs, Centerview and Morgan Stanley, to discuss a proposed exchange ratio per AvalonBay share of common stock of 2.793 Equity Residential common shares (based on a blended average of exchange ratios implied by the 30-day volume-weighted average trading prices and the closing share prices for each of AvalonBay and Equity Residential as of April 29, 2026, the date on which the Bloomberg article was published after market close) and governance terms. Mr. Schall updated Mr. Naughton regarding this discussion, and Mr. Parrell separately updated Mr. Neithercut.
Between May 4 and May 8, 2026, the AvalonBay transaction committee met several times with Mr. Schall and representatives of Goldman Sachs and Goodwin to discuss the non-binding term sheet, the meeting between Mr. Schall and Mr. Parrell on May 4, updates to the transaction process, AvalonBay management’s work on updating the AvalonBay long-term forecasts and governance matters relating to the potential transaction, including that Mr. Schall would serve as Chief Executive Officer of the combined company with Mr. Sterrett serving as Chairman of the combined company.
On May 5, 2026, Equity Residential and AvalonBay jointly engaged Ferguson Partners Consulting, an independent compensation consultant (the “Compensation Consultant”), to review equity compensation arrangements proposed in connection with the transaction.
On May 7, 2026, the Equity Residential board held a meeting in Chicago, portions of which were attended by Mr. Schall and Mr. Naughton. Prior to Mr. Schall and Mr. Naughton joining the meeting, Mr. Parrell and Mr. Neithercut provided the Equity Residential board with an update on the transaction process and discussed with the board the non-binding term sheet. During the portion of the meeting attended by Mr. Naughton and Mr. Schall, Mr. Schall led a discussion regarding the potential combination of Equity Residential and AvalonBay and his vision for the combined company and answered questions from members of the Equity Residential board. Also on May 7, Mr. Schall met with members of the Equity Residential management team, and Mr. Schall and Mr. Parrell met to discuss various transaction terms, including the exchange ratio.
On May 11, 2026, the compensation committee of the Equity Residential board (the “Equity Residential compensation committee”) held a meeting, with Mr. Neithercut, representatives of Wachtell Lipton, and a representative of the Compensation Consultant in attendance, to discuss various compensation matters related to the potential merger with AvalonBay.
On May 12, 2026, Wachtell Lipton sent a draft merger agreement to Goodwin, which reflected the terms discussed to date between the parties, including those set forth in the non-binding term sheet. From this date through the execution of the merger agreement on May 20, Wachtell Lipton and Goodwin exchanged various drafts of and negotiated the merger agreement, related disclosure letters and other transaction documentation.
Also on May 12, 2026, the AvalonBay board met, together with representatives of Goldman Sachs and Goodwin and members of AvalonBay management, to update the AvalonBay board on recent meetings with Equity Residential and to discuss negotiations with Equity Residential. Representatives of Goodwin discussed with the AvalonBay board various legal matters, including the AvalonBay board’s duties in the context of an all stock-for-stock business combination. At the request of the AvalonBay board, representatives of Goldman Sachs discussed the proposed terms of the merger of equals with Equity Residential including the proposed exchange ratio and considerations associated with AvalonBay’s long-term outlook. The AvalonBay board further discussed with the advisors and management the perceived financial prospects of a combination between AvalonBay and Equity Residential and the possible benefits of the potential transaction. The AvalonBay board discussed, with representatives of Goodwin, AvalonBay’s formal engagement of Goldman Sachs, and representatives of Goodwin provided an overview of the proposed terms of the Goldman Sachs engagement letter and noted that Goldman Sachs had provided a customary relationship disclosure letter to AvalonBay that identified relationships between Goldman Sachs and AvalonBay and between Goldman Sachs and Equity Residential, a copy of which had been provided to the AvalonBay directors prior to this meeting. The AvalonBay board determined that there were no conflicts for Goldman Sachs. The AvalonBay board delegated to the AvalonBay transaction committee the authority to finalize the approvals of the engagement letter with Goldman Sachs and any engagement letters in connection with the potential engagement of each of J.P. Morgan and Wells Fargo as additional financial advisors.
On May 13, 2026, the Equity Residential compensation committee held a meeting, with additional trustees and members of Equity Residential management, as well as representatives of Wachtell Lipton and the Compensation Consultant in attendance, to further discuss various compensation matters related to the potential combination with AvalonBay.
Also on May 13, 2026, representatives of Wachtell Lipton, on behalf of Equity Residential, sent to Goodwin a term sheet containing key terms of certain employee benefits and compensation matters in connection with the potential transaction, which was subsequently discussed and negotiated between the parties.
On May 14, 2026, the Equity Residential board held a meeting, with members of Equity Residential management and representatives of Wachtell Lipton, Centerview, and Morgan Stanley in attendance. Representatives of Wachtell Lipton discussed with the Equity Residential board various legal matters, including the Equity Residential board’s duties in the context of an all stock-for-stock business combination. Representatives of Wachtell Lipton also noted that Morgan Stanley had provided a customary relationship disclosure letter to Equity Residential that identified relationships between Morgan Stanley and Equity Residential and between Morgan Stanley and AvalonBay, a copy of which had been provided to the Equity Residential board prior to this meeting. The Equity Residential board determined that there were no conflicts for Morgan Stanley. Members of Equity Residential management and Equity Residential’s financial advisors led a discussion regarding the May 2026 Equity Residential standalone projections (as defined below under “—Certain Unaudited Prospective Financial Information—Equity Residential Unaudited Prospective Financial Information”), which presented financial projections for fiscal years 2026 through 2030 for Equity Residential on a standalone basis and had been prepared by Equity Residential management and shared with Morgan Stanley and with AvalonBay and its financial advisor, Goldman Sachs, as further discussed below under “—Certain Unaudited Prospective Financial Information—Equity Residential Unaudited Prospective Financial Information.” Following discussion, the Equity Residential board approved the projections and instructed Morgan Stanley to utilize and rely on such projections, as well as the AvalonBay standalone projections (as defined below under “—Certain Unaudited

Prospective Financial Information—AvalonBay Unaudited Prospective Financial Information”), for purposes of providing its financial analyses with respect to the Equity Residential board’s evaluation of a potential transaction and preparing its fairness opinion. Equity Residential’s advisors then discussed with the Equity Residential board various considerations and updates related to the potential merger, including benefits and risks, financial analyses, transaction details and status, synergies, transaction costs, and regulatory considerations. Following discussion, the Equity Residential board directed management to continue and finalize negotiations with AvalonBay.
On May 17, 2026, the AvalonBay board held a meeting with representatives of Goodwin, Goldman Sachs and members of AvalonBay management. At the meeting, the AvalonBay board reviewed ongoing discussions between AvalonBay and Equity Residential, including the proposed exchange ratio. Representatives of Goodwin discussed with the AvalonBay board various legal matters, including the AvalonBay board’s duties. At the request of the AvalonBay board, representatives of Goldman Sachs reviewed the exchange ratio and members of AvalonBay management reviewed risk-adjusted financial projections for fiscal years 2026 through 2030 for AvalonBay on a standalone basis, for Equity Residential on a standalone basis, and for the combined post-closing company prepared by management in connection with a potential transaction and the underlying assumptions and related risks, as further described below under “—Certain Unaudited Prospective Financial Information—AvalonBay Unaudited Prospective Financial Information.” The AvalonBay projections were updated from the preliminary draft projections to reflect revised operating synergies assumptions for the combined company, including to reduce such synergies to $125 million of run-rate annual net operating synergies after the impact of real estate tax reassessments, which synergies are expected to be achieved within 18 months of closing. Following discussion of these matters, the AvalonBay board approved the AvalonBay projections as discussed at the meeting, directed members of AvalonBay management to share the revised components of the AvalonBay projections with Equity Residential and instructed Goldman Sachs to utilize and rely on the AvalonBay projections in connection with providing its financial analyses with respect to the AvalonBay board’s evaluation of a potential transaction and preparing its fairness opinion. At the request of the AvalonBay board, representatives of Goldman Sachs also presented Goldman Sachs’ preliminary valuations to the AvalonBay board and provided updates regarding various financial aspects of the proposed transaction.
Later on May 17, 2026, conversations took place among Stephen Hills, independent chair of the compensation committee of the AvalonBay board, Mr. Schall, Mr. Naughton and representatives of the Compensation Consultant regarding certain employee benefits and compensation matters in connection with the potential transaction.
On May 19, 2026, the AvalonBay board held a meeting with representatives of Goodwin, Goldman Sachs and members of AvalonBay management. Mr. Schall reported on the status of the negotiations of the merger agreement and proposed transaction, including the due diligence review of both parties and the structural terms of the proposed transaction. At the request of the AvalonBay board, representatives of Goldman Sachs provided updates regarding various financial aspects of the proposed transaction and preparation for an announcement of the potential transaction, subject to final board approvals. Representatives of Goldman Sachs also confirmed that there were no updates to the relationship disclosure letter provided to the AvalonBay board prior to the May 12, 2026 board meeting. Mr. Naughton and Mr. Hills also provided an update regarding certain employee benefits and compensation matters in connection with the potential transaction. Following the meeting, on May 19, 2026, AvalonBay executed engagement letters with each of Goldman Sachs, J.P. Morgan and Wells Fargo.
Also on May 19, 2026, Mr. Naughton and Mr. Neithercut spoke to discuss certain provisions regarding employee retention and severance benefits reflected in the latest draft merger agreement.
On the morning of May 20, 2026, members of the Equity Residential compensation committee and Mr. Neithercut held a meeting to discuss various compensation and employee matters relating to the proposed transaction and potential combined company.
Also on May 20, 2026, representatives of AvalonBay management, Equity Residential management, Wachtell Lipton and Goodwin met in New York to finalize negotiation of the merger agreement and related transaction documentation as well as the various communications planned in connection with the announcement of the transaction.
Additionally, on May 20, 2026, Equity Residential executed engagement letters with each of Morgan Stanley, Centerview and BofA, the material terms of which had been reviewed and discussed with the Equity Residential board.
In the afternoon on May 20, 2026, a joint meeting of the Equity Residential board and the compensation committee thereof was held, with Mr. Fenster and representatives of Wachtell Lipton, Centerview, and Morgan Stanley in attendance. Mr. Parrell reviewed the developments since the Equity Residential board’s last meeting. The representatives from Wachtell Lipton then reviewed the trustees’ roles and duties in the transaction context. Additionally, representatives of Wachtell Lipton presented a summary of the terms of the draft merger agreement, including with respect to the exchange ratio, anticipated closing timing, governance provisions, various covenants, compensation matters, and financing matters, among others. The representatives from Wachtell Lipton also discussed the proposed amendment to Equity Residential’s bylaws to add an exclusive forum bylaw provision. The representatives of Morgan Stanley then reviewed and discussed Morgan Stanley’s financial analyses with respect to Equity Residential, AvalonBay and the proposed merger. Thereafter, Morgan Stanley rendered its oral opinion to the Equity Residential board (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion dated the same date) that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Equity Residential. Additionally, prior to the meeting, Morgan Stanley had provided an updated relationship disclosure letter to the Equity Residential board providing certain information regarding its relationships with Equity Residential and AvalonBay, as further described in the section entitled “—Opinion of Equity Residential’s Financial Advisor.”
Following discussion, during which the Equity Residential trustees considered the matters reviewed and discussed at that meeting and prior meetings, including factors described in the section of this joint proxy statement/prospectus entitled “—Equity Residential’s Reasons for the Merger; Recommendation of the Equity Residential Board,” the Equity Residential board unanimously (i) determined and declared the merger agreement and the transactions contemplated thereby, including the asset contribution, the merger and the issuance of Equity Residential common shares and ERP Operating Partnership units in connection therewith fair to, advisable and in the best interests of Equity Residential and its shareholders, (ii) approved and deemed advisable the execution and delivery of the merger agreement, the performance by Equity Residential of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, (iii) directed that the issuance of Equity Residential common shares in connection with the merger be submitted for consideration at the Equity Residential special meeting and (iv) resolved to recommend that Equity Residential shareholders vote in favor of the Equity Residential share issuance proposal and the Equity Residential charter amendment proposal. The Equity Residential board also adopted the exclusive forum bylaw amendment, and the Equity Residential compensation committee approved various compensation matters contemplated in connection with the merger.
Later on May 20, 2026, the AvalonBay board held a meeting together with members of AvalonBay management and representatives of Goodwin and Goldman Sachs, to discuss and review the merger agreement and to consider the proposed merger. Representatives of Goodwin reviewed the duties of the directors and the final terms of the merger agreement. At the request of the AvalonBay board, representatives of Goldman Sachs then reviewed with the AvalonBay board Goldman Sachs’ financial analyses of the proposed exchange ratio to be received by the holders of outstanding AvalonBay common stock in the merger. Goldman Sachs then rendered to the AvalonBay board its oral opinion, which was subsequently confirmed by the delivery of Goldman Sachs’ written opinion addressed to the AvalonBay board dated May 20, 2026, that, as of such date, and based on and subject to the factors and assumptions set forth therein, the exchange ratio to be received by the holders of AvalonBay common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders of AvalonBay common stock (other than Equity Residential and its affiliates). Following discussion, the AvalonBay board unanimously adopted resolutions which, among other things, approved and declared advisable and in the best interests of AvalonBay and the AvalonBay stockholders, the merger, the merger agreement and the other transactions contemplated by the merger agreement and resolved to recommend that the AvalonBay stockholders vote for the approval of the merger and the other transactions contemplated by the merger agreement. The AvalonBay board also approved various compensation arrangements, including employee retention and severance benefits permitted by the merger agreement.
Following the Equity Residential and AvalonBay board meetings, in the evening on May 20, 2026, the parties executed the merger agreement and finalized the related transaction documents.
Also on May 20, 2026, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC and Wells Fargo Bank, National Association provided the Commitment Letter to Equity Residential in respect of the Bridge Facility, a copy of which was delivered to AvalonBay.
Late in the evening on May 20, 2026, Bloomberg published an article indicating that AvalonBay and Equity Residential were nearing an agreement to merge.

On the morning of May 21, 2026, prior to the opening of the U.S. stock market, AvalonBay and Equity Residential issued a joint press release announcing the proposed merger, and Mr. Schall and Mr. Parrell held a joint investor call.
On June 8, 2026, Equity Residential and AvalonBay issued a joint press release announcing the executive leadership team for the combined company.
Equity Residential’s Reasons for the Merger; Recommendation of the Equity Residential Board
After careful consideration, the Equity Residential board, at a meeting held on May 20, 2026, unanimously approved the merger agreement and the transactions contemplated thereby, including the asset contribution and the merger. In the course of evaluating the merger agreement and the transactions contemplated thereby, the Equity Residential board consulted with Equity Residential’s management and Equity Residential’s legal and financial advisors and considered a number of factors that the Equity Residential board believed supported its decision to approve the merger agreement and to recommend approval by Equity Residential shareholders of the Equity Residential share issuance proposal, including the following material factors (which are presented below in no particular order and are not exhaustive):
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Increased scale and greater efficiency. The Equity Residential board’s expectation that the merger will create a combined company with greater scale as compared to Equity Residential on a standalone basis, including that the combined company would be the preeminent multifamily real estate company with a pro forma equity market capitalization of approximately $52 billion and an enterprise value of approximately $69 billion, with more than 180,000 rental apartments (as of the date of the execution of the merger agreement), and the Equity Residential board’s belief that such increased scale will drive potentially greater efficiencies and opportunities for the combined company.

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Resident experience and expanded margins. The Equity Residential board’s belief that the merger will result in the combined company enhancing the resident experience and expanding margins by scaling proven operational innovations across a larger portfolio – through technology, centralized services, and leading regional teams.

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Expanded investment opportunities and leading creator of new housing. The Equity Residential board’s belief that the combined company will have expanded investment opportunities and will be one of the country’s leading creators of new rental housing, with $4.4 billion and 10,800 apartments under construction (as of the date of the execution of the merger agreement), with a commitment to expanding housing supply and affordable housing through new and expanded initiatives, including providing direct capital to nonprofit developers and an affordable preservation program.

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Expected synergies and operational efficiencies. The Equity Residential board’s expectation that the transaction is expected to generate $175 million of gross operating synergies and $125 million of run-rate annual net operating synergies (after the impact of real estate tax reassessments, which synergies are expected to be achieved within 18 months of closing), creating one of the most efficient operators in the industry. The Equity Residential board also considered the potential for additional upside over time from sharing best practices, optimizing operational efficiencies, and leveraging combined expertise across a larger portfolio.

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Accretion. The Equity Residential board’s belief that the merger will be accretive to both Equity Residential and AvalonBay’s standalone core funds from operations (“FFO”), and the larger development platform available to the combined company is expected to contribute to combined company core FFO per share growth going forward.

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Compelling financial and capital markets benefits. The Equity Residential board’s belief that the combined company will have a strong balance sheet and significant financial flexibility and liquidity, along with the expectation that the combined company will have improved access to capital and enhanced trading liquidity as a result of the increased market capitalization of the combined company following the merger as compared to Equity Residential’s standalone market capitalization.

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Complementary businesses. The Equity Residential board’s belief that the businesses of Equity Residential and AvalonBay are highly complementary and that the integration of the two companies will be completed in a timely and efficient manner with minimal disruption to customers, employees and other stakeholders.

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Industry knowledge and due diligence efforts. The Equity Residential board’s strong understanding of the business, operations, financial condition, earnings and prospects of Equity Residential and AvalonBay, taking into account the results of Equity Residential’s due diligence review of AvalonBay, as well as of the current and prospective environment in which Equity Residential and AvalonBay operate, including economic and market conditions, and its belief that this information supported its expectations as to the value of the merger and the other transactions contemplated by the merger agreement to Equity Residential.
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Merger of equals. The combination has been structured as a merger of equals, with an exchange ratio that reflected an at-the-market transaction based on the unaffected market prices of Equity Residential common shares and AvalonBay common stock and no payment of a control premium to the shareholders of Equity Residential or the stockholders of AvalonBay.

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Transaction Structure. The combined company will be structured as an UPREIT, which the Equity Residential board believes will give the combined company a greater ability to acquire assets using a tax-deferred acquisition currency. Additionally, the transaction structure will mitigate one-time transaction costs, including transfer taxes and real estate reassessments.

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Governance, leadership and experienced management team. The fact that the combined company will be overseen by an experienced, majority-independent board chaired by the current lead independent trustee of Equity Residential, Stephen E. Sterrett, and composed equally of seven trustees from each of Equity Residential and AvalonBay, including David J. Neithercut, the current Chairman of the Equity Residential board, and Timothy J. Naughton, the current Chairman of the AvalonBay board, and will be managed by an experienced team of executives led by AvalonBay’s current President and Chief Executive Officer, Benjamin W. Schall, who will serve as President and Chief Executive Officer of the combined company.

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Expected pro forma ownership. The Equity Residential board’s expectation that Equity Residential shareholders will own approximately 49% of the issued and outstanding shares of the combined company following the consummation of the merger (as of the date of the execution of the merger agreement).

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Fixed exchange ratio. The fact that the exchange ratio is fixed and will not fluctuate in the event that the market price of AvalonBay common stock increases or the market price of Equity Residential common shares decreases between the date of the execution of the merger agreement and the completion of the merger.

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Payment of dividends. The fact that Equity Residential is permitted under the terms of the merger agreement to declare and pay its regular quarterly dividend at a rate not to exceed $0.7025 per Equity Residential common share during the pendency of the merger, and the fact that the combined company is expected to pay an initial annualized dividend of $2.81 per share, which is equivalent to Equity Residential’s existing dividend per share.

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Receipt of fairness opinion from Morgan Stanley, Equity Residential’s financial advisor. The financial analyses reviewed and discussed with the Equity Residential board by representatives of Morgan Stanley as well as the oral opinion of Morgan Stanley rendered to the Equity Residential board on May 20, 2026 (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion dated the same date) to the effect that, as of May 20, 2026 and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in such opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Equity Residential.

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Expected tax treatment for Equity Residential shareholders. The expectation that Equity Residential shareholders generally should not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

•	Expectation of consummation. The Equity Residential board’s belief that the transaction will be consummated due to the limited number and customary nature of the closing conditions.
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Equity Residential shareholders’ ability to vote on the transaction. The fact that Equity Residential’s shareholders will have an opportunity to vote on the issuance of Equity Residential common shares in the merger, which approval is a condition to the closing of the merger.

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Terms of the merger agreement. The Equity Residential board’s belief that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to the closing of the merger, and the circumstances under which the merger agreement may be terminated, are reasonable, including the following provisions contained in the merger agreement (which are presented below in no particular order and are not exhaustive):

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the fact that Equity Residential has the ability under the merger agreement, under certain circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal;

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the fact that the Equity Residential board has the ability, in specified circumstances, to change its recommendation to Equity Residential shareholders in favor of the Equity Residential share issuance proposal;

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the fact that there are limited circumstances in which the AvalonBay board may terminate the merger agreement or change its recommendation that AvalonBay stockholders approve the AvalonBay merger proposal, and if the merger agreement is terminated under specified circumstances, AvalonBay would be required to pay Equity Residential a termination fee of $1.070 billion;

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the requirement that AvalonBay must hold a stockholder vote on the approval of the AvalonBay merger proposal, even if the AvalonBay board has withdrawn or changed its recommendation in favor of the AvalonBay merger proposal;

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the fact that the Equity Residential board, after discussing with its advisors the termination fee of $1.005 billion contemplated by the merger agreement to be paid by Equity Residential in certain circumstances, believed that such fee was consistent with market practice; and

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the fact that the Equity Residential board believed that the restrictions imposed on Equity Residential’s business and operations during the pendency of the merger are reasonable and not unduly burdensome.

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Standalone alternative. The Equity Residential board reviewed Equity Residential’s business plan, prospects and risks on a standalone basis, including industry and macroeconomic conditions, and compared them with the expected benefits of the combination. The Equity Residential board concluded that the value and opportunities available to Equity Residential shareholders as shareholders of the combined company were more favorable than remaining independent or pursuing other reasonably available alternatives, taking into account execution certainty, timing and risk.

The Equity Residential board also considered a number of risks and other potentially negative factors identified in its deliberations on the merger, including the following material risks (which are presented below in no particular order and are not exhaustive):
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Risks that the merger will not be completed. The Equity Residential board considered the possibility that the merger may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion.

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Risks associated with achieving projections. The Equity Residential board considered the inherent uncertainty of achieving Equity Residential’s and AvalonBay’s respective management’s internal financial projections or synergies for the combined company within the expected time periods or at all.

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Interim operating restrictions. The Equity Residential board considered the restrictions on the conduct of Equity Residential’s business during the period between execution of the merger agreement and the consummation of the merger, and the costs and distractions to Equity Residential’s management in connection with the consummation of the merger and the transactions contemplated thereby.

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Integration risks and realization of synergies. The Equity Residential board considered the possibility that the integration of Equity Residential and AvalonBay may not be as successful as expected and that the anticipated benefits of the merger may not be realized in full or in part, including the risk that synergies and cost-savings may not be achieved in the expected time frame or at all.

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Risk that shareholders will not approve the transaction. The Equity Residential board considered the risk that Equity Residential shareholders may fail to approve the Equity Residential share issuance proposal or that AvalonBay stockholders may fail to approve the AvalonBay merger proposal.

•
Transaction and integration costs. The Equity Residential board considered the substantial costs to be incurred in connection with the merger, including the costs to the combined company of integrating the businesses of Equity Residential and AvalonBay and the costs associated with the payment of transfer taxes in connection with the transaction.

•	Inability to retain key employees. The Equity Residential board considered the risk that Equity Residential or AvalonBay may be unable to retain key employees pre- and post-closing of the merger.
•
Dilution of legacy Equity Residential shareholders. The Equity Residential board considered the ownership dilution to legacy Equity Residential shareholders as a result of the issuance of Equity Residential common shares pursuant to the merger agreement.

•
Diversion of management attention. The Equity Residential board considered the possibility that the attention of Equity Residential’s senior management may be diverted from other possible strategic priorities to focus on implementing the merger, including making arrangements for the integration of Equity Residential’s and AvalonBay’s operations, assets and employees within the combined company following the merger.

•
Ability of AvalonBay board to change its recommendation. The Equity Residential board considered the possibility that the AvalonBay board could, under certain circumstances, consider alternative proposals and change its recommendation to the AvalonBay stockholders, and the possibility that the no-shop and termination provisions of the merger agreement could discourage alternative bidders that might have been willing to submit superior proposals for Equity Residential.

•
Non-solicitation obligations. The Equity Residential board considered the fact that the merger agreement imposes “no-shop” restrictions on Equity Residential’s ability to solicit alternative transactions and make certain acquisitions, which are described in the sections entitled “The Merger Agreement—Covenants and Agreements—No Solicitation.”

•
Limited ability of Equity Residential to terminate the merger agreement; termination fee. The Equity Residential board considered the fact that there are limited circumstances in which the Equity Residential board may terminate the merger agreement or change its recommendation that Equity Residential shareholders approve the Equity Residential share issuance proposal and, if the merger agreement is terminated under specified circumstances, Equity Residential would be required to pay AvalonBay a termination fee of $1.005 billion.

•
Obligation to hold shareholder vote; no ability to terminate for a superior proposal. The Equity Residential board considered the requirement that Equity Residential must hold a shareholder vote on the approval of the Equity Residential share issuance proposal, even if the Equity Residential board has withdrawn or changed its recommendation in favor of the Equity Residential share issuance proposal.

•
No future standalone company participation. The fact that Equity Residential shareholders will not have the opportunity to continue participating in Equity Residential’s potential upside as a standalone company, but rather will participate in Equity Residential’s potential upside as a part of the combined company.

•
Interests of trustees, directors and executive officers. The Equity Residential board considered that the interests of the officers and trustees of Equity Residential and the officers and directors of AvalonBay in the merger may be different from or in addition to the interests of each company’s shareholders, including the matters described under “—Interests of Equity Residential Trustees and Executive Officers in the Merger” and “—Interests of AvalonBay Directors and Executive Officers in the Merger.”

•
Impact on relationships with third parties. The Equity Residential board considered the possibility that the merger could have adverse effects on relationships with third parties with whom Equity Residential and AvalonBay do business (including existing supplier, financing and surety, tenant and employee relationships), including under contracts that may require consents for transactions resulting in a change of control, including the merger.

•	Risks of litigation. The Equity Residential board considered the possibility of lawsuits being brought against Equity Residential, AvalonBay or their respective boards in connection with the merger.
•
Other risks. The Equity Residential board considered various other risks described in the section entitled “Risk Factors” and the matters described under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The Equity Residential board concluded that the potentially negative factors associated with the merger were outweighed by the potential benefits that it expected Equity Residential shareholders would achieve as a result of the merger.

Accordingly, the Equity Residential board determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of Equity Residential and its shareholders. The foregoing discussion of the factors considered by the Equity Residential board is not intended to be exhaustive but, rather, includes certain material factors considered by the Equity Residential board. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Equity Residential board did not quantify or assign any relative weights to the factors considered, and individual trustees may have given different weights to different factors. The Equity Residential board considered all these factors as a whole, including discussions with, and questioning of, Equity Residential’s management and Equity Residential’s financial and legal advisors, and overall considered the factors to be favorable to, and supportive of, its determination.
In considering the recommendation of the Equity Residential board that Equity Residential shareholders vote to approve the Equity Residential share issuance proposal, Equity Residential shareholders should be aware that the trustees and executive officers of Equity Residential have certain interests in the merger that may be different from, or in addition to, the interests of Equity Residential shareholders generally. The Equity Residential board was aware of these interests and considered them when approving the merger agreement and recommending that Equity Residential shareholders vote to approve the Equity Residential share issuance proposal, which are described in the section entitled “—Interests of Equity Residential Trustees and Executive Officers in the Merger.”
This explanation of Equity Residential’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the sections herein entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
For the reasons set forth above, the Equity Residential board unanimously approved the merger agreement and the transactions contemplated thereby, including the asset contribution and the merger, and declared the merger agreement and such transactions (including the Equity Residential share issuance proposal) to be fair to, advisable and in the best interests of Equity Residential and Equity Residential’s shareholders. The Equity Residential board unanimously recommends to Equity Residential’s shareholders that they vote “FOR” the Equity Residential share issuance proposal.
AvalonBay’s Reasons for the Merger; Recommendation of the AvalonBay Board
The AvalonBay board, at a meeting held on May 20, 2026 unanimously (i) determined and declared the merger agreement and the transactions contemplated therein, including the merger and the asset contribution, fair to, advisable and in the best interests of AvalonBay and its stockholders, (ii) approved and deemed advisable the execution and delivery of the merger agreement, the performance by AvalonBay of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger and the asset contribution, (iii) directed that the approval of the merger and the other transactions contemplated by the merger agreement be submitted for consideration at a meeting of AvalonBay’s stockholders and (iv) resolved to recommend that AvalonBay’s stockholders vote in favor of the approval of the merger. The AvalonBay board unanimously recommends that AvalonBay stockholders vote “FOR” the AvalonBay merger proposal, “FOR” the AvalonBay merger-related compensation proposal and “FOR” the AvalonBay adjournment proposal.
In reaching its decision to approve the merger agreement and recommend that AvalonBay’s stockholders approve the merger, the AvalonBay board consulted with AvalonBay management and AvalonBay’s independent legal and financial advisors and considered a variety of factors with respect to the merger and the other transactions contemplated by the merger agreement, including the following (which are presented below in no particular order and are not exhaustive):
•
Strategic and financial considerations. The AvalonBay board considered that the merger, once completed, will provide a number of strategic and financial benefits that have the potential to create additional value for AvalonBay’s stockholders, including the following:

•
the merger will create a leading rental housing company with an enterprise value of approximately $69 billion, a pro forma equity market capitalization of approximately $52 billion and more than 180,000 rental apartments (as of the date of the execution of the merger agreement), which will enable structurally higher internal and external growth and allow the combined company to scale proven operational innovations across a larger portfolio, enhancing the resident experience and expanding margins;

•
the combined company is expected to generate $175 million of gross operating synergies and $125 million of run-rate annual net operating synergies after the impact of real estate tax reassessments, which synergies are expected to be achieved within 18 months of closing;

•
the combined company is expected to have a strong pro forma balance sheet and credit metrics, building on the A3/A- credit ratings and robust cash flows of the standalone companies, which will provide superior capital markets access and leverage neutral self-funding capacity, resulting in expanded investment opportunities and improved cost of capital;

•
the combined company will have a leading development platform, with approximately $4.4 billion in developments currently under construction representing 10,800 apartments across 32 communities and a robust development rights pipeline (as of the date of the execution of the merger agreement), which will provide increased development efficiencies, expanded housing supply and affordable housing through new and expanded initiatives, more favorable underwriting of developments and broader market knowledge across the combined company’s structured investment platform; and

•
the merger is expected to be accretive to both AvalonBay and Equity Residential’s standalone core FFO, and the larger development platform available to the combined company is expected to contribute to combined company core FFO per share growth going forward.

•
Increase in dividend yield. The AvalonBay board considered that the combined company is expected to pay an initial annualized dividend of $2.81 per share, which is higher than AvalonBay’s current dividend yield.

•
Participation in future upside. The AvalonBay board considered the pro forma ownership split of approximately 51% to AvalonBay stockholders and 49% to Equity Residential shareholders, enabling AvalonBay stockholders to participate meaningfully in the upside of the combined company.

•
Efficient transaction structure. The AvalonBay board noted that the parties intend for the merger to qualify as a tax-free reorganization for U.S. federal income tax purposes, and if the merger so qualifies, then U.S. holders of AvalonBay common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of the merger consideration, except with respect to any cash in lieu of fractional Equity Residential common shares. The AvalonBay board also considered that the transaction structure will mitigate potential one-time transaction costs, including transfer taxes and real estate reassessments, and also preserved Equity Residential’s UPREIT structure, which provides tax efficiencies and advantages for portfolio expansion.

•
Representation on combined company board and senior management. The AvalonBay board considered that the combined company’s board will be comprised of 14 trustees, with seven from each of the existing Equity Residential board and AvalonBay board, including Benjamin W. Schall and Timothy J. Naughton, AvalonBay’s current Chief Executive Officer and non-executive Chairman, respectively, and Stephen E. Sterrett and David J. Neithercut, Equity Residential’s current lead independent trustee and non-executive Chairman, respectively, with Stephen E. Sterrett as Chairman of the combined company board; and that AvalonBay’s Chief Executive Officer, Benjamin W. Schall, will serve as Chief Executive Officer of the combined company.

•
Familiarity with businesses; integration readiness. The AvalonBay board considered its long-standing knowledge of the business, operations, financial condition and prospects of Equity Residential, as well as its knowledge of the current and prospective environment in which AvalonBay and Equity Residential operate. The AvalonBay board also considered the strong management teams at both companies, which promotes continuity, as well as the agreed operating footprint, including dual headquarters in Arlington, Virginia and Chicago, Illinois, with meaningful presence in both locations.

•
Standalone alternative. The AvalonBay board reviewed AvalonBay’s business plan, prospects, risks and uncertainties as a standalone company, including industry and macroeconomic conditions, and compared them with the expected benefits of the transactions. The AvalonBay board concluded that the value and opportunities available to AvalonBay stockholders as shareholders of the combined company were more favorable than remaining independent or pursuing other reasonably available alternatives, taking into account execution certainty, timing and risk.

•
Receipt of fairness opinion from AvalonBay’s financial advisor. The AvalonBay board considered the fairness opinion of Goldman Sachs rendered orally to the AvalonBay board on May 20, 2026, which was subsequently confirmed by delivery of a written opinion dated May 20, 2026, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 2.793 Equity Residential common shares to be issued in exchange for each outstanding share of AvalonBay common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders (other than Equity Residential and its affiliates) of AvalonBay common stock, as more fully described in the section entitled “—Opinion of AvalonBay’s Financial Advisor.”

•
Likelihood of consummation and deal protections balanced with flexibility. The AvalonBay board considered the likelihood that the merger will be completed in a timely manner given that the merger was unanimously approved by both boards and is subject to customary closing conditions, including approval of the Equity Residential shareholders and AvalonBay stockholders, as well as the absence of any financing contingency. The AvalonBay board also considered that the terms of the merger agreement, including that the parties’ representations, warranties, covenants, conditions to closing and termination provisions, are customary and, taken as a whole, reasonable and designed to promote a timely closing while preserving value and permitting the AvalonBay board to fulfill its duties under applicable law.

•
Opportunity to receive competing acquisition proposals. The AvalonBay board considered the terms of the merger agreement related to the AvalonBay board’s ability to respond to unsolicited acquisition proposals and determined that third parties would be unlikely to be deterred from making a competing proposal by the provisions of the merger agreement, including because the AvalonBay board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal, subject to compliance with the non-solicitation restrictions contained in the merger agreement. In this regard, the AvalonBay board considered:

•
subject to its compliance with the merger agreement, that the AvalonBay board can change its recommendation to AvalonBay stockholders with respect to the approval of the merger prior to the approval thereof by the vote of AvalonBay stockholders if the AvalonBay board, or a committee thereof, determines in good faith (after consultation with independent financial advisors and outside legal counsel) that, with respect to a superior proposal or an intervening event, the failure to take such action would be inconsistent with the AvalonBay board’s fiduciary duties; and

•
while the merger agreement contains (1) a termination fee of approximately $1.07 billion, representing approximately 4% of AvalonBay’s equity value as of May 18, 2026, shortly before the date of the announcement of the merger, that AvalonBay would be required to pay to Equity Residential in certain circumstances, including if Equity Residential terminates the merger agreement in connection with a change in the AvalonBay board’s recommendation to stockholders with respect to approval of the merger and (2) an obligation on the AvalonBay board to present the merger to AvalonBay stockholders for approval even if a third party were to propose an alternative transaction that the AvalonBay board determined to be a superior proposal, the AvalonBay board believes the foregoing obligations (each of which is applicable to Equity Residential in a reciprocal manner) are reasonable in light of the circumstances and the overall terms of the merger agreement.

In the course of its deliberations, the AvalonBay board also considered a variety of risks and other potentially negative factors concerning the merger, including the following, which are not necessarily listed in order of relative importance:
•
Risks associated with the pendency of the merger. The risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation or other opposition brought by or on behalf of AvalonBay stockholders or Equity Residential shareholders challenging the merger and the other transactions contemplated by the merger agreement) and the risks and costs to AvalonBay if the completion of the merger is not accomplished in a timely manner or at all, including potential employee attrition, the impact on AvalonBay’s relationships with its residents and third parties and the effect that the termination of the merger agreement may have on the trading price of AvalonBay common stock and AvalonBay’s operating results.

•
Fixed exchange ratio and market price fluctuations. The risk that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, AvalonBay stockholders bear the risk of a decrease in the trading price of Equity Residential common shares between signing and closing.

•
No future standalone company participation. The fact that AvalonBay stockholders will not have the opportunity to continue participating in AvalonBay’s potential upside as a standalone company, but rather will participate in AvalonBay’s potential upside as a part of the combined company.

•
Inability to solicit other takeover proposals and termination fee. The fact that the merger agreement places certain restrictions on the ability of AvalonBay to solicit, initiate, knowingly encourage, facilitate or provide non-public information to a third party in connection with competing acquisition proposals, subject to certain exceptions, and the possibility that the termination fee of approximately $1.07 billion payable by AvalonBay to Equity Residential upon termination of the merger agreement in certain circumstances could discourage other potential acquirers from making a competing offer to purchase AvalonBay and cause significant cash flow difficulties for AvalonBay if it were required to pay the termination fee to Equity Residential.

•
Transaction and integration costs. The significant costs expected to be incurred in connection with the transaction, including the transaction expenses arising from the merger, such as costs associated with transfer taxes and real estate reassessments, as well as costs of integrating the businesses.

•
Interim operating covenants. The restrictions on the conduct of business during the pendency of the merger set forth in the merger agreement, which may delay or prevent AvalonBay from pursuing business opportunities that may arise or other actions it would otherwise take with respect to its operations; and related potential opportunity costs associated with these restrictions in the period prior to closing.

•
Integration risks and realization of synergies. The possibility that the businesses may be more difficult to integrate than anticipated; that synergies and other expected benefits may not be realized, may be less than expected, or may take longer to achieve; and that integration activities could divert management time and resources or result in operational disruptions.

•	Appraisal rights. The fact that AvalonBay stockholders will not be entitled to appraisal rights in connection with the merger.
•
Other risk factors. The risks of the type and nature described under the section entitled “Risk Factors” and the matters described under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

In addition to the factors described above, the AvalonBay board was aware of and considered the fact that some of AvalonBay’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of AvalonBay stockholders generally, including continued leadership roles at the combined company and any compensation and benefit arrangements, as described elsewhere in this joint proxy statement/prospectus, including in “— Interests of AvalonBay Directors and Executive Officers in the Merger” below.
The foregoing discussion of the information and factors considered by the AvalonBay board is not intended to be exhaustive. In light of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement and the complexity of these matters, the AvalonBay board did not, in reaching its decision to approve the merger agreement, quantify or assign any relative weights or values to the factors considered, and individual directors may have given different weights or values to different factors. The AvalonBay board considered all these factors as a whole, including through its discussions with AvalonBay management and its independent financial and legal advisors, in evaluating the merger agreement and the transactions contemplated thereby (including the merger).
For the reasons set forth above, the AvalonBay board unanimously (i) determined and declared the merger agreement and the transactions contemplated therein, including the merger and the asset contribution, fair to, advisable and in the best interests of AvalonBay and its stockholders, (ii) approved and deemed advisable the execution and delivery of the merger agreement, the performance by AvalonBay of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger and the asset contribution, (iii) directed that the approval of the merger and the other transactions contemplated by the merger agreement be submitted for consideration at a meeting of AvalonBay’s stockholders and (iv) resolved to recommend that AvalonBay’s stockholders vote in favor of the approval of the merger. Furthermore, the AvalonBay board has unanimously declared that the approval of the AvalonBay merger-related compensation proposal is in the best interests of AvalonBay and its stockholders.
It should be noted that this explanation of the reasoning of the AvalonBay board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Note Regarding Forward-Looking Statements.”
Certain Unaudited Prospective Financial Information
Equity Residential Unaudited Prospective Financial Information
While Equity Residential has from time to time provided limited financial guidance to investors, Equity Residential does not, as a matter of course, otherwise publicly disclose internal projections as to future performance, earnings or other results beyond the then current annual period due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. Equity Residential’s management prepared and provided to the Equity Residential board in connection with its evaluation of the merger, and to Morgan Stanley, its financial advisor, for its use and reliance in connection with its financial analyses and opinion described above under the section entitled “—Opinion of Equity Residential’s Financial Advisor,” certain limited unaudited nonpublic, internal financial projections regarding Equity Residential’s future operations for fiscal years 2026 through 2030. As described below, certain of these projections were also provided to AvalonBay and to its financial advisor, Goldman Sachs, for their use in connection with Goldman Sachs’ financial analyses and opinion. For more information, see “—Opinion of AvalonBay’s Financial Advisor.” Equity Residential has included below a summary of such limited unaudited nonpublic, internal financial projections regarding Equity Residential’s future operations for the purpose of providing shareholders and investors access to certain nonpublic information that was furnished to certain parties in connection with the merger, and such information may not be appropriate for other purposes, and is not included to influence your decision, if you are an Equity Residential shareholder, to vote for the Equity Residential share issuance proposal, or, if you are an AvalonBay stockholder, to vote for the AvalonBay merger proposal or the AvalonBay merger-related compensation proposal.
In early April 2026, in connection with the Equity Residential board’s evaluation of a potential business combination with AvalonBay, Equity Residential management prepared certain limited unaudited nonpublic, internal financial projections regarding Equity Residential’s future operations for fiscal years 2026 through 2030 (the “April 2026 Equity Residential standalone projections”). The Equity Residential board reviewed the April 2026 Equity Residential standalone projections, and the April 2026 Equity Residential standalone projections were also made available to Equity Residential’s financial advisor, Morgan Stanley, and to AvalonBay and to its financial advisor, Goldman Sachs, in connection with AvalonBay’s evaluation of a potential business combination between Equity Residential and AvalonBay.
Later in April 2026, in connection with the Equity Residential board’s continued evaluation of a potential business combination with AvalonBay, Equity Residential management prepared certain limited unaudited nonpublic, internal financial projections regarding Equity Residential’s future operations for fiscal years 2026 through 2030 (the “May 2026 Equity Residential standalone projections”), which projections reflected additional growth initiatives (beyond those reflected in the April 2026 Equity Residential standalone projections) which Equity Residential’s management believed Equity Residential could pursue on a standalone basis, funded in part by increasing projected leverage relative to Equity Residential’s projected leverage in the April 2026 Equity Residential standalone projections. The May 2026 Equity Residential standalone projections were reviewed and approved by the Equity Residential board at its May 14, 2026 meeting in connection with its consideration of the transaction, and the Equity Residential board directed Morgan Stanley to use and rely upon the May 2026 Equity Residential standalone projections for purposes of its financial analysis and fairness opinion. The May 2026 Equity Residential standalone projections were also made available to AvalonBay and to its financial advisor, Goldman Sachs, in connection with AvalonBay’s evaluation of a potential business combination between Equity Residential and AvalonBay.
The April 2026 Equity Residential standalone projections and the May 2026 Equity Residential standalone projections are referred to collectively as the “Equity Residential standalone projections.”
In connection with the transaction, Equity Residential management also received and reviewed the AvalonBay standalone projections (as prepared by AvalonBay management and provided to Equity Residential management and to Equity Residential’s financial advisor, Morgan Stanley). The Equity Residential board reviewed the AvalonBay standalone projections in connection with its consideration of the transaction, and directed Morgan Stanley to use and rely upon the AvalonBay standalone projections for purposes of its financial analysis and fairness opinion.
April 2026 Equity Residential Standalone Projections
The following is a summary of the unaudited April 2026 Equity Residential standalone projections. The April 2026 Equity Residential standalone projections were based solely on the information available to Equity Residential’s management as of the date of their preparation.
In preparing the April 2026 Equity Residential standalone projections, Equity Residential made a number of assumptions regarding, among other things, market rent growth, changes in operating expenses, occupancy, interest rates, corporate financing activities, including leverage levels and dividend payout rates, the amount, timing, cost and lease-up rates of existing development projects, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of general and administrative costs, the amount of taxes paid and future recurring and non-recurring capital expenditures.
The April 2026 Equity Residential standalone projections were provided to the Equity Residential board and Equity Residential’s financial advisor, Morgan Stanley, and to AvalonBay and its financial advisor, Goldman Sachs.
The following table presents a summary of the Equity Residential initial standalone projections, with all figures rounded to the nearest million, except per share data.

	Year Ending December 31,
	2026E	2027E	2028E	2029E	2030E
	(in millions, except per share data)
Total Revenue	$3,162	$3,262	$3,390	$3,516	$3,639
Net Operating Income(1)	$2,110	$2,183	$2,277	$2,369	$2,453
Normalized EBITDAre(2)	$1,928	$1,993	$2,084	$2,172	$2,252
Dividend per Share	$2.81	$2.94	$3.08	$3.21	$3.27

(1)
Net Operating Income is a non-GAAP financial measure that Equity Residential defines as total revenue less direct property operating expenses (including real estate taxes and insurance). Net Operating Income does not include an allocation of property management expenses. Revenue for all leases and operating expense for ground leases are reflected on a straight-line basis in accordance with GAAP.

(2)
Normalized EBITDAre is a non-GAAP financial measure that Equity Residential defines as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.

May 2026 Equity Residential Standalone Projections
The following is a summary of the unaudited May 2026 Equity Residential standalone projections. The May 2026 Equity Residential standalone projections were based solely on the information available to Equity Residential’s management as of the date of their preparation.
In preparing the May 2026 Equity Residential standalone projections, Equity Residential made a number of assumptions regarding, among other things, market rent growth, changes in operating expenses, occupancy, interest rates, corporate financing activities, including leverage levels and dividend payout rates, the amount, timing, cost and lease-up rates of existing development projects, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of general and administrative costs, the amount of taxes paid and future recurring and non-recurring capital expenditures.
The May 2026 Equity Residential standalone projections were provided to the Equity Residential board and Equity Residential’s financial advisor, Morgan Stanley, and to AvalonBay and its financial advisor, Goldman Sachs.

The following table presents a summary of the May 2026 Equity Residential standalone projections, with all figures rounded to the nearest million, except per share data.

	Year Ending December 31,
	2026E	2027E	2028E	2029E	2030E
	(in millions, except per share data)
Total Revenue	$3,165	$3,274	$3,406	$3,532	$3,656
Net Operating Income(1)	$2,115	$2,204	$2,304	$2,397	$2,481
Normalized EBITDAre(2)	$1,933	$2,029	$2,127	$2,216	$2,297
Dividend per Share	$2.81	$2.94	$3.08	$3.21	$3.27

(1)
Net Operating Income is a non-GAAP financial measure that Equity Residential defines as total revenue less direct property operating expenses (including real estate taxes and insurance). Net Operating Income does not include an allocation of property management expenses. Rental income for all leases and operating expense for ground leases are reflected on a straight-line basis in accordance with GAAP.

(2)
Normalized EBITDAre is a non-GAAP financial measure that Equity Residential defines as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.

Additionally, Morgan Stanley prepared, at the direction of, and as approved by, Equity Residential management, estimated unlevered free cash flow of Equity Residential on a standalone basis based on the May 2026 Equity Residential standalone projections in order to facilitate Morgan Stanley’s financial analysis and fairness opinion. While these estimates of unlevered free cash flow were not included in the May 2026 Equity Residential standalone projections, they are being presented in the table below in order to provide a more complete understanding of the data utilized by Morgan Stanley in conducting its financial analyses and the Equity Residential board in connection with its consideration of a transaction with AvalonBay. The following table summarizes the estimated unlevered free cash flow of Equity Residential on a standalone basis, which amounts may reflect rounding.

	Year Ending December 31,
	2026E	2027E	2028E	2029E	2030E
	(in millions)
Unlevered Free Cash Flow(1)	$1,372	$1,424	$1,462	$1,535	$1,616

(1)
Unlevered free cash flow is a non-GAAP financial measure that was calculated, with respect to Equity Residential on a standalone basis, by taking Normalized EBITDAre and adjusting for recurring capital expenditures, growth capital expenditures, development capital expenditures, taxes, and certain non-recurring items.

Morgan Stanley’s Calculation of Unlevered Free Cash Flow of AvalonBay based on the AvalonBay Standalone Projections
In connection with the transaction, the Equity Residential board directed Morgan Stanley to use and rely upon the AvalonBay standalone projections for purposes of its financial analysis and fairness opinion.
Additionally, Morgan Stanley prepared, at the direction of, and as approved by, the Equity Residential board, estimated unlevered free cash flow of AvalonBay on a standalone basis based on the AvalonBay standalone projections, in order to facilitate Morgan Stanley’s financial analysis and fairness opinion. While these estimates of unlevered free cash flow were not included in the AvalonBay standalone projections, they are being presented in the table below in order to provide a more complete understanding of the data utilized by Morgan Stanley in conducting its financial analyses and the Equity Residential board in connection with its consideration of a transaction with AvalonBay. The following table summarizes the estimated unlevered free cash flow of AvalonBay, which amounts may reflect rounding.

	Year Ending December 31,
	2026E	2027E	2028E	2029E	2030E
	(in millions)
Unlevered Free Cash Flow(1)	$457	$645	$626	$884	$1,363

(1)
Unlevered free cash flow is a non-GAAP financial measure that was calculated, with respect to AvalonBay on a standalone basis, by taking EBITDA and adjusting for asset preservation capital expenditures (including joint venture capital expenditures at share), net dispositions and/or acquisitions, Structured Investment Program (“SIP”) and joint venture proceeds, development capital expenditures and revenue enhancing capital expenditures.

Important Information Regarding the Equity Residential Standalone Projections
The Equity Residential standalone projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. The Equity Residential standalone projections in this section of the joint proxy statement/prospectus have been prepared by, and are the responsibility of, Equity Residential’s management. Neither the independent registered public accounting firm of Equity Residential, nor any independent accountants, have examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, the independent registered accounting firm of Equity Residential does not express an opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. The independent registered public accounting firm’s reports, contained in Equity Residential’s Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this joint proxy statement/prospectus, relates to Equity Residential’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.
While presented with numeric specificity, the Equity Residential standalone projections were based on numerous variables and assumptions (including, but not limited to, assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Equity Residential’s business) that are inherently subjective and uncertain and are beyond the control of Equity Residential’s and AvalonBay’s management. Important factors that may affect actual results and cause the Equity Residential standalone projections to not be achieved include, but are not limited to, risks and uncertainties relating to Equity Residential’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” The Equity Residential standalone projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Equity Residential standalone projections. Accordingly, there can be no assurance that the projected results summarized above will be realized. For the foregoing reasons, as well as the uncertainties inherent in any forecasting assumptions and information, readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Equity Residential standalone projections. Equity Residential shareholders and AvalonBay stockholders are urged to review the most recent SEC filings of Equity Residential and AvalonBay for a description of the reported results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Equity Residential’s Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.
The inclusion of a summary of the Equity Residential standalone projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Equity Residential, AvalonBay or their respective officers, trustees, directors, affiliates, advisors or other representatives considered the Equity Residential standalone projections to necessarily be predictive of actual future events, and the Equity Residential standalone projections should not be relied upon as such nor should the information contained in the Equity Residential standalone projections be considered appropriate for other purposes. None of Equity Residential, AvalonBay or their respective officers, trustees, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the Equity Residential standalone projections. Equity Residential undertakes no obligation to update or otherwise revise or reconcile the Equity Residential standalone projections to reflect circumstances existing after the date the Equity Residential standalone projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Equity Residential standalone projections are shown to be in error. Since the Equity Residential standalone projections cover multiple years, such information by its nature becomes less predictive with each successive year.
Equity Residential and AvalonBay may calculate certain non-GAAP financial metrics, including Net Operating Income, Normalized EBITDAre and Unlevered Free Cash Flow (each as defined above), using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus relating to the opinions of the financial advisors to Equity Residential and AvalonBay may not be directly comparable to one another.

Equity Residential has not made, and does not make, any representation to AvalonBay or any stockholder in the merger agreement or otherwise, concerning the Equity Residential standalone projections or regarding Equity Residential’s ultimate performance compared to the information contained in the Equity Residential standalone projections or that the projected results will be achieved. Equity Residential urges all shareholders to review Equity Residential’s most recent SEC filings for a description of Equity Residential’s reported financial results.
AvalonBay Unaudited Prospective Financial Information
Although AvalonBay periodically may issue limited financial guidance to investors, AvalonBay does not as a matter of course make public long-term projections as to future revenues, earnings, or other results due to, among other reasons, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates. However, AvalonBay’s management prepared certain unaudited prospective financial information with respect to AvalonBay for fiscal years 2026 through 2030 on a stand alone basis and without giving effect to the merger (the “AvalonBay standalone projections”), which was provided to the AvalonBay board and to AvalonBay’s financial advisor, Goldman Sachs, and approved by AvalonBay for Goldman Sachs’ use and reliance in performing its financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus in “—Opinion of AvalonBay’s Financial Advisor.”
In addition, the AvalonBay standalone projections were provided to Equity Residential, the Equity Residential board, and its financial advisor, Morgan Stanley. AvalonBay management also prepared and provided to the AvalonBay board, in connection with its evaluation of the merger, and to Goldman Sachs, for purposes of its financial analysis and fairness opinion, with respect to the combined company, projections on a pro forma basis for fiscal years 2026 (starting from the second quarter of fiscal year 2026) through 2030, accounting for the merger and the other transactions contemplated by the merger agreement, including AvalonBay and Equity Residential managements’ projection of approximately $125 million of run-rate annual net operating synergies after the impact of real estate tax reassessments (the “projected synergies”) to result from the merger (the “AvalonBay combined company projections” and together with the AvalonBay standalone projections, the “AvalonBay projections”).
The AvalonBay projections were prepared based on assumptions AvalonBay management considered to be reasonable based on facts known at such time, and the AvalonBay standalone projections do not take into account the transactions contemplated by the merger agreement, including any combined results or potential synergies contemplated thereby, costs incurred in connection with the merger or the other transactions contemplated thereby or any changes to operations or strategy that may be implemented after the completion of the merger, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed, or not taken in anticipation of the transactions. Further, the AvalonBay standalone projections do not take into account the effect of any possible failure of the merger to occur. As a result, actual results will likely differ, and may differ materially, from those contained in the AvalonBay standalone projections.
The information and tables set forth below are included solely to give AvalonBay stockholders access to a summary of the AvalonBay projections that were provided to the AvalonBay board and Goldman Sachs, as well as Equity Residential and Morgan Stanley (who were provided the AvalonBay standalone projections), in connection with the merger and are not included in this joint proxy statement/prospectus in order to influence any AvalonBay stockholder on any voting or investment decision with respect to the merger or for any other purpose. The AvalonBay projections are not, and should not be viewed as, public guidance or targets.
While presented with numeric specificity, the AvalonBay projections set forth below were based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to AvalonBay’s and Equity Residential’s businesses, as applicable) that are inherently subjective and uncertain and are beyond the control of AvalonBay’s management and Equity Residential’s management. Important factors that may affect actual results and cause the AvalonBay projections not to be achieved include, but are not limited to, risks and uncertainties relating to AvalonBay’s and Equity Residential’s businesses, as applicable (including their respective abilities to achieve strategic goals, objectives and targets), tax rates, capital expenditure levels, industry performance, general business and economic conditions and other factors described in the sections of this joint proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and the risks described in the periodic reports filed by AvalonBay and Equity Residential with the SEC, which reports can be found as described under “Where You Can Find More Information.” The AvalonBay projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the AvalonBay projections. Furthermore, the AvalonBay projections do not take into account any circumstances or events occurring after the dates on which they were prepared. Accordingly, there can be no assurance that the projected results summarized below, including the projected synergies, will be realized.
In connection with the transaction, AvalonBay management also received and reviewed each of the April 2026 Equity Residential standalone projections and the May 2026 Equity Residential standalone projections (in each case, as prepared by Equity Residential management and provided to AvalonBay management). The AvalonBay board reviewed each of the April 2026 Equity Residential standalone projections and the May 2026 Equity Residential standalone projections in connection with its consideration of the transaction and directed Goldman Sachs to use and rely upon the April 2026 Equity Residential standalone projections for purposes of its financial analysis and fairness opinion.
AvalonBay Standalone Projections
The following table summarizes the AvalonBay standalone projections, which amounts may reflect rounding. In preparing the AvalonBay standalone projections, AvalonBay made a number of assumptions regarding, among other things, market rent growth, changes in operating expenses, occupancy, interest rates, corporate financing activities, the amount, timing, cost and lease-up rates of existing development projects, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of third-party revenue and fee income, the amount of general and administrative costs, the amount of taxes paid and future recurring and non-recurring capital expenditures.

	Year Ending December 31,
	2026E	2027E	2028E	2029E	2030E
	(in millions, except per share data)
Total Revenue	$3,116	$3,328	$3,567	$3,786	$3,994
Net Operating Income(1)	$2,103	$2,260	$2,444	$2,605	$2,752
Core EBITDAre(2)	$1,915	$2,067	$2,251	$2,421	$2,566
Dividend per Share	$7.12	$7.32	$7.80	$8.28	$8.68

(1)
Net operating income (“NOI”) is a non-GAAP financial performance measure that, for purposes of the above table only, AvalonBay defines as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), property management and other indirect operating expenses, net of corporate income, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, (income) loss from unconsolidated investments, its SIP interest income, depreciation expense, income tax (benefit) expense, casualty loss, (gain) loss on sale of communities, other real estate activity and net operating income from real estate assets sold or held for sale.

(2)
Core EBITDAre is a non-GAAP financial performance measure that AvalonBay defines as net income or loss computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization, and further adjusted for non-comparable items.

Additionally, Goldman Sachs prepared, at the direction of, and approved by, the AvalonBay board, estimated unlevered free cash flow of AvalonBay on a standalone basis based on the AvalonBay standalone projections in order to facilitate Goldman Sachs’ financial analysis and fairness opinion. While these estimates of unlevered free cash flow were not included in the AvalonBay standalone projections, they are being presented in the table below in order to provide a more complete understanding of the data utilized by Goldman Sachs in conducting its financial analyses and the AvalonBay board in connection with its consideration of a transaction with Equity Residential. The following table summarizes the estimated unlevered free cash flow of AvalonBay on a standalone basis, which amounts may reflect rounding.

	Period Ending December 31,
	2Q-4Q 2026E	2027E	2028E	2029E	2030E
	(in millions)
Unlevered Free Cash Flow(1)	$79	$645	$626	$884	$1,363

(1)
Unlevered free cash flow is a non-GAAP financial measure that was calculated, with respect to AvalonBay on a standalone basis, by taking Core EBITDAre and adjusting for asset preservation capital expenditures (including joint venture capital expenditures at share), net dispositions and/or acquisitions, SIP and joint venture proceeds, development capital expenditures and revenue enhancing capital expenditures.

Goldman Sachs’ Calculation of Unlevered Free Cash Flow of Equity Residential Based on the April 2026 Equity Residential Standalone Projections
In connection with the transaction, the AvalonBay board directed Goldman Sachs to use and rely upon the April 2026 Equity Residential standalone projections for purposes of its financial analysis and fairness opinion.

Additionally, Goldman Sachs prepared, at the direction of, and approved by, the AvalonBay board, estimated unlevered free cash flow of Equity Residential on a standalone basis based on the April 2026 Equity Residential standalone projections in order to facilitate Goldman Sachs’ financial analysis and fairness opinion. While these estimates of unlevered free cash flow were neither included in the April 2026 Equity Residential standalone projections nor were such estimates otherwise reviewed or approved by Equity Residential or Morgan Stanley, they are being presented in the table below in order to provide a more complete understanding of the data utilized by Goldman Sachs in conducting its financial analyses and the AvalonBay board in connection with its consideration of a transaction with Equity Residential. The following table summarizes the estimated unlevered free cash flow of Equity Residential, which amounts may reflect rounding.

	Period Ending December 31,
	2Q-4Q 2026E	2027E	2028E	2029E	2030E
	(in millions)
Unlevered Free Cash Flow(1)	$1,107	$1,435	$1,396	$1,476	$1,550

(1)
Unlevered free cash flow is a non-GAAP financial measure that was calculated, with respect to Equity Residential on a standalone basis, by taking Normalized EBITDAre and adjusting for asset preservation capital expenditures, development capital expenditures and revenue enhancing capital expenditures.

AvalonBay Combined Company Projections
The following table summarizes the AvalonBay combined company projections, which amounts may reflect rounding. In preparing the AvalonBay combined company projections, AvalonBay management made a number of assumptions regarding, among other things, realization of the projected synergies by December 31, 2027, with fiscal year 2028 being the first full year of stabilized operations (as defined below), no repurchases of combined company common shares, and certain integration costs.

	Period Ending December 31,
	2026E(1)	2027E	2028E	2029E	2030E
	(in millions, except per share data)
Total Revenue	$5,491	$6,594	$6,966	$7,333	$7,728
Net Operating Income	$3,674	$4,412	$4,720	$4,986	$5,262
Core EBITDAre	$3,371	$4,127	$4,470	$4,747	$5,021
Dividend per Share(2)	$2.61	$2.88	$2.94	$2.99	$3.12

(1)
Assumes (a) the AvalonBay standalone projections for the first quarter of 2026, (b) the aggregation of the AvalonBay standalone projections and the April 2026 Equity Residential standalone projections for the five-month period from April 1, 2026 through August 31, 2026, and (c) the AvalonBay combined company projections for the four-month period from September 1, 2026 through December 31, 2026, assuming the merger is effective as of September 1, 2026.

(2)
Per share figures reflect the implied value per pro forma combined company common share. For 2026, reflects AvalonBay’s dividend per share for the second and third quarters of 2026 and the pro forma combined company dividend per share for the fourth quarter of 2026.

Additionally, Goldman Sachs prepared, at the direction of, and approved by, the AvalonBay board, estimated unlevered free cash flow of the combined company on a pro forma basis based on the AvalonBay combined company projections, in order to facilitate Goldman Sachs’ financial analysis and fairness opinion. Such estimates were neither included in the AvalonBay combined company projections, nor were such estimates otherwise reviewed or approved by Equity Residential or Morgan Stanley. In addition, while these estimates of unlevered free cash flow were not included in the AvalonBay combined company projections, they are being presented in the table below in order to provide a more complete understanding of the data utilized by Goldman Sachs in conducting its financial analyses and reviewed by the AvalonBay board in connection with its consideration of a transaction with Equity Residential. The following table summarizes the estimated unlevered free cash flow of the combined company on a pro forma basis, which amounts may reflect rounding.

	Period Ending December 31,
	2Q-4Q 2026E	2027E	2028E	2029E	2030E
	(in millions)
Unlevered Free Cash Flow(1)	$1,114	$1,605	$1,443	$1,659	$2,384

(1)
Unlevered free cash flow is a non-GAAP financial measure that was calculated, with respect to the combined company on a pro forma basis, by taking Core EBITDAre and adjusting for asset preservation capital expenditures (including joint venture capital expenditures at share), net dispositions and/or acquisitions, SIP and joint venture proceeds, development capital expenditures, revenue enhancing capital expenditures and integration costs.

Important Information Regarding the AvalonBay Projections
The AvalonBay projections were not prepared with a view toward public disclosure or toward complying with GAAP, nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. The non-GAAP financial measures used in the AvalonBay projections were approved by the AvalonBay board for the use by its financial advisor in connection with its opinion and were relied upon by the AvalonBay board in connection with its consideration of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to Goldman Sachs or to the AvalonBay board in connection with a proposed business combination like the merger if the disclosure is included in a document like this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not relied upon by Goldman Sachs for purposes of its opinion or by the AvalonBay board in connection with its consideration of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, AvalonBay has not provided a reconciliation of the financial measures included in the AvalonBay projections to the relevant GAAP financial measures. The AvalonBay projections should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. In addition, the AvalonBay projections were not prepared with a view towards complying with GAAP. The AvalonBay projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the merger.
AvalonBay and Equity Residential may calculate certain non-GAAP financial metrics, including Core EBITDAre, Net Operating Income and Unlevered Free Cash Flow, using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus relating to the opinions of the financial advisors to each of AvalonBay and Equity Residential may not be directly comparable to one another.
Neither Equity Residential, AvalonBay, nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the AvalonBay projections to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. AvalonBay has not made, and does not make, any representation to Equity Residential or any stockholder in the merger agreement or otherwise, concerning the AvalonBay projections or regarding AvalonBay’s ultimate performance compared to the information contained in the AvalonBay management unaudited projections or that the projected results will be achieved. AvalonBay urges all AvalonBay stockholders and Equity Residential shareholders to review AvalonBay’s and Equity Residential’s most recent SEC filings for a description of AvalonBay’s and Equity Residential’s respective reported financial results.
Opinion of Equity Residential’s Financial Advisor
Equity Residential retained Morgan Stanley to provide it with financial advisory services in connection with the merger and to provide a financial opinion to the Equity Residential board. Equity Residential selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Equity Residential’s industry, and its knowledge of the business and affairs of Equity Residential. As part of this engagement, the Equity Residential board requested that Morgan Stanley evaluate the fairness to Equity Residential, from a financial point of view, of the exchange ratio pursuant to the merger agreement. On May 20, 2026, at a meeting of the Equity Residential board, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion to the Equity Residential board dated May 20, 2026, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Equity Residential.
The full text of the written opinion of Morgan Stanley, dated as of May 20, 2026, is attached to this joint proxy statement/prospectus as Annex C and is hereby incorporated into this joint proxy statement/prospectus by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You should read the entire opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. This summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley’s opinion was directed to the Equity Residential board, in its capacity as such, addressed only the fairness of the exchange ratio pursuant to the merger agreement, from a financial point of view, to Equity Residential as of the date of the opinion and did not address any other aspects or implications of the merger. The opinion did not in any manner address the prices at which Equity Residential common shares will trade following consummation of the merger or at any time. Morgan Stanley’s opinion was not intended to, and does not, constitute a recommendation to any holders of Equity Residential common shares or AvalonBay common stock as to how to vote at the Equity Residential special meeting or the AvalonBay special meeting, respectively, to be held in connection with the merger or whether to take any other action with respect to the merger. Morgan Stanley was not required to opine as to, and its opinion does not in any manner address, the underlying business decision by Equity Residential to proceed with or effect the transactions contemplated by the merger agreement, or the likelihood that the merger is consummated. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.
In connection with rendering its opinion, Morgan Stanley, among other things:
•	Reviewed certain publicly available financial statements and other business and financial information of Equity Residential and AvalonBay, respectively;
•	Reviewed certain internal financial statements and other financial and operating data concerning Equity Residential and AvalonBay, respectively;
•	Reviewed certain financial projections prepared by the managements of Equity Residential and AvalonBay, respectively;
•
Reviewed information relating to certain strategic, financial and operational benefits anticipated from the transactions contemplated by the merger agreement, prepared by the managements of Equity Residential and AvalonBay, respectively;

•
Discussed the past and current operations and financial condition and the prospects of Equity Residential, including information relating to certain strategic, financial and operational benefits anticipated from the transactions contemplated by the merger agreement, with senior executives of Equity Residential;

•
Discussed the past and current operations and financial condition and the prospects of AvalonBay, including information relating to certain strategic, financial and operational benefits anticipated from the transactions contemplated by the merger agreement, with senior executives of AvalonBay;

•	Reviewed the pro forma impact of the transactions contemplated by the merger agreement on Equity Residential’s and AvalonBay’s cash flow, consolidated capitalization and financial ratios;
•	Reviewed the reported prices and trading activity for the Equity Residential common shares and AvalonBay common stock;
•
Compared the financial performance of Equity Residential and AvalonBay and the prices and trading activity of Equity Residential common shares and AvalonBay common stock with that of certain other publicly-traded companies comparable with Equity Residential and AvalonBay, respectively, and their securities;

•	Participated in discussions and negotiations among representatives of Equity Residential and AvalonBay and their financial and legal advisors;
•	Reviewed the merger agreement and certain related documents; and
•	Performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Equity Residential and AvalonBay, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed, with Equity Residential’s consent, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Equity Residential and AvalonBay of the future financial performance of Equity Residential and AvalonBay. These projections are discussed more fully under “Equity Residential Unaudited Prospective Financial Information” and “AvalonBay Unaudited Prospective Financial Information” beginning on pages 83 and 87, respectively, of this joint proxy statement/prospectus. Morgan Stanley assumed, with Equity Residential’s consent, that the projections prepared by the management of Equity Residential and the management of AvalonBay are a reasonable basis upon which to evaluate the business and financial prospects of Equity Residential and AvalonBay. Morgan Stanley expressed no view as to such projections or the assumptions on which they were based. In addition, Morgan Stanley relied upon, without independent verification, the assessments of the management of Equity Residential with respect to (i) the strategic, financial and other benefits expected to result from the merger; (ii) Equity Residential’s and AvalonBay’s ability to integrate their respective businesses; (iii) Equity Residential’s ability to retain key employees of Equity Residential and AvalonBay; and (iv) the validity of, and risks associated with, Equity Residential’s and AvalonBay’s existing and future technologies, intellectual property, products, services and business models.
In addition, Morgan Stanley assumed, with Equity Residential’s consent, that the merger will be consummated in accordance with all applicable laws and regulations and in accordance with the terms set forth in the merger agreement without any material waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will qualify as a “reorganization,” pursuant to the Code, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed, with Equity Residential’s consent, that in connection with the receipt of all the necessary governmental, regulatory or other approvals, consents or agreements required in connection with the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Equity Residential and AvalonBay and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Equity Residential’s or AvalonBay’s officers, trustees, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of AvalonBay common stock in the transactions contemplated by the merger agreement. Morgan Stanley was advised by Equity Residential that Equity Residential has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT, and Morgan Stanley assumed that the merger will not adversely affect such status or operations of Equity Residential. Morgan Stanley was not requested to make, and did not make, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Equity Residential or AvalonBay, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses of Morgan Stanley
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter to the Equity Residential board dated May 20, 2026. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The various analyses summarized below were based on the closing prices for Equity Residential common shares and AvalonBay common stock as of May 15, 2026, the last practicable trading day prior to the delivery of materials relating to Morgan Stanley’s oral opinion to the Equity Residential board in advance of the Equity Residential board meeting held on May 20, 2026. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Comparable Trading Value Analysis
Morgan Stanley reviewed and compared certain publicly available ratios and consensus estimates (“Consensus”) of each of Equity Residential and AvalonBay with equivalent publicly available financial information and consensus estimates for companies that share business characteristics with Equity Residential and AvalonBay to derive an implied exchange ratio reference range with respect to Equity Residential and AvalonBay. Morgan Stanley in its professional judgment determined that the comparable companies with business characteristics most similar to Equity Residential and AvalonBay for the purposes of its opinion (the “Comparable Companies”) were:
•	Camden Property Trust;
•	Essex Property Trust, Inc.;
•	Mid-America Apartment Communities, Inc.; and
•	UDR, Inc.
In the case of applying the analysis to Equity Residential, AvalonBay was included in the group of Comparable Companies. In the case of applying the analysis to AvalonBay, Equity Residential was included in the group of Comparable Companies.
For purposes of this analysis, Morgan Stanley analyzed and compared certain statistics for each of these Comparable Companies for comparison purposes, including the ratios of (i) share price to Consensus estimated funds from operations per share for calendar year 2026, which ratio we refer to in this section as “P/2026E FFO Per Share Multiples (Consensus)” and (ii) share price to Consensus estimated funds from operations per share for calendar year 2027, which ratio we refer to in this section as “P/2027E FFO Per Share Multiples (Consensus).”
Morgan Stanley also analyzed (i) the premium or discount, which we refer to in this section as the “Prem. / (Disc.),” represented by the ratio of share price to Consensus estimated net asset value per share, which we refer to in this section as the “NAV (Consensus)” and which ratio we refer to in this section as “Prem. / (Disc.) to NAV (Consensus),” (ii) the Prem. / (Disc.) represented by the ratio of share price to Green Street Advisors estimated net asset value per share, which we refer to in this section as the “NAV (Green Street)” and which ratio we refer to in this section as “Prem. / (Disc.) to NAV (Green Street)” and (iii) the implied capitalization rate for each Comparable Company published by Green Street Advisors, which we refer to in this section as the “Implied Cap Rate (Green Street).” The multiples and ratios for each of the Comparable Companies were calculated using their respective closing prices on May 15, 2026 and were based on publicly available information, market data and Consensus estimates. Morgan Stanley derived a range of multiples or premiums/discounts, as applicable, for each metric based on its professional judgment.
Morgan Stanley then compared the P/2026E FFO Per Share Multiples (Consensus), P/2027E FFO Per Share Multiples (Consensus), Prem. / (Disc.) to NAV (Consensus), Prem. / (Disc.) to NAV (Green Street) and Implied Cap Rate (Green Street) for each Comparable Company to Equity Residential and AvalonBay to derive a range of implied share prices for Equity Residential common shares and shares of AvalonBay common stock.

	Equity Residential		AvalonBay
	Peer Range	Illustrative Share Price	Peer Range	Illustrative Share Price
P/2026E FFO Per Share Multiples (Consensus)	14.6x to 16.6x	$59.52 to $67.78	14.6x to 16.6x	$165.19 to $188.12
P/2027E FFO Per Share Multiples (Consensus)	14.2x to 16.1x	$60.29 to $68.22	14.2x to 16.1x	$166.96 to $188.91
Prem. / (Disc.) to NAV (Consensus)	(19%) to (12%)	$62.68 to $68.29	(19%) to (12%)	$172.12 to $187.51
Prem. / (Disc.) to NAV (Green Street)	(24%) to (11%)	$63.03 to $74.35	(24%) to (11%)	$172.06 to $202.98
Implied Cap Rate (Green Street)	6.5% to 5.5%	$59.93 to $74.08	6.5% to 5.5%	$166.91 to $207.13
Average Range	N/A	$61.09 to $70.54	N/A	$168.65 to $194.93

Following this analysis, Morgan Stanley then compared the ranges of implied share prices for each of AvalonBay and Equity Residential. Morgan Stanley compared the average of the highest implied share prices for AvalonBay to the average of the lowest implied share prices for Equity Residential to derive the highest exchange ratio implied by such pair of estimates. Similarly, Morgan Stanley compared the average of the lowest implied share prices for AvalonBay to the average of the highest implied share prices for Equity Residential to derive the lowest exchange ratio implied by such pair of estimates. The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 2.793 provided for in the merger, were:

Implied Exchange Ratio
2.391x to 3.191x

No Comparable Company utilized in the selected publicly traded comparable companies analysis is identical to Equity Residential or AvalonBay and hence the foregoing summary and underlying financial analyses involved considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the Comparable Companies. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions based on its professional judgment and experience with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Equity Residential or AvalonBay. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using publicly traded comparable companies’ data.
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis (“DCF”) which is designed to imply a value of a company by calculating the present value of estimated future unlevered free cash flows and terminal value of a company. The “unlevered free cash flows” or “free cash flows” refer to a calculation of the future cash flows of an asset without including, in such calculation, any debt servicing costs. The present value of a terminal value, representing the value of unlevered free cash flows beyond the end of the forecast period, is added to arrive at a total aggregate value. Outstanding debt and non-controlling interests are subtracted and outstanding cash is added to arrive at an equity value. The equity value is then divided by the number of fully diluted shares of common stock, in order to arrive at an implied equity value per share.
Equity Residential
Morgan Stanley performed a DCF analysis utilizing the May 2026 Equity Residential standalone projections to derive a range of implied equity values per Equity Residential common share.
The unlevered free cash flows for such periods were discounted to present value using a range of discount rates from 6.0% to 7.5% which was derived by taking a sensitized range of Equity Residential’s weighted average cost of capital as determined utilizing the capital asset pricing model to calculate Equity Residential’s cost of equity and utilizing Equity Residential’s current weighted average interest rate on its current indebtedness and based on other considerations Morgan Stanley deemed relevant.
Morgan Stanley then calculated a range of implied terminal enterprise values of Equity Residential, as of December 31, 2030 by applying a range of implied terminal capitalization rates of 5.0% to 6.0%, which was chosen based on Morgan Stanley’s professional judgment, to the forecasted net operating income of Equity Residential for the year ended December 31, 2031, adjusted for in-process development projects, and as extrapolated based upon the guidance and direction of Equity Residential management. These analyses resulted in a range of implied terminal enterprise values of Equity Residential as of December 31, 2030. The implied terminal enterprise value of Equity Residential was then discounted to present value using the range of discount rates described above. This present value of the implied enterprise value of Equity Residential was then added to the implied present value of the unlevered free cash flows as described above, from which Morgan Stanley then subtracted the implied present value of projected remaining development spend for in-process developments as of the December 31, 2030 terminal value date to calculate an implied asset value. This implied asset value was then reduced by outstanding debt, joint venture debt at share, preferred equity and minority interest and added to outstanding cash as of March 31, 2026, and divided by the estimated number of fully diluted outstanding Equity Residential common shares as of March 31, 2026, all as provided by Equity Residential’s management, to derive an implied per share equity value reference range for the shares. This analysis indicated an implied per share equity value reference range for Equity Residential of $70.57 to $92.64.
AvalonBay
Morgan Stanley performed a DCF analysis utilizing the AvalonBay standalone projections to derive a range of implied equity values per share of AvalonBay common stock.

The unlevered free cash flows for such periods were discounted to present value using a range of discount rates from 6.3% to 7.8% which was derived by taking a sensitized range of AvalonBay’s weighted average cost of capital as determined utilizing the capital asset pricing model to calculate AvalonBay’s cost of equity and utilizing AvalonBay’s current weighted average interest rate on its current indebtedness and based on other considerations Morgan Stanley deemed relevant.
Morgan Stanley then calculated a range of implied terminal enterprise values of AvalonBay, as of December 31, 2030 by applying a range of implied terminal capitalization rates of 4.9% to 5.9%, which was chosen based on Morgan Stanley’s professional judgment, to the forecasted net operating income of AvalonBay for the year ended December 31, 2031, adjusted for in-process development projects, and as extrapolated based upon the guidance and direction of Equity Residential management. These analyses resulted in a range of implied terminal enterprise values of AvalonBay as of December 31, 2030. The implied terminal enterprise value of AvalonBay was then discounted to present value using the range of discount rates described above. This present value of the implied enterprise value of AvalonBay was then added to the implied present value of the unlevered free cash flows as described above from which Morgan Stanley then subtracted the implied present value of projected remaining development spend for in-process developments as of the December 31, 2030 terminal value date to calculate an implied asset value. This implied asset value was reduced by outstanding debt and joint venture debt at share and added to outstanding cash and undrawn forward as of March 31, 2026 and divided by the estimated number of fully diluted outstanding shares of AvalonBay common stock as of March 31, 2026, all as provided by AvalonBay’s management, to derive an implied per share equity value reference range for the shares. This analysis indicated an implied per share equity value reference range for AvalonBay of $200.76 to $269.16.
Following this analysis, Morgan Stanley then compared the ranges of implied equity values for each of Equity Residential and AvalonBay. First, Morgan Stanley compared the lowest implied equity value per share for AvalonBay to the highest implied equity value per share for Equity Residential to derive the lowest exchange ratio implied by each pair of estimates. Second, Morgan Stanley compared the highest implied equity value per share for AvalonBay to the lowest implied equity value per share for Equity Residential to derive the highest exchange ratio implied by each pair of estimates. The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 2.793 provided for in the merger, were:

Implied Exchange Ratio
2.167x to 3.814x

After issuance of its fairness opinion, Morgan Stanley determined that it had made a computational error in its estimate of unlevered free cash flow of AvalonBay for the fourth quarter of 2026. As corrected, the per share equity value reference range for AvalonBay implied by Morgan Stanley’s DCF analysis increases to $202.00 to $270.40 (an increase of less than 1%). As a result of this increase, the low end of the implied exchange ratio resulting from Morgan Stanley’s DCF analysis increases from 2.167x to 2.181x and the high end of the implied exchange ratio resulting from Morgan Stanley’s DCF analysis increases from 3.814x to 3.832x (an increase of less than 1%). The corrected estimated unlevered free cash flow does not change Morgan Stanley’s opinion regarding the fairness of the transaction.
Other Information
Morgan Stanley observed certain additional factors that were not considered part of Morgan Stanley’s financial analyses with respect to its opinion but were referenced for informational purposes, including the following:
Share Price Performance
For reference only, Morgan Stanley also reviewed market share of prices of Equity Residential common shares and AvalonBay common stock for the twelve months ended on May 15, 2026 and volume weighted average prices (“VWAP”) over the 30 days, 90 days, 180 days, and 52 weeks ended on May 15, 2026. The share price performance was as follows:

	Equity Residential	AvalonBay
Range	Metric	Metric
Current	$63.88	$180.84
52-Week High	$71.56	$208.83
52-Week Low	$57.98	$160.81
30-Day VWAP	$63.67	$178.33
90-Day VWAP	$62.44	$175.20
180-Day VWAP	$62.27	$179.05
52-Week VWAP	$63.39	$184.24

For reference purposes only, Morgan Stanley then compared the ranges of share prices for each of Equity Residential and AvalonBay. Morgan Stanley compared the highest share price for AvalonBay in the range to the lowest share price for Equity Residential in the range to derive the highest exchange ratio implied by such share prices. Similarly, Morgan Stanley compared the lowest price per share for AvalonBay in the range to the highest price per share for Equity Residential in the range to derive the lowest exchange ratio implied by such share prices. The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 2.793 provided for in the merger, were:

Implied Exchange Ratio
2.247x to 3.602x

Market share prices were presented for reference purposes only and were not relied upon for valuation purposes.
Research Analyst Price Targets and NAV Targets
For reference only, Morgan Stanley reviewed public market trading price targets for each of Equity Residential and AvalonBay published prior to May 15, 2026 by Wall Street research analysts, which reflected low to high price targets for the Equity Residential common shares and AvalonBay common stock of $63.00 to $80.00 and $172.00 to $221.00, respectively. Morgan Stanley compared the high price target for AvalonBay in the range to the low price target for Equity Residential in the range to derive the highest exchange ratio implied by such pair of price targets. Similarly, Morgan Stanley compared the low price target for AvalonBay in the range to the high price target for Equity Residential in the range to derive the lowest exchange ratio implied by such pair of price targets. The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 2.793 provided for in the merger, were:

Implied Exchange Ratio
2.150x to 3.508x

For reference only, Morgan Stanley also reviewed research analyst estimates of net asset value (“NAV”) per share for each of Equity Residential and AvalonBay published prior to May 15, 2026, which reflected low to high NAV per share estimates for the Equity Residential common shares and AvalonBay common stock of $67.97 to $85.07 and $189.84 to $225.19, respectively. Morgan Stanley compared the high NAV per share for AvalonBay in the range to the low NAV per share for Equity Residential in the range to derive the highest exchange ratio implied by such pair of estimates. Similarly, Morgan Stanley compared the low NAV per share for AvalonBay in the range to the high NAV per share for Equity Residential in the range to derive the lowest exchange ratio implied by such pair of estimates. The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 2.793 provided for in the merger, were:

Implied Exchange Ratio
2.232x to 3.313x

The public market trading price targets and estimates of NAV per share published by research analysts do not necessarily reflect current market trading prices for the Equity Residential common shares and AvalonBay common stock and these estimates are subject to uncertainties, including the future financial performance of Equity Residential and AvalonBay and future financial market conditions.
General
Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of these analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Equity Residential or AvalonBay.
In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. These include, among other things, the impact of competition on the businesses of Equity Residential and AvalonBay and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Equity Residential, AvalonBay, or the industry, or in the financial markets in general. Many of these assumptions are beyond the control of Equity Residential and AvalonBay. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to Equity Residential, and in connection with the delivery of its opinion as of May 20, 2026 to the Equity Residential board. These analyses do not purport to be appraisals or to reflect the prices at which the Equity Residential common shares might actually trade.
The exchange ratio provided for in the merger was determined through arm’s-length negotiations between Equity Residential and AvalonBay and was unanimously approved by the Equity Residential board. Morgan Stanley provided advice to the Equity Residential board during these negotiations but did not, however, recommend any specific exchange ratio to Equity Residential or the Equity Residential board, or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. Morgan Stanley was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of Equity Residential to proceed with or effect the transactions contemplated by the merger agreement, or the likelihood that the merger is consummated. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, express an opinion or a recommendation as to how any holder of Equity Residential common shares or AvalonBay common stock should vote at the special meetings to be held in connection with the merger, or as to any other action that a holder of Equity Residential common shares or AvalonBay common stock should take relating to the merger.
Morgan Stanley’s opinion and presentation to the Equity Residential board was one of many factors taken into consideration by the Equity Residential board in deciding to approve the merger and other transactions contemplated by the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Equity Residential board with respect to the exchange ratio or of whether the Equity Residential board would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for its own account or the accounts of its customers, in debt or equity securities or loans of Equity Residential, AvalonBay or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.
Under the terms of its engagement letter, Morgan Stanley provided the Equity Residential board with financial advisory services and a financial opinion, and Equity Residential has agreed to pay Morgan Stanley a transaction fee of $50 million, $5 million of which was payable upon Morgan Stanley’s delivery of its fairness opinion, and the remainder of which is contingent upon consummation of the transactions contemplated by the merger agreement. Equity Residential has also agreed to reimburse Morgan Stanley for certain of its reasonable expenses, including fees of outside counsel, incurred in performing its services. In addition, the Equity Residential board has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to, arising out of or in connection with Morgan Stanley’s engagement.
At the time of the execution of the merger agreement, an affiliate of Morgan Stanley entered into the Commitment Letter to provide Equity Residential with the Bridge Facility, subject to the satisfaction of customary conditions set forth in the Commitment Letter. Equity Residential has agreed to pay Morgan Stanley’s affiliate aggregate fees in connection with the Commitment Letter ranging from $4 million to $14 million, the actual amount of which will depend upon, among other things, the timing of reductions of the commitments under the Bridge Facility and whether the Bridge Facility is funded.

In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services to Equity Residential and have received less than $2,000,000 in connection with such services. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services to AvalonBay and have received between $2,000,000 to $5,000,000 in connection with such services. As of the date of the opinion, Morgan Stanley or an affiliate thereof is a lender to Equity Residential under its credit facility and Morgan Stanley or an affiliate thereof is a lender to AvalonBay under its credit facility. As of the date of the opinion, Morgan Stanley holds an aggregate interest of between one percent and two percent in outstanding Equity Residential common shares and between one percent and two percent in outstanding AvalonBay common stock, with such interests held in connection with Morgan Stanley’s (i) investment management business, (ii) wealth management business, including client discretionary accounts or (iii) ordinary course trading activities, including hedging activities. Morgan Stanley and its affiliates may seek to provide financial advisory and financing services to Equity Residential, AvalonBay, the combined company and their affiliates in the future and would expect to receive fees for the rendering of these services.
Opinion of AvalonBay’s Financial Advisor
Goldman Sachs rendered its oral opinion to the AvalonBay board on May 20, 2026, subsequently confirmed in writing by delivery to the AvalonBay board of its written opinion dated May 20, 2026, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 2.793 Equity Residential common shares to be issued in exchange for each outstanding share of AvalonBay common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders (other than Equity Residential and its affiliates) of AvalonBay common stock.
The full text of the written opinion of Goldman Sachs, dated May 20, 2026, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex D. The summary of Goldman Sachs’ opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the AvalonBay board in connection with its consideration of the transactions. Goldman Sachs’ opinion is not a recommendation as to how any holder of AvalonBay common stock should vote with respect to the merger, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the merger agreement;
•	Annual Reports on Form 10-K of AvalonBay and Equity Residential for the five fiscal years ended December 31, 2025;
•	certain Quarterly Reports on Form 10-Q of AvalonBay and Equity Residential;
•	certain other communications from AvalonBay and Equity Residential to their stockholders and shareholders, respectively;
•	certain publicly available research analyst reports for AvalonBay and Equity Residential;
•
the AvalonBay standalone projections, the April 2026 Equity Residential standalone projections, and the AvalonBay combined company projections, in each case, as approved for Goldman Sachs’ use by the AvalonBay board (which are referred to in this section as the “Forecasts”); and

•
certain operating synergies projected by the AvalonBay management to result from the merger, as approved for Goldman Sachs’ use by the AvalonBay board (which are referred to in this section as the “projected synergies”).

Goldman Sachs also held discussions with members of the senior management of AvalonBay and Equity Residential regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of AvalonBay and Equity Residential; reviewed the reported price and trading activity for the shares of AvalonBay common stock and the Equity Residential common shares; compared certain financial and stock market information for AvalonBay and Equity Residential with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the AvalonBay board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the AvalonBay board that the Forecasts and the projected synergies were reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of AvalonBay management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of AvalonBay or Equity Residential or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on AvalonBay or Equity Residential or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of AvalonBay to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to AvalonBay; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Equity Residential and its affiliates) of AvalonBay common stock, as of the date of its opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger, including the asset contribution, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of AvalonBay; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of AvalonBay, or any class of such persons, in connection with the merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which the Equity Residential common shares or the shares of AvalonBay common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on AvalonBay or Equity Residential or the merger, or as to the impact of the merger on the solvency or viability of AvalonBay or Equity Residential or the ability of AvalonBay or Equity Residential to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Summary of Financial Analyses
The following is a summary of the material financial analyses delivered by Goldman Sachs to the AvalonBay board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 19, 2026, and is not necessarily indicative of current market conditions. Based on the closing price of $65.74 per Equity Residential common share on May 19, 2026, the exchange ratio of 2.793 implied a value of approximately $183.61 per share of AvalonBay common stock.
Illustrative Discounted Cash Flow Analysis – AvalonBay Standalone
Using the AvalonBay standalone projections, Goldman Sachs performed an illustrative discounted cash flow analysis on AvalonBay on a standalone basis to derive a range of illustrative present values per share of AvalonBay common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 7.5% to 8.5%, reflecting estimates of AvalonBay’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2026 (i) estimates of unlevered free cash flow for AvalonBay for the second quarter of fiscal year 2026 through fiscal year 2030 as reflected in the AvalonBay standalone projections and (ii) a range of illustrative terminal values for AvalonBay, which were calculated by applying terminal year multiples of enterprise value (which we refer to in this section as “EV”) to next twelve months (which we refer to in this section as “NTM”) earnings before interest, taxes, depreciation and amortization (which we refer to in this section as “EBITDA”) (which we refer to in this section as “EV/NTM EBITDA”) ranging from 16.0x to 18.0x to an estimate of the EBITDA to be generated by AvalonBay in the terminal year (which analysis implied perpetuity growth rates ranging from approximately 1.7% to 3.3%), as reflected in the AvalonBay standalone projections. The range of terminal year exit EV/NTM EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of AvalonBay and of certain publicly traded companies, as described below in the section entitled “—Selected Public Residential REIT Multiples.” Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (which we refer to in this section as “CAPM”), which requires certain company-specific inputs, including AvalonBay’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for AvalonBay, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs derived a range of illustrative EVs for AvalonBay by adding the ranges of present values it calculated for the unlevered free cash flow and illustrative terminal values, as described above and subtracting from such EVs the present value of remaining development capital expenditures for the 2029 and 2030 developments. Goldman Sachs then subtracted from such range the amount of AvalonBay’s net debt as of March 31, 2026, as approved for Goldman Sachs’ use by the AvalonBay board, to derive a range of illustrative equity values for AvalonBay. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of AvalonBay common stock, as provided by and approved for Goldman Sachs’ use by the AvalonBay board, using the treasury stock method, to derive a range of illustrative present values per share of AvalonBay common stock of approximately $171.63 to $209.67.
Illustrative Discounted Cash Flow Analysis – Equity Residential Standalone
Using the April 2026 Equity Residential standalone projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Equity Residential on a standalone basis to derive a range of illustrative present values per Equity Residential common share. Using the mid-year convention for discounting cash flows and discount rates ranging from 7.5% to 8.5%, reflecting estimates of Equity Residential’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2026 (i) estimates of unlevered free cash flow for Equity Residential for the second quarter of fiscal year 2026 through fiscal year 2030 as reflected in the April 2026 Equity Residential standalone projections and (ii) a range of illustrative terminal values for Equity Residential, which were calculated by applying terminal year exit EV/NTM EBITDA multiples ranging from 16.0x to 18.0x to an estimate of the EBITDA to be generated by Equity Residential in the terminal year (which analysis implied perpetuity growth rates ranging from approximately 1.7% to 3.3%), as reflected in the April 2026 Equity Residential standalone projections. The range of terminal year exit EV/NTM EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Equity Residential and of certain publicly traded companies, as described below in the section entitled “—Selected Public Residential REIT Multiples.” Goldman Sachs derived such discount rates by application of CAPM, which requires certain company-specific inputs, including Equity Residential’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for Equity Residential, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs derived a range of illustrative EVs for Equity Residential by adding the ranges of present values it calculated for the unlevered free cash flow and illustrative terminal values, as described above and subtracting the present value of remaining development capital expenditures for the 2029 and 2030 developments. Goldman Sachs then subtracted from such range the amount of Equity Residential’s net debt and preferred stock as of March 31, 2026, as approved for Goldman Sachs’ use by the AvalonBay board, to derive a range of illustrative equity values for Equity Residential, and divided the range of illustrative equity values by the number of fully diluted outstanding Equity Residential common shares, as provided by and approved for Goldman Sachs’ use by the AvalonBay board, using the treasury stock method, to derive a range of illustrative present values per Equity Residential common share of approximately $59.72 to $71.88.
Illustrative Discounted Cash Flow Analysis – Pro Forma Combined Company
Using the AvalonBay combined company projections, which take into account the projected synergies, Goldman Sachs performed an illustrative discounted cash flow analysis of the combined company on a pro forma basis. Using the mid-year convention for discounting cash flows and discount rates ranging from 7.5% to 8.5%, reflecting estimates of the pro forma combined company’s blended weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2026 (i) estimates of aggregate unlevered free cash flows of AvalonBay and Equity Residential on a standalone basis for the period beginning with the second quarter of 2026 through August 31, 2026, and unlevered free cash flow of the pro forma combined company from September 1, 2026, through fiscal year 2030 as reflected in the

AvalonBay combined company projections and (ii) a range of illustrative terminal values for the pro forma combined company, which were calculated by applying terminal year exit EV/NTM EBITDA multiples ranging from 16.5x to 18.5x to an estimate of the EBITDA (inclusive of projected synergies) to be generated by the pro forma combined company in the terminal year (which analysis implied perpetuity growth rates ranging from approximately 1.8% to 3.4%), as reflected in the AvalonBay combined company projections. The range of terminal year exit EV/NTM EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of AvalonBay, Equity Residential and of certain publicly traded companies, as described below in the section entitled “—Selected Public Residential REIT Multiples” over certain prior periods. Goldman Sachs derived such discount rates by application of CAPM, which requires certain company-specific inputs, including AvalonBay’s and Equity Residential’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for AvalonBay and Equity Residential, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs derived a range of illustrative pro forma EVs for the pro forma combined company by adding the ranges of present values it calculated for the unlevered free cash flow and illustrative terminal values, as described above and subtracting the present value of remaining development capital expenditures for the 2029 and 2030 developments. Goldman Sachs then subtracted from such range the amount of pro forma combined company net debt and preferred stock (including $750 million of debt-funded transaction costs), as provided by and approved for Goldman Sachs’ use by the AvalonBay board, to derive a range of implied pro forma equity values, divided the range of implied pro forma equity values by the number of pro forma fully diluted outstanding Equity Residential common shares expected to be outstanding following consummation of the merger, as provided by and approved for Goldman Sachs’ use by the AvalonBay board, using the treasury stock method, and multiplied such amount by the exchange ratio of 2.793 to derive a range of implied present values per share of AvalonBay common stock of approximately $179.69 to $218.40.
Illustrative Present Value of Future Stock Price Analysis – AvalonBay Standalone
Using the AvalonBay standalone projections, Goldman Sachs performed an illustrative analysis of the implied present value of theoretical future value per share of AvalonBay common stock. For this analysis, Goldman Sachs first calculated the implied EV for AvalonBay as of December 31 of each of fiscal years 2026, 2027 and 2028 by applying a range of EV/NTM EBITDA multiples of 17.0x to 19.0x to the estimates of AvalonBay’s NTM EBITDA contained in the AvalonBay standalone projections. This illustrative range of EV/NTM EBITDA exit multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA trading multiples for AvalonBay and of certain publicly traded companies, as described below in the section entitled “—Selected Public Residential REIT Multiples.” Goldman Sachs then subtracted the amount of AvalonBay’s net debt for each such fiscal year, as provided by and approved for Goldman Sachs’ use by the AvalonBay board, from the respective implied EV to derive a range of illustrative equity values as of December 31 of each such fiscal year, and divided these implied equity values by the projected year-end number of fully diluted outstanding shares of AvalonBay common stock for each such fiscal year, calculated using information provided by and approved for Goldman Sachs’ use by the AvalonBay board, to derive a range of theoretical future values per share of AvalonBay common stock (excluding dividends). Goldman Sachs then discounted these theoretical future per-share equity values to March 31, 2026, using an illustrative discount rate of 9.0% (which Goldman Sachs derived by application of the CAPM, which requires certain company-specific inputs, including a beta for AvalonBay, as well as certain financial metrics for the United States financial markets generally), reflecting an estimate of AvalonBay’s cost of equity, and summed, both the theoretical future values per share of common stock it derived for each applicable year and the estimated dividends to be paid to holders of AvalonBay common stock on a standalone basis through the end of the applicable year as reflected in the Forecasts, to yield illustrative present values per share of common stock ranging from $172.07 to $207.86.
Illustrative Present Value of Future Stock Price Analysis – Equity Residential Standalone
Using the April 2026 Equity Residential standalone projections, Goldman Sachs performed an illustrative analysis of the implied present value of theoretical future value per Equity Residential common share. For this analysis, Goldman Sachs first calculated the implied EV for Equity Residential as of December 31 of each of fiscal years 2026, 2027 and 2028 by applying a range of EV/NTM EBITDA multiples of 16.0x to 18.0x to the estimates of Equity Residential’s NTM EBITDA contained in the April 2026 Equity Residential standalone projections. This illustrative range of EV/NTM EBITDA exit multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA trading multiples for Equity Residential and of certain publicly traded companies, as described below in the section entitled “—Selected Public Residential REIT Multiples.” Goldman Sachs then subtracted the amount of Equity Residential’s net debt and preferred stock for each such fiscal year, as provided by and approved for Goldman Sachs’ use by the AvalonBay board, from the respective implied EVs to derive a range of illustrative equity values as of December 31 of each such fiscal year, and divided these implied equity values by the projected year-end number of fully diluted outstanding Equity Residential common shares for each such fiscal year, calculated using information provided by and approved for Goldman Sachs’ use by the AvalonBay board to derive a range of theoretical future values per Equity Residential common share (excluding dividends). Goldman Sachs then discounted these theoretical future per-share equity values to March 31, 2026, using an illustrative discount rate of 9.0% (which Goldman Sachs derived by application of the CAPM, which requires certain company-specific inputs, including a beta for Equity Residential, as well as certain financial metrics for the United States financial markets generally), reflecting an estimate of Equity Residential’s cost of equity, and summed, both the theoretical future values per share it derived for each applicable year and the estimated dividends to be paid to holders of Equity Residential common shares on a standalone basis through the end of the applicable year as reflected in the Forecasts, to yield illustrative present values per share ranging from $58.81 to $69.57.
Illustrative Present Value of Future Stock Price Analysis – Pro Forma Combined Company
Using the AvalonBay combined company projections, which take into account the projected synergies, Goldman Sachs performed an illustrative analysis of the implied present value of theoretical future value per share of AvalonBay common stock on a pro forma basis. For this analysis, Goldman Sachs first calculated the implied EV for the pro forma combined company as of December 31 of each of fiscal years 2026, 2027 and 2028 by applying a range of EV/NTM EBITDA multiples of 17.5x to 19.5x to the estimates of the pro forma combined company’s NTM EBITDA (inclusive of projected synergies) contained in the AvalonBay combined company projections. This illustrative range of EV/NTM EBITDA exit multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA trading multiples for AvalonBay, Equity Residential and of certain publicly traded companies, as described below in the section entitled “—Selected Public Residential REIT Multiples.” Goldman Sachs then subtracted the amount of the pro forma combined company’s net debt and preferred stock for each such fiscal year, as provided by and approved for Goldman Sachs’ use by the AvalonBay board, from the respective implied EVs to derive a range of illustrative equity values as of December 31 of each such fiscal year, and divided these implied equity values by the projected year-end number of pro forma fully diluted outstanding Equity Residential common shares for each such fiscal year, calculated using information provided by and approved for Goldman Sachs’ use by the AvalonBay board to derive a range of theoretical future values per Equity Residential common share on a pro forma basis (excluding dividends). Goldman Sachs then discounted these theoretical future per-share equity values to March 31, 2026, using an illustrative discount rate of 9.0% (which Goldman Sachs derived by application of the CAPM, which requires certain company-specific inputs, including a beta for the combined company, as well as certain financial metrics for the United States financial markets generally), reflecting an estimate of the pro forma combined company’s cost of equity, summed, both the theoretical future values per share of common stock it derived for each applicable year and the estimated dividends to be paid to holders of AvalonBay on a standalone basis in second and third quarter of 2026 and pro forma combined company in fourth quarter of 2026 and onwards through the end of the applicable year as reflected in the Forecasts, to yield theoretical present values per share of common stock. Goldman Sachs then multiplied the resulting theoretical future per-share equity values for the pro forma combined company by the exchange ratio of 2.793 to derive a range of implied present values per share of AvalonBay common stock (including dividends) of approximately $182.08 to $215.22.
Selected Public Residential REIT Multiples
Goldman Sachs reviewed and compared certain financial information for AvalonBay and Equity Residential to corresponding financial information, ratios and public market multiples for selected publicly traded apartment REITs that Goldman Sachs, in its professional judgment and experience, considered generally relevant for purposes of analysis, namely:
•	Essex Property Trust, Inc.;
•	Camden Property Trust;
•	Mid-America Apartment Communities, Inc.; and
•	UDR, Inc. (collectively, the “Selected Apartment REITs”).
For each of the Selected Apartment REITs, AvalonBay and Equity Residential, Goldman Sachs calculated EV as a multiple of estimated calendar year 2026, 2027 and 2028 EBITDA (based on consensus research estimates calendarized to December) derived from publicly available research estimates. Although none of the Selected Apartment REITs is directly comparable to AvalonBay or Equity Residential, these companies were selected because they are publicly traded apartment REITs with operations that for purposes of analysis may be considered similar in certain respects to those of AvalonBay and Equity Residential.
The results of these calculations indicated the following ranges of public market multiples for the Selected Apartment REITs (excluding AvalonBay and Equity Residential) as of May 19, 2026:
•	EV / 2026E EBITDA: mean of approximately 18.3x and median of approximately 18.0x;
•	EV / 2027E EBITDA: mean of approximately 17.9x and median of approximately 17.7x;
•	EV / 2028E EBITDA: mean of approximately 17.2x and median of approximately 17.0x.
By comparison, AvalonBay’s and Equity Residential’s respective public market multiples as of May 19, 2026, were:
•	EV / 2026E EBITDA of approximately 18.6x and 17.7x;
•	EV / 2027E EBITDA of approximately 17.6x and 17.1x;
•	EV / 2028E EBITDA of approximately 16.5x and 16.5x.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to AvalonBay or Equity Residential or the contemplated merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the AvalonBay board as to the fairness from a financial point of view, to the holders (other than Equity Residential and its affiliates) of AvalonBay common stock of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of AvalonBay, Equity Residential, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The exchange ratio was determined through arm’s-length negotiations between AvalonBay and Equity Residential and was approved by the AvalonBay board. Goldman Sachs provided advice to AvalonBay during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to AvalonBay or the AvalonBay board or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.
As described above, Goldman Sachs’ opinion to the AvalonBay board was one of many factors taken into consideration by the AvalonBay board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of AvalonBay, Equity Residential (collectively, “Relevant Parties”), any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger. Goldman Sachs Investment Banking has an existing lending relationship with AvalonBay. Goldman Sachs acted as financial advisor to the AvalonBay board in connection with, and participated in certain of the negotiations leading to, the merger. During the two-year period ended May 18, 2026, Goldman Sachs Investment Banking has been engaged by AvalonBay and/or its affiliates to provide certain financial advisory and/or underwriting services, including having acted as: bookrunner with respect to a public offering of AvalonBay’s investment grade notes in May 2024; left lead bookrunning manager with respect to a public offering of AvalonBay common stock in September 2024; bookrunner with respect to a public offering of AvalonBay’s investment grade notes in July 2025; and bookrunner with respect to a public offering of AvalonBay’s investment grade notes in December 2025. During such two-year period, Goldman Sachs Investment Banking has received aggregate compensation from AvalonBay and/or its affiliates for the foregoing services of approximately $2.5 million. During the two-year period ended May 18, 2026, Goldman Sachs Investment Banking has not been engaged by Equity Residential or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. In addition, Goldman Sachs Investment Banking is not currently mandated by Equity Residential and/or its Related Entities (as defined below) (excluding any significant shareholder and its other affiliates) to provide any such person financial advisory and/or underwriting services, and is not currently soliciting Equity Residential and/or such Related Entities to work on any financial advisory and/or underwriting matters for any such persons on which it has been mandated. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to AvalonBay, Equity Residential and their respective affiliates, for which Goldman Sachs Investment Banking may receive compensation.
As of May 18, 2026, Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) had (i) no direct GS Principal Investment (as defined below) in AvalonBay and/or its affiliates (excluding any significant stockholder and its other affiliates) and (ii) no direct GS Principal Investment in Equity Residential and its Related Entities (excluding any significant shareholder and its other affiliates). As of May 18, 2026, funds managed by affiliates of Goldman Sachs Investment Banking were not co-invested with Equity Residential and/or its Related Entities and affiliates and had not invested in equity interests of funds managed by affiliates of Equity Residential and/or its Related Entities. Such funds managed by affiliates of Goldman Sachs Investment Banking may co-invest with, and invest in equity interests of, Equity Residential and/or its affiliates or funds managed thereby in the future.
On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Parties, and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending, and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking.
For purposes of this section of this joint proxy statement/prospectus, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (y) the following terms have the definitions set forth below:
GS Principal Investments (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make investments in, the Relevant Parties or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument.
Related Entities are, as applicable, a person or entity’s affiliates, portfolio companies and funds managed thereby.
The AvalonBay board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated May 17, 2026, AvalonBay engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. The engagement letter between AvalonBay and Goldman Sachs provides for a transaction fee of approximately $65 million, $3 million of which became payable upon delivery of Goldman Sachs’ opinion, and the remainder of which is contingent upon consummation of the merger. In addition, AvalonBay has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Interests of Trustees, Directors and Executive Officers in the Merger
Interests of Equity Residential Trustees and Executive Officers in the Merger
In considering the recommendation of the Equity Residential board to vote to approve the Equity Residential share issuance proposal, holders of Equity Residential common shares should be aware that the trustees and executive officers of Equity Residential may have interests in the merger that are different from, or in addition to, the interests of holders of Equity Residential common shares generally and that may create potential conflicts of interest. The Equity Residential board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to holders of Equity Residential common shares that they vote to approve the Equity Residential share issuance proposal. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 65 and “The Merger—Equity Residential’s Reasons for the Merger; Recommendation of the Equity Residential Board” beginning on page 75.
These interests are described in more detail below.
Equity Residential’s Executive Officers and Trustees
For purposes of this joint proxy statement/prospectus, Equity Residential’s named executive officers are:

Name	Position
Mark J. Parrell	President and Chief Executive Officer
Bret D. McLeod	Executive Vice President and Chief Financial Officer
Robert A. Garechana	Executive Vice President and Chief Investment Officer
Michael L. Manelis	Executive Vice President and Chief Operating Officer
Scott J. Fenster	Executive Vice President and General Counsel

Equity Residential’s executive officers who are not named executive officers are Barry S. Altshuler and Catherine M. Carraway. Equity Residential’s non-employee trustees are David J. Neithercut, Angela M. Aman, Chris Carr, Mary Kay Haben, Ann C. Hoff, Tahsinul Zia Huque, Nina P. Jones, Mark S. Shapiro and Stephen E. Sterrett. In accordance with SEC rules, this disclosure also covers each person who has served as an executive officer or trustee of Equity Residential at any time since January 1, 2025. Alexander Brackenridge was Executive Vice President and Chief Investment Officer of Equity Residential from September 2020 to August 2025 and Executive Vice President – Investments from August 2025 until his retirement on January 2, 2026. Linda Walker Bynoe retired as a trustee of Equity Residential as of the end of her term on June 18, 2026. Neither Mr. Brackenridge nor Ms. Bynoe have interests in the merger that are different from, or in addition to, the interests of holders of Equity Residential common shares generally.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	the effective time will occur on June 22, 2026 (which is the assumed date solely for purposes of the disclosure in this section);
•
at such time, each of Equity Residential’s executive officers will experience a termination without “Cause” or for “Good Reason” under their respective Change in Control Agreements (as defined below) or other than for “Good Cause” under the Equity Residential Share Incentive Plan (as defined below) (each, as applicable, a “Qualifying Termination”);

•
the relevant price per share of Equity Residential common shares is $66.20 (the average closing market price of Equity Residential common shares over the first five (5) business days following the public announcement of the merger on and including May 21, 2026, rounded to the nearest whole cent); and

•	performance goals applicable to unvested Equity Residential LTI Awards (as defined below) are deemed achieved at the effective time at target level of performance.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the merger.
Treatment of Outstanding Equity Awards
Outstanding Equity Residential equity awards, including time-vesting stock options, restricted unit awards and restricted share awards held by executive officers of Equity Residential immediately prior to the effective time, will remain outstanding and continue to be subject to the existing terms and conditions of the Equity Residential 2019 Share Incentive Plan (the “Equity Residential Share Incentive Plan”) and applicable individual award agreements as of the date immediately following the effective time, including the Rule of 70 retirement (as defined below). The performance goals applicable to the performance-based restricted unit and restricted share awards issued under Equity Residential’s long-term incentive plans (the “Equity Residential LTI Awards”) that have been granted prior to the effective time will be deemed achieved based on the greater of the target level and actual level of performance, as determined as of the latest practicable date prior to the effective time. Therefore, at and following the effective time, each such Equity Residential LTI Award will only be subject to time-based vesting conditions for the remainder of the applicable performance period. Outstanding unvested Equity Residential equity awards held by the non-employee trustees will immediately vest at the effective time.
Pursuant to the Change in Control Agreements and the Equity Residential Share Incentive Plan and the award agreements thereunder, as described in further detail below, upon a Qualifying Termination within 24 months following a change in control of Equity Residential (or, in the case of Mr. Parrell, 36 months), all outstanding equity awards held by each executive officer as of the effective time will immediately vest.
Requirements of the “Rule of 70” are met when a grantee’s years of service with Equity Residential (which must be at least 15 years) plus his or her age (which must be at least 55 years) on the date of retirement equals or exceeds 70. In addition, the grantee must give Equity Residential at least six months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, releasing the Company from customary claims and agreeing to ongoing non-competition and employee non-solicitation provisions. In the event of a Rule of 70 retirement, outstanding equity awards continue to vest based on the original schedule, with Equity Residential LTI Awards vesting based on actual performance at the end of the applicable performance period; provided that upon a Rule of 70 retirement within the first year of a performance period applicable to an Equity Residential LTI Award, the number of restricted shares or restricted units subject to the Equity Residential LTI Award that remain eligible for vesting is prorated based on the number of days employed during such year. At the effective time, three executive officers of Equity Residential – Messrs. Parrell and Manelis and Ms. Carraway – are eligible for Rule of 70 retirement.
Quantification of Equity Residential Equity Awards
See the section entitled “—Quantification of Potential Payments and Benefits to Equity Residential Named Executive Officers in Connection with the Merger” beginning on page 108 of this joint proxy statement/prospectus for an estimate of the value of each of Equity Residential’s named executive officers’ unvested Equity Residential equity awards. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of the unvested equity awards held by Ms. Carraway is $1,433,455 (Mr. Altshuler does not hold any unvested equity awards) and the estimated aggregate value of the unvested equity awards held by Equity Residential’s non-employee trustees is $3,615,277.
Change in Control Agreements
Each executive officer of Equity Residential (other than Mr. Altshuler) is party to a change in control severance agreement (each, a “Change in Control Agreement”). Mr. Parrell entered into an amended and restated Change in Control Agreement effective as of May 20, 2026, in order to align his severance formula with that applicable to other eligible executive officers of Equity Residential, which is described below.

The Change in Control Agreements provide that, in the event that an eligible executive officer experiences a Qualifying Termination within 24 months following a change in control of Equity Residential (or, in the case of Mr. Parrell, 36 months), such executive officer will be entitled to receive the following benefits:
•	a lump-sum cash payment of all accrued but unpaid compensation, a prorated annual bonus and long-term incentive compensation grant through the date of a Qualifying Termination;
•	a lump-sum cash severance payment 2.25 times the sum of such executive officer’s (i) annual base salary and (ii) target annual performance bonus and performance equity grant;
•	continued medical, dental, life and disability benefits for 27 months following the date of a Qualifying Termination; and
•
for Mr. Parrell only, Equity Residential will use commercially reasonable efforts to provide access to comparable medical, dental, life, disability and hospitalization benefits until August 31, 2031, at Mr. Parrell’s expense, or if such access is unavailable, will reimburse the excess cost of obtaining comparable coverage over the total premium applicable to active executive officers.

In addition, under the terms of the Change in Control Agreements and Equity Residential Share Incentive Plan and the applicable award agreements thereunder, upon a Qualifying Termination, any unvested Equity Residential equity awards held by the eligible executive officer will immediately vest.
If any payments made to Mr. Parrell would result in an excise tax imposed by Section 4999 of the Code, he would also become entitled to receive a tax reimbursement that would put him in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts. Change in Control Agreements for the named executive officers other than Mr. Parrell provide that transaction-related payments and benefits are reduced to the extent necessary to avoid such excise tax, but only if such reduction of pay or benefits would result in a greater after-tax amount for the named executive officer; otherwise, payments and benefits would be paid in full subject to such excise tax.
Each executive officer’s receipt of the severance benefits under the Change in Control Agreements is contingent upon the executive officer’s execution and non-revocation of a release of claims in favor of Equity Residential. The merger agreement provides that the merger will constitute a “change in control” for purposes of the Change in Control Agreements and Equity Residential Share Incentive Plan.
See the section entitled “—Quantification of Potential Payments and Benefits to Equity Residential Named Executive Officers in Connection with the Merger” beginning on page 108 of this joint proxy statement/prospectus for the estimated amounts that each of Equity Residential’s named executive officers would receive under their respective Change in Control Agreement upon a Qualifying Termination. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate amount of the cash severance payments that Ms. Carraway would receive under her Change in Control Agreement is $1,874,356. Mr. Altshuler is not party to a Change in Control Agreement or any other formal severance plan or arrangement that would provide him with severance payments or benefits in connection with a change in control of Equity Residential.
Executive Transaction Bonus and Equity Retention Awards
In connection with the merger, Equity Residential may establish an executive bonus pool in the amount of up to $20 million to grant cash transaction bonuses and/or retention equity awards to executive-level employees, including executive officers, with allocations determined by Mr. Parrell and the compensation committee of the Equity Residential board in consultation with Mr. Schall and the compensation committee of the AvalonBay board.
Executive officers who are party to Change in Control Agreements will be required to waive any right to assert “Good Reason” with respect to the titles, scope of the roles or compensation they accept with the combined company, as a condition to their receipt of a retention equity award. Fifty percent (50%) of each retention equity award will be subject to service-based vesting and fifty percent (50%) will be subject to achievement of performance metrics over a three-year performance period, which will be determined by the chief executive officer and the compensation committee of the combined company board. The retention equity awards may be issued in the form of restricted shares or restricted units, at the executive officer’s election, and will be subject to the terms and conditions of the combined company’s equity incentive plan and applicable form of award agreement. The retention equity awards will vest on the third anniversary of the closing date, subject to continued employment through such date, provided that, if an executive officer experiences a Qualifying Termination (but not upon retirement), the service-vesting component of the retention equity award will accelerate and vest in full and the performance-vesting component will remain outstanding and eligible to vest at the end of the performance period based on the combined company’s achievement of applicable performance goals. The final form of award may contain additional and clarifying terms. Each cash transaction bonus will become payable at the effective time, subject to the executive officer’s execution and effectiveness of a customary release of claims.
As of the date of this joint proxy statement/prospectus, certain retention equity awards have been approved and allocated to certain executive officers, as described below under “—New Management Arrangements,” and no cash transaction bonuses have been approved or allocated.
New Management Arrangements
On June 8, 2026, Equity Residential and AvalonBay announced that, following the effective time, certain executive officers of Equity Residential would serve on the combined company’s leadership team in the following positions: Mr. Manelis as Executive Vice President and Chief Operating Officer and Mr. Fenster as Executive Vice President and General Counsel.
Messrs. Manelis and Fenster each entered into an offer confirming the role, compensation and terms of employment with the combined company, which will become effective as of, and is contingent upon the occurrence of, the effective time. The executive officer offer letters provide that, effective as of January 1, 2027:
•
Mr. Manelis will receive an annual base salary of $800,000 and will be eligible to receive annual cash and equity incentive awards with target opportunities of 150% ($1,200,000) and 200% ($1,600,000) of his base salary, respectively, and annual long-term performance-vesting equity incentive awards with a target grant date fair value of 300% ($2,400,000) of his base salary; and

•
Mr. Fenster will receive an annual base salary of $580,000 and will be eligible to receive annual cash and equity incentive awards with target opportunities of 120% ($696,000) and 125% ($725,000) of his base salary, respectively, and annual long-term performance-vesting equity incentive awards with a target grant date fair value of approximately 172% ($999,000) of his base salary.

In addition, the executive officer offer letters provide that Messrs. Manelis and Fenster are each eligible to receive a retention equity award with the grant date target values of $4,500,000 and $3,000,000, respectively, and subject to the terms described above under “—Executive Transaction Bonus and Equity Retention Awards.”
As of the date of this joint proxy statement/prospectus, no other executive officer of Equity Residential has entered into any agreement with Equity Residential regarding employment after the effective time, although it is possible that Equity Residential or AvalonBay may enter into new employment or other arrangements with other executive officers in the future.
Quantification of Potential Payments and Benefits to Equity Residential Named Executive Officers in Connection with the Merger
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K (to the extent applicable), which requires disclosure of information about certain compensation for each named executive officer of Equity Residential that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the section entitled “—Interests of Equity Residential Trustees and Executive Officers in the Merger” above.
The table below sets forth the payments and benefits (on a pre-tax basis) that each of Equity Residential’s named executive officers would receive. Except as specifically noted, the disclosure below uses the relevant assumptions described above under “—Certain Assumptions.”

The amounts in the table do not include amounts that Equity Residential’s named executive officers were already entitled to receive, or were vested in, as of June 22, 2026. The calculations do not attempt to forecast any additional equity award grants or issuances or forfeitures that may occur prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Healthcare Benefits ($)(3)	Excise Tax Gross-Up ($)(4)	Total ($)
Mark J. Parrell	13,669,983	24,158,811	89,080	10,839,462	48,757,336
Bret D. McLeod	5,844,555	2,816,311	81,985	—	8,742,851
Robert A. Garechana	7,194,692	8,181,851	27,125	—	15,403,668
Michael L. Manelis	7,954,135	9,117,288	94,382	—	17,165,805
Scott J. Fenster	4,908,053	4,332,847	76,204	—	9,317,104

(1)
Cash. The cash severance amounts payable to each of the named executive officers equal (i) 2.25 times the sum of (x) the named executive officer’s annual base salary and (y) target annual performance bonus and performance equity grant, plus (ii) a pro rata amount of the named executive officer’s target annual performance bonus and performance equity grant, calculated based on the date on which the effective time occurs. The cash severance amounts are “double-trigger” and are payable pursuant to the Change in Control Agreements if, within 24 months following the effective time (or, in the case of Mr. Parrell, 36 months), such named executive officer experiences a Qualifying Termination. For further information, see “—Interests of Equity Residential Trustees and Executive Officers in the Merger—Change in Control Agreements.”

(2)
Equity. The values set forth in the table include accelerated vesting of equity awards held by named executive officers of Equity Residential upon a Qualifying Termination within 24 months following the effective time (or, in the case of Mr. Parrell, 36 months) pursuant to the Change in Control Agreements and Equity Residential Share Incentive Plan. Performance goals applicable to any Equity Residential LTI Awards that are outstanding as of the effective time will be deemed achieved based on the greater of the target level and actual level of performance; provided, however, that for purposes of the amounts shown above, performance is deemed achieved at target. This accelerated vesting is generally a “double-trigger” benefit but the deemed achievement of the performance goals applicable to Equity Residential LTI Awards could be characterized as a “single-trigger” benefit. For further details regarding the treatment of Equity Residential equity awards in connection with the merger, see “—Interests of Equity Residential Trustees and Executive Officers in the Merger—Treatment of Outstanding Equity Awards.” The estimated values of such awards are shown in the following table:

Name	Unvested Equity Residential Time-Based Awards ($)	Unvested Equity Residential LTI Awards ($)	Dividends Accrued on Equity Residential LTI Awards ($)
Mark J. Parrell	5,319,788	18,098,286	740,737
Bret D. McLeod	1,747,945	1,057,148	11,218
Robert A. Garechana	3,785,043	4,229,319	167,489
Michael L. Manelis	4,279,971	4,632,146	205,171
Scott J. Fenster	2,091,841	2,158,319	82,687

As noted above, Messrs. Parrell and Manelis are eligible for Rule of 70 retirement. If they were to retire and satisfy the requirements of Rule of 70 (such as an advance written notice, a release of claims and compliance with restrictive covenants), their outstanding equity awards would continue to vest based on the terms described above in “—Interests of Equity Residential Trustees and Executive Officers in the Merger—Treatment of Outstanding Equity Awards.”
(3)
Benefits. The values set forth in the table represent the cost of the continuation of medical, dental, life and disability benefits for a 27-month period following a Qualifying Termination. Such amounts are “double-trigger” and are therefore payable pursuant to the Change in Control Agreements if, within 24 months following the effective time (or, in the case of Mr. Parrell, 36 months), such named executive officer experiences a Qualifying Termination. For further information, see “—Interests of Equity Residential Trustees and Executive Officers in the Merger—Change in Control Agreements.”

(4)
Excise Tax Gross-Up. Mr. Parrell is the only executive officer whose Change in Control Agreement provides for a reimbursement of excise taxes imposed by Section 4999 of the Code, such that he is put in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts. This gross-up payment is generally a “double-trigger” benefit; provided, however, that a gross-up payment may also be available if Mr. Parrell receives any transaction-related payments or benefits subject to excise taxes without experiencing a termination of employment (i.e., “single-trigger”).

Interests of AvalonBay Directors and Executive Officers in the Merger
In considering the recommendation of the AvalonBay board to vote to approve the AvalonBay merger proposal, holders of AvalonBay common stock should be aware that the directors and executive officers of AvalonBay have interests in the merger that may be different from, or in addition to, the interests of holders of AvalonBay common stock generally and that may create potential conflicts of interest. The AvalonBay board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to holders of AvalonBay common stock that they vote to approve the AvalonBay merger proposal. Note, however, that the merger will not constitute a “change in control” or “sale event” (or similar phrase) for purposes of AvalonBay’s executive compensation plans and agreements.
These interests are described in more detail below, and certain of them are quantified in the narrative below, including compensation that may become payable in connection with the merger to AvalonBay’s named executive officers (which is the subject of a non-binding, advisory vote of AvalonBay stockholders). For more information, please see the section of this joint proxy statement/prospectus entitled “AvalonBay Proposals—Proposal 2: The AvalonBay Merger-Related Compensation Proposal.”
AvalonBay’s Executive Officers and Directors
For purposes of this joint proxy statement/prospectus, AvalonBay’s named executive officers are:

Name	Position
Benjamin W. Schall	President and Chief Executive Officer
Kevin P. O’Shea	Chief Financial Officer
Matthew H. Birenbaum	Chief Investment Officer
Sean J. Breslin	Chief Operating Officer
Pamela R. Scott	Executive Vice President, Portfolio and Asset Management

AvalonBay’s executive officers who are not named executive officers are Edward M. Schulman and Alaine S. Walsh. AvalonBay’s non-employee directors are Glyn F. Aeppel, Terry S. Brown, Conor C. Flynn, Ronald L. Havner, Jr., Stephen P. Hills, Christopher B. Howard, Richard J. Lieb, Nnenna Lynch, Charles E. Mueller, Jr., Timothy J. Naughton, and Susan Swanezy.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	the effective time will occur on June 22, 2026 (which is the assumed date of the effective time solely for purposes of the disclosure in this section);
•
the relevant price per share of AvalonBay common stock is $185.18 (the average closing market price of AvalonBay common stock over the first five (5) business days following the public announcement of the merger on and including May 21, 2026, rounded to the nearest whole cent); and

•	performance goals applicable to unvested AvalonBay performance awards are deemed achieved at the effective time at the target level of performance.
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the merger.
Treatment of Outstanding Equity Awards
Under the merger agreement, at the effective time, AvalonBay equity-based awards that are outstanding as of the effective time, including those held by AvalonBay’s directors and executive officers, will be treated as follows:
•
each outstanding AvalonBay restricted share award will be converted into an Equity Residential time-vesting restricted share award with respect to a number of Equity Residential common shares equal to the product of (i) the number of shares of AvalonBay common stock subject to such AvalonBay restricted share award immediately prior to the effective time and (ii) the exchange ratio, and will remain outstanding subject to and in accordance with the terms of the applicable AvalonBay equity plan and AvalonBay restricted share award agreement in effect immediately prior to the effective time;

•
each outstanding AvalonBay performance award will be converted into an Equity Residential time-vesting restricted share award or an Equity Residential time-vesting restricted unit award with respect to a number of Equity Residential common shares equal to the product of (i) the number of shares of AvalonBay common stock subject to such AvalonBay performance award immediately prior to the effective time, determined by deeming any performance-based vesting criteria applicable to such AvalonBay performance award to be achieved based on the greater of target performance and the actual level of performance and (ii) the exchange ratio, and will remain outstanding subject to and in accordance with the terms of the applicable AvalonBay equity plan and form of AvalonBay restricted share award agreement in effect immediately prior to the effective time;
•
each outstanding AvalonBay deferred unit award (as defined below) will be converted into a number of Equity Residential common shares equal to the product of (i) the number of shares of AvalonBay common stock subject to such AvalonBay deferred unit award immediately prior to the effective time and (ii) the exchange ratio, subject to and in accordance with the terms of the AvalonBay directors’ deferred compensation plan, and in a manner that complies with the requirements of Section 409A of the Code; and

•
each outstanding AvalonBay option will be converted into an Equity Residential option with respect to a number of Equity Residential common shares equal to the product of (i) the number of shares of AvalonBay common stock subject to such AvalonBay option immediately prior to the effective time and (ii) the exchange ratio, and with an exercise price per share, rounded up to the nearest whole cent, equal to (A) the exercise price per share of AvalonBay common stock of such AvalonBay option immediately prior to the effective time divided by (B) the exchange ratio. Each such adjusted Equity Residential option will continue to be subject to the terms of the applicable AvalonBay equity plan and AvalonBay option award agreement in effect immediately prior to the effective time.

Accelerated Vesting Terms
All AvalonBay equity awards held by AvalonBay employees, including AvalonBay’s executive officers, provide that, upon the employee’s death, “Disability,” termination of employment by AvalonBay without “Cause,” or “Retirement” (each as defined in the applicable award agreements), (i) all of such employee’s options shall automatically become fully exercisable and shall be exercisable for one year thereafter (or such longer period set forth in the applicable award agreement) and (ii) all of such employee’s restricted share awards shall automatically vest thirty (30) days following the triggering event.
Pursuant to the terms of the merger agreement and the AvalonBay directors’ deferred compensation plan, equity awards held by AvalonBay’s non-employee directors are subject to “single-trigger” vesting acceleration. Accordingly, all unvested AvalonBay equity awards then held by each non-employee director will fully vest upon the closing of the merger, subject to the director’s continued service to AvalonBay through immediately prior to such date.
Quantification of AvalonBay Equity Awards
Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of the unvested equity awards held by AvalonBay’s named executive officers is as follows: Mr. Schall – $17,557,755, Mr. O’Shea – $6,557,503, Mr. Birenbaum – $7,547,626, Mr. Breslin – $7,448,740 and Ms. Thomas – $3,590,806. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of the unvested equity awards held by AvalonBay’s other executive officers is $4,550,232 and the estimated aggregate value of the unvested equity awards held by AvalonBay’s non-employee directors is $2,204,012.
Severance Arrangements
Because the merger does not constitute a “Sale Event” under AvalonBay’s Officer Severance Plan, AvalonBay’s named executive officers are not entitled to severance payments or benefits thereunder in connection with the merger. However, pursuant to the terms of the merger agreement, Mr. Schall may, in his sole discretion, provide severance payments and benefits at levels consistent with the AvalonBay Officer Severance Plan (calculated as if the merger was a “Sale Event,” as defined in the AvalonBay Officer Severance Plan), or such higher level as determined by Mr. Schall in consultation with the compensation committees of the AvalonBay board and the Equity Residential board (but not above the level of such payments and benefits available to Equity Residential’s executive vice presidents under their current arrangements), in the event that such executive officer’s employment is terminated for any reason other than (i) for “Cause” (as defined in the AvalonBay Officer Severance Plan) or (ii) as a result of death or disability within twenty-four (24) months following the closing of the merger.
As of the date of this joint proxy statement/prospectus, no AvalonBay executive officer has entered into any arrangement entitling such executive officer to severance payments or benefits in connection with the merger, although it is possible that AvalonBay or the combined company may enter into such arrangements with AvalonBay’s executive officers in the future.

Executive Transaction Bonus and Equity Retention Awards
In connection with the merger, AvalonBay may establish an executive bonus pool in the amount of up to approximately $24.21 million to grant cash transaction bonuses and/or retention equity awards to executive-level employees, including executive officers, with allocations determined by Mr. Schall and the compensation committee of the AvalonBay board in consultation with Mr. Parrell and the compensation committee of the Equity Residential board.
Fifty percent (50%) of each retention equity award will be subject to service-based vesting and fifty percent (50%) will be subject to achievement of performance metrics over a three-year performance period, which will be determined by the chief executive officer and the compensation committee of the board of trustees of the combined company. The retention equity awards may be issued in the form of restricted shares or restricted units, at the executive officer’s election, and will be subject to the terms and conditions of the combined company’s equity incentive plan and applicable form of award agreement. The retention equity awards will vest on the third anniversary of the closing date, subject to continued employment through such date, provided that, if an executive officer’s employment is terminated after the merger by the combined company without “Cause” or by the executive officer for “Good Reason” (each as defined in the applicable award agreement) (but not upon retirement), the service-vesting component of the retention equity award will accelerate and vest in full and the performance-vesting component will remain outstanding and eligible to vest at the end of the performance period based on the combined company’s achievement of applicable performance goals. The final form of award may contain additional and clarifying terms.
As of the date of this joint proxy statement/prospectus, certain retention equity awards have been approved and allocated to certain executive officers, as described below under “—New Management Arrangements,” and no cash transaction bonuses have been approved or allocated.
New Management Arrangements
On May 21, 2026, in connection with the adoption of the merger agreement, AvalonBay and Equity Residential announced that, following the effective time, Mr. Schall would serve as the Chief Executive Officer of the combined company. On June 8, 2026, AvalonBay and Equity Residential announced that, following the effective time, certain other executive officers of AvalonBay would serve on the combined company’s leadership team in the following positions: Mr. O’Shea as Executive Vice President and Chief Financial Officer, Mr. Birenbaum as Executive Vice President and Chief Development Officer, Mr. Breslin as Executive Vice President and Chief Investment and Growth Officer, Ms. Thomas as Executive Vice President, Portfolio and Asset Management, Ms. Walsh as Executive Vice President, Human Capital and Administration and Mr. Schulman as Executive Vice President, Legal Affairs.
Messrs. Schall, O’Shea, Birenbaum, Breslin and Schulman and Mses. Thomas and Walsh each entered into an offer confirming the role, compensation and terms of employment with the combined company, which will become effective as of, and is contingent upon the occurrence of, the effective time. The executive officer offer letters provide that, effective as of January 1, 2027:
•
Mr. Schall will receive an annual base salary of $1,000,000 and will be eligible to receive annual cash and equity incentive awards with target opportunities of 200% ($2,000,000) and 285% ($2,850,000) of his base salary, respectively, and annual long-term performance-vesting equity incentive awards with a target grant date fair value of 665% ($6,650,000) of his base salary;

•
Mr. O’Shea will receive an annual base salary of $675,000 and will be eligible to receive annual cash and equity incentive awards with target opportunities of 150% ($1,012,500) and approximately 193% ($1,300,000) of his base salary, respectively, and annual long-term performance-vesting equity incentive awards with a target grant date fair value of approximately 261% ($1,762,500) of his base salary;

•
Mr. Birenbaum will receive an annual base salary of $700,000 and will be eligible to receive annual cash and equity incentive awards with target opportunities of 150% ($1,050,000) and 200% ($1,400,000) of his base salary, respectively, and annual long-term performance-vesting equity incentive awards with a target grant date fair value of 300% ($2,100,000) of his base salary;

•
Mr. Breslin will receive an annual base salary of $700,000 and will be eligible to receive annual cash and equity incentive awards with target opportunities of 150% ($1,050,000) and 200% ($1,400,000) of his base salary, respectively, and annual long-term performance-vesting equity incentive awards with a target grant date fair value of 300% ($2,100,000) of his base salary;

•
Ms. Thomas will receive an annual base salary of $600,000 and will be eligible to receive annual cash and equity incentive awards with target opportunities of 150% ($900,000) and 125% ($750,000) of her base salary, respectively, and annual long-term performance-vesting equity incentive awards with a target grant date fair value of approximately 158% ($950,000) of her base salary;

•
Mr. Schulman will receive an annual base salary of $580,000 and will be eligible to receive annual cash and equity incentive awards with target opportunities of 120% ($696,000) and 125% ($725,000) of his base salary, respectively, and annual long-term performance-vesting equity incentive awards with a target grant date fair value of approximately 172% ($999,000) of his base salary; and

•
Ms. Walsh will receive an annual base salary of $500,000 and will be eligible to receive annual cash and equity incentive awards with target opportunities of 75% ($375,000) and 55% ($275,000) of her base salary, respectively, and annual long-term performance-vesting equity incentive awards with a target grant date fair value of 70% ($350,000) of her base salary.

In addition, the executive officer offer letters provide that Messrs. Schall, O’Shea, Birenbaum and Breslin, Ms. Thomas, Mr. Schulman and Ms. Walsh are each eligible to receive a retention equity award with the grant date target values of $6,250,000, $3,562,500, $3,937,500, $3,937,500, $2,400,000, $3,000,000 and $1,125,000, respectively, subject to the terms described above under “—Executive Transaction Bonus and Equity Retention Awards.”
As of the date of this joint proxy statement/prospectus, none of the executive officers of AvalonBay has entered into any other agreement with AvalonBay or Equity Residential regarding employment after the effective time, although it is possible that AvalonBay or Equity Residential may enter into other arrangements with AvalonBay’s executive officers in the future.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, for a period of six (6) years from the effective time, Equity Residential will maintain liability insurance policies for the benefit of certain persons, including AvalonBay’s directors and executive officers. For additional information, see “The Merger Agreement—Covenants and Agreements—Indemnification and Insurance” beginning on page 163 of this joint proxy statement/prospectus.
Quantification of Potential Payments and Benefits to AvalonBay’s Named Executive Officers in Connection with the Merger
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of AvalonBay that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the section entitled “Interests of AvalonBay Directors and Executive Officers in the Merger” above.
The table below sets forth the payments and benefits (on a pre-tax basis) that each of AvalonBay’s named executive officers would receive based on the assumptions described above under “—Certain Assumptions” and in the footnotes to the table.
The amounts in the table do not include amounts that AvalonBay’s named executive officers were already entitled to receive, or were vested in, as of June 22, 2026, or amounts that AvalonBay’s named executive officers were already entitled to receive upon a qualifying termination of employment at any time in a manner that is not enhanced, accelerated, or increased in connection with the merger. In addition, these amounts do not attempt to forecast any additional equity award grants or issuances or forfeitures that may occur prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Other ($)	Total ($)
Benjamin W. Schall	—	14,320,353	—	14,320,353
Kevin P. O’Shea	—	4,477,561	—	4,477,561
Matthew H. Birenbaum	—	5,075,659	—	5,075,959
Sean J. Breslin	—	5,075,659	—	5,075,659

Name	Cash ($)(1)	Equity ($)(2)	Other ($)	Total ($)
Pamela R. Thomas	—	2,469,171	—	2,469,171

(1)
As described above under the heading “─Severance Arrangements,” because the merger does not constitute a “Sale Event” under AvalonBay’s Officer Severance Plan, AvalonBay’s named executive officers are not entitled to severance payments or benefits thereunder in connection with the merger, unless otherwise determined by Mr. Schall.

(2)
Amounts consist of (i) Equity Residential time-vesting restricted share awards or Equity Residential time-vesting restricted unit awards granted in exchange for AvalonBay performance awards, for which performance-based vesting criteria will be deemed to be achieved based on the greater of target performance and the actual level of performance (provided, however, that for purposes of the amounts shown above, performance is deemed achieved at target) and (ii) cash payments pursuant to AvalonBay performance awards equal to the cumulative dividends paid by AvalonBay with respect to the shares of AvalonBay common stock deemed earned from the date of grant of the AvalonBay performance award through the effective time. The following table quantifies the value of such Equity Residential equity awards and dividend equivalent payments to be received by each AvalonBay named executive officer in exchange for AvalonBay performance awards, each of which could be characterized as “single-trigger” payments that the AvalonBay named executive officers will receive solely by reason of the merger. However, the Equity Residential equity awards to be received in exchange for AvalonBay performance awards will remain subject to time-based vesting conditions as described above under the heading “Interests of AvalonBay Directors and Executive Officers in the Merger─Treatment of Outstanding Equity Awards” and in the footnote to the table below and such awards will not vest and become payable solely as a result of the merger. The amounts reported do not include Equity Residential time-vested restricted share awards granted in exchange for AvalonBay restricted share awards or adjusted Equity Residential options granted in exchange for AvalonBay options as such awards will remain subject to the same vesting terms and conditions, including accelerated vesting terms, that applied to the corresponding AvalonBay equity awards immediately prior to the effective time.

Name	Equity Residential Equity Awards to be Received in Exchange for AvalonBay Performance Awards (a) ($)	Dividend Equivalents Paid Pursuant to AvalonBay Performance Awards ($)
Benjamin W. Schall	13,692,765	627,589
Kevin P. O’Shea	4,283,399	194,163
Matthew H. Birenbaum	4,855,420	220,239
Sean J. Breslin	4,855,420	220,239
Pamela R. Thomas	2,378,082	91,089

(a)
The Equity Residential time-vesting restricted share awards and Equity Residential time-vesting restricted unit awards received with respect to AvalonBay performance awards will be subject to the time-based vesting schedule that was associated with such AvalonBay performance award prior to the merger but with such other terms as are associated with the form of AvalonBay restricted share award, including retirement provisions and vesting acceleration entitlements, as described above under the heading “Interests of AvalonBay Directors and Executive Officers in the Merger─Treatment of Outstanding Equity Awards.” Accordingly, such Equity Residential equity awards will accelerate and vest in the event that an AvalonBay named executive officer’s employment is terminated by the combined company at any time without “Cause” (as defined in the applicable award agreement, which, with respect to AvalonBay equity awards granted to Mr. Schall during the term of his employment agreement with AvalonBay which expired in January 2024 includes a resignation for “Good Reason” (as defined in his employment agreement with AvalonBay)) or due to the AvalonBay named executive officer’s death, “Disability,” or “Retirement” (each as defined in the applicable award agreement).

Accounting Treatment of the Merger
Equity Residential prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. AvalonBay will be treated as the acquiror for accounting purposes.
Board of Trustees and Management of the Combined Company Following Completion of the Merger; Headquarters; Name
Under the terms of the merger agreement, Equity Residential has agreed to take all requisite action so that, as of the effective time, the size of the combined company board will be fixed at a total of fourteen (14) trustees, consisting of (i) seven (7) members of the Equity Residential board as of immediately prior to the effective time, including David J. Neithercut and Stephen E. Sterrett, and (ii) seven (7) members of the AvalonBay board as of immediately prior to the effective time, including Timothy J. Naughton and Benjamin W. Schall. In addition to David J. Neithercut and Stephen E. Sterrett, the following members of the Equity Residential board will serve on the combined company board as of the effective time: Angela M. Aman, Chris Carr, Mary Kay Haben, Ann C. Hoff, and Nina P. Jones. In addition to Timothy J. Naughton and Benjamin W. Schall, the following members of the AvalonBay board will serve on the combined company board as of the effective time: Terry S. Brown, Conor C. Flynn, Christopher B. Howard, Charles E. Mueller Jr., and Susan Swanezy.
In addition, effective as of the effective time, (i) Stephen E. Sterrett will be appointed to serve as the Chairman of the combined company board and (ii) Benjamin W. Schall will be appointed to serve as the Chief Executive Officer of the combined company.
Equity Residential and AvalonBay have also announced the following members of the leadership team for the combined company: Michael Manelis will serve as Executive Vice President and Chief Operating Officer, Kevin P. O’Shea will serve as Executive Vice President and Chief Financial Officer, Matthew H. Birenbaum will serve as Executive Vice President and Chief Development Officer, Sean J. Breslin will serve as Executive Vice President and Chief Investment and Growth Officer, Scott J. Fenster will serve as Executive Vice President, General Counsel and Corporate Secretary, Pamela R. Thomas will serve as Executive Vice President Portfolio and Asset Management, Alaine S. Walsh will serve as Executive Vice President, Human Capital and Administration, and Edward M. Schulman will serve as Executive Vice President, Legal Affairs.
Following the effective time, the combined company will have dual headquarters in Chicago, Illinois and Arlington, Virginia and will operate under a new name to be agreed by Equity Residential and AvalonBay prior to the effective time.
Regulatory Matters
Equity Residential and AvalonBay have each agreed to cooperate and use reasonable best efforts to consummate the transactions and to cause the conditions to the transactions under the merger agreement to be satisfied as promptly as reasonably practicable.
The obligations of each party to effect the transactions are subject to the satisfaction or waiver at or prior to the closing of the following conditions, among others: (i) the absence of a law or order restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the merger and (ii) the effectiveness of the Form S-4 of which this joint proxy statement/prospectus forms a part.
Equity Residential and AvalonBay are not aware of any other material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the transactions.
Exchange of Shares
The conversion of shares of AvalonBay common stock (other than shares of AvalonBay common stock held in treasury or held or owned by AvalonBay, Equity Residential, or Merger Sub immediately prior to the effective time, each of which will be cancelled and will cease to exist upon completion of the merger) into the right to receive the merger consideration will occur automatically at the effective time, including the right to receive cash in lieu of fractional Equity Residential common shares, if any, into which such shares of AvalonBay common stock would have been converted, and any dividends or other distributions with a record date prior to the effective time which may have been declared by AvalonBay and which remain unpaid at the effective time.
At or prior to the effective time, Equity Residential will, for the sole benefit of holders of shares of AvalonBay common stock, provide to the designated exchange agent and paying agent in connection with the merger (the “Exchange Agent”) evidence of Equity Residential common shares in book-entry form representing the number of Equity Residential common shares sufficient to deliver the merger consideration deliverable in respect of the AvalonBay common stock and deposit cash in immediately available funds in an amount sufficient to pay the aggregate fractional share consideration.
Promptly following the effective time, Equity Residential will cause the Exchange Agent to mail to each holder of record of shares of AvalonBay common stock whose shares were converted into the right to receive the merger consideration: (i) a letter of transmittal with respect to book-entry shares and certificates representing shares of AvalonBay common stock and (ii) instructions for surrendering certificates (or affidavits of loss in lieu thereof) or book-entry shares in exchange for the merger consideration.
On the surrender of certificates (or affidavits of loss in lieu of a certificate) or book-entry shares to the Exchange Agent, together with a duly completed and validly executed letter of transmittal, or, in the case of book-entry shares, adherence to the procedures set forth in the letter of transmittal, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificates (or affidavits of loss in lieu thereof) or book-entry shares will be entitled to receive in exchange therefor, and the Exchange Agent will be required to promptly deliver to each such holder, the merger consideration (together with any fractional share consideration and any dividends or other distributions payable with respect to such shares following the effective time). The cash portion of the Exchange Fund (as defined below) will be invested by the Exchange Agent as reasonably directed by Equity Residential; provided, however, that any investment of such cash will in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding Ten Billion Dollars ($10,000,000,000) (based on the most recent financial statements of such bank that are then publicly available), in each case, that meets the requirements of “cash or cash items” under Section 856(c)(4) of the Code, and that no such investment or loss thereon will affect the amounts payable to holders of certificates or book-entry shares, and following any losses from any such investment, Equity Residential will reasonably promptly deposit (or cause to be deposited) additional cash in immediately available funds to the Exchange Agent for the benefit of the holders of certificates or book-entry shares at the effective time in the amount of such losses, which additional cash will be deemed to be part of the Exchange Fund. Any interest and other income resulting from such investments will be paid to the surviving entity on the earlier of (i) nine (9) months after the effective time or (ii) the full payment of the Exchange Fund. If payment of the merger consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition precedent of payment that (i) the certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and (ii) the person requesting such payment will have paid any transfer and other similar taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered or will have established to the reasonable satisfaction of Equity Residential that such tax either has been paid or is not required to be paid. Payment of the merger consideration with respect to book-entry shares will only be made to the person in whose name such book-entry shares are registered.
No dividends or distributions, if any, with a record date after the effective time with respect to Equity Residential common shares will be paid to the holder of any unsurrendered shares of AvalonBay common stock to be converted into Equity Residential common shares until such holder has surrendered their shares to the Exchange Agent for exchange. After such surrender of shares of AvalonBay common stock to be converted into Equity Residential common shares, the holder thereof will receive, without interest (in addition to the merger consideration and any cash in lieu of any fractional Equity Residential common shares): (i) any such dividends or other distributions, which had previously become payable with respect to the Equity Residential common shares represented by such share of AvalonBay common stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Equity Residential common shares.
In the event that any certificates have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof and, if reasonably required by the surviving entity, the posting by such holder of a bond in such reasonable and customary amount as the surviving entity may direct, as indemnity against any claim that may be made against it with respect to such certificate, the applicable merger consideration payable in respect thereof, including any amount payable in respect of the fractional share consideration, any dividends or other distributions on Equity Residential common shares and any dividends or other distributions with a record date prior to the effective time which may have been authorized by AvalonBay and which remain unpaid at the effective time.
Dividends
Equity Residential currently pays a quarterly dividend on Equity Residential common shares at a quarterly rate of $0.7025 per share, and AvalonBay currently pays a quarterly dividend on its shares of AvalonBay common stock at a quarterly rate of $1.78 per share. Each of Equity Residential and AvalonBay plans to continue its current dividend policy until the closing of the merger, and the merger agreement permits each of Equity Residential and AvalonBay, as applicable, to (i) authorize and pay regular quarterly dividends at their respective existing dividend rate per share, (ii) solely with respect to Equity Residential, (x) declare and pay dividends pursuant to the terms of the Equity Residential cumulative redeemable preferred shares of beneficial interest, $0.01 par value per share (liquidation preference $50.00 per share) (the “Equity Residential series K preferred shares”),and (y) authorize and make regular distributions that are required to be made in respect of the ERP Operating Partnership units in connection with any dividends paid on the Equity Residential common shares and distributions that are required to be made in respect of the ERP Operating Partnership preference units in accordance with the Equity Residential partnership agreement (as defined below), (iii) solely with respect to AvalonBay, authorize and make regular distributions that are required to be made in respect of the limited partnership interests of AvalonBay’s subsidiary partnership structured as a DownREIT (the “DownREIT Units”) in connection with any dividends paid on the AvalonBay common stock, (iv) authorize and pay any REIT Distribution (and any matching distribution permitted by the merger agreement in connection with a REIT Distribution by the other party), (v) authorize and pay dividends or other distributions to Equity Residential or AvalonBay by any of its applicable directly or indirectly wholly owned subsidiary (including, in the case of Equity Residential, ERP Operating Partnership), (vi) authorize and make distributions from any Equity Residential or AvalonBay subsidiary that is not wholly owned, directly or indirectly, by Equity Residential or AvalonBay, as applicable, in accordance with the requirements of the relevant organizational documents of such subsidiary, as applicable, or, with respect to any such subsidiary that qualifies as a REIT, REIT Distributions, among others, and (vii) credit dividend equivalent payments pursuant to the terms of each of Equity Residential and AvalonBay’s respective equity awards.
Following the closing of the merger, the combined company is expected to pay an initial annualized dividend of $2.81 per common share of the combined company, which is equivalent to Equity Residential’s existing dividend per share and higher than AvalonBay’s current dividend yield, subject to the discretion of the combined company board, which reserves the right to change the combined company’s dividend policy at any time and for any reason. See “Risk Factors—Following the merger, the combined company cannot assure you that it will be able to pay dividends at or above the rate currently paid by Equity Residential or AvalonBay.”
For additional information regarding the ability of Equity Residential or AvalonBay to pay dividends prior to the closing of the merger, including REIT Distributions, see the section entitled “The Merger Agreement—Covenants and Agreements—Dividends; Coordination.”
Treatment of Indebtedness
As of March 31, 2026, Equity Residential had approximately $8.34 billion of outstanding indebtedness, and AvalonBay had approximately $9.36 billion of outstanding indebtedness. Equity Residential and AvalonBay are reviewing Equity Residential’s existing indebtedness and AvalonBay’s existing indebtedness and Equity Residential and/or AvalonBay may seek to repay, refinance, repurchase, redeem, exchange or otherwise terminate some or all of Equity Residential’s existing indebtedness and/or AvalonBay’s existing indebtedness prior to, in connection with or following the completion of the merger.
This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Equity Residential or AvalonBay. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of Equity Residential or AvalonBay will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.
For a description of Equity Residential’s and AvalonBay’s existing indebtedness, see Equity Residential’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on April 30, 2026 and AvalonBay’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 7, 2026, each of which is incorporated by reference into this joint proxy statement/prospectus.
Financing Matters
On May 20, 2026, in connection with the execution of the merger agreement, ERP Operating Partnership entered into the Commitment Letter for the Bridge Facility. The proceeds of the Bridge Facility, together with cash on hand and proceeds of commercial paper issuances, are expected to be available to fund any repayment or refinancing of ERP Operating Partnership’s existing indebtedness and AvalonBay’s existing indebtedness and to pay fees and expenses related to the merger, subject to the satisfaction of customary conditions set forth in the Commitment Letter. The completion of the merger is not conditioned upon the availability of the Bridge Facility or any other financing. In connection with the merger, Equity Residential and AvalonBay have agreed to cooperate with respect to financing matters, including with respect to any note exchange offers, consent solicitations, pre-merger financing transactions, and the delivery of customary payoff letters and lien releases in connection with any indebtedness to be repaid at or prior to closing.

No Appraisal Rights or Dissenters’ Rights in the Merger
Under Maryland law, no appraisal or dissenters’ rights will be available to the holders of shares of AvalonBay common stock or the holders of Equity Residential common shares in connection with the merger.
NYSE Listing of Equity Residential common shares; Delisting and Deregistration of AvalonBay common stock
It is a condition to the consummation of the merger that the Equity Residential common shares to be issued to AvalonBay stockholders in the merger be approved for listing on the NYSE, subject to official notice of issuance. If the merger is completed, AvalonBay common stock will be delisted from the NYSE and deregistered under the Exchange Act.
Expected Timing of the Merger
Equity Residential and AvalonBay currently expect the merger to be completed in the second half of 2026, subject to the satisfaction or waiver of customary closing conditions, including (i) the approval of the AvalonBay merger proposal by AvalonBay stockholders, (ii) the approval of the Equity Residential share issuance proposal by Equity Residential shareholders and (iii) the absence of any injunction or order by any court or other governmental entity prohibiting or making illegal the merger.
However, Equity Residential and AvalonBay cannot predict the actual date on which the merger will be completed because completion is subject to conditions beyond their control, and it is possible that such conditions could result in the merger being completed later or not being completed at all. See “The Merger—Regulatory Matters” and “The Merger Agreement—Conditions to the Merger.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of material U.S. federal income tax consequences of the merger generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below) that exchange their shares of AvalonBay common stock for merger consideration in the merger.
The following discussion is based upon the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect on the date hereof. These authorities may change or be subject to differing interpretation, possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described herein. Neither Equity Residential nor AvalonBay has requested, and neither plans to request, any rulings from the IRS with respect to the U.S. federal income tax treatment of the merger, and the statements herein are not binding on the IRS or any court. Thus, there can be no assurance that the tax consequences contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.
The following discussion addresses only those U.S. Holders that hold their shares of AvalonBay common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income, any alternative minimum tax or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), nor does it address any tax consequences arising under the laws of any state, local, or non-U.S. jurisdiction, or under any U.S. federal laws other than U.S. federal income tax laws. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder in light of its individual circumstances or that may be applicable to a U.S. Holder if it is subject to special treatment under the U.S. federal income tax laws, including, without limitation:
•	a bank or other financial institution;
•	a tax-exempt organization or governmental organization;
•	a REIT or real estate mortgage investment conduit;
•	a partnership, S corporation, or other entity or arrangement treated as a pass-through for U.S. federal income tax purposes (and investors therein);
•	an insurance company;
•	a regulated investment company or a mutual fund;
•	a dealer or broker in stocks, securities, commodities or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a person that received AvalonBay common stock through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;
•	a person holding their interest through a tax-deferred or other retirement account;
•	a person that has a functional currency other than the U.S. dollar;
•
a person who, actually or constructively, owns or has owned 5% or more of AvalonBay common stock by vote or value or will own 5% or more of Equity Residential common shares by vote or value pursuant to the merger;

•	a person that is required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement;”
•	a person that holds AvalonBay common stock or Equity Residential common shares as part of a hedge, straddle, constructive sale, conversion, wash sale or other integrated transaction;
•	a non-U.S. person other than a Non-U.S. Holder; or
•	a U.S. expatriate or former citizen or former long-term resident of the United States.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of AvalonBay common stock that is or is treated as, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes. The term “Non-U.S. Holder” means a beneficial owner of AvalonBay common stock that is a nonresident alien individual or foreign corporation for U.S. federal income tax purposes, is not otherwise subject to special treatment under the Code and is not any person (i) who has an office or fixed place of business in the United States or is otherwise carrying on (or deemed to be carrying on) a trade or business conducted within the United States or (ii) who is a nonresident alien who is treated as present in the United States for a period or periods aggregating one hundred and eighty three (183) calendar days or more in a taxable year and has a “tax home” in the United States.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds AvalonBay common stock, the U.S. federal income tax consequences to a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds AvalonBay common stock, and any partners in such partnership, should consult their tax advisors with respect to the tax consequences of the merger in their specific circumstances.
This discussion is for informational purposes only and is not tax advice. Holders of AvalonBay common stock should consult their tax advisors regarding the specific tax consequences to them of the merger, including the applicability and effect of any U.S. federal, state, local, non-U.S., and other tax laws. Holders of AvalonBay common stock that are not U.S. Holders should consult their tax advisors regarding the tax consequences of the merger to them.
In General
Equity Residential and AvalonBay intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of each of Equity Residential and AvalonBay to complete the merger that it receive an opinion from its respective counsel (or other nationally recognized tax counsel as may be reasonably acceptable to the other party), dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The foregoing opinions of counsel will be based on, among other things, certain representations made by Equity Residential and AvalonBay and certain assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these representations or assumptions is, or becomes, inaccurate or incomplete, such opinion may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.
Equity Residential and AvalonBay have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS would not assert that the merger does not qualify as a “reorganization” or that a court would not sustain such a position.
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes:
•
a U.S. Holder generally will not recognize any gain or loss upon the receipt of Equity Residential common shares in exchange for AvalonBay common stock in the merger, except in respect of any cash received in lieu of a fractional Equity Residential common share;

•
a U.S. Holder generally will have an aggregate tax basis in the Equity Residential common shares it receives in the merger (including any fractional Equity Residential common share deemed received and redeemed, as discussed below) equal to the U.S. Holder’s aggregate adjusted tax basis in its AvalonBay common stock exchanged therefor in the merger; and

•
a U.S. Holder’s holding period in the Equity Residential common shares received (including any fractional Equity Residential common share deemed received and redeemed, as discussed below) will include the holding period of the AvalonBay common stock exchanged therefor in the merger.

If a U.S. Holder acquired different blocks of AvalonBay common stock at different times or at different prices, such U.S. Holder’s tax basis and holding period in its Equity Residential common shares may be determined by reference to each block of AvalonBay common stock, as applicable. U.S. Holders who acquired shares of AvalonBay common stock at different times or at different prices should consult their tax advisors regarding the proper allocation of their basis and holding period among Equity Residential common shares received in the merger.
A U.S. Holder who receives cash in lieu of a fractional Equity Residential common share in the merger generally will be treated as having received such fractional share pursuant to the merger, and then as having received such cash in redemption of the fractional share. Such U.S. Holder generally will recognize gain or loss with respect to such cash payment based on the difference, if any, between the amount of such cash received in lieu of the fractional share and the U.S. Holder’s tax basis in such fractional share (determined as described above). Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the fractional share (determined as described above) exceeds one year at the effective time. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Under the merger agreement, under certain circumstances AvalonBay may make distributions to its stockholders prior to the merger outside of regular quarterly dividends (any such distribution made by either AvalonBay or Equity Residential, a “special dividend”). If AvalonBay makes any such special dividends and the merger is consummated, the parties will determine, based on all the facts and circumstances, whether to treat any such AvalonBay special dividend as additional consideration for AvalonBay common stock in the merger for U.S. federal income tax purposes. If and to the extent that any AvalonBay special dividend is properly treated for U.S. federal income tax purposes as additional consideration for AvalonBay common stock in the merger, the receipt of such additional consideration would modify the U.S. federal income tax consequences of the merger described above as follows:
•
a U.S. Holder will generally recognize gain (but not loss) in respect of its AvalonBay common stock in an amount equal to the lesser of (1) the excess, if any, of (x) the sum of the amount of cash treated as additional consideration received in any AvalonBay special dividend in respect of its AvalonBay common stock and the fair market value of the Equity Residential common shares received, less (y) the U.S. Holder’s adjusted tax basis in the U.S. Holder’s AvalonBay common stock surrendered, and (2) the amount of cash treated as additional consideration received in any AvalonBay special dividend in respect of the U.S. Holder’s AvalonBay common stock. Such gain generally will be capital gain, and will be long-term capital gain if, as of the effective date of the merger, the U.S. Holder’s holding period in its AvalonBay common stock is greater than one year; and

•
a U.S. Holder’s tax basis in its Equity Residential common shares it receives in the merger will be reduced by the amount of cash treated as additional consideration the U.S. Holder receives in the AvalonBay special dividend in respect of its AvalonBay common stock, and will be increased by the amount of gain, if any, the U.S. Holder recognizes in the merger.

U.S. Holders are urged to consult their tax advisors regarding the tax consequences of any special dividend in respect of their AvalonBay common stock, including potential treatment of such special dividend as a dividend rather than consideration in the merger, the potential application of Section 302 of the Code to treat an AvalonBay special dividend as having the effect of a dividend, and, if the U.S. Holder is a corporation, the potential application of the “extraordinary dividend” provisions of the Code.
U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders
A Non-U.S. Holder generally will not recognize any gain or loss upon receipt of Equity Residential common shares in exchange for its AvalonBay common stock in the merger. A Non-U.S. Holder generally will not be subject to U.S. federal income taxation or withholding with respect to cash received in lieu of a fractional Equity Residential common share received in the Merger, provided that such Non-U.S. Holder has properly certified to the applicable withholding agent that it is a non-U.S. person on an applicable IRS Form W-8.
Certain Reporting Requirements
Under applicable Treasury regulations, “significant holders” of AvalonBay common stock generally will be required to comply with certain reporting requirements. A U.S. Holder generally will be viewed as a “significant holder” if, immediately before the merger, such holder held 5% or more, by vote or value, of the total outstanding shares of AvalonBay common stock or had a basis in AvalonBay non-stock securities of at least $1 million. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the effective time. That statement must set forth the holder’s tax basis in, and the fair market value of, the shares of AvalonBay common stock surrendered pursuant to the merger (both as determined immediately before the surrender of such shares), the date of the merger and the name and employer identification number of Equity Residential, AvalonBay and Merger Sub, and the holder will be required to retain permanent records of these facts. U.S. Holders should consult their tax advisors as to whether they may be treated as a “significant holder” with respect to such reporting requirements.
Backup Withholding and Information Reporting
In general, information reporting requirements will apply to any cash received in the merger in respect of fractional shares. Certain U.S. Holders may be subject to backup withholding (currently, at a rate of 24%) with respect to any cash received in the merger. Backup withholding generally will not apply, however, to a holder of shares of AvalonBay common stock that (i) in the case of a U.S. Holder, furnishes on a properly completed IRS Form W-9 a correct taxpayer identification number, (ii) in the case of a Non-U.S. Holder, establishes on a properly completed applicable IRS Form W-8 that it is a non-U.S. person, or (iii) is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
This discussion of U.S. federal income tax consequences is for general information only and is not intended to be, and should not be construed as, tax advice. Determining the specific tax consequences of the merger to U.S. Holders and Non-U.S. Holders may be complex and will depend on a holder’s specific situation. Holders of AvalonBay common stock should consult their tax advisors with respect to the tax consequences of the merger to them in light of their particular circumstances, including the applicability and effect of any federal, state, local, non-U.S., or other tax laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS REGARDING THE OWNERSHIP OF EQUITY RESIDENTIAL COMMON SHARES
The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of Equity Residential common shares received in the merger.
The following discussion is based upon the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date hereof. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described herein. The sections of the Code and the corresponding Treasury regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. At any time, changes in applicable laws may result in significant changes to the rules governing U.S. federal income taxation. New legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect the combined company’s ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of the ownership and disposition of Equity Residential common shares, including those described in this discussion. Equity Residential does not plan to request any ruling from the IRS that it or the combined company qualifies as a REIT in connection with the merger and the statements herein are not binding on the IRS or any court. Thus, there can be no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.
The following discussion applies only to holders of Equity Residential common shares who acquire such shares in the merger in exchange for their shares of AvalonBay common stock and who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the ownership and disposition of Equity Residential common shares or the combined company’s election to be taxed as a REIT, and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income, any alternative minimum tax or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), nor does it address any tax consequences arising under the laws of any state, local, or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws, including:
•	a financial institution;
•	a tax-exempt organization (except to the limited extent described below) or governmental organization;
•	a REIT or real estate mortgage investment conduit;
•	a partnership, S corporation, or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);
•	an insurance company;
•	a regulated investment company or a mutual fund;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects mark-to-market treatment;
•
a person that holds or received AvalonBay common stock (and, after the merger, Equity Residential common shares) through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;

•	a “foreign government” for purposes of Section 892 of the Code;
•	a U.S. Holder that has a functional currency other than the U.S. dollar;
•	a person who, actually or constructively, will own 5% or more of Equity Residential common shares by vote or value after the merger;

•	a person that is required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement;”
•	a person that holds Equity Residential common shares as part of a hedge, straddle, constructive sale, conversion, wash sale or other integrated transaction;
•	a non-U.S. person other than a Non-U.S. Holder; or
•	a U.S. expatriate or former citizen or former long-term resident of the United States.
For purposes of the following discussion, the term “U.S. Holder” means a beneficial owner of Equity Residential common shares acquired in the merger that is or is treated as, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes.
For purposes of the following discussion, the term “Non-U.S. Holder” means a beneficial owner of Equity Residential common shares acquired in the merger that is not a U.S. Holder or a partnership (or entity treated as a partnership for U.S. federal income tax purposes).
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Equity Residential common shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Equity Residential common shares, and any partners in such partnership should consult their tax advisors regarding the tax consequences of the ownership and disposition of Equity Residential common shares to their specific circumstances.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. ALL HOLDERS OF EQUITY RESIDENTIAL COMMON SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF EQUITY RESIDENTIAL COMMON SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY AND EQUITY RESIDENTIAL’S ELECTION TO BE TAXED AS A REIT.
Taxation of the Combined Company
General
It is a condition to Equity Residential’s obligation to complete the merger that Equity Residential receive an opinion from Goodwin (or another nationally recognized tax counsel as may be reasonably acceptable to Equity Residential), dated as of the closing date and in form and substance reasonably satisfactory to Equity Residential, to the effect that, beginning with its taxable year ended December 31, 1994 and through its taxable year ending immediately prior to the effective time, AvalonBay has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinion of Goodwin (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by AvalonBay regarding factual matters (including those contained in a representation letter provided by AvalonBay) relating to the organization and operation of AvalonBay.
It is a condition to AvalonBay’s obligation to complete the merger that AvalonBay receive an opinion from DLA Piper (or another nationally recognized tax counsel as may be reasonably acceptable to AvalonBay), dated as of the closing date and in form and substance reasonably satisfactory to AvalonBay, to the effect that, beginning with its taxable year ended December 31, 1992, Equity Residential has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Equity Residential’s proposed method of organization and operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year which includes the closing date and thereafter. The opinion of DLA Piper (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Equity Residential and AvalonBay regarding factual matters (including those contained in representation letters provided by Equity Residential and AvalonBay) relating to the organization and operation of Equity Residential, AvalonBay and, after the merger, the combined company.
Neither of the opinions described above will be binding on the IRS or the courts and speak only as of the date issued. In addition, each opinion is based on existing U.S. federal income tax law, which is subject to change either prospectively or retroactively. The combined company intends to continue to operate in a manner to qualify as a REIT following the merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the combined company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and various other REIT qualification requirements imposed under the Code. Counsel will not review the combined company’s compliance with those tests on a continuing basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations (including with respect to matters that we may not control or for which it is not possible to obtain all the relevant facts) and the possibility of future changes in the circumstances of the combined company, there can be no assurance that the actual operating results of the combined company will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year. Neither opinion forecloses the possibility that AvalonBay, Equity Residential or the combined company may have to use one or more of the REIT savings provisions described below, which could require payment of an excise or penalty tax (which could be material) in order for the combined company to maintain its REIT qualification. For a discussion of the tax consequences of a failure to qualify as a REIT, see “—Failure to Qualify as a REIT.”
Provided the combined company qualifies for taxation as a REIT, it generally will not be subject to U.S. federal corporate income taxes on the portion of its ordinary income and capital gain that it currently distributes to its shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a regular corporation.
Even if the combined company qualifies to be taxed as a REIT, it will be subject to U.S. federal tax under certain circumstances, including the following:
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First, the combined company will be subject to tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. See, however, “—Annual Distribution Requirements” below with respect to the combined company’s ability to elect to treat as having been distributed to shareholders certain of its capital gains upon which it has paid taxes, in which event the taxes that it has paid with respect to such income would be available as a credit or refund to shareholders.

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Second, if the combined company acquires an asset from a corporation that is subject to corporate-level tax under subchapter C of the Code in a transaction in which its basis in the asset is determined by reference to the transferor’s basis, it will be subject to tax at the highest regular corporate rate (currently, 21%) if it recognizes gain on a disposition of the asset during the five-year period following its acquisition of the asset. The amount of gain on which it will pay tax is the lesser of (1) the amount of gain recognized at the time of the sale or disposition and (2) the amount of gain it would have recognized if it had sold the asset at the time it acquired the asset.

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Third, the combined company will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business.

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Fourth, if the combined company fails to satisfy the 75% gross income test or the 95% gross income test as discussed below but has otherwise maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of the amount by which it fails the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect its profitability.

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Fifth, if the combined company should fail to satisfy the asset tests or other requirements applicable to REITs, as described below, yet nonetheless maintains its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, it may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of failures of the asset tests other than de minimis failures of the 5% asset test or the 10% vote or value test (as described below under “—Asset Tests”), will be determined as the amount of net income generated by the assets in question multiplied by the regular corporate tax rate (currently, 21%) if that amount exceeds $50,000 per failure.
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Sixth, the combined company will generally be required to pay a 4% excise tax on the amount by which its annual distributions to shareholders are less than the sum of (1) 85% of its ordinary income for the year, (2) 95% of its REIT capital gain net income for the year, other than capital gain income it elects to retain and pay tax on and (3) any undistributed taxable income from prior periods, other than capital gains from such years which it elects to retain and pay tax on.

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Seventh, a 100% tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as defined in Code Section 856(1)) (“TRS”), if and to the extent that the IRS successfully determines the items were transacted at less than arm’s length and adjusts the reported amounts of these items.

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Eighth, if the combined company has (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, it will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property a REIT acquires through foreclosure or after a default on a loan secured by the property or a lease of the property and which it elects to treat as foreclosure property.

In addition, the combined company, including its subsidiaries and affiliated entities, may be subject to a variety of taxes, including payroll taxes and state, local and non-U.S. income, property and other taxes on its assets and operations. Its TRSs will also be subject to U.S. federal corporate income taxes on their taxable income.
Requirements for Qualification as a REIT
Equity Residential elected to be treated as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 1992. In order to continue to qualify as a REIT, the combined company must meet the requirements discussed below relating to its organization, sources of income, nature of assets and distributions of income.
Organizational and Ownership Requirements
A REIT is a corporation, trust or association:
(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;
(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7)	that elects (or has elected) to be a REIT, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;
(8)	that uses a calendar year for U.S. federal income tax purposes; and
(9)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4), (8) and (9) must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Though the Equity Residential charter does not provide restrictions regarding transfers of its shares, the combined company anticipates that the current diversity of its shareholder base will continue and that it will satisfy the share ownership requirements described in conditions (5) and (6) above.
To monitor compliance with the share ownership requirements, a REIT is generally required to maintain records regarding the actual ownership of its shares. To do so, it must request written statements each year from the record holders of significant percentages of its shares in which the record holders are to disclose the persons required to include in gross income the dividends paid by it.
A list of those persons failing or refusing to comply with this request must be maintained as part of the combined company’s records. A failure to comply with these recordkeeping requirements could subject the combined company to monetary penalties. A shareholder that fails or refuses to comply with the request is required by applicable U.S. Treasury regulations to submit a statement with its tax return disclosing its actual ownership of the shares and other information. If the combined company complies with these requirements and does not know, or exercising reasonable due diligence, would not have known, of its failure to meet condition (6) above, it will be treated as having met such condition.
Disregarded Subsidiaries
If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests described below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by one or more other disregarded subsidiaries of the REIT, or by a combination of the two.
Unincorporated domestic entities with a single owner, such as single member limited liability companies, are also generally disregarded as separate entities for U.S. federal income tax purposes, so that their income and assets are treated as income and assets of their regarded owners, including for purposes of the REIT gross income and asset tests. Qualified REIT subsidiaries, disregarded entities and partnerships are sometimes referred to herein as “pass-through subsidiaries.”
Taxable REIT Subsidiaries
A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by its parent REIT. The TRS and the REIT must jointly elect to treat the subsidiary corporation as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. The combined company will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to it will be an asset in its hands, and it will treat the distributions paid to it from such TRS, if any, as income. This treatment may affect the combined company’s compliance with the gross income and asset tests. Because the combined company will not include the assets and income of TRSs in determining its compliance with the REIT requirements, it may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
The combined company’s TRSs will be subject to U.S. federal income tax, and state and local income tax where applicable, on its taxable income. To the extent that a TRS is required to pay taxes, it will have less cash available for distribution. If dividends are paid to the combined company by a TRS, then the dividends the combined company pays to its stockholders who are taxed at individual rates, up to the amount of dividends it receives from the TRS, will generally be eligible to be taxed at the reduced 20% rate applicable to qualified dividend income.
In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to ensure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.
Partnerships
A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. For purposes of the 10% value test (as described in “—Asset Tests” below), a REIT’s proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, a REIT’s proportionate share is based on its proportionate interest in the capital interests in the partnership. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests described below. Thus, the combined company’s proportionate share of the assets, liabilities, and items of income of any entity treated as a partnership for U.S. federal income tax purposes in which it owns an interest, directly or indirectly, will be treated as its assets and gross income for purposes of applying the various REIT qualification requirements.
Subsidiary REITs
Any subsidiary of the combined company that intends to qualify as a REIT (a “subsidiary REIT”) must meet all of the REIT qualification tests discussed herein. A subsidiary REIT may also be subject to tax on certain items of its income and gain as described above. If a subsidiary REIT were to fail to qualify as a REIT, then (1) such subsidiary REIT would become subject to regular U.S. federal corporate income tax (as described in “—Failure to Qualify as a REIT” below) and (2) the combined company’s ownership of stock in such subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% vote test and the 10% value test generally applicable to ownership in corporations other than REITs, QRSs and TRSs. See “—Asset Tests” below. In addition, dividends from the subsidiary REIT would no longer constitute qualifying income for purposes of the 75% gross income test. See “—Income Tests” below. If any subsidiary REIT were to fail to qualify as a REIT, it is possible that the combined company may not meet one or more of the asset and income tests as a result of its interest in such subsidiary REIT, in which event it would fail to qualify as a REIT unless it could avail itself of certain relief provisions. The combined company may make “protective” TRS elections with respect to any subsidiary REIT and may implement other protective arrangements intended to avoid such an outcome if a subsidiary REIT were not to qualify as a REIT, but there can be no assurance that such “protective” TRS elections and other arrangements would be effective to avoid the resulting adverse consequences to the combined company. Moreover, even if any such “protective” TRS elections with respect to a subsidiary REIT were to be effective in the event of the failure of such subsidiary REIT to qualify as a REIT, the combined company cannot assure you that it would not fail to satisfy the requirement that not more than 25% of the value of its total assets may be represented by the securities of one or more TRSs. In this event, the combined company would fail to qualify as a REIT unless it or the applicable subsidiary REIT could avail itself of certain relief provisions.
Income Tests
In order to maintain the combined company’s qualification as a REIT, it must annually satisfy two gross income requirements. First, for each taxable year, at least 75% of the combined company’s gross income must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property, mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:
•	rents from real property;
•	interest on debt secured by a mortgage on real property, or on interests in real property;
•	dividends or other distributions on, and gain from the sale of, shares in other REITs;
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gain from the sale of real estate assets (excluding gain from the sale of a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) to the extent not secured by real property or an interest in real property) not held primarily for sale to customers in the ordinary course of business;

•	income and gain derived from foreclosure property;
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amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements to make loans secured by mortgages on real property or interests in real property or to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

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income derived from the temporary investment of new capital that is attributable to the issuance of the REIT’s capital stock or a public offering of the REIT’s debt with a maturity date of at least five years and that the REIT receives during the one-year period beginning on the date on which it received such new capital.

Second, in general, at least 95% of the combined company’s gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from the sale of property that it holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. As discussed further below, income and gain from “hedging transactions” that are clearly and timely identified are excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. In addition, cancellation of indebtedness income and certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.
Rents from Real Property. Rents that the combined company receives will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met:
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First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales.

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Second, rents it receives from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to a modification of a lease with a controlled TRS (i.e., a TRS in which it owns directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, it generally must not operate or manage its real property or furnish or render noncustomary services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom the combined company does not derive revenue. However, the combined company may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, the combined company may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property. Furthermore, it may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to tenants without tainting the combined company’s rental income from the related properties.

If the combined company furnishes non-customary services to tenants of the property in excess of the 1% threshold, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” If such rent, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of the combined company’s gross income during the year, the combined company would lose its REIT qualification unless it were able to qualify for a statutory REIT savings provision. See “—Failure to Qualify as a REIT.”
Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:
•	an amount that is based on a fixed percentage or percentages of gross receipts or sales; and
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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.
Interest on debt secured by a mortgage on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. Other than to the extent described below, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan (or, if the loan has experienced a “significant modification” since its origination or acquisition by the REIT, then as of the date of that “significant modification”), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property, that is, the amount by which the loan exceeds the value of the real estate that is security for the loan. However, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest on such loan is qualifying income for purposes of the 75% gross income test.
Dividends. The combined company’s share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which it owns an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Its share of any dividends received from any REIT in which it owns an equity interest, if any, will be qualifying income for purposes of both gross income tests.
Fee Income. The combined company may receive various fees in connection with its operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property or to purchase or lease real property, and the fees are not determined by the borrower’s income or profits. Other fees are not qualifying income for purposes of either gross income test.
Prohibited Transactions. If the combined company should realize any taxable income from the sale or other disposition of property held primarily for sale to customers in the ordinary course of business (including its share of any such gain realized by any partnership in which it is a partner), then such income would be treated as income from a “prohibited transaction” and would not count for purposes of applying the 95% and 75% gross income tests. In addition, such income would be subject to a 100% tax. Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. However, sales of real estate that satisfy certain safe harbor requirements specified in the Code do not constitute prohibited transactions. Specifically, a sale of a real estate asset by a REIT is not a prohibited transaction if:
•	the REIT has held the property for not less than two years;
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the aggregate expenditures made by the REIT or a partner of the REIT during the two-year period before the date of sale that are includible in the basis of the property do not exceed 30% of the net selling price of the property;

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either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases (as so determined) of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, (4) (i) the aggregate adjusted tax bases (as determined for purposes of computing earnings and profits) of all such property sold by the REIT during the year did not exceed 20% of the aggregate adjusted tax bases (as so determined) of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT’s properties (measured by adjusted tax bases) in the current and two prior years did not exceed 10% or (5) (i) the aggregate fair market value of all such property sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT’s properties (measured by fair market value) in the current and two prior years did not exceed 10%;
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in the case of property, which consists of land or improvements, not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, the REIT has held the property for not less than two years for production of rental income; and

•
if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or a TRS.

The combined company generally intends to conduct its activities so that its sales of real estate assets (other than those undertaken by its TRSs) qualify for this safe harbor or are transacted under substantially similar facts as this safe harbor. The combined company cannot assure you, however, that it can comply with this safe harbor or that it will avoid owning property that may be characterized as property that it holds “primarily for sale to customers in the ordinary course of a trade or business.” The combined company will attempt to conduct any activities that could give rise to a prohibited transaction through its TRSs. No assurance can be given, however, that the IRS will respect the transaction by which those assets are contributed to the TRS and even if the contribution transaction is respected, the TRS may incur significant U.S. federal income tax liability as a result of those sales.
Foreclosure Property. The combined company will be subject to U.S. federal income tax at the corporate rate (currently 21%) on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:
•
that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or when default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and
•	for which the REIT makes a proper election to treat the property as foreclosure property.
A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:
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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building or any other improvement where more than 10% of the construction was completed before default became imminent; or

•
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or a TRS.

Hedging Transactions. Income and gain from “hedging transactions” are excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” includes any transaction entered into in the normal course of a REIT’s trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. A “hedging transaction” also includes any transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain). A REIT is required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy certain other identification requirements. To the extent that the combined company hedges for other purposes, or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests.
If the combined company enters into a qualifying hedging transaction as described above (an “original hedge”), and a portion of the hedged indebtedness is extinguished or the related property is disposed of and in connection with such extinguishment or disposition it enters into a new clearly identified hedging transaction that would counteract the original hedge (a “counteracting hedge”), then income from the original hedge and income from the counteracting hedge (including gain from the disposition of the original hedge and the counteracting hedge) will not be treated as gross income for purposes of the 95% and 75% gross income tests.
Foreign Currency Gain. Certain foreign currency gains are excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” is excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” is excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on an interest in real property. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.
Failure to Qualify. If the combined company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if its failure to meet these tests is due to reasonable cause and not due to willful neglect, the combined company attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible to state whether the combined company would be entitled to the benefit of these relief provisions in all circumstances. As discussed above under “—General,” even if these relief provisions apply, the combined company would incur a 100% U.S. federal income tax on the gross income attributable to the greater of the amount by which it fails the 75% gross income test or the 95% gross income test, in each case, multiplied by a fraction intended to reflect its profitability.
Asset Tests
At the close of each calendar quarter, the combined company must satisfy the following tests relating to the nature of its assets:
•	First, at least 75% of the value of its total assets must consist of:
•
interests in real property, including leaseholds and options to acquire real property and leaseholds and personal property, to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property”;

•	cash or cash items, including certain receivables, money market funds and, in certain cases, foreign currencies;
•	U.S. government securities;
•	interests in mortgages on real property;
•	shares in other REITs and debt instruments of “publicly offered REITs”; and

•
investments in shares or debt instruments during the one-year period following the receipt of new capital raised through equity offerings or public offerings of debt with at least a five-year term (a “temporary investment of new capital”).

•	Second, not more than 25% of the value of its total assets may consist of securities other than securities satisfying the 75% test.
•
Third, other than investments included in the 75% asset class or securities of its TRSs, the value of its interest in any one issuer’s securities may not exceed 5% of the value of its total assets (the “5% asset test”).

•
Fourth, other than investments included in the 75% asset class or securities of its TRSs, it may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (the “10% vote or value test”).

•	Fifth, no more than 25% of the value of its total assets may consist of the securities of one or more TRSs.
•
Sixth, not more than 25% of the value of its total assets may be represented by debt instruments issued by “publicly offered REITs” to the extent not secured by real property or interests in real property or representing a temporary investment in new capital.

For purposes of the second, third and fourth asset tests, the term “securities” does not include stock in another REIT, debt of “publicly offered REITs,” equity or debt securities of a qualified REIT subsidiary or another disregarded entity or of a TRS, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or REIT (other than a “publicly offered REIT”), except that for purposes of the 10% value test, the term “securities” does not include:
•
“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which the combined company or any controlled TRS (i.e., a TRS in which it owns directly or indirectly more than 50% of the voting power or value of the shares) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•
a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by the combined company exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.
•	Any loan to an individual or an estate;
•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;
•	Any obligation to pay “rents from real property”;
•	Certain securities issued by governmental entities;
•	Any security issued by a REIT;
•
Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which the combined company is a partner to the extent of its proportionate interest in the equity and debt securities of the partnership; and

•
Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Income Tests.”

The value of securities for which market quotations are readily available is the market value of such securities. For other assets, the combined company board will determine the value of such assets for the purpose of ascertaining compliance with the REIT asset tests. Such a determination is binding upon the IRS so long as the board acts in good faith. As of the date of this joint proxy statement/prospectus, Equity Residential believes that it has satisfied the asset tests described above related to the value of its real estate assets, and it expects that, after the date of this joint proxy statement/prospectus, the combined company will continue to satisfy such asset tests. However, it will not obtain independent appraisals to support its conclusions as to the value of its assets. Moreover, the values of some assets may not be susceptible to a precise determination. The combined company will monitor the status of its assets for purposes of the various asset tests and will seek to manage its portfolio to comply at all times with such tests. There can be no assurance, however, that it will be successful in this effort.
If the combined company fails to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (1) it satisfies all of the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of its assets and the asset test requirements arises from changes in the market values of its assets and is not wholly or partly caused by its acquisition of one or more non-qualifying assets. If it does not satisfy the condition described in clause (2) of the preceding sentence, it still can avoid disqualification as a REIT by eliminating any discrepancy within thirty (30) days after the close of the calendar quarter in which the discrepancy arises.
A relief provision in the Code allows a REIT which fails one or more of the asset requirements (other than a de minimis failure of the 10% vote or value or 5% asset tests) to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the U.S. federal corporate income tax rate (currently 21%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
A second relief provision applies to de minimis violations of the 10% vote or value and 5% asset tests. Specifically, a REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets or $10,000,000 and (b) the REIT either disposes of the assets causing the failure within six (6) months after the last day of the quarter in which it identifies the failure or the relevant tests are otherwise satisfied within that time frame.
No assurance can be given that these relief provisions would be available if the combined company failed to satisfy one or more of the asset tests. See “—Failure to Qualify as a REIT.”
Annual Distribution Requirements
In order to maintain qualification as a REIT, the combined company is required to make distributions (other than capital gain dividends and deemed distributions of retained capital gain) to its stockholders in an amount at least equal to:
•	the sum of
•	90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and its net capital gain) and
•	90% of the net income (after tax), if any, from foreclosure property, minus
•	the sum of certain items of non-cash income over 5% of its “REIT taxable income” (computed without regard to the dividends paid deduction and net capital gain).
It must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) it declares the distribution before it timely files its U.S. federal income tax return for the year, pays the distribution on or before the first regular dividend payment date after such declaration and elects in its tax return to have a specified dollar amount of such distribution treated as if paid during the prior year or (2) it declares the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and it actually pays the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the shareholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year to the extent of its earnings and profits (“E&P”). In both instances, these distributions relate to the combined company’s prior taxable year for purposes of the 90% distribution requirement.

Further, to the extent that a REIT is not a “publicly offered REIT,” in order for its distributions to be counted as satisfying the annual distribution requirement for REITs and to provide it with the REIT-level tax deduction, such distributions must not be “preferential dividends.” A dividend is not a preferential dividend if that distribution is (1) pro rata among all outstanding shares within a particular class and (2) in accordance with the preferences among different classes of shares as set forth in the REIT’s organizational documents. The preferential dividend rule does not apply to “publicly offered REITs.” Equity Residential is currently, and the combined company expects to continue to be, a “publicly offered REIT.”
To the extent that the combined company does not distribute all of its capital gain or it distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to U.S. federal income tax on the undistributed income at corporate income tax rates. If it should fail to distribute during a calendar year at least the sum of:
•	85% of its REIT ordinary income for such year,
•	95% of its REIT capital gain income for such year (other than capital gain income that it elects to retain and pay tax on as provided for below) and
•
any undistributed taxable income from prior periods (other than capital gains from such years which it elected to retain and pay tax on), it will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

The combined company may elect to retain rather than distribute its net long-term capital gains. The effect of this election is that:
•	it would be required to pay the U.S. federal income tax on such gains at the corporate tax rate (currently 21%);
•
its shareholders, although required to include their proportionate share of the undistributed long-term capital gain in income, would receive a credit or refund for their share of the tax paid by it; and

•
the basis of a shareholder’s stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of the tax on capital gains paid by it which was included in income by the shareholder).

It is possible that the combined company, from time to time, may not have sufficient cash or other liquid assets to meet the annual distribution requirements described above, for example, due to timing or other differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of such income and deduction of such expenses in arriving at its taxable income. If it encounters this situation, it may elect to retain the capital gain and pay the U.S. federal income tax on the gain. Nevertheless, in order to pay such tax or otherwise meet the distribution requirements, it may find it necessary to arrange for short- or possibly long-term borrowings, issue equity, or sell assets.
A taxpayer’s net interest expense deduction may be limited to 30% of the sum of adjusted taxable income, business interest, and certain other amounts. Adjusted taxable income does not include items of income or expense not allocable to a trade or business, business interest, the deduction for qualified business income, net operating losses (“NOLs”), and for years prior to 2022 and after 2024, deductions for depreciation, amortization, or depletion. For partnerships, the interest deduction limitation is applied at the partnership level, subject to certain adjustments to the partners for unused deduction limitations at the partnership level. A “real property trade or business” may elect out of this interest limit so long as it uses a 40-year recovery period for nonresidential real property, a 30-year recovery period for residential rental property, and a 20-year recovery period for related improvements. For this purpose, a real property trade or business is any real property development, redevelopment, construction, reconstruction, acquisition, conversion, rental, operating, management, leasing, or brokerage trade or business. Additionally, any of the combined company’s TRSs which borrow either from it or third parties may be negatively impacted. Disallowed interest expense may be carried forward indefinitely (subject to special rules for partnerships).
In addition, the NOL deduction is generally limited to 80% of taxable income (before the deduction). REITs may indefinitely carry forward (but not carry back) NOLs.
Under certain circumstances, taxable distributions of the combined company’s capital stock may entitle it to a dividends paid deduction and count toward satisfaction of the 90% distribution test. The IRS has issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by “publicly offered REITs.” Pursuant to

Revenue Procedure 2017-45, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in the Revenue Procedure are satisfied. Equity Residential has in the past and is currently expected to, and the combined company may in the future, pay dividends in its own stock. If the combined company pays dividends in its own stock, its shareholders may be required to pay U.S. federal income tax in excess of the cash that they receive.
Under certain circumstances, the combined company may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its shareholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, it may be able to avoid being taxed on amounts distributed as deficiency dividends; however, it will be required to pay interest based on the amount of any deduction taken for deficiency dividends.
Distribution of C-Corporation Earnings and Profits
In order to maintain qualification as a REIT, a REIT cannot have at the end of any taxable year any undistributed tax E&P that is attributable to a C corporation taxable year, or C corporation E&P. AvalonBay and Equity Residential each believe that it has distributed all of its C corporation E&P.
Recordkeeping Requirements
The combined company must maintain certain records in order to maintain qualification as a REIT. In addition, to avoid a monetary penalty, it must request on an annual basis information from its shareholders designed to disclose the actual ownership of its outstanding stock. The combined company intends to comply with these requirements.
Failure to Qualify as a REIT
If the combined company fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test), it could nonetheless avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”
If the combined company fails to qualify for taxation as a REIT in any taxable year and if the relief provisions do not apply, it will be subject to U.S. federal income tax on its taxable income at corporate income tax rates plus potential penalties and/or interest. Distributions to shareholders in any year in which it fails to qualify as a REIT will not be deductible by it and, in fact, would not be required to be made. In such event, all distributions to shareholders would be subject to U.S. federal income tax as ordinary income to the extent of its current and accumulated E&P. Subject to certain limitations, corporate U.S. Holders may be eligible for the dividends received deduction and non-corporate U.S. Holders might be eligible for U.S. federal income taxation at reduced rates of up to 20% applicable to qualified dividend income. Unless it were entitled to relief under specific statutory provisions, it will be disqualified from being eligible to be subject to tax as a REIT for the four taxable years following the year during which its REIT qualification was lost. The combined company cannot predict whether in all circumstances it would qualify for such statutory relief.
Income Taxation of the Partnerships and their Partners
Partners, Not the Partnerships, Subject to Tax. A partnership is generally not a taxable entity for U.S. federal income tax purposes. Rather, the combined company, as a partner, is required to take into account its allocable share of each partnership’s income, gains, losses, deductions, and credits for any taxable year of such partnership ending within or with its taxable year, without regard to whether it has received or will receive any distribution from such partnership. However, as discussed below, the tax liability for adjustments to a partnership’s tax returns made as a result of an audit by the IRS will be imposed on the partnership itself in certain circumstances absent an election to the contrary.
Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Partnership Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution pursuant to the rules set forth in Section 704(c) of the Code (the “704(c) allocations”). The amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. A book-tax difference generally is decreased on an annual basis as a result of depreciation deductions to the contributing partner for book purposes and tax purposes. The 704(c) allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The ERP Operating Partnership has in the past acquired and may in the future acquire property that has (with respect to past acquisitions) or may have (with respect to future acquisitions) a built-in gain or a built-in loss in exchange for ERP Operating Partnership units. The ERP Operating Partnership has (with respect to past acquisitions) and will have (with respect to future acquisitions) a carryover, rather than a fair market value, adjusted tax basis in such contributed assets equal to the adjusted tax basis of the contributors in such assets, resulting in a book-tax difference. As a result of that book-tax difference, the combined company has (with respect to past acquisitions) and will have (with respect to future acquisitions) a lower adjusted tax basis with respect to that portion of the ERP Operating Partnership’s assets than it would have with respect to assets having a tax basis equal to fair market value at the time of acquisition. This could result in lower depreciation deductions with respect to the portion of the ERP Operating Partnership’s assets attributable to such contributions.
The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of the ERP Operating Partnership (1) could cause the combined company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause it to be allocated taxable gain in excess of the economic or book gain allocated to it as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause the combined company to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which may adversely affect its ability to comply with the REIT Distribution requirements and may result in a greater portion of its distributions being taxed as dividends.
Sale of a Partnership’s Property
Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under the 704(c) allocations, any gain or loss recognized by a partnership on the disposition of contributed properties will be allocated first to the partners of the partnership who contributed such properties to the extent of their built-in gain or built-in loss in those properties for U.S. federal income tax purposes. The partners’ built-in gain or built-in loss in such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “—Income Taxation of the Partnerships and their Partners—Tax Allocations with Respect to Partnership Properties.” Any remaining gain or loss recognized by the partnership on the disposition of the contributed properties, and any gain or loss recognized by the partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the partnership.
The combined company’s share of any gain realized by a partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may have an adverse effect upon the combined company’s ability to satisfy the income tests for REIT status. See “—Income Tests.” The combined company does not presently intend to acquire or hold or to allow any partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of its or such partnership’s trade or business.

Partnership Audit Rules
Under the rules applicable to U.S. federal income tax audits of partnerships, any audit adjustment to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest or penalties attributable thereto are assessed and collected, at the partnership level. The partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of “partnership-related items” on audit (the “imputed adjustment amount”), regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment (and thus potentially causing the partners at the time of the audit adjustment to bear taxes attributable to former partners). The rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners (often referred to as a “push-out election”), subject to a higher rate of interest than otherwise would apply. These partnership audit rules could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by the combined company in the event of a U.S. federal income tax audit of any of the partnerships.
Legislative or Other Actions Affecting REITs
The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Holders are urged to consult with their tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in Equity Residential common shares.
Taxation of Holders of Equity Residential Common Shares
Distributions on Equity Residential Common Shares
As long as the combined company qualifies as a REIT, a taxable U.S. Holder must generally take into account as income distributions made out of the combined company’s current or accumulated E&P that it does not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of the combined company’s current or accumulated E&P, its E&P will be allocated first to its preferred share dividends, if any, and then to its common share dividends. Individuals, trusts, and estates generally may deduct 20% of the “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as qualified dividend income, which in each case are already eligible for capital gain tax rates) they receive. The deduction for qualified REIT dividends is not subject to the wage and property basis limits that apply to other types of “qualified business income.” However, to qualify for this deduction, the U.S. Holder receiving such dividends must hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. The 20% deduction for qualified REIT dividends results in a current maximum 29.6% U.S. federal income tax rate on such REIT dividends for non-corporate taxpayers.
Distributions out of the combined company’s current or accumulated E&P will not qualify for the dividends received deduction generally available to U.S. Holders that are corporations. In addition, such dividends paid to a U.S. Holder generally will not qualify for the 20% tax rate for “qualified dividend income” (generally, dividends paid by domestic C corporations and certain qualified foreign corporations to non-corporate holders). The maximum tax rate for qualified dividend income received by non-corporate U.S. Holders taxed at individual rates is 20%. By contrast, the maximum tax rate on ordinary REIT dividend income is currently 29.6% (after giving effect to the 20% deduction for qualified REIT dividends). However, the 20% tax rate for qualified dividend income will apply to the combined company’s ordinary REIT dividends, if any, that are (1) attributable to dividends received by it from non-REIT corporations, such as a TRS, or (2) attributable to income upon which it has paid U.S. federal corporate income tax (e.g., to the extent that it distributes less than 100% of its taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold its shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the shares become ex-dividend.
If the combined company declares a distribution in October, November, or December of any year that is payable to a U.S. Holder of record on a specified date in any such month, such distribution shall be treated as both paid by it and received by the U.S. Holder on December 31 of such year to the extent of the combined company’s E&P, provided that it actually pays the distribution during January of the following calendar year.

A U.S. Holder generally will recognize distributions that the combined company designates as capital gain dividends as long-term capital gain without regard to the period for which the U.S. Holder has held its Equity Residential common shares. The combined company generally will designate its capital gain dividends as either 20% or 25% rate distributions. See “—Capital Gains and Losses.” U.S. Holders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.
As discussed above, the combined company may elect to retain and pay U.S. federal income tax on the net long-term capital gain that it recognizes in a taxable year. In that case, a U.S. Holder would be taxed on its proportionate share of the combined company’s undistributed long-term capital gain. The U.S. Holder would receive a credit or refund for its proportionate share of the tax the combined company paid. The U.S. Holder would increase the basis in its Equity Residential common shares by the amount of its proportionate share of the combined company’s undistributed long-term capital gain, minus its share of the tax the combined company paid.
A U.S. Holder will not incur tax on a distribution in excess of the combined company’s current and accumulated E&P if the distribution does not exceed the adjusted tax basis of the U.S. Holder’s Equity Residential common shares. Instead, the distribution will reduce the adjusted tax basis of such Equity Residential common shares.
A U.S. Holder will recognize a distribution in excess of both the combined company’s current and accumulated E&P and the U.S. Holder’s adjusted tax basis in its Equity Residential common shares as long-term capital gain, or short-term capital gain if the Equity Residential common shares have been held for one year or less.
U.S. Holders may not include in their U.S. federal income tax returns any of the combined company’s NOLs or capital losses. Instead, these losses are generally carried over by the combined company for potential offset against its future income. Taxable distributions from the combined company and gain from the disposition of Equity Residential common shares will not be treated as passive activity income and, therefore, U.S. Holders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. Holder is a limited partner, against such income. In addition, taxable distributions from the combined company and gain from the disposition of Equity Residential common shares generally will be treated as investment income for purposes of the investment interest limitations. The combined company will notify shareholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.
The aggregate amount of dividends that the combined company may designate as “capital gain dividends” or “qualified dividends” with respect to any taxable year may not exceed the dividends paid by it with respect to such year, including dividends that are paid in the following year and if made with or before the first regular dividend payment after such declaration, are treated as paid with respect to such year.
Dispositions of Equity Residential Common Shares
In general, a U.S. Holder must treat any gain or loss realized upon a taxable disposition of Equity Residential common shares as long-term capital gain or loss if the U.S. Holder has held such shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. Holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. Holder’s adjusted tax basis. A U.S. Holder’s adjusted tax basis generally will equal the U.S. Holder’s acquisition cost, increased by the excess of any net capital gains deemed distributed to the U.S. Holder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. Holder must treat any loss upon a sale or exchange of Equity Residential common shares held by such U.S. Holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from the combined company that such U.S. Holder treats as long-term capital gain. All or a portion of any loss that a U.S. Holder realizes upon a taxable disposition of the Equity Residential common shares may be disallowed if the U.S. Holder acquires, or enters into a contract or option to acquire, substantially identical shares within thirty (30) days before or after the disposition.
Capital Gains and Losses
A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual U.S. federal income tax rate currently is 37%. The maximum U.S. federal income tax rate on long-term capital gain applicable to non-corporate taxpayers is 20%. The maximum U.S. federal income tax rate on long-term capital gain from the sale or exchange of

“section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.”
With respect to distributions that the combined company designates as capital gain dividends and any retained capital gain that it is deemed to distribute, it generally may designate whether such a distribution is taxable to its non-corporate U.S. Holders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate U.S. Holders may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate U.S. Holder may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000 ($1,500 for married individuals filing separate returns). A non-corporate U.S. Holder may carry forward unused capital losses indefinitely. A corporate U.S. Holder must pay tax on its net capital gain at U.S. federal corporate income rates. A corporate U.S. Holder may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Taxation of Tax-Exempt U.S. Holders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, amounts that the combined company distributes to tax-exempt holders generally should not constitute UBTI. However, if a tax-exempt holder were to finance (or be deemed to finance) its acquisition of Equity Residential common shares with debt, a portion of the income that such holder receives from the combined company would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations and supplemental unemployment benefit trusts that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from the combined company as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of the value of Equity Residential common shares must treat a percentage of the dividends that it receives from the combined company as UBTI. Such percentage is equal to the gross income the combined company derives from an unrelated trade or business, determined as if it were a pension trust, divided by its total gross income for the year in which it pays the dividends. That rule applies to a pension trust holding more than 10% of the combined company’s stock only if:
•	the percentage of its dividends computed in the preceding sentence is at least 5%;
•
the combined company qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of Equity Residential common shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding Equity Residential common shares in proportion to their actual interests in the pension trust; and

•	either:
•	one pension trust owns more than 25% of the value of Equity Residential common shares; or
•
a group of pension trusts, where each trust individually holds more than 10% of the value of Equity Residential common shares, collectively owns more than 50% of the value of Equity Residential common shares.

Tax-exempt U.S. Holders are urged to consult their tax advisors regarding the U.S. federal, state, local, and foreign tax consequences of acquisition, ownership and disposition of Equity Residential common shares.
Taxation of Non-U.S. Holders
Distributions on Equity Residential common shares
A Non-U.S. Holder that receives a distribution that is not attributable to gain from the combined company’s sale or exchange of U.S. real property interests (“USRPI”), as defined below, and that the combined company does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that the combined company pays the distribution out of its current or accumulated E&P. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax and the Non-U.S. Holder furnishes required documentation to claim treaty relief.

However, if a distribution is treated as effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such distribution is attributable), the Non-U.S. Holder generally will be subject to U.S. federal income tax, after allowance for deductions, on the distribution at graduated rates, in the same manner as U.S. Holders are taxed with respect to such distribution, and are generally not subject to withholding if appropriate documentation is provided. A Non-U.S. Holder that is a corporation also may be subject to a 30% branch profits tax with respect to that distribution, unless reduced by an applicable tax treaty. The combined company plans to withhold U.S. federal income tax at a 30% rate on the gross amount of any such distribution paid to a Non-U.S. Holder unless either:
•	a lower treaty rate applies and the Non-U.S. Holder furnishes an applicable IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate to the combined company;
•	the Non-U.S. Holder furnishes an IRS Form W-8ECI to the combined company claiming that the distribution is effectively connected income; or
•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).
A Non-U.S. Holder will not incur tax on a distribution in excess of the combined company’s current and accumulated E&P if the excess portion of such distribution does not exceed the adjusted basis of its Equity Residential common shares. Instead, the excess portion of such distribution will reduce the Non-U.S. Holder’s adjusted basis in such shares. A Non-U.S. Holder may be subject to tax on a distribution that exceeds both the combined company’s current and accumulated E&P and the adjusted basis of the common shares, if the Non-U.S. Holder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because the combined company generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated E&P, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, by filing a U.S. tax return, a Non-U.S. Holder may claim a refund of amounts that the combined company withholds if the combined company later determines that a distribution in fact exceeded its current and accumulated E&P.
For any year in which the combined company qualifies as a REIT, a Non-U.S. Holder may incur tax on distributions that are attributable to gain from the combined company’s sale or exchange of a USRPI, whether or not designated as a capital gain dividend, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and stock in a domestic corporation if the value of such corporation’s USRPIs is at least 50% of the total value of its total real estate and business assets (including USRPIs, interests in real property located outside of the United States and any other assets used or held for use in a trade or business). Under FIRPTA, subject to the exceptions discussed below for (1) distributions on a class of stock that is regularly traded on an established securities market to a holder of 10% or less of such stock and (2) distributions to “qualified shareholders” and certain “qualified foreign pension funds,” a Non-U.S. Holder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the Non-U.S. Holder. A Non-U.S. Holder thus would be taxed on such a distribution at the normal U.S. federal capital gains rates applicable to U.S. Holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate Non-U.S. Holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, the combined company must withhold 21% (or the then applicable highest corporate rate of U.S. federal income tax) of any distribution attributable to gain from the sale or exchange by the combined company of USRPIs. A Non-U.S. Holder who receives distributions attributable to gain from a sale or exchange of the combined company’s U.S. real property interests will be required to file a U.S. federal income tax return for the taxable year and may receive a credit against its tax liability for the amount the combined company withholds.
However, if the Equity Residential common shares are regularly traded on an established securities market in the United States, capital gain distributions on such shares that are attributable to the combined company’s sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the Non-U.S. Holder did not own more than 10% of Equity Residential common shares at any time during the one-year period preceding the distribution. In such a case, Non-U.S. Holders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. Equity Residential believes that the Equity Residential common shares are regularly traded on an established securities market in the United States and expects the Equity Residential common shares to continue to be regularly traded on an established securities market in the United States. If the Equity Residential common shares are not regularly traded on an established securities market in the United States, capital gain distributions that are attributable to its sale of USRPIs will be subject to tax under FIRPTA, as described above. In that case, the combined company must withhold 21% of any distribution attributable to gain from the sale or exchange by the combined company of USRPIs. A Non-U.S. Holder who receives distributions attributable to gain from a sale or exchange by the combined company of U.S. real property interests will be required to file a U.S. federal income tax return for the taxable year and may receive a credit against its tax liability for the amount it withholds.
Moreover, if a Non-U.S. Holder disposes of Equity Residential common shares during the 30-day period preceding a dividend payment, and such Non-U.S. Holder (or a person related to such Non-U.S. Holder) acquires or enters into a contract or option to acquire Equity Residential common shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such Non-U.S. Holder, then such Non-U.S. Holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain unless Equity Residential common shares are regularly traded and the Non-U.S. Holder did not own more than 10% of such class of shares at any time during the one-year period ending on the date of the distribution.
In addition, distributions to certain publicly traded Non-U.S. Holders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA and will instead be treated as ordinary dividend distributions, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of the combined company’s common shares. Furthermore, distributions to certain “qualified foreign pension funds” (or entities all of the interests of which are held by “qualified foreign pension funds”) are exempt from FIRPTA. Non-U.S. Holders should consult their tax advisors regarding the application of these rules.
Dispositions of Equity Residential Common Shares
Subject to the discussion below regarding dispositions by “qualified shareholders” and certain “qualified foreign pension funds,” Non-U.S. Holders could incur tax under FIRPTA with respect to gain realized upon a disposition of Equity Residential common shares if the combined company is a USRPHC during a specified testing period. If at least 50% of the combined company’s assets are USRPIs, then the combined company will be a USRPHC. Equity Residential believes that it has been, and the combined company believes that it will continue to be, a USRPHC based on its investment strategy. However, even if the combined company is a USRPHC, a Non-U.S. Holder generally would not incur tax under FIRPTA on gain from the sale of Equity Residential common shares if the combined company is a “domestically controlled qualified investment entity.”
A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-United States persons, subject to certain ownership rules. For this purpose, a person who at all times during the applicable testing period holds less than 5% of a class of a REIT’s stock that is “regularly traded” on an established securities market in the United States is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person or is a foreign-controlled person. Because Equity Residential common shares are, and Equity Residential anticipates the Equity Residential common shares will continue to be, publicly traded, neither Equity Residential nor the combined company can assure you that it will be a “domestically controlled qualified investment entity”.
If Equity Residential common shares are regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to a Non-U.S. Holder’s disposition of such stock, even if the combined company does not qualify as a domestically controlled qualified investment entity at the time the Non-U.S. Holder sells such stock. Under this additional exception, the gain from such a sale by a Non-U.S. Holder will not be subject to tax under FIRPTA if (1) Equity Residential common shares are treated as being regularly traded on an established securities market under applicable Treasury regulations and (2) the Non-U.S. Holder owned, actually or constructively, 10% or less of Equity Residential common shares at all times during a specified testing period. Equity Residential believes that the Equity Residential common shares are regularly traded on an established securities market, and the combined company expects the Equity Residential common shares to continue to be regularly traded on an established securities market.
In addition, a sale of Equity Residential common shares by a “qualified shareholder” or a “qualified foreign pension fund” that meets certain requirements and that holds its shares directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax under FIRPTA. However, while a “qualified shareholder” will not be subject to FIRPTA withholding on a sale of Equity Residential common shares, non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor) and hold more than 10% of Equity

Residential common shares, either through the “qualified shareholder” or otherwise, will still be subject to FIRPTA withholding. Non-U.S. Holders should consult their tax advisors regarding the application of these rules.
If the gain on the sale of Equity Residential common shares were taxed under FIRPTA, a Non-U.S. Holder would be taxed on that gain in the same manner as U.S. Holders, subject to any applicable alternative minimum tax. Finally, if the combined company is not a domestically controlled qualified investment entity at the time Equity Residential common shares are sold and the Non-U.S. Holder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of Equity Residential common shares also may be required to withhold 15% of the purchase price and remit this amount to the IRS on behalf of the selling Non-U.S. Holder.
Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of the Equity Residential common shares not otherwise subject to FIRPTA will be taxable to a Non-U.S. Holder if either (a) the investment in the Equity Residential common shares is treated as effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the Non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain, except that a Non-U.S. Holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) with respect to individual Non-U.S. Holders, capital gains recognized from the sale of Equity Residential common shares will be taxable to such Non-U.S. Holder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.
Information Reporting and Backup Withholding
The combined company will report to holders of Equity Residential common shares and to the IRS the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding (currently, at a rate of 24%) with respect to distributions unless the U.S. Holder:
•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or
•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
A holder who does not provide the combined company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the holder’s income tax liability. In addition, the combined company may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status to it.
Backup withholding will generally not apply to distributions made by the combined company (or its paying agent, in its capacity as such) to a Non-U.S. Holder provided that the Non-U.S. Holder furnishes the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the combined company (or its paying agent, in its capacity as such) has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the United States by a Non-U.S. Holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a Non-U.S. Holder of stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the Non-U.S. Holder certifies under penalties of perjury that it is not a United States person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, if certain required information is timely furnished to the IRS. Holders should consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

THE MERGER AGREEMENT
The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and which constitutes part of this joint proxy statement/prospectus. We encourage you to read carefully the merger agreement in its entirety because this summary may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties to the merger agreement are governed by the express terms of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus.
The representations, warranties, covenants, and agreements described below and included in the merger agreement were made only for purposes of the merger agreement as of specific dates, were solely for the benefit of the parties to the merger agreement (except as otherwise specified therein), and may be subject to important qualifications, limitations, and supplemental information agreed to by AvalonBay, Equity Residential, ERP Operating Partnership and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be materially untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Except for the right of AvalonBay stockholders to receive the merger consideration after the closing of the merger, and in other limited circumstances, investors and security holders (in their capacities as such) are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants, and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of AvalonBay, Equity Residential, ERP Operating Partnership and Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. In addition, you should not rely on the covenants and agreements in the merger agreement as actual limitations on the respective businesses of AvalonBay, Equity Residential, ERP Operating Partnership and Merger Sub because the parties to the merger agreement may take certain actions that are either expressly permitted in the confidential disclosure letters to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding AvalonBay, Equity Residential, ERP Operating Partnership and Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants, and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in the filings that each of Equity Residential and AvalonBay has made or will make with the SEC. See “Where You Can Find More Information.”
Form of the Merger and Transaction Steps
The merger agreement provides, upon the terms and subject to the conditions thereof, for the following transactions:
•
on the closing date but prior to the effective time, AvalonBay will contribute certain assets set forth in an exhibit to the merger agreement (the “asset contribution”) in exchange for ERP Operating Partnership units under the Seventh Amended and Restated ERP Operating Limited Partnership Agreement of Limited Partnership, dated as of January 1, 2020, as amended (the “Equity Residential partnership agreement”), that have, in the aggregate, a value equal to the fair market value of such contributed assets; and

•	following the asset contribution and at the effective time, AvalonBay will merge with and into Merger Sub, with Merger Sub being the surviving entity.
Closing
Unless another date, time, or place is agreed to in writing by Equity Residential and AvalonBay, the closing of the transactions will occur on the third business day after satisfaction or waiver (to the extent legally permissible) of the closing conditions described below under “—Conditions to the Merger” (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions).

Effective Time
The merger will become effective upon the filing of the articles of merger with respect to the merger with the State Department of Assessments and Taxation of Maryland or on such date and time as agreed to by AvalonBay and Equity Residential and specified in the articles of merger, which, for the avoidance of doubt, will be on the same date as the asset contribution, but at a time that is after the asset contribution.
Merger Consideration Received by AvalonBay Stockholders
At the effective time, the merger agreement provides that each outstanding share of AvalonBay common stock (other than shares to be cancelled in accordance with the merger agreement) will be converted into the right to receive 2.793 validly issued, fully paid and nonassessable Equity Residential common shares, plus cash in lieu of fractional shares as set forth in the merger agreement.
The cancelled shares will be cancelled and retired and will cease to exist without consideration.
Conversion of Shares; Exchange of Certificates; No Fractional Shares
At the effective time, each issued and outstanding share of AvalonBay common stock (other than cancelled shares) will be converted automatically into the right to receive the merger consideration, including any cash in lieu of fractional Equity Residential common shares as described below. From and after the effective time, shares of AvalonBay common stock so converted will be cancelled, retired and cease to exist, and former holders of AvalonBay common stock will have only the right to receive the merger consideration (including any fractional share cash amount and any dividends or other distributions to the extent provided under the merger agreement).
Not less than five business days prior to the effective time, Equity Residential will designate a bank or trust company (which will be Equity Residential’s transfer agent or another mutually agreed bank or trust company) to act as Exchange Agent. At or prior to the effective time, Equity Residential will, for the sole benefit of the holders of shares of AvalonBay common stock: (i) provide to the Exchange Agent evidence of Equity Residential common shares in book-entry form issuable as part of the merger consideration; and (ii) deposit with the Exchange Agent cash in immediately available funds sufficient to pay the aggregate fractional share consideration (the “Exchange Fund”). If the Exchange Fund is insufficient to make required payments, Equity Residential will promptly deposit additional Equity Residential common shares or funds, as applicable, to cover any deficiency. The cash portion of the Exchange Fund will be invested by the Exchange Agent as reasonably directed by Equity Residential; provided, however, that any investment of such cash will in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding Ten Billion Dollars ($10,000,000,000) (based on the most recent financial statements of such bank that are then publicly available), in each case, that meets the requirements of “cash or cash items” under Section 856(c)(4) of the Code, and that no such investment or loss thereon will affect the amounts payable to holders of certificates or book-entry shares, and following any losses from any such investment, Equity Residential will reasonably promptly deposit (or cause to be deposited) additional cash in immediately available funds to the Exchange Agent for the benefit of the holders of certificates or book-entry shares at the effective time in the amount of such losses, which additional cash will be deemed to be part of the Exchange Fund. Any interest and other income resulting from such investments will be paid to the surviving entity on the earlier of (i) nine (9) months after the effective time or (ii) the full payment of the Exchange Fund.
Promptly following the effective time, the Exchange Agent will mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the effective time represented outstanding shares of AvalonBay common stock (“certificates”) or non-certificated shares of AvalonBay common stock represented by book-entry (“book-entry shares”) and whose shares of AvalonBay common stock were converted into the right to receive the merger consideration: (i) a letter of transmittal in customary form, which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates (or affidavits of loss in lieu thereof) to the Exchange Agent or, in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal; and (ii) instructions for surrendering certificates (or affidavits of loss in lieu thereof) or book-entry shares in exchange for the merger consideration, including any fractional share consideration and any dividends or other distributions payable on Equity Residential common shares in accordance with the merger agreement. The instructions will provide that: (A) certificates may be surrendered by hand delivery or otherwise at the election of the holder; (B) Equity Residential common shares issuable as part of the merger consideration will be delivered in uncertificated book-entry form; and (C) the fractional share consideration and any dividends or other distributions to which the holder is entitled under the merger agreement will be paid by wire transfer.
Upon surrender to the Exchange Agent of a certificate (or affidavit of loss in lieu thereof) or book-entry share, together with a duly completed and validly executed letter of transmittal and any other documents reasonably required by the Exchange Agent, the holder will be entitled to receive the merger consideration and, if applicable, the fractional share consideration and any amounts the holder has the right to receive in respect of dividends or other distributions on Equity Residential common shares to which such holder is entitled under the merger agreement, less any required tax withholding, plus any dividends or other distributions with a record date prior to the effective time which may have been authorized by AvalonBay and which remain unpaid at the effective time. Any certificate or book-entry share so surrendered will be cancelled. If payment of the merger consideration is to be made to a person other than the person in whose name a surrendered certificate is registered, the certificate must be properly endorsed or otherwise be in proper form for transfer and the person requesting payment must pay any transfer or similar taxes (or establish to Equity Residential’s reasonable satisfaction that such taxes have been paid or are not required to be paid). Payment for book-entry shares will only be made to the person in whose name such book-entry shares are registered.
At the effective time, the stock transfer books of AvalonBay will be closed, and there will be no further registration of transfers of shares of AvalonBay common stock. If certificates or book-entry shares are presented to the surviving entity after the effective time, they will be cancelled and exchanged as provided in the merger agreement.
No dividends or other distributions with respect to Equity Residential common shares with a record date after the effective time will be paid to the holder of any unsurrendered certificate book-entry share until surrender of such certificate or book-entry share (or affidavit of loss in lieu thereof) in accordance with the merger agreement. Subject to applicable law, following such surrender (and, if applicable, posting of any bond for lost certificates as described below), there will be paid to the holder, without interest: (i) the amount of any dividends or other distributions with a record date after the effective time theretofore paid with respect to such Equity Residential common shares to which such holder is entitled pursuant to the merger agreement; and (ii) at the appropriate payment date, the amount of any dividends or other distributions declared with a record date after the effective time but prior to such surrender and a payment date after such surrender, payable with respect to such Equity Residential common shares.
If any certificate has been lost, stolen or destroyed, the Exchange Agent will issue the applicable merger consideration (including any fractional share consideration and any dividends or distributions as described above) in exchange for such lost, stolen or destroyed certificate upon the making of an affidavit of that fact by the holder and, if reasonably required by the surviving entity, the posting of a customary bond as indemnity against any claim that may be made against it with respect to such certificate.
No fractional Equity Residential common shares will be issued in the merger, and no certificates or scrip representing fractional Equity Residential common shares will be issued. Instead, the Exchange Agent will aggregate all fractional Equity Residential common shares that would otherwise have been distributed pursuant to the merger, sell the aggregate number of such shares on the open market as promptly as practicable after the effective time at then-prevailing market prices, and distribute to each former AvalonBay stockholder who would otherwise have been entitled to receive a fraction of an Equity Residential common share an amount in cash (without interest), by wire transfer of immediately available funds, representing such holder’s proportionate interest in the net proceeds of such sale. Payment of cash in lieu of fractional shares is not separately bargained-for consideration but solely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
At any time following the date that is nine months after the effective time, the surviving entity may require the Exchange Agent to deliver to it any remaining funds (including any interest) then in the Exchange Fund that have not been disbursed (or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures). Thereafter, any former AvalonBay stockholders who have not surrendered their certificates or book-entry shares will look only to Equity Residential and the surviving entity (subject to abandoned property, escheat or similar laws) as general creditors for the merger consideration (including any fractional share consideration and any dividends or distributions as described above). None of Equity Residential, the surviving entity or the Exchange Agent will be liable to any holder for amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Equity Residential, ERP Operating Partnership, Merger Sub, the surviving entity and the Exchange Agent will be entitled to deduct and withhold from the merger consideration any amounts required to be deducted and withheld under applicable law. Any amounts so deducted and withheld and remitted to the appropriate governmental entity will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.
All Equity Residential common shares issued in the merger will be issued in uncertificated book-entry form.
No Dissenters’ or Appraisal Rights
No dissenters’ or appraisal rights, or other rights of objecting stockholders, will be available to Equity Residential shareholders or AvalonBay stockholders in connection with the merger or the other transactions.
Treatment of AvalonBay Equity Awards
At the effective time, AvalonBay equity awards will be treated as summarized below, in each case as and to the extent provided in the merger agreement. Prior to the effective time, AvalonBay will take all corporate actions necessary to effectuate such treatment of its equity awards. As of the effective time, Equity Residential will assume the AvalonBay equity plans and the obligations thereunder and will register on Form S-8 (or other appropriate form) promptly after the effective time, the Equity Residential common shares subject to the converted awards.
AvalonBay Restricted Share Awards
As of the effective time, each outstanding award of restricted shares of AvalonBay common stock that vest on the basis of time (each, an “AvalonBay restricted share award”) granted under an AvalonBay equity plan outstanding immediately prior to the effective time (subject to certain exceptions) will be converted into an award of restricted Equity Residential common shares that is subject solely to time-based vesting conditions (each, an “Equity Residential time-vesting restricted share award”) with respect to a number of Equity Residential common shares, rounded to the nearest whole number of shares, equal to the product of (i) the number of shares of AvalonBay common stock subject to such AvalonBay restricted share award immediately prior to the effective time and (ii) the exchange ratio, subject to and in accordance with the terms of the applicable AvalonBay equity plan and AvalonBay restricted share award agreement in effect immediately prior to the effective time (including vesting schedule, retirement provisions, double-trigger vesting acceleration entitlements and payment of dividend entitlements).
AvalonBay Performance Awards
As of the effective time, each outstanding award with respect to shares of AvalonBay common stock that vest on the basis of achievement of applicable performance goals (each, an “AvalonBay performance award”) granted under an AvalonBay equity plan outstanding immediately prior to the effective time will be converted into an Equity Residential time-vesting restricted share award or an award of ERP Operating Partnership units designated as “Restricted Units” in the Equity Residential partnership agreement (each, an “Equity Residential time-vesting restricted unit award”) with respect to a number of Equity Residential common shares, rounded to the nearest whole number of shares, equal to the product of (i) the number of shares of AvalonBay common stock subject to such AvalonBay performance award immediately prior to the effective time, determined by deeming any performance-based vesting criteria applicable to such AvalonBay performance award to be achieved based on the greater of target performance and the actual level of performance (as calculated as of the latest practicable date prior to the effective time and certified by the compensation committee of the AvalonBay board prior to the effective time) and (ii) the exchange ratio, subject to and in accordance with the terms of the applicable AvalonBay equity plan and form of AvalonBay restricted share award agreement in effect immediately prior to the effective time (including the time-based vesting schedule that was associated with that AvalonBay performance award (but not, for the avoidance of doubt, any performance-based vesting terms or conditions) but with such other terms as are associated with the form of AvalonBay restricted share award, including retirement provisions and double-trigger vesting acceleration entitlements). Each holder of an AvalonBay performance award will also receive a payment in cash equal to cumulative dividends paid by AvalonBay with respect to the shares of AvalonBay common stock deemed earned from the date of grant of the AvalonBay performance award through the effective time.
AvalonBay Deferred Unit Awards
As of the effective time, each outstanding award with respect to shares of AvalonBay common stock deferred pursuant to the AvalonBay directors’ deferred compensation plan (each, an “AvalonBay deferred unit award”) will be converted into a number of Equity Residential common shares, rounded to the nearest whole number of shares, equal to the product of (i) the number of shares of AvalonBay common stock subject to such AvalonBay deferred unit award immediately prior to the effective time (inclusive of any dividends paid on shares of AvalonBay common stock that have been reinvested and credited in the form of additional AvalonBay deferred unit awards) and (ii) the exchange ratio, subject to and in accordance with the terms of the AvalonBay directors’ deferred compensation plan, in a manner that complies with the requirements of, or is exempt from, Section 409A of the Code.
AvalonBay Options
As of the effective time, each outstanding option to purchase a number of shares of AvalonBay common stock at a specific price per share (each, an “AvalonBay option”) will be converted into an option to purchase a number of Equity Residential common shares at a specific price per share (each, an “Equity Residential option”) with respect to a number of Equity Residential common shares equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of AvalonBay common stock subject to such AvalonBay option immediately prior to the effective time and (ii) the exchange ratio, and with an exercise price per share, rounded up to the nearest whole cent, equal to (A) the exercise price per share of AvalonBay common stock of such AvalonBay option immediately prior to the effective time divided by (B) the exchange ratio (each, an “adjusted Equity Residential option”). Each adjusted Equity Residential option will continue to be subject to the terms of the applicable AvalonBay equity plan and AvalonBay option award agreement in effect immediately prior to the effective time, including the applicable vesting schedule, retirement provisions and double-trigger vesting acceleration entitlements. The exercise price and number of Equity Residential common shares subject to such adjusted Equity Residential options will be determined in a manner consistent with the requirements of Section 409A.
Treatment of Equity Residential Equity Awards
At the effective time, Equity Residential equity awards will be treated as summarized below, in each case as and to the extent provided in the merger agreement.
Equity Residential Time-Vesting Restricted Share Awards, Equity Residential Time-Vesting Restricted Unit Awards and Equity Residential Options
Each Equity Residential time-vesting restricted share award, Equity Residential time-vesting restricted unit award and Equity Residential option granted under an Equity Residential equity plan outstanding immediately prior to the effective time (subject to certain exceptions) will remain outstanding and continue to be subject to the terms and conditions of the applicable Equity Residential equity plan and individual award agreement in effect immediately prior to the effective time, including the applicable vesting schedule, retirement provisions and double-trigger vesting acceleration entitlements.
Equity Residential LTI Awards
Each award of restricted Equity Residential common shares that is subject to both time-based and performance-based vesting conditions (each, an “Equity Residential LTI restricted share award”) and each award of ERP Operating Partnership units designated as “Restricted Units” in the Equity Residential partnership agreement that is subject to both time-based and performance-based vesting conditions (each, an “Equity Residential LTI restricted unit award”) granted under an Equity Residential equity plan outstanding immediately prior to the effective time will be deemed earned, with the applicable performance-based vesting conditions deemed to be achieved based on the greater of target performance and the actual level of performance (as calculated as of the latest practicable date prior to the effective time and certified by the compensation committee of the Equity Residential board prior to the effective time) and any such earned Equity Residential LTI restricted share award and earned Equity Residential LTI restricted unit award will remain outstanding and continue to be subject to the terms and conditions of the applicable Equity Residential equity plan and individual award agreement in effect immediately prior to the effective time, including the applicable time-based vesting schedule (but not, for the avoidance of doubt, any performance-based vesting terms or conditions), retirement provisions and double-trigger vesting acceleration entitlements. All dividend equivalents owed with respect to such earned Equity Residential LTI restricted share awards and earned Equity Residential LTI restricted unit awards will be paid promptly in accordance with applicable award terms.

Representations and Warranties
The merger agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality, and material adverse effect on the applicable party). The representations and warranties in the merger agreement relate to, among other things:
•	organization, standing and corporate power and governing documents;
•	capital structure;
•	authority relative to execution and delivery of, and performance of obligations under, the merger agreement;
•	board approval of the merger agreement and the transactions contemplated thereby;
•	required consents and approvals relating to the merger;
•	absence of any conflict with the party’s governing documents, material contracts or applicable law;
•	SEC documents, financial statements, internal controls and accounting or auditing practices;
•	internal controls over financial reporting and compliance with the Sarbanes-Oxley Act;
•	absence of certain changes and non-existence of a material adverse effect;
•	absence of undisclosed liabilities;
•	absence of certain litigation;
•	benefits matters and ERISA compliance;
•	collective bargaining agreements and other labor matters;
•	tax matters, including qualification as a REIT;
•	existence and validity of certain material contracts;
•	inapplicability of the Investment Company Act of 1940;
•	compliance with environmental laws;
•	ownership of or rights to use certain intellectual property;
•	information technology and data protection matters;
•	compliance with applicable laws;
•	possession of certain permits, licenses and other approvals from governmental entities;
•	ownership of or interest in, and condition of, certain owned and leased real property;
•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus and the registration statement of which it forms a part;
•	receipt of opinions from each party’s financial advisor;
•	existence of insurance policies;
•	absence of certain related party transactions;
•	brokers’ and finders’ fees in connection with the merger and other transactions contemplated by the merger agreement;
•	exemption from anti-takeover statutes;
•	required shareholder or stockholder approvals;
•	equity interests in the other party; and
•	technology-focused businesses, platforms and investment vehicles.

Equity Residential has also made certain representations and warranties relating to its ownership of ERP Operating Partnership.
Material Adverse Effect
For purposes of the merger agreement, material adverse effect, when used in reference to Equity Residential or AvalonBay, means any change, effect, development, circumstance, condition, event or occurrence that (i) individually or in the aggregate, will or would reasonably be expected to prevent or materially impair or delay the ability of either party to consummate the merger prior to May 20, 2027 (the “outside date”) or (ii) individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, financial condition, business or results of operations of AvalonBay or Equity Residential, as applicable, in each case including its subsidiaries, taken as a whole, except that, solely in the case of clause (ii), no change, effect, development, circumstance, condition, event or occurrence resulting or arising from any of the following will constitute a material adverse effect or will be taken into account when determining whether a material adverse effect has occurred:
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general economic conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, changes in interest or exchange rates or the suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	conditions (or changes therein) in any industry or industries in which the parties operate;
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political, geopolitical and/or regulatory conditions (or changes therein), including trade disputes or the imposition of trade restrictions, tariffs or similar taxes, sanctions, the occurrence or the escalations or worsening of any acts of terrorism (including cyberterrorism and cyberterrorism data breaches), sabotage, war, civil disobedience or civil unrest;

•	any change in GAAP or interpretation thereof by any governmental entity;
•	any change in any applicable law or interpretation thereof by any governmental entity;
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any actions taken expressly required by, or the failure to take any action expressly prohibited by, the terms of the merger agreement or at the written request or with the written consent of AvalonBay or Equity Residential, as applicable, and any effect directly attributable to the negotiation, execution or announcement of the merger agreement and the transactions (including the merger), including any litigation arising therefrom and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, stockholder, joint venture partner or similar relationship (except that this clause does not apply with respect to any representation or warranty of any party that is intended to address the consequences of the execution of the merger agreement or the consummation of the transactions);

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changes in the price or trading volume of AvalonBay common stock or Equity Residential common shares, as applicable (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of material adverse effect may be taken into account);

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any failure by AvalonBay or Equity Residential, as applicable, to meet any internal or published projections, estimates or expectations of the revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of material adverse effect may be taken into account);

•	earthquakes, tornados, hurricanes, floods, mudslides, wildfires or other weather conditions, including any worsening of such conditions;
•	pandemics, epidemics, disease outbreak or other public health crisis or event, including any worsening of such conditions; or
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any reduction in the credit rating of AvalonBay or Equity Residential, as applicable, or their respective subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of material adverse effect may be taken into account).

With respect to the first, second, third, fourth, fifth, ninth and tenth bullets of the exceptions immediately above, if the impact thereof is materially and disproportionately adverse to Equity Residential and its subsidiaries or AvalonBay and its subsidiaries, as applicable, taken as a whole, relative to other similarly situated participants in the industries in which they operate, and in the case of the ninth and tenth bullets, in the geographic regions in the United

States in which they operate or own or lease properties, only the incremental disproportionate adverse effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect.
The representations and warranties of each of the parties to the merger agreement do not survive the consummation of the merger.
Covenants and Agreements
Conduct of Business
From the date of the merger agreement until the earlier of the effective time and the date, if any, on which the merger agreement is terminated (the “Interim Period”), except (i) to the extent required by law, (ii) as expressly required or expressly permitted by the merger agreement, (iii) with the other party’s written consent (which consent will not be unreasonably withheld, delayed or conditioned) or (iv) as set forth in the parties’ respective disclosure letters:
Each of AvalonBay and Equity Residential will, and will cause its subsidiaries and each of the minority joint ventures over which such party exercises control (but only to the extent of such control) to, use commercially reasonable efforts to (A) carry on its business in all material respects in the ordinary course, consistent with past practice, (B) maintain its and their material assets and properties in their current condition (normal wear and tear excepted), (C) preserve intact in all material respects their present business organizations, ongoing businesses and significant business relationships, (D) keep available the services of their present officers (other than the change, removal or replacement of officers and directors of any subsidiary), and (E) in the case of each of AvalonBay and Equity Residential, preserve the status of AvalonBay’s subsidiary partnership structured as a DownREIT and any REIT subsidiary’s status as a REIT within the meaning of the Code, and, with respect to AvalonBay, preserve the status as a partnership for U.S. federal income tax purposes and, with respect to Equity Residential, preserve the status of ERP Operating Partnership as a partnership for U.S. federal income tax purposes.
Conduct of Business of Equity Residential
In addition, without limiting the generality of the covenants and exceptions described under “—Conduct of Business,” Equity Residential has agreed that during the Interim Period, Equity Residential will not, and will cause its subsidiaries and each of the minority joint ventures over which Equity Residential exercises control (but only to the extent of such control) not to, among other things:
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(A) amend (1) its charter or bylaws, (2) the Equity Residential partnership agreement, or (3) any equivalent organizational or governing documents of any subsidiary (other than ERP Operating Partnership) or joint venture, solely in the case of clause (3), in a manner that would materially and adversely affect Equity Residential or any of its subsidiaries or would materially and adversely affect the ability of Equity Residential, ERP Operating Partnership or Merger Sub to consummate the transactions (provided that Equity Residential and its subsidiaries may amend the organizational or governing documents of any Equity Residential joint venture to effectuate actions expressly permitted by the merger agreement) or (B) waive specified provisions of the Equity Residential charter;

•	split, combine, subdivide or reclassify any capital stock, units or other equity securities or ownership interests of Equity Residential or any subsidiary;
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issue, sell, pledge, dispose, encumber or grant, any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Residential common shares or capital stock of subsidiaries of Equity Residential (collectively “Equity Residential equity interests”) other than (A) issuances by ERP Operating Partnership or a wholly owned subsidiary of Equity Residential to Equity Residential, ERP Operating Partnership or another wholly owned subsidiary of Equity Residential, (B) issuances of Equity Residential common shares pursuant to the settlement of an Equity Residential equity award that is outstanding as of the date of the merger agreement or granted after the date of the merger agreement in compliance with the merger agreement, in each case, in accordance with the terms of the award agreement or the Equity Residential equity plan or another applicable agreement governing such Equity Residential equity award, (C) issuances of Equity Residential equity awards that are otherwise expressly permitted by the merger agreement, (D) issuances of Equity Residential common shares pursuant to Equity

Residential’s 1996 Non-Qualified Employee Stock Purchase Plan, (E) exchanges or conversions of ERP Operating Partnership units or ERP Operating Partnership preference units for Equity Residential common shares pursuant to the Equity Residential partnership agreement or (F) other limited exceptions provided by the merger agreement;
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declare, set aside or pay any dividends or other distributions on Equity Residential common shares or the capital stock of the subsidiaries of Equity Residential or other equity securities or ownership interests in Equity Residential or any of its subsidiaries, except in enumerated circumstances, including (A) regular quarterly dividends in respect of Equity Residential common shares at a rate not to exceed $0.7025 per Equity Residential common share per quarter as provided under “—Dividends; Coordination,” (B) pursuant to the terms of the Equity Residential series K preferred shares as provided under “—Dividends; Coordination,” (C) distributions required in respect of ERP Operating Partnership units or units of partnership interest in ERP Operating Partnership designated as “Preference Units” in the Equity Residential partnership agreement (“ERP Operating Partnership preference units”), (D) distributions required for each of Equity Residential and its REIT subsidiaries to maintain their respective status as a REIT under the Code or to avoid the imposition of any entity-level income or excise tax as provided under “—Dividends; Coordination,” (E) dividends or other distributions to Equity Residential by ERP Operating Partnership or a wholly owned subsidiary, (F) the crediting of dividend equivalent payments pursuant to the terms of the Equity Residential equity awards, and (G) other limited exceptions provided by the merger agreement;

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except as required by an Equity Residential benefit plan or as required or permitted by the Equity Residential partnership agreement, including with respect to the Equity Residential series K preferred shares, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Residential equity interests, except from holders of (A) Equity Residential equity awards in full or partial payment of any purchase price or any applicable taxes payable by such holder upon the lapse of restrictions on, or the settlement of, Equity Residential equity awards and (B) fractional interests of Equity Residential equity interests solely with respect to the fractional interests;

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acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than acquisitions of personal property amounting to less than $5,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Equity Residential, ERP Operating Partnership or any wholly owned Equity Residential subsidiary of or from an existing wholly owned Equity Residential subsidiary, (B) acquisitions pursuant to existing purchase rights or options set forth in the Equity Residential disclosure letter or as required or permitted pursuant to the organizational or governing documents of any Equity Residential joint venture or (C) acquisitions (1) that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions and (2) for which the fair market value of the total consideration paid by Equity Residential and its subsidiaries does not exceed $150,000,000 individually or $500,000,000 in the aggregate;

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sell, pledge, lease, assign, transfer, dispose of, grant any lien (other than as permitted by the merger agreement) on, abandon or allow to lapse, or effect a deed in lieu of foreclosure with respect to, any property (other than sales or dispositions of personal property, tax credits and renewable energy credits amounting to less than $5,000,000 in the aggregate) or assets (including intellectual property rights and limited partner, member or similar interests in investment funds focused on technology-enabled real estate, property technology, climate technology or other technology-focused businesses, platforms or investment vehicles (such interests, “PropTech investments”)) or capital stock or other equity interests in any of the Equity Residential joint ventures, except (A) as set forth in the Equity Residential disclosure letter, including pursuant to existing sale rights or options set forth in the Equity Residential disclosure letter or as required or permitted pursuant to the organizational or governing documents of any Equity Residential joint venture, (B) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Equity Residential property or any assets of Equity Residential or any of its subsidiaries, (C) if the fair market value of the total consideration received by Equity Residential and its subsidiaries does not exceed $150,000,000 individually or $500,000,000 in the aggregate, (D) sales among Equity Residential, ERP Operating Partnership and any wholly owned Equity Residential subsidiary, (E) sales pursuant to existing purchase rights or options set forth in the Equity Residential disclosure letter and (F) the lapse, abandonment or exclusive licensing of intellectual property rights in the ordinary course of business consistent with past practice; provided that, notwithstanding anything in the merger agreement to the contrary, Equity Residential will not, and will cause its subsidiaries not to, sell, transfer or otherwise dispose of any property if such sale, transfer or other disposition would give rise to income that is subject to tax at the Equity Residential level if no distribution is made by Equity Residential with respect to Equity Residential common shares in excess of its regular quarterly dividend of $0.7025 per share, per quarter;
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incur, create, assume, refinance or replace any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness for borrowed money of any other person, except (A) indebtedness incurred under ERP Operating Partnership’s existing credit facilities, including its commercial paper program, in the ordinary course of business (including to the extent necessary to pay dividends permitted under the merger agreement, to pay indebtedness that matures, in connection with certain Equity Residential properties set forth in the Equity Residential disclosure letter (collectively, the “Equity Residential development and redevelopment properties”) and in connection with funding any transactions permitted by certain provisions of the merger agreement), (B) the amendment, renewal, extension, refinancing or replacement of any existing indebtedness of Equity Residential or any of its subsidiaries (including under ERP Operating Partnership’s existing revolving credit facility, commercial paper program or property-level mortgage debt) with any type of debt instrument in a manner consistent with past practice, including, but not limited to, the public offering of unsecured notes (1) to the extent that (x) such refinancing, substitute or replacement agreement or facility or such refinanced indebtedness does not impose or result in additional restrictions or limitations in any material respect on Equity Residential or its subsidiaries (or after the closing date, the surviving entity or its subsidiaries) as compared to the existing agreement, facility or indebtedness so refinanced, substituted for or replaced and (y) the aggregate principal amount of such indebtedness is not increased as a result of such refinancing (other than to the extent increased to include fees, original issue discount, expenses or other debt issuance costs in each case incurred in connection with such refinancing) or (2) pursuant to any Pre-Merger Financing Transaction (as defined below) in accordance with the financing cooperation covenant of the merger agreement, (C) indebtedness between or among Equity Residential, ERP Operating Partnership or any wholly owned subsidiary of Equity Residential and any other wholly owned subsidiaries of Equity Residential, (D) additional guarantees or credit support to the extent required under ERP Operating Partnership’s existing credit facilities or notes, (E) indebtedness in an amount not to exceed $1,000,000,000, (F) swaps, options, derivatives and other hedging contracts or arrangements, in each case, entered into in the ordinary course of business and (G) indebtedness incurred under the bridge facility;

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make any material loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, trustees, affiliates, agents or consultants), make any change to its existing loans to such persons in a manner materially adverse to Equity Residential or any subsidiary, in each case, in its capacity as a lender, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Equity Residential, ERP Operating Partnership or a wholly owned subsidiary to Equity Residential, ERP Operating Partnership or a wholly owned subsidiary, (B) capital contributions, loans, investments or advances made to non-affiliate tenants in the ordinary course of business and consistent with past practice, (C) as required or permitted pursuant to the organizational or governing documents of any Equity Residential joint venture, (D) investments in technology, innovation, sustainability or operational efficiency initiatives in the ordinary course of business consistent with past practice or (E) the loans or advances set forth in the Equity Residential disclosure letter;

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except in the ordinary course of business consistent with past practice, enter into, renew, materially modify, materially amend or terminate, or waive, release, compromise or assign any material rights or material claims under, certain material contracts of Equity Residential described in the merger agreement (any such contract, an “Equity Residential material contract”) (or any contract that, if existing as of the date of the merger agreement, would be an Equity Residential material contract), other than (A) any termination or renewal in accordance with the terms of any existing Equity Residential material contract that occur automatically without any action by Equity Residential or any of its subsidiaries, (B) actions with respect to acquisitions permitted under certain provisions of the merger agreement, (C) entry into contracts in connection with tenant improvements at Equity Residential properties in the ordinary course of business consistent with past practice or (D) entry into contracts in connection with the Equity Residential development and redevelopment properties;

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waive, release, assign, settle or compromise any claim, action or legal proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that (x) do not involve the payment by Equity Residential or any of its subsidiaries in excess of the reserves set forth on the most recent consolidated balance sheet of Equity Residential and its subsidiaries included in its public filings or (y) do not exceed $100,000 individually or $25,000,000 in the aggregate, (B) do not involve the imposition of material injunctive relief against Equity Residential or any of its subsidiaries or the surviving entity following the effective time, and (C) do not provide for any admission of material liability by Equity Residential or any of its subsidiaries;

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except as required by law or by an Equity Residential benefit plan in effect as of the date of the merger agreement or otherwise as set forth in the Equity Residential disclosure letter, (A) enter into, materially amend or terminate any material Equity Residential benefit plan, (B) increase the compensation or employee benefits of any employee, except in the ordinary course of business in connection with annual merit or market-based increases to salary or wages, as applicable, and target bonus opportunities, (C) grant any awards under an Equity Residential equity plan, (D) hire, promote or terminate (other than for cause) any employee of Equity Residential at the level of vice president or above, (E) accelerate the vesting of any equity-based awards or other compensation or benefits, (F) enter into any new, or materially amend any existing, employment, severance, change in control, retention, or similar agreement or arrangements; provided that Equity Residential may enter into offer letters with new hires for at-will employment in the ordinary course of business consistent with past practice, (G) fund any rabbi trust, or (H) enter into a collective bargaining agreement or other material agreement with a labor organization;

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make any material change to its methods of financial accounting, except as required by a change in GAAP (or any interpretation thereof) or in applicable law, or make any change, other than in the ordinary course of business, with respect to financial accounting policies, unless required by GAAP or the SEC;

•
enter into any contract that would reasonably be expected to, after the effective time, restrict or limit in any material respect Equity Residential or any of its subsidiaries (including the surviving entity) from engaging in any business or competing in any line of business or geographic location with any person;

•	enter into any new line of business;
•
take or fail to take any action that would reasonably be expected to cause Equity Residential to fail to qualify as a REIT or any of its subsidiaries to cease to have certain specified U.S. federal income tax classifications (subject to additional obligations with respect to dividends necessary to maintain qualification as a REIT, as provided in the merger agreement);

•
solely with respect to Equity Residential or ERP Operating Partnership, adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•
make capital expenditures or other investments except (A) in accordance with Equity Residential’s capital expenditure plan set forth in the Equity Residential disclosure letter, (B) in connection with the Equity Residential development and redevelopment properties, (C) in the ordinary course not to exceed $50,000,000 in the aggregate, or (D) as reasonably required to satisfy health or safety concerns at any Equity Residential properties;

•
purchase, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity or voting interests of Equity Residential or an Equity Residential subsidiary, other than (A) the withholding of Equity Residential common shares to satisfy exercise price or withholding tax obligations with respect to outstanding Equity Residential equity awards, (B) the redemption or purchase of ERP Operating Partnership units to the extent required under the terms of the Equity Residential partnership agreement, or (C) in connection with the redemption or repurchase by a wholly owned Equity Residential subsidiary of its own securities (but solely to the extent such securities or equity equivalents are owned by Equity Residential or a wholly owned subsidiary);

•
make (other than in the ordinary course of business), change or rescind any material tax election, change a material method of tax accounting, amend any material tax return, settle any material income tax liability or audit, enter into any material closing agreement related to taxes or knowingly surrender any right to claim any material tax refund, in each case, except as necessary to preserve the REIT qualification of Equity Residential or preserve specified subsidiary tax classifications, in each case as determined in consultation with AvalonBay;
•
take or knowingly fail to take any action that could be reasonably expected to (i) prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and/or (ii) prevent or impede the asset contribution from qualifying in its entirety as a contribution pursuant to Section 721(a) of the Code in which no gain or loss is recognized for U.S. federal income tax purposes; or

•	authorize, agree or commit to take any of the foregoing actions.
Conduct of Business of AvalonBay
In addition, without limiting the generality of the covenants and exceptions described under “—Conduct of Business,” AvalonBay has also agreed that during the Interim Period, AvalonBay will not, and will cause its subsidiaries (but with respect to certain subsidiaries, only to the extent AvalonBay exercises control) not to, among other things:
•
(A) amend (1) its charter or bylaws or (2) any equivalent organizational or governing documents of a subsidiary or joint venture, solely in the case of clause (2), in a manner that would materially and adversely affect AvalonBay or any of its subsidiaries or would materially and adversely affect the ability of AvalonBay to consummate the transactions (provided that AvalonBay and its subsidiaries may amend the organizational or governing documents of any AvalonBay minority joint venture to effectuate actions expressly permitted by the merger agreement) or (B) waive specified provisions of the AvalonBay charter;

•	split, combine, subdivide or reclassify any shares or other equity interests;
•
issue, sell, pledge, dispose, encumber or grant any shares of AvalonBay common stock or any of AvalonBay’s subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of AvalonBay common stock or any of AvalonBay’s subsidiaries’ capital stock or other equity interests (collectively, the “AvalonBay equity interests”), except for (A) issuances by a wholly owned subsidiary of AvalonBay to AvalonBay or another wholly owned subsidiary of AvalonBay, (B) issuances of shares of AvalonBay common stock pursuant to the settlement of an AvalonBay equity award that is outstanding as of the date of the merger agreement or granted after the date of the merger agreement in compliance with the merger agreement, in each case, in accordance with the terms of the award agreement governing such AvalonBay equity award, (C) issuances of AvalonBay equity awards that are otherwise expressly permitted by the merger agreement, (D) issuances of shares of AvalonBay common stock pursuant to AvalonBay’s 1996 Non-Qualified Employee Stock Purchase Plan, as amended, or AvalonBay’s Reinvestment and Stock Purchase Plan, (E) issuances of shares of AvalonBay common stock pursuant to settlement of any forward sale agreement entered into by AvalonBay prior to the date of the merger agreement or (F) other limited exceptions provided by the merger agreement;

•
declare, set aside or pay any dividends or other distributions on its capital stock or other equity interests, except in enumerated circumstances, including (A) regular quarterly dividends in respect of AvalonBay common stock at a rate not in excess of $1.78 per share of AvalonBay common stock, per quarter as provided under “—Dividends; Coordination,” (B) as required to be made in respect of limited partner interests of AvalonBay’s subsidiary partnership structured as a DownREIT as permitted under “—Dividends; Coordination,” (C) distributions required for each of AvalonBay and its REIT subsidiaries to maintain their respective status as a REIT under the Code or to avoid the incurrence of any entity-level income or excise tax as provided under “—Dividends; Coordination,” (D) dividends or other distributions to AvalonBay by any directly or indirectly wholly owned subsidiary, (E) the crediting of dividend equivalent payments pursuant to the terms of the AvalonBay equity awards, (F) distributions by any AvalonBay subsidiary that is not wholly owned, directly or indirectly, by AvalonBay, in accordance with the requirements of the organizational documents of such AvalonBay subsidiary or, with respect to any AvalonBay REIT subsidiary, as is reasonably necessary for such subsidiary to maintain its qualification as a REIT under the Code or applicable state law and to avoid the imposition of any entity-level income or excise tax under the Code or applicable state law and (G) other limited exceptions provided by the merger agreement;

•
except as required by an AvalonBay benefit plan, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, AvalonBay equity interests, except from holders of (i) AvalonBay equity awards in full or partial payment of any purchase price or any applicable taxes payable by such holder upon the lapse of restrictions on, or the settlement of, AvalonBay equity awards and (ii) fractional interests of AvalonBay equity interests solely with respect to the fractional interests;
•
acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than acquisitions of personal property amounting to less than $5,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by AvalonBay or any wholly owned subsidiary of or from an existing wholly owned subsidiary, (B) acquisitions pursuant to existing purchase rights or options set forth in the AvalonBay disclosure letter or as required or permitted pursuant to the organizational or governing documents of any AvalonBay joint venture, or (C) acquisitions (1) that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions and (2) for which the fair market value of the total consideration paid by AvalonBay and its subsidiaries does not exceed $150,000,000 individually or $500,000,000 in the aggregate;

•
sell, pledge, lease, assign, transfer, dispose of, grant any lien (other than as permitted by the merger agreement) on, abandon or allow to lapse, or effect a deed in lieu of foreclosure with respect to, any property (other than sales or dispositions of personal property, tax credits and renewable energy credits amounting to less than $5,000,000 in the aggregate) or assets (including intellectual property rights and PropTech investments), except (A) as set forth in the AvalonBay disclosure letter, including pursuant to existing sale rights or options set forth in the AvalonBay disclosure letter or as required or permitted pursuant to the organizational or governing documents of any AvalonBay joint venture, (B) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any AvalonBay property or any assets of AvalonBay or any of its subsidiaries, (C) if the fair market value of the total consideration received by AvalonBay and its subsidiaries does not exceed $150,000,000 individually or $500,000,000 in the aggregate, (D) sales among AvalonBay or any wholly owned subsidiary, with, to or from any wholly owned subsidiary, (E) sales pursuant to existing purchase rights or options set forth in the AvalonBay disclosure letter and (F) the lapse, abandonment or exclusive licensing of intellectual property rights in the ordinary course of business consistent with past practice; provided that, notwithstanding anything in the merger agreement to the contrary, AvalonBay will not, and will cause its subsidiaries not to, sell, transfer or otherwise dispose of any property if such sale, transfer or other disposition would give rise to income that is subject to tax at the AvalonBay level if no distribution is made by AvalonBay with respect to shares of AvalonBay common stock in excess of its regular quarterly dividend of $1.78 per share, per quarter;

•
incur, create, assume, refinance or replace any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness for borrowed money of any other person, except (A) indebtedness incurred under AvalonBay’s existing credit facilities, including its commercial paper program, in the ordinary course of business (including to the extent necessary to pay dividends permitted under the merger agreement, to pay indebtedness that matures, in connection with certain AvalonBay properties set forth in the AvalonBay disclosure letter (collectively, the “AvalonBay development and redevelopment properties”) and in connection with funding any transactions permitted by certain provisions of the merger agreement), (B) the amendment, renewal, extension, refinancing or replacement of any existing indebtedness of AvalonBay or any of its subsidiaries (including under AvalonBay’s existing revolving credit facility, commercial paper program or property-level mortgage debt) with any type of debt instrument in a manner consistent with past practice, including, but not limited to, the public offering of unsecured notes (1) to the extent that (x) such refinancing, substitute or replacement agreement or facility or such refinanced indebtedness does not impose or result in additional restrictions or limitations in any material respect on AvalonBay or its subsidiaries (or after the closing date, the surviving entity or its subsidiaries) as compared to the existing agreement, facility or indebtedness so refinanced, substituted for or replaced and (y) the aggregate principal amount of such indebtedness is not increased as a result of such refinancing (other than to the extent increased to include fees, original issue discount, expenses or other debt issuance costs in each case incurred in connection with such refinancing), or (2) pursuant to any Pre-Merger Financing Transaction in accordance with the financing cooperation covenant of the merger agreement, (C) indebtedness between or among AvalonBay or any wholly owned subsidiary of AvalonBay and any other wholly owned subsidiaries of AvalonBay, (D) additional guarantees or credit support to the extent required under AvalonBay’s existing credit facilities or notes, (E) indebtedness in an amount not to exceed $1,000,000,000 and (F) swaps, options, derivatives and other hedging contracts or arrangements, in each case, entered into in the ordinary course of business;
•
make any material loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, trustees, affiliates, agents or consultants), make any change to its existing loans to such persons in a manner materially adverse to AvalonBay or any subsidiary, in each case, in its capacity as a lender, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by AvalonBay or a wholly owned subsidiary to AvalonBay or a wholly owned subsidiary, (B) capital contributions, loans, investments or advances made to non-affiliate tenants in the ordinary course of business and consistent with past practice, (C) as required or permitted pursuant to the organizational or governing documents of any AvalonBay joint venture, (D) investments in technology, innovation, sustainability or operational efficiency initiatives in the ordinary course of business consistent with past practice or (E) the loans or advances set forth in the AvalonBay disclosure letter;

•
except in the ordinary course of business consistent with past practice, enter into, renew, materially modify, materially amend or terminate, or waive, release, compromise or assign any material rights or material claims under, certain material contracts of AvalonBay described in the merger agreement (any such contract, an “AvalonBay material contract”) (or any contract that, if existing as of the date of the merger agreement, would be an AvalonBay material contract), other than (A) any termination or renewal in accordance with the terms of any existing AvalonBay material contract that occur automatically without any action by AvalonBay or any of its subsidiaries, (B) as contemplated in the AvalonBay disclosure letter, (C) actions with respect to acquisitions permitted under certain provisions of the merger agreement, (D) entry into contracts in connection with tenant improvements at AvalonBay properties in the ordinary course of business consistent with past practice or (E) entry into contracts in connection with any AvalonBay development and redevelopment properties;

•
waive, release, assign, settle or compromise any claim, action or legal proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that (x) do not involve the payment by AvalonBay or any of its subsidiaries in excess of the reserves set forth on the most recent consolidated balance sheet of AvalonBay and its subsidiaries included in its public filings or (y) do not exceed $100,000 individually or $25,000,000 in the aggregate, (B) do not involve the imposition of material injunctive relief against AvalonBay or any of its subsidiaries or the surviving entity following the effective time, and (C) do not provide for any admission of material liability by AvalonBay or any of its subsidiaries;

•
except as required by law or by an AvalonBay benefit plan in effect as of the date of the merger agreement or otherwise as set forth in the AvalonBay disclosure letter, (A) enter into, materially amend or terminate any material AvalonBay benefit plan, (B) increase the compensation or employee benefits of any employee, except in the ordinary course of business in connection with annual merit or market-based increases to salary or wages, as applicable, and target bonus opportunities, (C) grant any awards under an AvalonBay equity plan, (D) hire, promote or terminate (other than for cause) any employee of AvalonBay at the level of vice president or above, (E) accelerate the vesting of any equity-based awards or other compensation or benefits other than in connection with retirements, terminations without cause, death or disability, consistent with AvalonBay’s prior practice or the terms of an AvalonBay benefit plan, (F) enter into any new, or materially amend any existing, employment, severance, change in control, retention or similar agreement or arrangements; provided that AvalonBay may enter into offer letters with new hires for at-will employment in the ordinary course of business consistent with past practice, (G) fund any rabbi trust or (H) enter into a collective bargaining agreement or other material agreement with a labor organization;

•
make any material change to its methods of financial accounting, except as required by a change in GAAP (or any interpretation thereof) or in applicable law, or make any change, other than in the ordinary course of business, with respect to financial accounting policies, unless required by GAAP or the SEC;

•
enter into any contract that would reasonably be expected to, after the effective time, restrict or limit in any material respect Equity Residential, AvalonBay or any of their respective subsidiaries from engaging in any business or competing in any line of business or geographic location with any person;

•	enter into any new line of business;
•
take or fail to take any action that would reasonably be expected to cause AvalonBay to fail to qualify as a REIT or any of its subsidiaries to cease to have certain specified U.S. federal income tax classifications (subject to additional obligations with respect to dividends necessary to maintain qualification as a REIT, as provided in the merger agreement);

•
solely with respect to AvalonBay, adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•
make capital expenditures or other investments except (A) in accordance with AvalonBay’s capital expenditure plan set forth in the AvalonBay disclosure letter, (B) in connection with any AvalonBay development and redevelopment properties, (C) for ordinary course capital expenditures not to exceed $50,000,000 in the aggregate or (D) as reasonably required to satisfy any health or safety concerns at any of the AvalonBay properties;

•
purchase, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity or voting interests of AvalonBay or an AvalonBay subsidiary, other than (A) the withholding of shares of AvalonBay common stock to satisfy exercise price or withholding tax obligations with respect to outstanding AvalonBay equity awards, (B) in connection with the redemption or repurchase by a wholly owned AvalonBay subsidiary of its own securities (but solely to the extent such securities or equity equivalents are owned by AvalonBay or a wholly owned AvalonBay subsidiary) or (C) the redemption or purchase of DownREIT Units to the extent required under the terms of the amended and restated limited partnership agreement of AvalonBay’s subsidiary partnership structured as a DownREIT;

•
make (other than in the ordinary course of business), change or rescind any material tax election, change a material method of tax accounting, amend any material tax return, settle any material income tax liability or audit, enter into any material closing agreement related to taxes or knowingly surrender any right to claim any material tax refund, in each case, except as necessary to preserve the REIT qualification of AvalonBay or preserve specified subsidiary tax classifications, in each case as determined in consultation with Equity Residential;

•
take or knowingly fail to take any action that could be reasonably expected to (i) prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and/or (ii) prevent or impede the asset contribution from qualifying in its entirety as a contribution pursuant to Section 721(a) of the Code in which no gain or loss is recognized for U.S. federal income tax purposes; or

•	authorize, agree or commit to take any of the foregoing actions.
Nothing in the merger agreement gives either party the right to control or direct the other party’s operations prior to the effective time. Each party will, consistent with the merger agreement, retain complete control and supervision over its respective operations until closing.
Dividends; Coordination
During the Interim Period, neither Equity Residential nor AvalonBay may make, declare or set aside any dividend or other distribution to its respective shareholders without the consent of the other party other than, (i) with respect to AvalonBay, the authorization and payment of regular quarterly dividends at a rate not in excess of $1.78 per share, per quarter and, (ii) with respect to Equity Residential, (A) the authorization and payment of regular quarterly dividends on Equity Residential common shares at a rate not in excess of $0.7025 per share, per quarter, (B) the declaration and payment by Equity Residential of dividends pursuant to the terms of the Equity Residential series K preferred shares and (C) the regular distributions that are required to be made in respect of the ERP Operating Partnership units in connection with any dividends paid on the Equity Residential common shares and distributions that are required to be made in respect of the ERP Operating Partnership preference units in accordance with the Equity Residential partnership agreement.
Equity Residential and AvalonBay also agreed to take such actions as are necessary to ensure that the holders of Equity Residential common shares and AvalonBay common stock each receive dividends covering the same periods prior to the closing date and to cooperate such that, beginning with the quarterly dividend for the third quarter of 2026, their respective quarterly dividends will have the same record date and payment date.

In addition, if either Equity Residential or AvalonBay, or any of their respective subsidiaries determines in good faith that it is necessary to declare a permitted REIT Distribution, then the declaring party will notify the other party at least twenty-five (25) days prior to the record date of such REIT Distribution. If a party declares a permitted REIT Distribution in accordance with the merger agreement, then the other party will be permitted to declare a dividend per share payable (i) in the case of Equity Residential, to holders of Equity Residential common shares, in an amount per Equity Residential common share equal to (A) the REIT Distribution declared by AvalonBay with respect to each share of AvalonBay common stock divided by (B) the exchange ratio, and (ii) in the case of AvalonBay, to holders of shares of AvalonBay common stock, in an amount per share of AvalonBay common stock equal to the product of (A) the REIT Distribution declared by Equity Residential with respect to each Equity Residential common share and (B) the exchange ratio, and, in each case, the record date and payment date for such dividend will be the close of business on the last business day prior to the closing date.
Equity Residential Special Meeting and Recommendation of the Equity Residential Board
Under the merger agreement, Equity Residential will take all action necessary in accordance with applicable law and its organizational documents to set a record date for, duly call, give notice of, convene and hold the Equity Residential special meeting for the purpose of seeking approval of the issuance of Equity Residential common shares in the merger and of the amendment to the Equity Residential charter to increase the number of authorized Equity Residential common shares as soon as practicable after the Form S-4 is declared effective by the SEC. Equity Residential will, through the Equity Residential board, recommend that its shareholders vote “FOR” approval of the Equity Residential share issuance proposal, include such recommendation in this joint proxy statement/prospectus, and solicit and use its reasonable best efforts to obtain the requisite Equity Residential shareholder approval (including by soliciting proxies in favor of the share issuance) as soon as practicable.
Equity Residential will cooperate with and keep AvalonBay reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of this joint proxy statement/prospectus. Equity Residential may adjourn or postpone the Equity Residential special meeting up to two (2) times solely for the purpose of soliciting additional proxies and votes in favor of the approval of the issuance of Equity Residential common shares in connection with the merger; provided that the Equity Residential special meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Equity Residential special meeting was originally scheduled (excluding any adjournments or postponements required by applicable law) without the prior written consent of AvalonBay. Without AvalonBay’s prior written consent (not to be unreasonably withheld, delayed or conditioned), the only matters Equity Residential will propose for shareholder action at the Equity Residential special meeting are the Equity Residential share issuance proposal, the Equity Residential charter amendment proposal and the Equity Residential adjournment proposal.
Unless the merger agreement is terminated in accordance with its terms, Equity Residential will submit the Equity Residential share issuance proposal to its shareholders for a vote at the Equity Residential special meeting (or any adjournment or postponement), even if the Equity Residential board effects a change of recommendation as permitted by the merger agreement, and the obligation to hold the Equity Residential special meeting will not be affected solely by a change of recommendation or by the commencement, announcement, disclosure or communication of any alternative proposal.
The parties will use reasonable best efforts to (i) hold the AvalonBay special meeting and the Equity Residential special meeting on the same date (to the extent practicable after the Form S-4 is declared effective) and (ii) coordinate record dates for such meetings.
AvalonBay Special Meeting and Recommendation of the AvalonBay Board
Under the merger agreement, AvalonBay will take all action necessary in accordance with applicable law and its organizational documents to set a record date for, duly call, give notice of, convene and hold the AvalonBay special meeting following the mailing of this joint proxy statement/prospectus for the purpose of seeking approval of the merger and the other transactions contemplated by the merger agreement as soon as practicable after the Form S-4 is declared effective by the SEC. AvalonBay will, through the AvalonBay board, recommend that its stockholders vote “FOR” approval of the AvalonBay merger proposal, include such recommendation in this joint proxy statement/prospectus and solicit and use its reasonable best efforts to obtain the requisite AvalonBay stockholder approval (including by soliciting proxies in favor of approval of the AvalonBay merger proposal) as soon as practicable.
AvalonBay will cooperate with and keep Equity Residential reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of this joint proxy statement/prospectus.

AvalonBay may adjourn or postpone the AvalonBay special meeting up to two (2) times solely for the purpose of soliciting additional proxies and votes in favor of the adoption of the merger agreement; provided that the AvalonBay special meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the AvalonBay special meeting was originally scheduled (excluding any adjournments or postponements required by applicable law) without the prior written consent of Equity Residential. Without Equity Residential’s prior written consent (not to be unreasonably withheld, delayed or conditioned), the only matters AvalonBay will propose for stockholder action at the AvalonBay special meeting are the AvalonBay merger proposal, any AvalonBay merger-related compensation proposal (if required) and any adjournment proposal.
Unless the merger agreement is terminated in accordance with its terms, AvalonBay will submit the AvalonBay merger proposal to its stockholders for a vote at the AvalonBay special meeting (or any adjournment or postponement), even if the AvalonBay board effects a change of recommendation as permitted by the merger agreement, and the obligation to hold the AvalonBay special meeting will not be affected solely by a change of recommendation or by the commencement, announcement, disclosure or communication of any alternative proposal.
No Solicitation
Each of Equity Residential and AvalonBay agreed to immediately cease any solicitation, encouragement, discussions or negotiations with any person (other than the other party and its affiliates/representatives) that may be ongoing with respect to any proposal or offer from any person (other than Equity Residential and its subsidiaries or AvalonBay and its subsidiaries, as applicable) relating to, in a single transaction or series of related transactions any (A) acquisition of assets of the other party and its subsidiaries equal to twenty percent (20%) or more of the other party’s consolidated assets or to which twenty percent (20%) or more of the other party’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of twenty percent (20%) or more of the outstanding shares of the other party’s common stock or common shares of beneficial interest (as applicable), (C) tender offer or exchange offer that if consummated would result in any person beneficially owning twenty percent (20%) or more of the outstanding shares of the other party’s common stock or common shares of beneficial interest, as applicable, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the other party or any of its subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of such party’s consolidated assets or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and shares of the other party’s common stock or common shares of beneficial interest, as applicable, involved is twenty percent (20%) or more; in each case, other than the transactions (each of the foregoing, a “competing proposal”) and to promptly request the return or destruction of any confidential information previously furnished and terminate any access (including to any data room) previously granted.
During the Interim Period, each of Equity Residential and AvalonBay agreed that it will not, and will cause its subsidiaries and its and their respective trustees, directors, officers and other representatives not to, directly or indirectly:
•	solicit, initiate, knowingly encourage or facilitate any inquiries or the making of proposals with respect to a competing proposal;
•
engage in, continue or otherwise participate in any discussions or negotiations with, or disclose any nonpublic information or data relating to, such party or any of its subsidiaries or afford access to the properties, books or records of such party or any of its subsidiaries to, or otherwise knowingly cooperate in any with, or knowingly assist, facilitate or encourage any effort by, any third party, in each case that has made or could reasonably be expected to make, or in connection with, a competing proposal;

•	furnish any nonpublic information relating to that party or its subsidiaries for the purpose of facilitating, or in a manner that would reasonably be expected to lead to, a competing proposal;
•
approve, authorize, execute or enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to any competing proposal (other than an acceptable confidentiality agreement as permitted below); or

•	otherwise propose, resolve or agree to do any of the foregoing.

Notwithstanding the foregoing, prior to obtaining the AvalonBay stockholder approval (for AvalonBay) or the Equity Residential shareholder approval (for Equity Residential), if a party receives a bona fide written competing proposal that did not result from a breach of its no solicitation obligations, then:
•	the party may contact the third party solely to clarify the terms and conditions of the competing proposal; and
•
if the board of directors of such party (or a committee thereof) determines in good faith, after consultation with outside legal counsel and independent financial advisors, that the competing proposal constitutes, or would reasonably be expected to lead to, a bona fide written competing proposal that the board of directors of such party or a committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees and conditions to consummation), is more favorable to such party and its stockholders or shareholders, as applicable, than the transactions (including, as the case may be, any revisions to the terms of the merger agreement proposed by the other party in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed (a “superior proposal”) and that failure to take such action would be inconsistent with its directors’ duties under applicable law, then such party may (A) furnish information (including nonpublic information) to the third party pursuant to an acceptable confidentiality agreement that is no less favorable to the disclosing party than the existing confidentiality arrangements between Equity Residential and AvalonBay and does not restrict sharing of information required to be provided to the other party under the merger agreement (and any such information not previously provided to the other party must be provided to the other party prior to or substantially concurrently with the time it is provided to such third party), and (B) engage in or otherwise participate in discussions or negotiations with the third party making such competing proposal.

Each of Equity Residential and AvalonBay must promptly (and in any event within the shorter of one business day and forty-eight (48) hours) notify the other party in writing after receipt of (i) any competing proposal, (ii) any request for nonpublic information that would reasonably be expected to lead to a competing proposal, or (iii) any inquiry seeking to discuss or negotiate a possible competing proposal. Such notice must identify the person(s) making the competing proposal, request or inquiry and summarize the material terms and conditions thereof (including providing copies of written proposals and related material documentation). Each party must keep the other reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any competing proposal (including providing copies of material correspondence and documents), subject to customary privilege and confidentiality limitations and outside counsel only designations for competitively sensitive material.
Change of Recommendation and Match Rights
Subject to the provisions summarized below, the Equity Residential board may not change its recommendation that Equity Residential shareholders vote “FOR” the Equity Residential share issuance proposal, and the AvalonBay board may not change its recommendation that AvalonBay stockholders vote “FOR” adoption of the merger agreement. A change of recommendation includes, among other things, failure to include the board recommendation in the joint proxy statement/prospectus, changing, qualifying, withholding or withdrawing the recommendation (including by public proposal to do so), failure to recommend against a third-party tender or exchange offer within the specified period, approving or recommending an alternative proposal, or entering into an agreement with respect to an alternative proposal (other than a permitted confidentiality agreement).
•
Superior Proposal. Before making any change of recommendation in response to a superior proposal, the changing party’s board must (i) provide at least four (4) business days’ prior written notice to the other party of its intention to take such action, which notice will specify in reasonable detail the reasons therefor and describe the material terms and conditions of, and attach a complete copy of, the superior proposal that is the basis for such action, and (ii) during such notice period, negotiate in good faith with the other party (to the extent the other party wishes to negotiate) to enable the other party to propose revisions to the merger agreement so that a change of recommendation would no longer be required. After considering any proposed revisions and other information provided in writing by the other party, the changing party’s board must determine in good faith, after consultation with outside legal counsel and independent financial advisors, that the superior proposal would continue to constitute a superior proposal if such revisions were to be given effect. Any material change to the terms of such superior proposal will require a new notice and a new consultation period.

•
Intervening Event. Before making any change of recommendation in response to an intervening event, the changing party’s board must (i) provide at least four (4) business days’ prior written notice to the other party describing the intervening event in reasonable detail (with an obligation to provide a new notice for material developments), (ii) during such notice period, consider in good faith, and if requested, engage in good faith discussions regarding, any adjustments or modifications to the merger agreement proposed by the other party to obviate the need for a change of recommendation, and (iii) after such period, determine in good faith, after consultation with outside legal counsel and taking into account any proposed adjustments, that failure to effect the change of recommendation would be inconsistent with its duties under applicable law.

Nothing in the merger agreement prevents either board from making a “stop, look and listen” communication pursuant to Rule 14d-9(f) or otherwise complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A, if the failure to do so would violate applicable law; however, these actions do not permit a change of recommendation except as permitted above.
Required Special Meeting Notwithstanding Change of Recommendation
Unless the merger agreement is terminated in accordance with its terms, Equity Residential and AvalonBay must hold the Equity Residential special meeting and the AvalonBay special meeting, respectively, even if either board has made a change of recommendation, and must submit the applicable proposal to a shareholder or stockholder vote.
Employee Matters
Under the merger agreement, for a period of one (1) year following the effective time, Equity Residential (as the surviving company) will provide, or will cause to be provided, to each employee of AvalonBay, Equity Residential or their respective subsidiaries whose employment continues following the effective time (each, a “Continuing Employee”): (i) base salary or wages at least equal to that provided to the Continuing Employee as of immediately prior to the effective time, (ii) annual cash incentive compensation opportunities that are no less favorable than those provided to the Continuing Employee as of immediately prior to the effective time, (iii) equity-based compensation opportunities (other than initial new hire equity awards) that are no less favorable than those provided to the Continuing Employee as of immediately prior to the effective time, (iv) employee benefits (excluding severance, transaction or retention bonuses and equity-based compensation) that are no less favorable in the aggregate than, at Equity Residential’s discretion, (x) those provided to similarly situated employees of AvalonBay and its subsidiaries as of immediately prior to the effective time, (y) those provided to similarly situated employees of Equity Residential and its subsidiaries as of immediately prior to the effective time or (z) a combination of the two, and (v) for each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits or a participant in the Equity Residential executive severance plan, as may be amended and restated, severance pursuant to the terms and conditions set forth in Section 8.4(a) of the Equity Residential disclosure letter; provided that, for purposes of clause (iv), with respect to a Continuing Employee that participated in an AvalonBay benefit plan or Equity Residential benefit plan, as applicable, prior to the effective time, continued participation in such AvalonBay benefit plan or Equity Residential benefit plan, as applicable, or the provision of compensation or benefits at the same level as that provided to the Continuing Employee prior to the effective time, in each case, following the effective time shall be deemed to satisfy the foregoing standards.
In order to effect an orderly and equitable transition and integration, Equity Residential and AvalonBay will cooperate in good faith in reviewing, evaluating and analyzing the AvalonBay benefit plans and the Equity Residential benefit plans with a view towards developing appropriate new benefit plans, or selecting the AvalonBay benefit plans or Equity Residential benefit plans, as applicable, that will apply with respect to the Continuing Employees after the effective time (collectively, the “New Plans”). Equity Residential, AvalonBay and their respective subsidiaries will use their commercially reasonable efforts to cause the New Plans, to the extent permitted by applicable law, to (i) treat similarly situated employees on a substantially equivalent basis taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, (ii) not discriminate between employees who were covered by AvalonBay benefit plans, on the one hand, and those covered by Equity Residential benefit plans, on the other hand, at the effective time and (iii) provide an overall market-competitive level of benefits.

Reasonable Best Efforts; Regulatory Filings and Other Actions
Each of Equity Residential and AvalonBay agreed to use reasonable best efforts (and to cause their respective subsidiaries to use reasonable best efforts) to consummate the transactions and to cause the conditions to closing to be satisfied as promptly as reasonably practicable, including:
•
obtaining all actions, non-actions, clearances, consents, approvals, registrations, waivers, permits, authorizations, orders and expirations or terminations of waiting periods and other confirmations from any governmental entities and other persons necessary, proper or advisable in connection with the consummation of the transactions;

•
preparing and making all registrations, filings, notices, petitions, statements, submissions of information, applications and other documents with governmental entities that are necessary, proper or advisable in connection with the consummation of the transactions, and supplying any additional information and documentary materials requested by such entities in connection with the consummation of the transactions;

•
taking all steps necessary, proper or advisable to obtain any clearance, consent, approval, registration, waiver, permit, authorization or order from, or to avoid legal proceedings by, any governmental entity or other person in connection with the consummation of the transactions;

•
defending any legal proceedings (judicial or administrative) challenging the merger agreement or the transactions or seeking to prevent the consummation of the transactions, including seeking to have any stay, temporary restraining order or injunction entered by any court or other governmental entity vacated or reversed; and

•	executing and delivering additional instruments reasonably necessary, proper or advisable to consummate the transactions and carry out the purposes of the merger agreement.
Process and coordination. Each party will:
•	keep the other apprised of the status of matters relating to the completion of the transactions;
•
promptly provide reasonably requested information and assistance with respect to all notices, submissions or filings made by or on behalf of such party with any governmental entity in connection with the merger agreement or the transactions;

•
promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party of) any material or substantive communication from or to any governmental entity regarding the transactions and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed material or substantive written or oral communication or submission with or to any governmental entity;

•	consult in advance and, to the extent not prohibited, give the other party the opportunity to attend and participate in meetings with governmental entities regarding the transactions; and
•	reasonably designate competitively sensitive materials as “Outside Counsel Only Material.”
Third-party consents. Neither party, without the other’s prior written consent, will offer to grant any material accommodation or concession or make any material payment to any third party in connection with seeking or obtaining its consent to the transactions. Except as otherwise provided in the merger agreement, neither party nor its subsidiaries is required to pay any fee or penalty to obtain non-governmental third-party consents.
Nothing in the merger agreement gives either party the right to control the other’s operations prior to closing; each retains control of its operations, consistent with the merger agreement.
Indemnification and Insurance
For six (6) years after the effective time (and longer to the extent any claim or proceeding commenced during such period remains pending), Equity Residential will, and will cause the surviving entity and AvalonBay subsidiaries to:
•
honor and fulfill in all respects, to the fullest extent permitted by law, all existing rights to indemnification, exculpation and advancement of expenses in favor of each current and former director and officer of

AvalonBay and its subsidiaries, as provided in organizational documents in effect on the merger agreement date and in any indemnification agreements in effect on such date (including, for the avoidance of doubt, the obligations of AvalonBay under the publicly filed indemnification agreements of AvalonBay with each of its directors);
•
maintain organizational documents of the surviving entity and AvalonBay subsidiaries with indemnification, advancement and exculpation provisions no less favorable than those currently in effect (and not adopt any contrary provision); and

•
indemnify and hold harmless, and advance expenses to, each such covered person with respect to any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions in such capacity prior to the effective time, including matters relating to the merger agreement and the transactions, subject to customary limitations (including no settlement without consent, no indemnification where prohibited by law, and no settlement by Equity Residential or the surviving entity without an unconditional release of the covered person and no admission of liability unless the covered person consents).

D&O and fiduciary insurance. For six (6) years after the effective time, Equity Residential will cause to be maintained directors’ and officers’ liability insurance and fiduciary liability insurance covering pre-closing matters with terms, conditions, retentions and limits no less favorable than AvalonBay’s existing policies, subject to an aggregate annual premium cap equal to three hundred fifty percent (350%) of the last aggregate annual premium paid by AvalonBay prior to the merger agreement. If the premium cap would be exceeded, Equity Residential will purchase the maximum coverage reasonably available for an amount up to the cap. Alternatively, prior to the effective time, at Equity Residential’s request and in reasonable consultation with Equity Residential, AvalonBay will purchase a six (6) year prepaid “tail” policy with substantially equivalent coverage, subject to the same three hundred fifty percent (350%) premium cap. Equity Residential will cause such “tail” policy (if purchased) to remain in effect for its full term and to be honored by the surviving entity.
Successors. If Equity Residential, the surviving entity or any successor transfers all or substantially all of its properties or assets, or merges or consolidates and is not the survivor, proper provision must be made for the successor to assume the indemnification and insurance obligations described above. Covered persons (and their heirs and successors) are express third-party beneficiaries of these provisions.
Equity Residential Post-Closing Governance
As of the effective time:
•
Equity Residential board composition. The combined company board will be reconstituted to fourteen (14) trustees, consisting of (a) seven (7) members of the Equity Residential board as of immediately prior to the effective time, including David J. Neithercut and Stephen E. Sterrett, and (b) seven (7) members of the AvalonBay board as of immediately prior to the effective time, including Timothy J. Naughton and Benjamin W. Schall.

•
Equity Residential committee composition. The standing committees of the combined company board will be comprised initially of equal numbers of trustees who served on the Equity Residential board prior to the effective time and directors who served on the AvalonBay board prior to the effective time, and the chairs of such standing committees will be divided equally between trustees who served on the Equity Residential board prior to the effective time and directors who served on the AvalonBay board prior to the effective time, and Equity Residential and AvalonBay shall mutually agree upon the prospective members of the committees of the combined company board, and the chairs of such committees, prior to the effective time; provided, however, that the composition of such committees shall be designated by the combined company board in accordance with the combined company’s organizational documents and corporate governance guidelines, and shall comply with the listing standards of the NYSE and the applicable rules of the SEC.

•
Leadership. Stephen E. Sterrett, the Lead Trustee of the Equity Residential board, will be appointed to serve as the Chairman of the combined company board, and Benjamin W. Schall, the Chief Executive Officer and President of AvalonBay, will be appointed to serve as the Chief Executive Officer of the combined company.

Financing Cooperation
The parties will cooperate in good faith to implement any necessary, appropriate or desirable arrangements in connection with their respective indentures, credit agreements and other documents governing or relating to indebtedness, in each case, with respect to any financing matters in connection with the transactions, subject to customary exceptions.
Note Offers and Consent Solicitations
Equity Residential or one or more of its subsidiaries may, on one or more dates mutually agreed by Equity Residential and AvalonBay:
•
commence one or more offers to exchange any or all of the outstanding debt issued under AvalonBay’s existing indentures for securities issued by Equity Residential, ERP Operating Partnership or their affiliates (“Offers to Exchange”); and

•
solicit the consent of the holders of debt issued under AvalonBay’s existing indentures regarding certain proposed amendments thereto or certain transactions described therein (the “Consent Solicitations” and, together with the Offers to Exchange, if any, the “Note Offers and Consent Solicitations”);

in each case, upon terms mutually agreed by Equity Residential and AvalonBay after consultation with their legal and financial advisors. Any Offers to Exchange and/or Consent Solicitation will not be consummated until the closing and will be funded using consideration provided by Equity Residential or any of its subsidiaries (or by AvalonBay or any of its subsidiaries if the payment is to be made after the closing).
Any Note Offers and Consent Solicitations will be made on such timing, terms and conditions (including price to be paid and conditionality) as are mutually agreed by Equity Residential and AvalonBay after consultation with their legal and financial advisors. Equity Residential will consult with AvalonBay regarding the material terms and conditions of any Note Offers and Consent Solicitations. At Equity Residential’s sole expense, AvalonBay and its subsidiaries will provide all cooperation reasonably requested to assist in connection with any Note Offers and Consent Solicitations. Equity Residential and AvalonBay will each be responsible for fifty percent (50%) of the aggregate amount of the reimbursement obligations.
Pre-Merger Financing Transactions
Equity Residential and AvalonBay agreed that it may be necessary to enter into financing transactions for the purposes of obtaining consent for any “change of control” (or equivalent transaction) that may arise as a result of the transactions or to otherwise modify, prepay or repay such indebtedness to accommodate the legal and operational needs of the parties as a result of the transactions (any such financing transaction, including any Note Offers and Consent Solicitations, a “Pre-Merger Financing Transaction”).
In connection with any Pre-Merger Financing Transaction and/or the Bridge Facility, AvalonBay and Equity Residential agreed to cooperate with respect to and to provide such information to the other as may be necessary or desirable in connection with, the structuring, marketing and execution of any Pre-Merger Financing Transaction, including:
•
causing appropriate officers to participate in a reasonable number of meetings and due diligence sessions to be held at times mutually agreed by the parties and which participation may be by videoconference;

•
assisting with the preparation of pro forma financial information and pro forma financial statements and any portion of the disclosure in relation to any Pre-Merger Financing Transaction that relates to the merger or the transactions (without being required to deliver any pro forma, projected or forward-looking information other than financial information necessary for the preparation of pro forma financial statements);

•	delivering such information, certificates, representation letters and other documents as may be reasonably necessary for the closing of any such Pre-Merger Financing Transaction;
•
providing as promptly as practicable all documentation and other information required by bank regulatory authorities under applicable “know-your-customer,” beneficial ownership and anti-money laundering rules and regulations;

•	preparation of customary offering documents, lender presentations, rating agency presentations and other marketing materials for the Pre-Merger Financing Transaction; and
•
causing its independent auditors to provide customary assistance, including, among other things, customary auditors consents and customary comfort letters with respect to financial information and pro forma financial information.

Payoff Documentation
Equity Residential and AvalonBay will reasonably cooperate to obtain customary payoff letters for any indebtedness which the parties reasonably determine to be necessary or advisable to repay in connection with the merger and to make arrangements for the delivery, subject to the prior receipt of the applicable payoff amounts, of releases of all related liens and terminations of all related guarantees at, and subject to the occurrence of, the closing.
Financing Condition and Breach of Cooperation Covenant
The closing is not subject to a financing condition or contingent upon the results of either party’s efforts to consummate any Pre-Merger Financing Transaction or Note Offer and Consent Solicitation. Breach of, or non-compliance with, the financing cooperation covenant will not be taken into account in determining satisfaction of closing conditions; the sole remedy for any breach is specific performance as provided in the merger agreement.
Certain Tax Matters
Equity Residential and AvalonBay have agreed to use reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties shall treat the merger as a Section 368(a) reorganization for U.S. federal income tax purposes.
Each party will use reasonable best efforts to obtain the tax opinions the receipt of which are conditions to closing, including (i) opinions with respect to the REIT status of each of Equity Residential and AvalonBay, and (ii) Section 368(a) reorganization opinions, and, to the extent required, any such opinions that are required for the Form S-4 to be declared effective by the SEC, and to provide officer’s certificates to support such opinions.
Equity Residential will, with AvalonBay’s good-faith cooperation and assistance, prepare and file any returns or other documents regarding transfer taxes that become payable in connection with the transactions. The parties will cooperate to minimize any such transfer taxes to the extent permitted by law.
Prior to the effective time, AvalonBay will cause certain subsidiaries to convert into or merge with a disregarded entity for U.S. federal income tax purposes or to make “check the box” elections to be treated as disregarded for U.S. federal income tax purposes, and prior to the effective time, AvalonBay will consult with Equity Residential and keep Equity Residential informed in connection with such restructuring.
Other Covenants and Agreements
The merger agreement includes additional covenants, including that the parties will:
•
prepare and file the joint proxy statement/prospectus (which will also constitute the prospectus included in the Form S-4), use reasonable best efforts to have the Form S-4 declared effective, respond to SEC comments, and keep the Form S-4 effective as needed to complete the merger; each party will furnish required information for inclusion and provide the other a reasonable opportunity to review and comment on filings and SEC responses;

•
call, give notice of, convene and hold the AvalonBay special meeting and the Equity Residential special meeting as soon as reasonably practicable after the Form S-4 is declared effective; subject to the merger agreement, each party will submit the applicable proposal to a vote even if the board changes its recommendation as permitted;

•	cooperate to hold the AvalonBay special meeting and the Equity Residential special meeting on the same date and to coordinate record dates;
•
provide reasonable access, during normal business hours and on reasonable notice, to contracts, books, records, systems, senior management and properties, subject to the confidentiality agreement and clean team protocols;

•	refrain from acquisitions, divestitures or other business combinations during the Interim Period that would reasonably be expected to materially delay or prevent the consummation of the transactions;
•
coordinate on public announcements and implement a joint communications plan; and consult with the other party before communications with governmental entities regarding the merger, permitting the other party to review and comment on submissions;

•
coordinate on employee communications regarding employment, compensation and benefits matters related to the merger and, prior to the effective time, provide the other party a reasonable opportunity to review and comment on broad-based communications (e.g., scripts or town hall materials), which comments will be considered in good faith;

•	cooperate regarding Section 16 of the Exchange Act to cause director and officer transactions at closing to be exempt under Rule 16b-3;
•
notify each other promptly of any stockholder litigation relating to the merger agreement, provide a reasonable opportunity to participate in the defense (but not to control), and not settle without the other party’s consent (not to be unreasonably withheld), subject to applicable law;

•
use best efforts to cause the Equity Residential common shares to be issued in the merger to be authorized and approved for listing on the NYSE, subject to official notice of issuance; provided that, if Equity Residential and AvalonBay determine that from and after the effective time, Equity Residential common shares will be listed on the Nasdaq Stock Market, then Equity Residential and AvalonBay will cooperate and use their respective reasonable best efforts to have approved and made effective the application for the original listing on the Nasdaq Stock Market of Equity Residential common shares to be issued in connection with the merger, subject to official notice of issuance;

•
cooperate in good faith on financing related matters, including obtaining any necessary amendments, consents or repayments in connection with existing indebtedness, obtaining customary payoff letters and lien releases, and otherwise addressing change of control matters; provided that closing is not subject to a financing condition and the sole remedy for breach of financing cooperation is specific performance as set forth in the merger agreement; and

•
take reasonable best efforts so that no takeover statute (or similar provisions in governing documents) is or becomes applicable to the merger; if applicable, take all actions necessary to eliminate or minimize its effect.

Conditions to the Merger
Conditions to the Obligations of Each Party to Effect the Transactions
The obligations of AvalonBay, Equity Residential, ERP Operating Partnership and Merger Sub to effect the transactions (including the asset contribution and the merger) are subject to the satisfaction (or waiver to the extent permitted by law) of the following conditions:
•
shareholder/stockholder approvals: the approval by Equity Residential shareholders of the issuance of Equity Residential common shares in the merger and the approval of the merger by AvalonBay stockholders;

•
no legal prohibition: the absence of any law in effect making the merger illegal, and no order, decree, judgment or injunction of any governmental entity in effect that prohibits the consummation of the merger;

•
registration statement effectiveness: the Form S-4 registering the Equity Residential common shares to be issued in the merger having been declared effective by the SEC, with no stop order in effect and no proceeding for a stop order pending and not withdrawn; and

•	NYSE listing: authorization and approval for listing on the NYSE, subject only to official notice of issuance, of the Equity Residential common shares to be issued in the merger.
Conditions to the Obligations of Equity Residential, ERP Operating Partnership and Merger Sub to Effect the Transactions
Equity Residential’s, ERP Operating Partnership’s and Merger Sub’s obligations to effect the asset contribution and the merger are also subject to the satisfaction (or waiver by Equity Residential, to the extent permitted by law) of the following:
•
representations and warranties; bring-down standard: the representations and warranties of AvalonBay must be accurate to the standards specified in the merger agreement, including customary higher standards for certain specified “fundamental” representations and customary material adverse effect-based bring-down standards for others, in each case as of the date of the merger agreement and as of the closing date (or, if made as of a specific date, as of such date);

•	performance of covenants: AvalonBay must have performed and complied, in all material respects, with its covenants and agreements required to be performed prior to the effective time;
•	no material adverse effect on AvalonBay: since the date of the merger agreement, no material adverse effect on AvalonBay shall have occurred that is continuing;
•	officer’s certificate: delivery by AvalonBay of an officer’s certificate certifying satisfaction of the foregoing AvalonBay conditions;
•
REIT status opinion (AvalonBay): Equity Residential must have received a written tax opinion from Goodwin (or other nationally recognized tax counsel as may be reasonably acceptable to Equity Residential), dated as of the closing date, substantially in the form attached to the merger agreement, to the effect that, beginning with its taxable year ended December 31, 1994 and through its taxable year ending with the merger, AvalonBay has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion will be subject to customary exceptions, assumptions, limitations and qualifications; provided that Equity Residential is given a reasonable opportunity to review such representations and finds them reasonably acceptable, which finding must not be unreasonably withheld, conditioned or delayed); and

•
Section 368 opinion: Equity Residential must have received a written opinion from Wachtell, Lipton, Rosen & Katz (or other nationally recognized tax counsel reasonably acceptable to AvalonBay), dated as of the closing date, substantially in the form attached to the merger agreement, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in certificates of officers provided by Equity Residential and AvalonBay.

Conditions to the Obligations of AvalonBay to Effect the Transactions
AvalonBay’s obligation to effect the asset contribution and the merger is also subject to the satisfaction (or waiver by AvalonBay, to the extent permitted by law) of the following:
•
representations and warranties; bring-down standard: the representations and warranties of Equity Residential, ERP Operating Partnership and Merger Sub must be accurate to the standards specified in the merger agreement, including customary higher standards for certain specified “fundamental” representations and customary material adverse effect-based bring-down standards for others, in each case as of the date of the merger agreement and as of the closing date (or, if made as of a specific date, as of such date);

•
performance of covenants: Equity Residential, ERP Operating Partnership and Merger Sub must have performed and complied, in all material respects, with their covenants and agreements required to be performed prior to the effective time;

•	no material adverse effect on Equity Residential: since the date of the merger agreement, no material adverse effect on Equity Residential shall have occurred that is continuing;
•
officer’s certificate: delivery by Equity Residential of an officer’s certificate (on behalf of Equity Residential, ERP Operating Partnership and Merger Sub) certifying satisfaction of the foregoing Equity Residential, ERP Operating Partnership and Merger Sub conditions;

•
REIT status opinion (Equity Residential): AvalonBay must have received a written tax opinion from DLA Piper (or other nationally recognized tax counsel as may be reasonably acceptable to AvalonBay) dated as of the closing date, substantially in the form attached to the merger agreement, to the effect that, beginning with its taxable year ended December 31, 1992, Equity Residential has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Equity Residential’s proposed method of organization and operation will enable continued qualification and taxation as a REIT under the Code for its taxable year which includes the closing date and thereafter (which opinion will be subject to customary exceptions, assumptions, limitations and qualifications; provided that AvalonBay is given a reasonable opportunity to review such representations and finds them reasonably acceptable, which finding must not be unreasonably withheld, conditioned or delayed); and

Section 368 opinion: AvalonBay must have received an opinion from Goodwin (or other nationally recognized tax counsel reasonably acceptable to Equity Residential), dated as of the closing date,

substantially in the form attached to the merger agreement, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in officer’s certificates provided by Equity Residential and AvalonBay.
Termination
The merger agreement may be terminated, and the merger, the asset contribution and other transactions may be abandoned, at any time prior to the effective time, as follows:
•	by mutual written consent of Equity Residential and AvalonBay;
•
by Equity Residential for AvalonBay breach: by Equity Residential if AvalonBay breaches its representations, warranties, covenants or agreements, which breach (i) would give rise to the failure of certain closing conditions to Equity Residential’s obligations and (ii) is not curable by the outside date or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice or (y) three (3) business days before the outside date, provided Equity Residential is not then in material breach;

•
by AvalonBay for Equity Residential, ERP Operating Partnership or Merger Sub breach: by AvalonBay if Equity Residential, ERP Operating Partnership or Merger Sub breaches its representations, warranties, covenants or agreements, which breach (i) would give rise to the failure of certain closing conditions to AvalonBay’s obligations and (ii) is not curable by the outside date or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice or (y) three (3) business days before the outside date, provided AvalonBay is not then in material breach;

•
by either AvalonBay or Equity Residential for failure to close by the outside date: by either Equity Residential or AvalonBay if the effective time has not occurred by 11:59 p.m., New York time, on the outside date; provided that (i) this termination right is unavailable to a party whose material breach has resulted in the failure to close by the outside date and (ii) if all closing conditions (other than those by their nature to be satisfied at closing) are satisfied or waived by the outside date and the closing would occur on a date (the “specified date”) within two (2) business days thereafter, the outside date automatically extends to such specified date;

•	by AvalonBay at any time prior to the receipt of the requisite approval of Equity Residential shareholders if the Equity Residential board has effected an adverse recommendation change;
•	by Equity Residential at any time prior to the receipt of the requisite approval of AvalonBay stockholders if the AvalonBay board has effected an adverse recommendation change;
•
by either AvalonBay or Equity Residential for final, non-appealable injunction: by either Equity Residential or AvalonBay if a governmental entity of competent jurisdiction has issued a final, non-appealable order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the merger or other transactions, provided the terminating party is not in material breach that principally caused such order;

•
by either AvalonBay or Equity Residential, if the requisite approval of AvalonBay stockholders is not obtained at the AvalonBay special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

•
by either AvalonBay or Equity Residential, if the requisite approval of Equity Residential shareholders is not obtained at the Equity Residential special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Effect of Termination
If the merger agreement is terminated as described in “—Termination” above, the transactions will be abandoned and the merger agreement will be void and AvalonBay, Equity Residential, ERP Operating Partnership and Merger Sub will have no liability or obligation, except that:
•
no such termination will relieve any party of its respective obligation to pay the AvalonBay termination fee or the Equity Residential termination fee, as applicable, as described in “—Termination Fees”;

•	no such termination will relieve any party from liability for such party’s fraud or willful breach of any covenant or agreement contained in the merger agreement prior to such termination; and
•
certain other provisions of the merger agreement, including provisions with respect to use of confidential information and provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive such termination.

Termination Fees
Under the merger agreement, one party may, in specified circumstances, be obligated to pay a termination fee to the other. The fee amounts are:
•	Equity Residential termination fee: $1,005,220,730 payable by Equity Residential to AvalonBay in the circumstances described below; and
•	AvalonBay termination fee: $1,070,109,486 payable by AvalonBay to Equity Residential in the circumstances described below.
Termination Fee Payable by Equity Residential
Equity Residential must pay AvalonBay a termination fee if:
•	AvalonBay terminates the merger agreement because of a change of recommendation by the Equity Residential board; or
•
after the date of the merger agreement but prior to the Equity Residential special meeting, a bona fide competing proposal with respect to Equity Residential is publicly announced or disclosed and not withdrawn prior to the date that is at least ten (10) business days prior to the Equity Residential special meeting and the merger agreement is either (A) validly terminated by Equity Residential or AvalonBay because the merger did not close by the outside date (if the Equity Residential shareholder approval was not theretofore obtained) or (B) terminated by AvalonBay for Equity Residential’s material breach of its obligations under the merger agreement and, in each of cases (A) and (B) prior to a date that is twelve (12) months after the date of such termination, Equity Residential or its subsidiaries either (i) consummate a transaction of the type that constitutes a competing proposal or (ii) enter into a definitive agreement with respect to a competing proposal.

Termination Fee Payable by AvalonBay
AvalonBay must pay Equity Residential a termination fee if:
•	Equity Residential terminates the merger agreement because of a change of recommendation by the AvalonBay board; or
•
after the date of the merger agreement but prior to the AvalonBay special meeting, a bona fide competing proposal with respect to AvalonBay is publicly announced or disclosed and not withdrawn prior to the date that is at least ten (10) business days prior to the AvalonBay special meeting and the merger agreement is either (A) validly terminated by Equity Residential or AvalonBay because the merger did not close by the outside date (if the AvalonBay stockholder approval was not theretofore obtained) or (B) terminated by Equity Residential for AvalonBay’s material breach of its obligations under the merger agreement and, in each of cases (A) and (B) prior to a date that is twelve (12) months after the date of such termination, AvalonBay or its subsidiaries either (i) consummate a transaction of the type that constitutes a competing proposal or (ii) enter into a definitive agreement with respect to a competing proposal.

Amendment and Waiver
At any time prior to the effective time, whether before or after obtaining the requisite approvals of Equity Residential shareholders or AvalonBay stockholders, the merger agreement may be amended, modified or supplemented only by a written instrument signed on behalf of each of AvalonBay, Equity Residential, ERP Operating Partnership and Merger Sub. After the approval of the merger by the AvalonBay stockholders or the approval of the Equity Residential share issuance proposal by the Equity Residential shareholders has been obtained, no amendment may be made that, by law or stock exchange rules, requires further shareholder or stockholder approval without obtaining such further approval.

At any time prior to the effective time, any party may, to the extent permitted by law, (i) extend the time for performance of any obligations of another party, (ii) waive any inaccuracies in the representations and warranties made to such party, and (iii) waive compliance with any agreements or conditions for its benefit, in each case only by a written instrument signed by the waiving party. Any delay in exercising any right will not constitute a waiver of such right.
Third-Party Beneficiaries
The merger agreement is not intended to confer rights or remedies upon any person other than the parties, except that:
•
following the effective time, holders of AvalonBay common stock are third-party beneficiaries solely to the extent necessary to receive the merger consideration, and holders of AvalonBay equity awards are third-party beneficiaries solely to the extent necessary to receive the amounts to which such holders are entitled under the merger agreement; and

•
the current and former directors and officers of AvalonBay and its subsidiaries (and their respective successors and heirs) are intended express third-party beneficiaries of the provisions relating to indemnification, advancement of expenses, exculpation and D&O/fiduciary insurance, and such provisions may not be amended or terminated in a manner adverse to them without their consent (except in connection with a permitted termination of the merger agreement).

No other persons are intended third-party beneficiaries of the merger agreement.
Applicable Law; Jurisdiction
The merger agreement, and any claims or causes of action (in contract, tort or otherwise) arising out of or relating to it or its negotiation, execution or performance, are governed by Maryland law, without giving effect to any conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the State of Maryland.
Any legal action or proceeding arising out of or relating to the merger agreement must be brought and determined exclusively in the Circuit Court for Baltimore City, Maryland or, if exclusive federal jurisdiction applies, in the U.S. District Court for the District of Maryland, Northern Division, in each case including any appellate courts thereof. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts, waives any objection to venue and any claim that such forum is inconvenient, and agrees that service of process may be made as provided in the merger agreement’s notice provisions.
Specific Performance
The parties agreed that irreparable damage would occur if any provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. Prior to any valid termination of the merger agreement, the non-breaching party is entitled to seek an injunction or injunctions to prevent breaches and to specifically enforce the terms and provisions of the merger agreement (in addition to any other remedy available at law or in equity), without the need to post any bond or other security. The parties waive any objection that specific performance is not an appropriate remedy or that there is an adequate remedy at law.
Expenses
Except as expressly provided otherwise in the merger agreement (including with respect to termination fees, indemnification/insurance and financing cooperation), Equity Residential and AvalonBay will share equally (whether or not the merger is consummated) the direct out-of-pocket costs of (i) printing, filing and mailing the joint proxy statement/prospectus and all SEC and other regulatory filing fees in connection therewith and (ii) the Exchange Agent; and upon consummation of the merger, Equity Residential and the surviving entity will bear any transfer taxes payable in connection with the transactions (subject to the merger agreement), and no such transfer taxes will be the responsibility of AvalonBay stockholders.

PROPOSED AMENDMENT TO THE EQUITY RESIDENTIAL CHARTER
This section describes the material terms of the proposed amendment to the Equity Residential charter, which will only be adopted if the Equity Residential charter amendment proposal is approved. The description of the proposed amendment to the Equity Residential charter in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the proposed amendment to the Equity Residential charter, a copy of which is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all the information about the Equity Residential charter amendment that is important to you. You are encouraged to read the proposed amendment to the Equity Residential charter carefully and in its entirety.
The amendment to the Equity Residential charter provides for an increase in (i) the total number of shares of beneficial interest that Equity Residential is authorized to issue, to two billion one hundred million (2,100,000,000) shares of beneficial interest and (ii) the total number of Equity Residential common shares that Equity Residential is authorized to issue, to two billion (2,000,000,000). The remaining one hundred million (100,000,000) preferred shares of beneficial interest that Equity Residential is authorized to issue will remain unchanged.
Except as described above, the Equity Residential charter, as amended by this proposed amendment, will contain the same terms as the Equity Residential charter in effect as of the date hereof in all material respects.
Under the terms of each outstanding series of Equity Residential preferred shares, no separate class vote of any series of preferred shares is required in connection with the proposed increase in authorized common shares.

EQUITY RESIDENTIAL PROPOSALS
Proposal 1: The Equity Residential Share Issuance Proposal
Equity Residential shareholders are being asked to consider and vote on the Equity Residential share issuance proposal, a proposal to approve the issuance of Equity Residential common shares pursuant to the merger agreement. For a summary and detailed information regarding the Equity Residential share issuance proposal, see the information about the merger and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in the sections entitled “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.
Subject to certain limited exceptions, Section 312.03(c) of the NYSE Listed Company Manual requires that Equity Residential obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of twenty percent (20%) of the number of shares of common stock outstanding before the issuance of such common stock or of securities convertible into or exercisable for common stock.
The number of Equity Residential common shares issuable as merger consideration is expected to exceed the above-mentioned threshold. At the effective time, each outstanding share of AvalonBay common stock (other than cancelled shares) will be converted into the right to receive the merger consideration (i.e., the exchange ratio of 2.793 Equity Residential common shares, plus any fractional share consideration). If the merger is completed, it is currently estimated that Equity Residential will issue or reserve for issuance approximately 403,197,849 Equity Residential common shares in connection with the merger, which it is anticipated will exceed twenty percent (20%) of the Equity Residential common shares outstanding before such issuance.
Approval of the Equity Residential share issuance proposal by Equity Residential shareholders is required to complete the transactions contemplated by the merger agreement. If the Equity Residential share issuance proposal is not approved, the merger will not be completed.
If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of the Equity Residential share issuance proposal.
The affirmative vote, in person or by proxy, of a majority of the votes cast and entitled to vote thereon at the Equity Residential special meeting by Equity Residential shareholders will be required to approve the Equity Residential share issuance proposal (assuming a quorum is present), as required by Section 312.03(c) of the NYSE Listed Company Manual.
THE EQUITY RESIDENTIAL BOARD UNANIMOUSLY RECOMMENDS THAT EQUITY RESIDENTIAL SHAREHOLDERS VOTE “FOR” THE EQUITY RESIDENTIAL SHARE ISSUANCE PROPOSAL.
Proposal 2: The Equity Residential Charter Amendment Proposal
Equity Residential shareholders are being asked to consider and vote on the Equity Residential charter amendment proposal, a proposal to approve an amendment to the Equity Residential charter to increase the number of authorized Equity Residential common shares. For a summary and detailed information regarding the Equity Residential charter amendment proposal, see the information about the charter amendment proposal throughout this joint proxy statement/prospectus, including the information set forth in the section entitled “Proposed Amendment to the Equity Residential Charter.” A copy of the proposed amendment to the Equity Residential charter is attached as Annex B to this joint proxy statement/prospectus.
The Equity Residential charter requires that the Equity Residential charter amendment proposal, to be effective, receive the affirmative vote of the holders of not less than two-thirds of the Equity Residential common shares outstanding and entitled to vote on such matter at the Equity Residential special meeting, or any adjournment or postponement thereof. Under the terms of each outstanding series of Equity Residential preferred shares, no separate class vote of any series of preferred shares is required in connection with the proposed increase in authorized common shares.
If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval and adoption of the Equity Residential share issuance proposal but do not indicate a choice on the Equity Residential charter amendment proposal, your shares will be voted in favor of the Equity Residential charter amendment proposal. If you indicate, however, that you wish to vote against the Equity Residential share issuance proposal, your Equity Residential common shares will only be voted in favor of the Equity Residential charter amendment proposal if you indicate that you wish to vote in favor of the Equity Residential charter amendment proposal.
The affirmative vote, in person or by proxy, of not less than two-thirds of the Equity Residential common shares outstanding and entitled to vote on such matter at the Equity Residential special meeting will be required to approve the Equity Residential charter amendment proposal (assuming a quorum is present), as required by the Equity Residential charter.
THE EQUITY RESIDENTIAL BOARD UNANIMOUSLY RECOMMENDS THAT EQUITY RESIDENTIAL SHAREHOLDERS VOTE “FOR” THE EQUITY RESIDENTIAL CHARTER AMENDMENT PROPOSAL.
Proposal 3: The Equity Residential Adjournment Proposal
Equity Residential shareholders are being asked to consider and vote on the Equity Residential adjournment proposal, a proposal that will give the Equity Residential board authority to adjourn the Equity Residential special meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes to approve the Equity Residential share issuance proposal at the time of the Equity Residential special meeting or any adjournment or postponement thereof. If the Equity Residential adjournment proposal is approved, the Equity Residential special meeting could be adjourned to any date. Equity Residential could adjourn the Equity Residential special meeting and any adjourned session of the Equity Residential special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Equity Residential shareholders who have previously voted.
If the Equity Residential special meeting is adjourned, Equity Residential shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval and adoption of the Equity Residential share issuance proposal or the Equity Residential charter amendment proposal but do not indicate a choice on the Equity Residential adjournment proposal, your shares will be voted in favor of the Equity Residential adjournment proposal. If you indicate, however, that you wish to vote against the Equity Residential share issuance proposal or the Equity Residential charter amendment proposal, your Equity Residential common shares will only be voted in favor of the Equity Residential adjournment proposal if you indicate that you wish to vote in favor of the Equity Residential adjournment proposal.
The affirmative vote, in person or by proxy, of a majority of the votes cast and entitled to vote thereon at the Equity Residential special meeting by Equity Residential shareholders will be required to approve the Equity Residential adjournment proposal (whether or not there is a quorum).
THE EQUITY RESIDENTIAL BOARD UNANIMOUSLY RECOMMENDS THAT EQUITY RESIDENTIAL SHAREHOLDERS VOTE “FOR” THE EQUITY RESIDENTIAL ADJOURNMENT PROPOSAL.

AVALONBAY PROPOSALS
Proposal 1: The AvalonBay Merger Proposal
AvalonBay stockholders are being asked to consider and vote on the AvalonBay merger proposal, a proposal to approve the merger and the other transactions contemplated by the merger agreement. For a summary and detailed information regarding the merger proposal, see the information about the merger and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in the sections entitled “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.
Approval of the merger proposal by AvalonBay stockholders is required to complete the transactions contemplated by the merger agreement. If the merger proposal is not approved, the merger will not be completed.
The approval of the AvalonBay merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of AvalonBay common stock entitled to vote at the AvalonBay special meeting.
THE AVALONBAY BOARD UNANIMOUSLY RECOMMENDS THAT AVALONBAY STOCKHOLDERS VOTE “FOR” THE AVALONBAY MERGER PROPOSAL.
Proposal 2: The AvalonBay Merger-Related Compensation Proposal
Under Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, AvalonBay is required to submit a proposal to its stockholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to AvalonBay’s named executive officers in connection with the merger as discussed in “The Merger—Interests of Trustees, Directors and Executive Officers in the Merger—Interests of AvalonBay Directors and Executive Officers in the Merger,” including the footnotes to the table and the associated narrative discussion. The AvalonBay merger-related compensation proposal gives AvalonBay stockholders the opportunity to express their views on the merger-related compensation of AvalonBay’s named executive officers. The AvalonBay board unanimously recommends that AvalonBay stockholders approve the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of AvalonBay in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Merger—Interests of Trustees, Directors and Executive Officers in the Merger—Interests of AvalonBay Directors and Executive Officers in the Merger” including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, is hereby APPROVED on a non-binding, advisory basis.”
The vote on the AvalonBay merger-related compensation proposal is a vote separate and apart from the votes to approve the other proposals being presented at the AvalonBay special meeting and is not a condition to the completion of the merger. Accordingly, you may vote to approve the AvalonBay merger proposal and vote not to approve the AvalonBay merger-related compensation proposal and vice versa. Because the vote on the AvalonBay merger-related compensation proposal is advisory only, it will not be binding on AvalonBay or Equity Residential. Accordingly, if the AvalonBay merger proposal is approved and the merger is completed, the merger-related compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the AvalonBay merger-related compensation proposal.
The approval of the non-binding, advisory AvalonBay merger-related compensation proposal requires the affirmative vote of a majority of the votes cast on such proposal at the AvalonBay special meeting, assuming a quorum is present.
THE AVALONBAY BOARD UNANIMOUSLY RECOMMENDS THAT AVALONBAY STOCKHOLDERS VOTE “FOR” THE AVALONBAY MERGER-RELATED COMPENSATION PROPOSAL.
Proposal 3: The AvalonBay Adjournment Proposal
AvalonBay stockholders are being asked to consider and vote on the AvalonBay adjournment proposal, a proposal that will give the AvalonBay board authority to adjourn the AvalonBay special meeting from time to time, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes to approve the AvalonBay merger proposal at the time of the AvalonBay special meeting or any adjournment or postponement thereof. If the AvalonBay adjournment proposal is approved, the AvalonBay special meeting could be adjourned to any date. AvalonBay could adjourn the AvalonBay special meeting and any adjourned session of the AvalonBay special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from AvalonBay stockholders who have previously voted.
If the AvalonBay special meeting is adjourned, AvalonBay stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the AvalonBay merger proposal but do not indicate a choice on the AvalonBay adjournment proposal, your shares will be voted in favor of the AvalonBay adjournment proposal.
The vote on the AvalonBay adjournment proposal is separate and apart from the votes to approve the other proposals being presented at the AvalonBay special meeting and is not a condition to the completion of the merger.
Whether or not a quorum is present, approval of the AvalonBay adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the AvalonBay special meeting.
THE AVALONBAY BOARD UNANIMOUSLY RECOMMENDS THAT AVALONBAY STOCKHOLDERS VOTE “FOR” THE AVALONBAY ADJOURNMENT PROPOSAL.

DESCRIPTION OF EQUITY RESIDENTIAL CAPITAL STOCK
This section of the joint proxy statement/prospectus summarizes the material terms of Equity Residential’s capital stock that will be in effect if the merger is completed. You are encouraged to read the Equity Residential charter, incorporated by reference as Exhibit 3.1 to the registration statement of which this joint proxy statement/prospectus forms a part, and incorporated herein by reference, and the Equity Residential bylaws, incorporated by reference as Exhibit 3.2 to the registration statement of which this joint proxy statement/prospectus forms a part, and incorporated herein by reference, for greater detail on the provisions that may be important to you. Equity Residential files instruments that define the rights of holders of its securities as exhibits to its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Also, from time to time, Equity Residential may file an amendment to these documents or a new instrument that defines the rights of holders of its securities as an exhibit to a Current Report on Form 8-K filed with the SEC. For more information, see “Where You Can Find More Information.”
All references within this section to “common shares” mean Equity Residential common shares of beneficial interest, par value $0.01 per share, unless otherwise noted.
Authorized Capital Stock of Equity Residential
The Equity Residential charter as of the date hereof provides that the total number of shares of beneficial interest which may be issued by Equity Residential is one billion one hundred million (1,100,000,000), consisting of one billion (1,000,000,000) common shares, par value $0.01 per share, and one hundred million (100,000,000) preferred shares, par value $0.01 per share. For additional information regarding the proposed amendment to the Equity Residential charter and its effect on the authorized capital stock of Equity Residential, see the section entitled “Proposed Amendment to the Equity Residential Charter” on page 172.
As of July 6, 2026, there were outstanding:
•	374,920,696 common shares; and
•	343,100 preferred shares.
Distributions
Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Equity Residential charter regarding excess shares, Equity Residential shareholders are entitled to receive distributions if, as and when authorized and declared by the Equity Residential board. Equity Residential shareholders have no right to any dividend or distribution unless and until authorized and declared by the Equity Residential board.
Voting Rights
The holders of common shares are entitled to one (1) vote on each matter submitted for their vote at any meeting of Equity Residential shareholders for each common share held as of the record date for the meeting, including the election of trustees. Holders of common shares do not have cumulative voting rights.
Generally, approval of such action requires the affirmative vote of a majority of the votes cast at a meeting of Equity Residential shareholders duly called and at which a quorum is present, unless the vote of a greater number is required by law, by the Equity Residential charter or the Equity Residential bylaws.
Election of Trustees
Pursuant to the Equity Residential bylaws, each trustee shall be elected by a vote of a majority of the votes cast with respect to the trustee at any meeting for the election of trustees at which a quorum is present. However, in a contested election, the trustees shall be elected by a plurality of votes cast at a meeting of shareholders duly called and at which a quorum is present.
Nominating Trustees
At annual meetings, nominations may be made (i) pursuant to Equity Residential’s notice of meeting, (ii) by or at the direction of the Equity Residential board or (iii) by any Equity Residential shareholder who is a holder of record at the record date set by the Equity Residential board, at the time of giving notice pursuant to the Equity Residential bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote for the election of trustees at the meeting, and who complies with notice procedures.

Special Meetings of Shareholders
Special meetings of the Equity Residential shareholders shall be held at such places, dates and times as determined by the Chairman of the Equity Residential board, the Chief Executive Officer of Equity Residential, the President of Equity Residential or one-third of the trustees then in office in their discretion. A special meeting may also be called by the Equity Residential Secretary upon the written request of shareholders entitled to cast not less than a majority of all votes entitled to be cast on such matter for which such special meeting is called, which shall be held at such place, date and time designated by the Equity Residential board. Not less than ten (10) and no more than ninety (90) days prior to any special meeting of shareholders, Equity Residential shall notify shareholders of the time and place of the meeting and shall briefly describe the purpose or purposes of the meeting. The only matters that may be brought before a special meeting are the matters specified in Equity Residential’s notice of meeting.
If a request for a special meeting involves the nomination of one (1) or more trustees, the Equity Residential bylaws require that the nominating shareholder(s) provide additional information, including information required by the applicable securities laws, regarding each shareholder nominee.
Advance Notice Requirements
The Equity Residential bylaws include provisions applicable to certain shareholder activities, including nominating candidates to serve as trustees at annual meetings of shareholders and submission of other matters to be considered at the annual meeting of shareholders.
Generally, a timely notice regarding the trustee nominees or other business to be properly brought before an annual meeting must be delivered to the Secretary at Equity Residential’s principal executive offices not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first anniversary of the date of the preceding year’s annual proxy statement.
In addition to timely notice, shareholders must satisfy the applicable provisions of Maryland law and the Equity Residential bylaws, including (i) the timely submission of a description of the proposed business, (ii) the reasons for conducting such business at the annual meeting, and any material interest in such business and (A) any person acting in concert with such shareholder, (B) any beneficial owner of shares of beneficial interest of the Equity Residential owned of record or beneficially by such shareholder (other than a shareholder that is a depositary) or (C) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such shareholder (each of (A)-(C), a “Shareholder Associated Person”), individually or in the aggregate, including any anticipated benefit to the shareholder or the Shareholder Associated Person therefrom, (iii) as to the shareholder giving notice, any trustee nominee or Shareholder Associated Person, certain beneficial ownership information including the class, series and number of all shares of beneficial interest or other securities of Equity Residential or any affiliate thereof, (iv) as to the shareholder giving the notice and any Shareholder Associated Person with an interest or ownership referred to above, the name and address of such shareholder, as it appears on Equity Residential’s share ledger and the current name and business address, if different, of each such Shareholder Associated Person and any trustee nominee as well as the investment strategy or objective, if any, of such shareholder and each such Shareholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such shareholder and each such Shareholder Associated Person, (v) the name and address of any person who contacted or was contacted by the shareholder giving the notice or any Shareholder Associated Person about a trustee nomination or other business proposal, and (vi) to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the trustee nomination or the proposal of other business.
Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy, including the provision of a written statement that the proponent is able to meet with Equity Residential within the regular business hours of Equity Residential’s principal executive offices, in person or via teleconference, no less than ten (10) calendar days nor more than thirty (30) calendar days after submission of the shareholder proposal.
If the shareholder submission involves the nomination of one or more trustees for consideration at the annual meeting, the Equity Residential bylaws require that the nominating shareholder(s) provide additional information, including certain information as to each individual the shareholder proposes to nominate, information with respect to Equity Residential security ownership by the shareholder giving such notice, and, to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election. Shareholders who intend to solicit proxies in support of trustee nominees other than Equity Residential’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act.
Equity Residential’s shareholders also possess the right to nominate candidates to the Equity Residential board through proxy access provisions of the Equity Residential bylaws. The Equity Residential bylaws permit a shareholder, or group of up to twenty (20) shareholders, owning three percent (3%) or more of Equity Residential’s outstanding common shares continuously for at least three (3) years, to include in Equity Residential’s annual meeting proxy materials trustee nominations for up to twenty percent (20%) of the seats on the Equity Residential board. A timely notice regarding the trustee nominees or other business to be properly brought before an annual meeting must be delivered to the Secretary at Equity Residential’s principal executive offices not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first anniversary of the date of the preceding year’s annual proxy statement.
In the event Equity Residential calls a special meeting of shareholders for the purpose of electing one or more individuals to the Equity Residential board, any shareholder may nominate an individual or individuals (as the case may be) for election as a trustee as specified in Equity Residential’s notice of meeting, if the shareholder’s notice containing the information required by the Equity Residential bylaws is delivered to the Secretary at the principal executive office of Equity Residential not less than ninety (90) days nor more than one hundred twenty (120) days prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Equity Residential board to be elected at such meeting.
Conversion, Redemption, Liquidation Rights
Equity Residential shareholders have no conversion, sinking fund, redemption or preemptive rights to subscribe for any securities of Equity Residential. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Equity Residential charter regarding excess shares, Equity Residential shareholders are entitled to share ratably in the assets of Equity Residential legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Equity Residential.
Governance of the Combined Company
Under the terms of the merger agreement, Equity Residential has agreed to take all requisite action so that, as of the effective time, the size of the combined company’s board of trustees will be fixed at a total of fourteen (14) trustees, consisting of (a) seven (7) members of the Equity Residential board as of immediately prior to the effective time, including David J. Neithercut and Stephen E. Sterrett, and (b) seven (7) members of the AvalonBay board as of immediately prior to the effective time, including Timothy J. Naughton and Benjamin W. Schall. In addition to David J. Neithercut and Stephen E. Sterrett, the following members of the Equity Residential board will serve on the board of the combined company as of the effective time: Angela M. Aman, Chris Carr, Mary Kay Haben, Ann C. Hoff, and Nina P. Jones. In addition to Timothy J. Naughton and Benjamin W. Schall, the following members of the AvalonBay board will serve on the board of the combined company as of the effective time: Terry S. Brown, Conor C. Flynn, Christopher B. Howard, Charles E. Mueller Jr., and Susan Swanezy.
In addition, effective as of the effective time, (i) Stephen E. Sterrett will be appointed to serve as the Chairman of the combined company board, and (ii) Benjamin W. Schall will be appointed to serve as the Chief Executive Officer of the combined company.
NYSE Listing
The Equity Residential common shares are listed on the NYSE under the ticker symbol “EQR.”
Transfer Agent and Registrar
The registrar and transfer agent for Equity Residential common shares is Computershare Trust Company, N.A.
Descriptions of Equity Residential common shares, the Equity Residential charter and Equity Residential bylaws set forth herein are summaries only and are qualified in their entirety by the Equity Residential charter and Equity Residential bylaws then in effect. You should review and rely on the actual and effective Equity Residential charter and Equity Residential bylaws.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF EQUITY RESIDENTIAL AND STOCKHOLDERS OF AVALONBAY
The rights of Equity Residential shareholders are governed by the MRL, the Equity Residential charter and the Equity Residential bylaws, and the rights of AvalonBay stockholders are governed by the Maryland General Corporation Law (the “MGCL”), the AvalonBay charter and the AvalonBay bylaws. Equity Residential will continue to be a Maryland real estate investment trust following the completion of the merger and will be governed by the MRL.
Upon completion of the merger, the AvalonBay stockholders immediately prior to the effective time will become Equity Residential shareholders. The rights of the former AvalonBay stockholders and the Equity Residential shareholders will thereafter be governed by the MRL, the Equity Residential charter and the Equity Residential bylaws.
The following description summarizes the material differences between the rights of the shareholders of Equity Residential and the stockholders of AvalonBay, but the following is not a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. Shareholders and stockholders should read carefully the relevant provisions of the MRL, the MGCL and the respective charter and bylaws of Equity Residential and AvalonBay. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 195.

	Rights of Equity Residential Shareholders	Rights of AvalonBay Stockholders
Corporate Governance
Equity Residential is a Maryland real estate investment trust that has elected to be treated as a REIT for federal income tax purposes.

The rights of Equity Residential shareholders are governed by the MRL, the Equity Residential charter and the Equity Residential bylaws.

AvalonBay is a Maryland corporation that has elected to be treated as a REIT for federal income tax purposes.

The rights of AvalonBay stockholders are governed by the MGCL, the AvalonBay charter and the AvalonBay bylaws.

Authorized Capital Stock
The authorized capital stock of Equity Residential consists of one billion (1,000,000,000) common shares, par value $0.01 per share, and one hundred million (100,000,000) preferred shares, par value $0.01 per share. For additional information regarding the proposed amendment to the Equity Residential charter and its effect on the authorized capital stock of Equity Residential, see the section entitled “Proposed Amendment to the Equity Residential Charter” on page 172.

The authorized capital stock of AvalonBay consists of three hundred fifty million (350,000,000) shares, consisting of: (i) fifty million (50,000,000) shares of preferred stock, par value $0.01 per share (“AvalonBay preferred stock”); (ii) two hundred eighty million (280,000,000) shares of common stock, par value $0.01 per share (“AvalonBay common stock”); and (iii) twenty million (20,000,000) shares of excess stock, par value $0.01 per share.

Special Meetings of Shareholders
The Equity Residential bylaws provide that a special meeting of Equity Residential shareholders may be called by the Chairman of the Equity Residential board, Equity Residential’s Chief Executive Officer, Equity Residential’s President or one-third of the trustees then in office, and such meeting shall be held at such places and times as determined by the Equity Residential person or body calling the meeting.

The AvalonBay bylaws provide that a special meeting of AvalonBay stockholders may be called by the Chairman of the AvalonBay board, AvalonBay’s Chief Executive Officer, AvalonBay’s President or the AvalonBay board and the date, time and place of such meeting shall be set by such person who calls the meeting.

Shareholder Proposals and Nominations of Candidates for	The Equity Residential bylaws allow shareholders to propose business to be brought before an annual meeting and allow shareholders who are record holders at the	The AvalonBay bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are record holders on the date of notice, the

	Rights of Equity Residential Shareholders	Rights of AvalonBay Stockholders
Election to the Board
record date set by the Equity Residential board, at the time of giving notice and at the time of the meeting to nominate candidates for election to the Equity Residential board.

Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a shareholder who has given timely notice in proper written form to Equity Residential’s secretary prior to the meeting and must comply with the other requirements set forth in the Equity Residential bylaws (including with respect to any proxy access).

In connection with an annual meeting, to be timely, a shareholder’s notice must be delivered to, or mailed and received at, Equity Residential’s principal executive offices not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first anniversary of the date of the preceding year’s annual proxy statement; provided, however, in the event the date of the annual shareholders meeting is advanced or delayed by more than thirty (30) days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the shareholder to be timely, notice by a shareholder must be so delivered, or mailed and received, not less than one hundred twenty (120) days prior to such annual meeting and not more than one hundred fifty (150) days prior to such annual meeting or, if later, the tenth (10th) day following the day on which public notice of the date of such annual meeting was first given.

record date for the annual meeting and at the time of the meeting to nominate candidates for election to the AvalonBay board.

Such proposals (other than proposals included in the proxy statement pursuant to Rule 14a-8 under the Exchange Act) and nominations may only be brought by a stockholder who has given timely notice in proper written form to AvalonBay’s secretary prior to the meeting.

In connection with an annual meeting, to be timely, a stockholder’s notice must be delivered to, or mailed and received at, AvalonBay’s principal executive offices not earlier than the one hundred fiftieth (150th) day nor later than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is advanced or delayed by more than thirty (30) days from the first anniversary of the date of the preceding year’s annual meeting, notice by a stockholder must be so received not earlier than the one hundred fiftieth (150th) day prior to such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of (i) the one hundred twentieth (120th) day prior to the date of such annual meeting, as originally convened, or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made. The public announcement of a postponement or adjournment of an annual meeting does not commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

Number of Trustees / Directors
The Equity Residential charter provides that the number of trustees will be fixed from time to time by resolution duly adopted by the Equity Residential board but in no event will it consist of less than two (2) nor more than fifteen (15) trustees. At present, Equity Residential has ten (10) trustees.

The AvalonBay charter provides that the number of directors on the AvalonBay board will be set from time to time by a resolution duly adopted by the AvalonBay board, subject to a minimum board size of five (5) directors and a maximum board size of fifteen (15) directors, in each case as set forth in the AvalonBay bylaws. At present, AvalonBay has twelve (12) directors.

Election of Trustees / Directors
The Equity Residential bylaws provide that each trustee shall be elected by a vote of a majority of the votes cast with respect to the trustee at any meeting for the election of trustees at which a quorum is present;

The AvalonBay bylaws provide that each director nominee shall be elected by the affirmative vote of a majority of the votes cast with respect to the director at any meeting of AvalonBay stockholders duly called and at

	Rights of Equity Residential Shareholders	Rights of AvalonBay Stockholders

provided, however, that in any meeting at which the number of nominees exceeds the number of trusteeships, the trustees shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of trustees.

which a quorum is present; provided, however, that in any meeting at which the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes cast.

Classified Board, Term of Trustees / Directors	Equity Residential does not have a classified board and each trustee is elected annually.
The AvalonBay board is not classified. The directors of AvalonBay hold office until the next annual meeting of stockholders following their election and serve until their successors are elected and qualified.

Removal of Trustees / Directors
The Equity Residential charter states that trustees may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two-thirds of the shares then outstanding and entitled to vote in the election of trustees.

The AvalonBay charter provides that any director may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of at least seventy-five percent (75%) of the shares then entitled to vote at a meeting of AvalonBay stockholders called for that purpose.

Filling Vacancies of Trustees / Directors
Under the Equity Residential bylaws, any vacancy for any cause other than an increase in the number of trustees may be filled by a majority of the remaining trustees, even if such majority is less than a quorum. Any vacancy in the number of trustees created by an increase in the number of trustees may be filled by a majority of the entire Equity Residential board.

Under the AvalonBay charter, any vacancy on the AvalonBay board arising from the removal of a director for cause must be filled by the affirmative vote of a majority of the votes cast by stockholders entitled to vote in the election of directors. Any other vacancy, except for vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining directors, even if such majority constitutes less than a quorum; provided, however, that any director appointed to fill the vacancy for an independent director shall also require the affirmative vote of a majority of the remaining independent directors. Any vacancy resulting from an increase in the number of directors may be filled by a majority vote of the entire AvalonBay board.

Limitation on Liability of Trustees / Directors and Officers
The Equity Residential charter provides that, to the fullest extent permitted by law, no trustee or officer shall be liable to Equity Residential or its shareholders for monetary damages.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages, subject to specified exceptions. The Equity Residential

The AvalonBay charter provides that, to the fullest extent permitted by the MGCL, no director or officer shall be liable to AvalonBay or its stockholders for monetary damages.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation or its stockholders for money damages, except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property

	Rights of Equity Residential Shareholders	Rights of AvalonBay Stockholders

charter contains such a provision, which provides that, to the maximum extent permitted by Maryland law, no trustee or officer of Equity Residential shall be liable to Equity Residential or any shareholder for money damages except to the extent that the trustee or officer actually received an improper benefit or profit in money, property or services, or a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding that the trustee’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

or services for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Indemnification of Trustees / Directors and Officers
The Equity Residential bylaws require that, to the maximum extent permitted by Maryland law, Equity Residential indemnify its present and former trustees and officers from and against all claims and liabilities to which such person may become subject by reason of such person’s service in that capacity. The Equity Residential bylaws also provide such indemnification to persons who, at Equity Residential’s request, serve in similar capacities for other entities.

The right to be indemnified includes, without limitation, the right of a trustee or officer to be paid expenses in advance of the final disposition of any proceeding.

The AvalonBay bylaws require AvalonBay to indemnify, to the full extent authorized or permitted by Maryland statutory or decisional law or any other applicable law, its current and former directors and officers that are made, or threatened to be made, party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that such persons served or serve in such positions, including the advancement of expenses under procedures provided under such law, subject to certain exceptions.

Amendments to Charter
According to Maryland law, a real estate investment trust may amend its declaration of trust at any time to add or change a provision that is required or permitted in the declaration of trust or to delete a provision not required in the declaration of trust. Further, the MRL permits a board to adopt certain amendments without shareholder approval, but other amendments require the board to adopt the amendment and submit it to the shareholders for approval. The Equity Residential charter provides that the trustees may amend provisions of the charter without shareholder approval to enable Equity Residential to qualify as a real estate investment trust under the Code or Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland.

The Equity Residential charter provides that the Equity Residential board is authorized, subject to

AvalonBay reserves the right from time to time to make any amendment to the AvalonBay charter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the AvalonBay charter, of any outstanding stock.

Any amendment to the AvalonBay charter must first be approved by the AvalonBay board pursuant to a resolution adopted by the AvalonBay board in accordance with the MGCL, and, except as otherwise provided by law, thereafter approved by the AvalonBay stockholders.

	Rights of Equity Residential Shareholders	Rights of AvalonBay Stockholders

limitations prescribed by the laws of Maryland and the Equity Residential charter, to classify any unissued Equity Residential preferred shares and reclassify any previously classified but unissued Equity Residential preferred shares of any series from time to time, in one or more series of shares of beneficial interest.

Standalone amendments to the Equity Residential charter, however, require the affirmative vote of not less than two-thirds of all Shares then outstanding and entitled to vote on the matter, unless effectuated through articles of merger.

Amendments to Bylaws
The Equity Residential charter provides that the Equity Residential board may adopt, amend or repeal the Equity Residential bylaws, in whole or in part.

The Equity Residential bylaws provide that, pursuant to a binding proposal that is submitted to the Equity Residential shareholders for approval at a duly called annual meeting or special meeting of Equity Residential shareholders by a shareholder, or group of shareholders, subject to certain requirements, including related to notice and ownership of shares, the Equity Residential shareholders have the power, by the affirmative vote of a majority of all votes entitled to be cast on the matter, to adopt, alter or repeal any provision of the Equity Residential bylaws or to make new bylaws, except that the Equity Residential shareholders do not have the power to alter or repeal certain provisions of the Equity Residential bylaws, including related to the indemnification of trustees, without the approval of the Equity Residential board.

The AvalonBay bylaws provide that the AvalonBay board has the power, at any annual or regular meeting, or at any special meeting if notice thereof is included in the notice of such special meeting, to alter or repeal any of the AvalonBay bylaws and to make new bylaws, except that the AvalonBay board may not alter or repeal the AvalonBay bylaws relating to (i) changing the minimum or maximum number of directors without the affirmative vote of a majority of the outstanding shares entitled to vote, (ii) the indemnification of directors and officers without a vote of the stockholders and the consent of any indemnified persons whose rights would be adversely affected by such proposed alteration or repeal, (iii) the power of the AvalonBay board to unilaterally alter or repeal bylaws, or (iv) the power of stockholders to alter or repeal the AvalonBay bylaws with the approval of the AvalonBay board.

With the approval of the AvalonBay board, AvalonBay stockholders may alter or repeal any AvalonBay bylaws and make new bylaws by the affirmative vote of a majority of the outstanding shares of common stock of AvalonBay at any annual meeting or at any special meeting if notice thereof is included in the notice of such meeting; provided, however, that (i) AvalonBay stockholders cannot alter or repeal the AvalonBay bylaws relating to the indemnification of directors and officers without the consent of any indemnified persons adversely affected by such proposed alteration or repeal and (ii) a vote of two-thirds of the outstanding shares of AvalonBay common stock is required to amend the AvalonBay bylaws relating to (a) matters to be considered at an annual meeting,

	Rights of Equity Residential Shareholders	Rights of AvalonBay Stockholders

(b) the nomination of directors, and (c) vacancies on the AvalonBay board. In addition, the stockholders may alter or repeal the AvalonBay bylaws, or make new bylaws, without action of the AvalonBay board by the affirmative vote of a majority of the outstanding shares of common stock at any annual or special meeting, except that AvalonBay stockholders may not alter or repeal bylaws relating to (i) the indemnification of directors and officers without the consent of any indemnified persons adversely affected by such proposed alteration or repeal or (ii) the amendment of the AvalonBay bylaws without the approval of the AvalonBay board.

Merger, Consolidation or Sales of Substantially All Assets
Under the MRL, a Maryland REIT generally cannot amend its charter, consolidate, merge, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is declared advisable by the board of trustees and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast with respect to such matter.

However, a Maryland REIT may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast with respect to such matter. As permitted by Maryland law, the Equity Residential charter provides that any of these actions may be approved if declared advisable by the Equity Residential board and approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Under the MGCL, a Maryland corporation generally cannot amend its charter, consolidate, merge, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is declared advisable by the AvalonBay board and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast with respect to such matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast with respect to such matter. As permitted by Maryland law, the AvalonBay charter provides that, except as specifically provided in the provision relating to removal of directors, any of these actions may be approved if declared advisable by the AvalonBay board and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Business Combination Act
Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and any interested shareholder, or an affiliate of such an interested shareholder, are prohibited for five (5) years following the most recent date on which the interested shareholder became an interested shareholder. Maryland law defines an interested shareholder as:

 •
any person who beneficially owns, directly
or indirectly, ten percent (10%) or more of

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five (5) years following the most recent date on which the interested stockholder became an interested stockholder. Maryland law defines an interested stockholder as:

 •
any person who beneficially owns, directly or indirectly, ten percent (10%) or more of

Rights of Equity Residential Shareholders	Rights of AvalonBay Stockholders

the voting power of the real estate investment trust’s outstanding voting shares, or

 •
an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the real estate investment trust’s then-outstanding voting shares

After such five-year period, any such business
combination must be recommended by the board of trustees and approved by the affirmative vote of at least:

 •
Eighty percent (80%) of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust and

 •
two-thirds of the votes entitled to be cast by holders of voting shares of the real estate investment trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These supermajority approval requirements do
not apply if, among other conditions, certain minimum price requirements are satisfied (as set forth in the MGCL) and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. In addition, a person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the real estate investment trust’s board of trustees prior to the time that the interested shareholder becomes an interested shareholder.

the voting power of the corporation’s outstanding voting stock after the date on which the corporation had one hundred (100) or more beneficial owners of its stock; or

 •
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had one hundred (100) or more beneficial owners of its stock, was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding stock of the corporation.

After such five (5)-year period, any such
business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

 •
Eighty percent (80%) of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

 •
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do
not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as set forth in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. In addition, a person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

	Rights of Equity Residential Shareholders	Rights of AvalonBay Stockholders

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. The AvalonBay board has adopted a resolution opting out of the business combinations provisions of the MGCL.

Control Share Acquisition Act
The MGCL provides that holders of “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved at a special meeting of shareholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of a real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the real estate investment trust, (iii) an employee who is also a trustee of the real estate investment trust. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

 •
one-tenth or more but less than one-third;

 •
one-third or more but less than a majority; or

 •
a majority or more of all voting power.

Control shares do not include shares that the
acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

 •
one-tenth or more but less than one-third;

 •
one-third or more but less than a majority; or

 •
a majority or more of all voting power.

Control shares do not include shares that the
acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

	Rights of Equity Residential Shareholders	Rights of AvalonBay Stockholders

The control share acquisition statute does not apply to: (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust. As permitted by the MGCL, the Equity Residential bylaws contain a provision that Equity Residential elects not to be bound by the control share acquisition statute.Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five (5) provisions: (i) a classified board; (ii) a two-thirds shareholder vote requirement for removing a trustee; (iii) a requirement that the number of trustees be fixed only by vote of the trustees; (iv) a requirement that a vacancy on the board be filled only by the remaining trustees in office and (if the board is classified) for the remainder of the full term of the class of trustees in which the vacancy occurred; and (v) a majority requirement for the calling of a special meeting of shareholders.

The Equity Residential charter and bylaws provide that: (1) a trustee may be removed only for cause and only by the affirmative vote of holders of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees; (2) a majority of the entire board may establish, increase or decrease the number of trustees; and (3) vacancies on the board, including vacancies resulting from an increase in the number of trustees, may be filled by a majority of the remaining trustees (even if less than a quorum, except in the case of an increase in the number of trustees).

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the AvalonBay board to call a special meeting of stockholders to be held within fifty (50) days of demand to consider the voting rights of the shares acquired or to be acquired in the control share acquisition. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

The control share acquisition statute does not apply to: (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.

The AvalonBay bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of AvalonBay common stock.

Shareholder Rights Plan	Equity Residential does not have a shareholder rights plan.	AvalonBay does not have a shareholder rights plan.

	Rights of Equity Residential Shareholders	Rights of AvalonBay Stockholders
Exclusive Forum
Maryland law provides that a provision in the declaration of trust or bylaws of a real estate investment trust that specifies a forum or venue in Maryland as the exclusive forum or venue for litigation relating to the internal affairs of the real estate investment trust shall be valid and enforceable.
The Equity Residential bylaws provide the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, another state or federal court sitting in Maryland as the sole and exclusive forum for any internal corporate claim, other than any action arising under federal securities laws.

The Equity Residential bylaws provide the federal district courts as the exclusive forum for any complaint asserting a cause of action arising under the Securities Act.

Maryland law provides that a provision in the charter or bylaws of a Maryland corporation that specifies a forum or venue in Maryland as the exclusive forum or venue for litigation relating to the internal affairs of the corporation shall be valid and enforceable.

The AvalonBay bylaws provide the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division as the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of AvalonBay, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of AvalonBay to AvalonBay or to the AvalonBay stockholders, (c) any action asserting a claim against AvalonBay or any director or officer or other employee of AvalonBay arising pursuant to any provision of the MGCL, the AvalonBay charter or the AvalonBay bylaws or (d) any action asserting a claim against AvalonBay or any director or officer or other employee of AvalonBay that is governed by the internal affairs doctrine.

LEGAL MATTERS
The validity of the Equity Residential common shares to be issued in the merger will be passed upon for Equity Residential by DLA Piper LLP (US).
Certain U.S. federal income tax consequences relating to the merger will also be passed upon for AvalonBay by Goodwin Procter LLP and for Equity Residential by Wachtell, Lipton, Rosen & Katz.
Certain U.S. federal income tax consequences of the merger regarding AvalonBay’s qualification as a REIT will be passed upon by Goodwin Procter LLP.
Certain U.S. federal income tax consequences of the merger regarding Equity Residential’s qualification as a REIT will be passed upon by DLA Piper LLP (US).

EXPERTS
The consolidated financial statements and schedule of Equity Residential appearing in Equity Residential’s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of Equity Residential’s internal control over financial reporting as of December 31, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements and schedule of AvalonBay Communities, Inc. appearing in AvalonBay Communities, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of AvalonBay Communities, Inc.’s internal control over financial reporting as of December 31, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DATES FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2027 ANNUAL MEETING
Equity Residential
Regardless of whether the merger is completed on the expected timetable, it is expected that Equity Residential will hold a 2027 annual meeting of Equity Residential shareholders.
Equity Residential shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in Equity Residential’s proxy statement and form of proxy for the 2027 annual meeting must be received by Equity Residential by December 15, 2026. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy, including the provision of a written statement that the proponent is able to meet with Equity Residential within the regular business hours of Equity Residential’s principal executive offices, in person or via teleconference, no less than ten (10) calendar days nor more than thirty (30) calendar days after submission of the shareholder proposal.
In accordance with the Equity Residential bylaws as currently in effect, for a shareholder to nominate a trustee or for a proposal of a shareholder to be presented at Equity Residential’s 2027 annual meeting, other than a shareholder proposal intended to be included in Equity Residential’s proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, shareholder proposals must be received at Equity Residential’s principal executive offices not earlier than November 15, 2026 and not later than 5:00 p.m., Central Time, on December 15, 2026. Proposals should be mailed to Equity Residential, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attn: Corporate Secretary. Although not required, Equity Residential recommends that proposals be mailed by a recognized overnight courier. Such proposals must also include the same information concerning proposals for shareholder nominees as required under Article II, Section 13 of the Equity Residential bylaws.
Pursuant to the Equity Residential bylaws, a shareholder of Equity Residential who is a shareholder of record at the record date set by the Equity Residential board for the purpose of determining shareholders entitled to vote at the annual meeting, at the time of giving notice (as described in this paragraph) and at the time of the annual meeting, and who is entitled to vote at such meeting, may nominate individuals for election to the Equity Residential board if the shareholder complies with the following requirements. First, the shareholder must give the Corporate Secretary of Equity Residential timely written notice of nomination. Generally, notice will be timely if it is delivered not earlier than the one hundred fiftieth (150th) day, nor later than 5:00 p.m., Central Time, on the one hundred twentieth (120th) day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, for Equity Residential’s annual meeting in the year 2027, the Corporate Secretary must receive the notice not earlier than November 15, 2026 and not later than 5:00 p.m., Central Time, on December 15, 2026. The notice must set forth certain information as to each individual the shareholder proposes to nominate, information with respect to Equity Residential security ownership by the shareholder giving such notice, and, to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election. The foregoing is a summary of Article II, Section 13 of the Equity Residential bylaws and is qualified in its entirety by the text of that section. Shareholders who intend to solicit proxies in support of trustee nominees other than Equity Residential’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act.
AvalonBay
If the merger is completed on the expected timetable, it is not expected that AvalonBay will hold a 2027 annual meeting of AvalonBay stockholders. If the merger is not completed, the AvalonBay stockholders will continue to be entitled to attend and participate in AvalonBay’s annual meeting, and AvalonBay will hold a 2027 annual meeting, in which case AvalonBay will provide notice of or otherwise publicly disclose the date of such 2027 annual meeting.
If AvalonBay’s 2027 annual meeting of stockholders is held, AvalonBay must receive stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in AvalonBay’s proxy statement and form of proxy for AvalonBay’s 2027 annual meeting of stockholders by December 7, 2026. Any such proposal must also comply with the requirements as to form and substance established by the SEC and the AvalonBay bylaws for such a proposal to be included in the proxy statement and form of proxy. Any such proposal and the supporting documentation should be mailed to: AvalonBay Communities, Inc., 4040 Wilson Boulevard, Suite 1000, Arlington, Virginia 22203, Attention: Corporate Secretary (Legal Department).
If AvalonBay’s 2027 annual meeting of stockholders is held, in order for an eligible stockholder or group of stockholders to nominate a prospective director for election at the AvalonBay 2027 annual meeting of stockholders pursuant to the proxy access provision of the AvalonBay bylaws, AvalonBay must receive notice of such nomination and all other supporting documentation required by the AvalonBay bylaws within the time periods described below. In addition, the AvalonBay bylaws require an eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating there are no updates or supplements) as of specified dates.
In accordance with the AvalonBay bylaws, for a stockholder to nominate a director or present a stockholder proposal at AvalonBay’s 2027 annual meeting of stockholders, other than a stockholder proposal intended to be included in AvalonBay’s proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, AvalonBay must receive notice of such nomination or proposal within the time periods described below.
In order to be eligible under the provisions of the AvalonBay bylaws governing (i) proxy access director nominations and (ii) other director nominations and proposed matters to be presented at an annual meeting, the AvalonBay bylaws currently require that proper notice of such nomination(s) or business matters, together with all supporting documentation required by the AvalonBay bylaws, including, as applicable, the information required by Rule 14a-19 under the Exchange Act, be delivered to, or mailed and received at AvalonBay’s principal executive office, which is currently AvalonBay Communities, Inc., 4040 Wilson Boulevard, Suite 1000, Arlington, Virginia 22203, Attention: Corporate Secretary (Legal Department), between November 7, 2026, and 5:00 p.m. Eastern Time on December 7, 2026. However, if the date of the AvalonBay 2027 annual meeting of stockholders is advanced or delayed by more than thirty (30) days from May 20, 2027, such notice must be received (i) no earlier than the one hundred fiftieth (150th) day prior to the date of that meeting, and (ii) no later than 5:00 p.m. Eastern Time on the later of (a) the one hundred twentieth (120th) day prior to the date of that meeting and (b) the tenth (10th) day following the day on which public announcement of the date of that meeting is first made. Holders of AvalonBay common stock may contact AvalonBay’s Corporate Secretary at the address mentioned above for a copy of the relevant AvalonBay bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two (2) or more shareholders sharing the same address by delivering a single proxy statement or notice, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified below. Each of Equity Residential and AvalonBay will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed: (i) to Equity Residential, by writing to Equity Residential – Investor Relations, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, by telephone at 1-888-879-6356 or by email to investorrelations@eqr.com or (ii) to AvalonBay, by writing to AvalonBay, 4040 Wilson Blvd., Suite 1000, Arlington, Virginia 22203, Attention: Corporate Secretary (Legal Department) or by email to investor_relations@avalonbay.com.

WHERE YOU CAN FIND MORE INFORMATION
Equity Residential and AvalonBay file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an internet website that contains reports, proxy statements, and other information regarding issuers, including Equity Residential and AvalonBay, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.
Equity Residential has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the Equity Residential common shares to be issued to AvalonBay stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Equity Residential and AvalonBay, respectively. The rules and regulations of the SEC allow Equity Residential and AvalonBay to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows Equity Residential and AvalonBay to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.
This joint proxy statement/prospectus incorporates by reference the documents listed below that Equity Residential and AvalonBay have previously filed with the SEC.
Equity Residential
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 13, 2026;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on April 30, 2026;
•	Current Reports on Form 8-K (to the extent filed and not furnished), filed with the SEC on May 21, 2026, June 8, 2026 and June 22, 2026;
•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 14, 2026; and
•
The description of securities registered under Section 12 of the Exchange Act, which is contained in Exhibit 4.1 to Equity Residential’s Annual Report on Form 10-K for the year ended December 31, 2024, and as amended by any amendment or report filed for purposes of updating that description.

AvalonBay
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 7, 2026;
•	Current Reports on Form 8-K (to the extent filed and not furnished), filed with the SEC on May 21, 2026, May 22, 2026 and June 8, 2026;
•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 6, 2026; and
•
The description of securities registered under Section 12 of the Exchange Act, which is contained in Exhibit 4.10 to AvalonBay’s Annual Report on Form 10-K for the year ended December 31, 2023, and as amended by any amendment or report filed for purposes of updating that description.

To the extent that any information contained in any report on Form 8-K referenced above, or any exhibit thereto, was furnished to, rather than filed with, the SEC (for example, as called for by Items 2.02 and 7.01 of Form 8-K), such information or exhibit is specifically not incorporated by reference.
In addition, Equity Residential and AvalonBay incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated as well as after the date of this joint proxy statement/prospectus and until the date on which the Equity Residential special meeting is held and the AvalonBay special meeting is held (excluding any information and exhibits contained in Current Reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Equity Residential or AvalonBay, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail, Email or Telephone: Equity Residential – Investor Relations Two North Riverside Plaza, Suite 500 Chicago, Illinois 60606 Email: investorrelations@eqr.com Telephone: 1-888-879-6356	By Mail or Email: AvalonBay 4040 Wilson Blvd., Suite 1000 Arlington, Virginia 22203 Attention: Corporate Secretary (Legal Department) Email: investor_relations@avalonbay.com

These documents are available from Equity Residential and AvalonBay, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Equity Residential and AvalonBay at their internet websites at www.equityapartments.com and www.avalonbay.com, respectively. Information contained on these websites is not incorporated by reference into, and does not constitute part of, this joint proxy statement/prospectus.
You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from MacKenzie Partners, Inc., Equity Residential’s proxy solicitor, or Innisfree M&A Incorporated, AvalonBay’s proxy solicitor, at the following addresses and telephone numbers:

For Equity Residential Shareholders:
MacKenzie Partners, Inc.
7 Penn Plaza, Suite 503
New York, New York 10001
Shareholders may call toll free: +1 (800) 322-2885
Banks and Brokers may call collect: +1 (212) 929-5500
Email: proxy@mackenziepartners.com

For AvalonBay Stockholders:
Innisfree M&A Incorporated
500 Fifth Avenue, Floor 21
New York, New York 10110
Stockholders in the US and Canada may call toll free:
(888) 750-9498
Stockholders outside the US and Canada may call:
+1 (412) 232-3651
Banks and Brokers may call collect: +1 (212) 750-5833

If you are a shareholder of Equity Residential or a stockholder of AvalonBay and would like to request documents, please do so by August 5, 2026 to receive them before your respective company’s special meeting. If you request any documents from Equity Residential or AvalonBay, Equity Residential or AvalonBay, as applicable, will mail them to you by first class mail, or another equally prompt means, within one (1) business day after Equity Residential or AvalonBay, as the case may be, receives your request.
This joint proxy statement/prospectus is a prospectus of Equity Residential and is a joint proxy statement of Equity Residential and AvalonBay for the Equity Residential special meeting and the AvalonBay special meeting. Neither Equity Residential nor AvalonBay has authorized anyone to give any information or make any representation about the merger or Equity Residential or AvalonBay that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Equity Residential or AvalonBay has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

AVALONBAY COMMUNITIES, INC.,

EQUITY RESIDENTIAL,

ERP OPERATING LIMITED PARTNERSHIP,

and

CANOPY MERGER SUB LLC

Dated as of May 20, 2026

A-i

A-ii

Exhibit A − Contributed Assets
Exhibit B − Form of Share Authorization Amendment
Exhibit C − Form of Company REIT Opinion
Exhibit D − Form of Parent Section 368 Opinion
Exhibit E − Form of Parent REIT Opinion
Exhibit F − Form of Company Section 368 Opinion

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement” ), dated as of May 20, 2026, is by and among AvalonBay Communities, Inc., a Maryland corporation (the “Company”), Equity Residential, a Maryland real estate investment trust (“Parent”), ERP Operating Limited Partnership, an Illinois limited partnership (“Parent OP”), and Canopy Merger Sub LLC, a Maryland limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”). Parent, Parent OP, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.” All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 1.1 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.
RECITALS
WHEREAS, the Parties desire to effect (a) a contribution by the Company of the assets set forth on Exhibit A (the “Contributed Assets”) to Parent OP in exchange for Parent OP Units (the “Asset Contribution”) and (b) following the Asset Contribution, a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each outstanding share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Limited Liability Company Act of the State of Maryland (the “LLC Act”) and Maryland General Corporation Law, as amended (the “MGCL”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined and declared that this Agreement, the Asset Contribution, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and deemed advisable the execution and delivery of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Asset Contribution and the Merger, (c) directed that the approval of the Merger and the other Transactions be submitted for consideration at a meeting of the Company’s stockholders and (d) resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger and the other Transactions (the “Company Board Recommendation”) and to include such recommendation in the Joint Proxy Statement;
WHEREAS, the board of trustees of Parent (the “Parent Board”) has unanimously (a) determined and declared that this Agreement and the Transactions, including the Asset Contribution, the Merger and the issuance of common shares of beneficial interest, $0.01 par value per share, of Parent (the “Parent Common Shares”), in connection with the Merger, are fair to, advisable and in the best interests of Parent and its shareholders, (b) approved and deemed advisable the execution and delivery of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Transactions, including the Asset Contribution and the Merger, (c) directed that the issuance of Parent Common Shares in connection with the Merger be submitted for consideration at a meeting of Parent’s shareholders, and (d) resolved to recommend that Parent’s shareholders vote in favor of the approval of the issuance of Parent Common Shares in connection with the Merger (the “Parent Board Recommendation”) and to include such recommendation in the Joint Proxy Statement;
WHEREAS, Parent, in its capacity as the general partner of Parent OP, has taken all actions required for the execution of this Agreement by Parent OP and to approve the consummation by Parent OP of the transactions contemplated hereby, including the Asset Contribution and the other Transactions;
WHEREAS, Parent, in its capacity as the sole manager of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to approve the consummation by Merger Sub of the transactions contemplated hereby, including the Merger and the other Transactions;
WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Asset Contribution shall qualify as a transaction described in Section 721(a) of the Code, (b) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (c) this Agreement be and is hereby adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder; and
WHEREAS, Parent, Parent OP, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Asset Contribution and the Merger and also prescribe various conditions to the Asset Contribution and the Merger.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

DEFINITIONS AND INTERPRETATION
Section 1.1 Certain Definitions. For the purposes of this Agreement, the term:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality terms that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement.
“Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity, by contract or otherwise.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, profits interest unit, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensatory or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA.
“Bridge Facility” means the Bridge Facility contemplated by and as defined in the Commitment Letter dated as of the date hereof (including all exhibits and schedules thereto, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Commitment Letter”), from the Financing Sources party thereto.
“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in Arlington, Virginia, Chicago, Illinois or New York, New York are authorized by Law or executive order to be closed.
“Clean Team Agreement” means the Clean Team Agreement, dated as of April 2, 2026, between Parent and the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Articles” means the Articles of Amendment and Restatement of Articles of Incorporation of the Company, as amended, supplemented and corrected.
“Company Benefit Plan” means each material Benefit Plan (i) (x) under which any current or former trustee, officer, employee or consultant of the Company or any of its Subsidiaries has any right to benefits and (y) which is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions with respect to such trustees, officers, employees or consultants or (ii) pursuant to which the Company or any of its Subsidiaries has any Liability.
“Company Bylaws” means the Amended and Restated Bylaws of the Company.
“Company Data Security Incident” means any actual or suspected (i) loss, damage, theft or other unauthorized Processing of Personal Data or other material data in the possession or control of the Company or any of its Subsidiaries, (ii) accidental, unauthorized or unlawful access, entry, use or interference with the Company IT Assets, or (iii) other data security incident where notification of any Governmental Entity is required by Law.
“Company Deferred Unit Award” means an award with respect to shares of Company Common Stock deferred pursuant to a Company Directors’ Deferred Compensation Plan.
“Company Development Properties” means Company Properties under construction, or in preconstruction phases of the development process, in each case, but not yet completed. Neither a Company Redevelopment Property, nor a Company Property undergoing construction, renovation and/or redevelopment which would not exceed the necessary thresholds to constitute a Company Redevelopment Property, shall constitute a Company Development Property.
“Company Directors’ Deferred Compensation Plan” means the Third Amended and Restated Rules and Procedures for the Directors’ Deferred Compensation Program.
“Company Dividend Equivalent” means a right to receive an equivalent value (in cash or in Company Common Stock) of dividends paid on Company Common Stock granted by the Company (whether granted pursuant to the Company Equity Plan or otherwise).
“Company DownREIT” means Aqua DownREIT, L.P., a Delaware limited partnership.
“Company DownREIT Agreement” means the Amended and Restated Agreement of Limited Partnership of Company DownREIT, dated as of April 30, 2025.
“Company DownREIT Units” means the limited partnership interests of Company DownREIT.
“Company DRIP” means the Company’s Reinvestment and Stock Purchase Plan.
“Company Equity Award” means a Company Restricted Share Award, Company Performance Award, Company Deferred Unit Award or Company Option.
“Company Equity Plan” means the AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan, as restated to reflect the First Amendment, Second Amendment, Third Amendment and Fourth Amendment thereto, or the AvalonBay Communities, Inc. 2026 Equity Incentive Plan.
“Company ESPP” means the AvalonBay Communities, Inc. (as successor to Bay Apartment Communities, Inc.) 1996 Non-Qualified Employee Stock Purchase Plan, as amended.
“Company Financial Advisors” means Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 5.1(a) (Organization and Qualification; Subsidiaries) (solely with respect to the first, fourth and fifth sentences thereof), Section 5.1(c) (Organization and Qualification; Subsidiaries), Section 5.2(c) (Capitalization), Section 5.3 (Authorization; Validity of Agreement; Company Action), Section 5.4 (Board Approval), Section 5.22 (Opinion of Financial Advisor), Section 5.25 (Brokers; Expenses), Section 5.26 (Takeover Statutes) and Section 5.27 (Required Vote).

“Company Fundamental Representations – De Minimis” means the representations and warranties of the Company set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(f) (Capitalization).
“Company Governing Documents” means the Company Articles and the Company Bylaws.
“Company IT Assets” means all technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology assets and equipment, in each case, owned or controlled by the Company or its Subsidiaries.
“Company Material Adverse Effect” means any Effect (a) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general economic conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, changes in interest or exchange rates or the suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market, (ii) conditions (or changes therein) in any industry or industries in which the Company and its Subsidiaries operate, (iii) political, geopolitical and/or regulatory conditions (or changes therein), including trade disputes or the imposition of trade restrictions, tariffs or similar Taxes, sanctions, the occurrence or the escalation or worsening of any acts of terrorism (including cyberterrorism and cyberterrorism data breaches), sabotage, war, civil disobedience or civil unrest, (iv) any change in GAAP or interpretation thereof by any Governmental Entity, (v) any change in applicable Law or interpretation thereof by any Governmental Entity, (vi) any actions taken expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement or at the written request or with the written consent of Parent or Merger Sub and any Effect directly attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship resulting therefrom, including as a result of the identity of Parent (except that this clause (vi) shall not apply with respect to any representation or warranty of the Company in this Agreement that is intended to address the consequences of the execution of this Agreement or the consummation of the Transactions), (vii) changes in the price or trading volume of the Company Common Stock (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (viii) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (ix) earthquakes, tornados, hurricanes, floods, mudslides, wild fires or other weather conditions or natural calamities, including any worsening of such conditions, (x) pandemics, epidemics, disease outbreak or other public health crisis or event, including any worsening of such conditions, and (xi) any reduction in the credit rating of the Company or its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such reduction or any consequences resulting from such reduction that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account); provided that any Effect described in clauses (i), (ii), (iii), (iv), (v), (ix) or (x) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such Effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate, and in the case of clauses (ix) or (x), in the geographic regions in the United States in which the Company and its Subsidiaries operate or own or lease properties (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), or (b) that, individually or in the aggregate, will or would reasonably be expected to prevent or materially impair or delay the ability of the Company to consummate the Merger prior to the Outside Date.
“Company Notes Indentures” means:
(i) the Indenture, by and between the Company and U.S. Bank Trust Company, National Association, dated as of February 23, 2024, as supplemented by the First Supplemental Indenture, dated as of May 14, 2024, as supplemented by the Second Supplemental Indenture, dated as of July 10, 2025, and as supplemented by the Third Supplemental Indenture, dated as of December 1, 2025;
(ii) the Indenture, by and between the Company and The Bank of New York Mellon, dated as of February 23, 2018, as supplemented by the First Supplemental Indenture, dated as of March 26, 2018, and as supplemented by the Second Supplemental Indenture, dated as of May 29, 2018; and
(iii) the Indenture, by and between the Company (as successor to Bay Apartment Communities, Inc.) and The Bank of New York Mellon (as successor to State Street Bank and Trust Company), dated as of January 16, 1998, as supplemented by the First Supplemental Indenture, dated as of January 20, 1998, as supplemented by the Second Supplemental Indenture, dated as of July 7, 1998, as supplemented by the Amended and Restated Third Supplemental Indenture, dated as of July 10, 2000, as supplemented by the Fourth Supplemental Indenture, dated as of September 18, 2006, and as supplemented by the Fifth Supplemental Indenture, dated as of November 21, 2014.
“Company Option” means each option to purchase a number of shares of Company Common Stock at a specific price per share.
“Company Performance Award” means an award with respect to shares of Company Common Stock that vest on the basis of the achievement of applicable performance goals.

“Company Privacy and Security Requirements” means (i) all Laws applicable to the Company or its Subsidiaries (or their Processing of Personal Data) governing the protection or Processing of Personal Data, data privacy or cybersecurity (including anti-spam Laws) in any relevant jurisdiction, (ii) any publicly facing statements or policies adopted by the Company or its Subsidiaries relating to its Processing of Personal Data, (iii) Contracts of the Company relating to the Processing of Personal Data or other data material to the Company and its Subsidiaries, and (iv) industry standards that are applicable to the industry in which the Company operates and legally binding on the Company or its Subsidiaries.
“Company Redevelopment Properties” means a Company Property on which the existing building or other improvements are undergoing renovation and redevelopment that will either (i) disrupt the occupancy of at least ten percent (10%) of the square footage of such Company Property or (ii) temporarily reduce the net operating income attributable to such Company Property by more than ten percent (10%) as compared to the immediately preceding comparable prior period. A Company Property shall cease to be a Company Redevelopment Property upon the earliest to occur of (x) all improvements (other than tenant improvements on unoccupied space) related to the redevelopment of such Company Property having been substantially completed, (y) once such Company Property has achieved a minimum occupancy rate of ninety percent (90%) and (z) twelve (12) months following the commencement of such renovation and redevelopment.
“Company Restricted Share Award” means an award of restricted shares of Company Common Stock that vest on the basis of time.
“Company Secured Debt” means any mortgage, deed of trust, trust indenture or similar instrument encumbering any Company Property entered into in the ordinary course of business and securing indebtedness of the Company or any Company Subsidiary.
“Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting to approve the Merger.
“Company Stockholder Meeting” means the duly called and held meeting of the stockholders of the Company for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.
“Company Termination Fee” means $1,070,109,486.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 20, 2026, between Parent and the Company.
“Contract” means any agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, order form, license, sublicense, commitment or letter of intent, term sheet, indication of interest or similar document or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates, in each case excluding any Benefit Plan.
“Effect” means any change, effect, development, circumstance, condition, event or occurrence.
“Environment” means any air (whether ambient, outdoor or indoor), surface water, drinking water, groundwater, land surface, wetland, subsurface strata, soil, sediment, plant or animal life and any other natural resources.
“Environmental Law” means any and all applicable Laws, and all judicial and administrative orders and determinations, concerning pollution or protection of the Environment or human health and worker safety (as each relates to exposure to Hazardous Substances), or the generation, handling, transportation, treatment, storage, distribution, labeling, Release, threatened Release, control or cleanup of any Hazardous Substances.
“Environmental Permits” means any and all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity issued or required to be issued under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
“Exchange Ratio” means 2.793.
“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement, the solicitation of shareholders and shareholder approvals, shareholder litigation, any filings with the SEC and all other matters related to the Closing.
“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange any Pre-Merger Financing Transaction, the Bridge Facility or other financings in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and the respective officers, directors, trustees, employees, partners, trustees, shareholders, controlling Persons, agents and representatives of the foregoing, and their respective successors and assigns.
“Hazardous Substances” means petroleum and petroleum products, polychlorinated biphenyls, asbestos or asbestos-containing materials, radioactive materials, per- and polyfluoroalkyl substances, toxic mold or any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (as amended), or any waste, material or substance that is regulated, defined or designated as dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law or that could otherwise give rise to Liability under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person:
(i) for borrowed money;
(ii) evidenced by bonds, debentures, notes or similar instruments;
(iii) in the form of net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination);
(iv) under finance leases required to be capitalized in accordance with GAAP;
(v) in the form of reimbursement obligations of such Person under letters of credit or similar credit, performance, or surety transactions, in each case, to the extent drawn;
(vi) owing to the deferred purchase price of any assets or property, earnout, holdback or similar payments (other than trade payables incurred in the ordinary course of business);
(vii) of the type referred to in the foregoing clauses (i) through (vi) of another Person secured by any Lien on any property or asset of such first Person; and
(viii) for guarantees of another Person in respect of any items set forth in clauses (i) through (vi);
it being understood that the amount of any of the foregoing Indebtedness described in clauses (i) through (viii) shall include any and all accrued interest, prepayment, breakage, and make-whole fees, expenses, premiums or penalties, related thereto, and any other fees and expenses required to be paid by such Person upon repayment thereof, in each case, including as a result of or in connection with the Closing; provided, however, Company Structured Investment Programs shall not be considered Indebtedness hereunder.
“Intellectual Property Rights” means all intellectual property rights anywhere in the world, including in or with respect to any of the following: (i) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (ii) trademarks, service marks, trade dress, logos, brand names, trade names, corporate names, and similar indicia of origin, whether registered or unregistered, together with any registrations and applications for registration thereof, (iii) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, works of authorship and Software, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, in each case, which derive independent economic value from not being known or readily ascertainable (“Trade Secrets”), (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (vi) domain name registrations.
“Intervening Event” means, with respect to the Company or Parent, any material event, change, effect, development or occurrence that was not known to the Company Board or the Parent Board, respectively as of the date of this Agreement (or, if known, the consequences of which were not known to the Company Board or Parent Board, respectively, as of the date of this Agreement) and materially affects the business, assets or operations of the Company and the Company Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole, respectively (other than any material event, change, effect, development or occurrence resulting from a breach of this Agreement by the Company or Parent, respectively); provided, however, that in no event will any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred: (a) the receipt, terms or existence of any Competing Proposal with respect to Company or Parent, respectively, or any matter arising therefrom or relating thereto, (b) changes in the market price, credit rating, equity rating, or trading volume of the capital stock or debt securities of the Company or Parent, respectively (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of “Intervening Event” may be taken into account), (c) the Company or Parent, respectively, or any of its Subsidiaries meeting, exceeding or failing to meet internal or publicly announced financial projections, estimates, forecasts, predictions, or any predictions or expectations of any securities analysts of the Company or Parent (it being understood that the facts or occurrences giving rise or contributing thereto that are not otherwise excluded from the definition of “Intervening Event” may be taken into account), (d) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or the Company, as applicable, or the public announcement, pendency or consummation of the Transactions, (e) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof, or (f) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means: (i) with respect to the Company, the actual knowledge of the persons set forth in Section 1.1(a) of the Company Disclosure Letter, and (ii) with respect to Parent or Merger Sub, the actual knowledge of the persons set forth in Section 1.1(a) of the Parent Disclosure Letter.
“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, permit, rule, regulation, binding guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.
“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided that “Liens” as defined hereunder do not include licenses, covenants not to sue or similar rights granted under or with respect to Intellectual Property Rights unless granted as a security interest or similar encumbrance.
“Multifamily Property Laws” means, collectively, the District of Columbia Tenant Opportunity to Purchase Act, the San Francisco Community Opportunity to Purchase Act, rights of first refusal laws in effect in Montgomery County, Maryland, Prince George’s County, Maryland and Howard County, Maryland, and similar laws and regulations in place in jurisdictions in which any of the properties of the Company, Parent or their respective Subsidiaries are located.
“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.
“Outside Date” means May 20, 2027, as such date may be extended pursuant to Section 11.11(d).
“Owned Company IP” means all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.
“Owned Parent IP” means all Intellectual Property Rights that are owned by Parent or any of its Subsidiaries.
“Owned Registered Company IP” means all Intellectual Property Rights that are the subject of any registrations or applications or filings for registration with any Governmental Entity that are owned by the Company or any of its Subsidiaries.
“Owned Registered Parent IP” means all Intellectual Property Rights that are the subject of any registrations or applications or filings for registration with any Governmental Entity that are owned by Parent or any of its Subsidiaries.
“Parent Articles” means the Declaration of Trust of Parent, as amended and restated.
“Parent Benefit Plan” means each material Benefit Plan (i) (x) under which any current or former trustee, officer, employee or consultant of Parent or any of its Subsidiaries has any right to benefits and (y) which is maintained, sponsored or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries makes or is required to make contributions with respect to such trustees, officers, employees or consultants or (ii) pursuant to which Parent or any of its Subsidiaries has any Liability.
“Parent Bylaws” means the Ninth Amended and Restated Bylaws of Parent.
“Parent Data Security Incident” means any actual or suspected (i) loss, damage, theft or other unauthorized Processing of Personal Data or other material data in the possession or control of Parent or any of its Subsidiaries, (ii) accidental, unauthorized or unlawful access, entry, use or interference with the Parent IT Assets, or (iii) other data security incident where notification of any Governmental Entity is required by Law.
“Parent Development Properties” means Parent Properties under construction, or in preconstruction phases of the development process, in each case, but not yet completed. Neither a Parent Redevelopment Property nor a Parent Property undergoing construction, renovation and/or redevelopment which would not exceed the necessary thresholds to constitute a Parent Redevelopment Property, shall constitute a Parent Development Property.
“Parent Equity Award” means a Parent Time-Vesting Restricted Share Award, Parent LTI Restricted Share Award, Parent Time-Vesting Restricted Unit Award, Parent LTI Restricted Unit Award or Parent Option.
“Parent Equity Plan” means the Equity Residential 2019 Share Incentive Plan, the Equity Residential Long-Term Incentive Plan or the Equity Residential 2011 Share Incentive Plan, as amended.
“Parent ESPP” means the 1996 Non-Qualified Employee Stock Purchase Plan.
“Parent Financial Advisors” means Morgan Stanley & Co. LLC, Centerview Partners LLC and BofA Securities, Inc.
“Parent Fundamental Representations” means the representations and warranties of Parent, Parent OP and Merger Sub set forth in Section 6.1(a) (Organization and Qualification; Subsidiaries) (solely with respect to the first, second, sixth and seventh sentences thereof), Section 6.1(c) (Organization and Qualification; Subsidiaries), Section 6.2(c) (Capitalization), Section 6.3 (Authorization; Validity of Agreement; Parent Action), Section 6.4 (Board Approval), Section 6.22 (Opinion of Financial Advisor), Section 6.25 (Brokers; Expenses), Section 6.26 (Takeover Statutes) and Section 6.27 (Required Vote).
“Parent Fundamental Representations – De Minimis” means the representations and warranties of Parent, Parent OP and Merger Sub set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(f) (Capitalization).
“Parent Governing Documents” means the Parent Bylaws and the Parent Articles.

“Parent IT Assets” means all technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology assets and equipment, in each case, owned or controlled by Parent or its Subsidiaries.
“Parent LTI Restricted Share Award” means an award of restricted Parent Common Shares that is subject to both time-based and performance-based vesting conditions.
“Parent LTI Restricted Unit Award” means each award of Parent OP Restricted Units that is subject to both time-based and performance-based vesting conditions.
“Parent Material Adverse Effect” means any Effect (a) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general economic conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, changes in interest or exchange rates or the suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market, (ii) conditions (or changes therein) in any industry or industries in which Parent and its Subsidiaries operate, (iii) political, geopolitical and/or regulatory conditions (or changes therein), including trade disputes or the imposition of trade restrictions, tariffs or similar Taxes, sanctions, the occurrence or the escalation or worsening of any acts of terrorism (including cyberterrorism and cyberterrorism data breaches), sabotage, war, civil disobedience or civil unrest, (iv) any change in GAAP or interpretation thereof by any Governmental Entity, (v) any change in applicable Law or interpretation thereof by any Governmental Entity, (vi) any actions taken expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement or at the written request or with the written consent of the Company and any Effect directly attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship resulting therefrom, including as a result of the identity of the Company (except that this clause (vi) shall not apply with respect to any representation or warranty of Parent or Merger Sub in this Agreement that is intended to address the consequences of the execution of this Agreement or the consummation of the Transactions), (vii) changes in the price or trading volume of the Parent Common Shares (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (viii) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (ix) earthquakes, tornados, hurricanes, floods, mudslides, wild fires or other weather conditions or natural calamities, including any worsening of such conditions, (x) pandemics, epidemics, disease outbreak or other public health crisis or event, including any worsening of such conditions, and (xi) any reduction in the credit rating of Parent or its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such reduction or any consequences resulting from such reduction that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account); provided that any Effect described in clauses (i), (ii), (iii), (iv), (v), (ix) or (x) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect to the extent such Effect has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate, and in the case of clauses (ix) or (x), in the geographic regions in the United States in which Parent and its Subsidiaries operate or own or lease properties (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), or (b) that, individually or in the aggregate, will or would reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to consummate the Merger prior to the Outside Date.
“Parent OP Preference Unit” means a unit of partnership interest in Parent OP designated as a “Preference Unit” in the Parent Partnership Agreement.
“Parent OP Restricted Unit” means a limited partnership interest in Parent OP designated as a “Restricted Unit” in the Parent Partnership Agreement.
“Parent OP Series K Preference Units” means the series of Parent OP Preference Units designated as 8.29% Series K Cumulative Redeemable Preference Units.
“Parent OP Series Q Preference Units” means the series of Parent OP Preference Units designated as 3.00% Series Q Cumulative Redeemable Preference Units.
“Parent OP Unit” means a unit of partnership interest in Parent OP designated as an “OP Unit” in the Parent Partnership Agreement.
“Parent Option” means each option to purchase a number of Parent Common Shares at a specific price per share.
“Parent Partnership Agreement” means the Seventh Amended and Restated ERP Operating Limited Partnership Agreement of Limited Partnership, dated as of January 1, 2020, as amended.
“Parent Privacy and Security Requirements” means (i) all Laws applicable to Parent or its Subsidiaries (or their Processing of Personal Data) governing the protection or Processing of Personal Data, data privacy or cybersecurity (including anti-spam Laws) in any relevant jurisdiction, (ii) any publicly facing statements or policies adopted by Parent or its Subsidiaries relating to its Processing of Personal Data, (iii) Contracts of Parent or its

Subsidiaries relating to the Processing of Personal Data or other data material to Parent and its Subsidiaries, and (iv) industry standards that are applicable to the industry in which Parent operates and legally binding on Parent or its Subsidiaries.
“Parent Redevelopment Properties” means a Parent Property on which the existing building or other improvements are undergoing renovation and redevelopment that will either (i) disrupt the occupancy of at least ten percent (10%) of the square footage of such Parent Property or (ii) temporarily reduce the net operating income attributable to such Parent Property by more than ten percent (10%) as compared to the immediately preceding comparable prior period. A Parent Property shall cease to be a Parent Redevelopment Property upon the earliest to occur of (i) all improvements (other than tenant improvements on unoccupied space) related to the redevelopment of such Parent Property having been substantially completed, (ii) once such Parent Property has achieved a minimum occupancy rate of ninety percent (90%) and (iii) twelve (12) months following the commencement of such renovation and redevelopment.
“Parent Secured Debt” means any mortgage, deed of trust, trust indenture or similar instrument encumbering any Parent Property entered into in the ordinary course of business and securing indebtedness of Parent or any Parent Subsidiary, including any Indebtedness incurred pursuant to the Parent Secured Debt Documents (as defined in the Parent Disclosure Letter).
“Parent Series K Preferred Shares” means the Series K Cumulative Redeemable Preferred Shares of Beneficial Interest ($0.01 Par Value Per Share) (Liquidation Preference $50.00 Per Share), of Parent.
“Parent Shareholder Approval” means the affirmative vote of a majority of the votes cast by the holders of Parent Common Shares at the Parent Shareholder Meeting to approve the issuance of Parent Common Shares in connection with the Merger.
“Parent Shareholder Meeting” means the duly called and held meeting of the shareholders of Parent for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.
“Parent Termination Fee” means $1,005,220,730.
“Parent Time-Vesting Restricted Share Award” means an award of restricted Parent Common Shares that is subject solely to time-based vesting conditions.
“Parent Time-Vesting Restricted Unit Award” means each award of Parent OP Restricted Units that is subject solely to time-based vesting conditions.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Liens” means any:
(i) statutory or other Liens for Taxes or governmental assessments that are not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP,
(ii) Liens arising from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or to secure public or statutory obligations, in each case in the ordinary course of business,
(iii) Liens that are disclosed on the existing Company Title Insurance Policies or Parent Title Insurance Policies provided prior to the date hereof to the Company or Parent, as applicable, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor,
(iv) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings,
(v) with respect to real property, non-monetary Liens or other minor imperfections of title, which may include (A) zoning regulations, permits and licenses, (B) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases to the extent such non-monetary Liens or minor imperfections of title do not materially impair the value of the applicable Company Property or Parent Property, as applicable, or the continued use and operation of the applicable Company Property or Parent Property, as applicable, in each case, as currently used and operated,
(vi) rights of parties in possession,
(vii) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries,
(viii) Liens to be released at or prior to Closing, and
(ix) Liens securing the Parent Secured Debt or the Company Secured Debt.
“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any information that, alone or in combination with other reasonably available information, identifies, or could reasonably be used to identify, a natural person or device, together with any other information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Laws.
“Process,” “Processed,” or “Processing” means to access, collect, use, modify, aggregate, communicate, transfer, retrieve, disclose, store, delete, and/or otherwise manage, handle or process information.
“Reimbursement Obligations” means the sum of (a) all reasonable and documented losses, claims, damages, liabilities and expenses, and out-of-pocket third-party costs and expenses paid in cash by Parent or any of its respective Subsidiaries (collectively, “Financing Indemnified Persons”) in connection with the Bridge Facility, the Note Offers and Consent Solicitations and any Pre-Merger Financing Transaction (including all commitment fees and other fees, obligations and expenses arising pursuant to the terms of the Commitment Letter or any financing incurred in connection therewith); provided that the Reimbursement Obligations shall not include any losses, claims, damages, liabilities or expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of any Financing Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) to the extent arising from a material breach of the obligations of such Financing Indemnified Person under this Agreement (as determined by a court of competent jurisdiction in a final non-appealable decision) and (b) all interest expense and fees paid in cash by Parent or any of its Subsidiaries on any of the financing described herein (whether pursuant to the Commitment Letter or any financing incurred in connection therewith, the Note Offers and Consent Solicitations or any Pre-Merger Financing Transaction) with respect to any period, or on any date, at or prior to the Closing or the termination of this Agreement.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into or through the Environment.
“Representatives” means, when used with respect to Parent, Parent OP, Merger Sub or the Company, the directors, trustees, officers, Financing Sources, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and their respective Subsidiaries.
“SEC” means the U.S. Securities and Exchange Commission.
“Software” means software, firmware, applications, programs, models (including artificial intelligence models and/or model weights), algorithms, operating systems, middleware, application programming interfaces (APIs), software development kits (SDKs) and any other computer software or code in any form (including source code and object code) or medium.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or trustees or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership. For the purposes of this Agreement, (a) a wholly owned Subsidiary of Parent OP shall be deemed to be a wholly owned Subsidiary of Parent, (b) each of the Company Majority Joint Ventures is a Subsidiary of the Company, (c) each of the Persons set forth on Section 1.1(b)(i) of the Company Disclosure Letter shall be deemed to be Subsidiaries of the Company, (d) each of the Persons set forth on Section 1.1(b)(ii) of the Company Disclosure Letter and each of their Subsidiaries which are not controlled by the Company shall not be deemed to be Subsidiaries of the Company or Company Joint Ventures, (e) each of the Parent Majority Joint Ventures is a Subsidiary of Parent, (f) each of the Persons set forth on Section 1.1(b)(i) of the Parent Disclosure Letter shall be deemed to be Subsidiaries of Parent and (g) each of the Persons set forth on Section 1.1(b)(ii) of the Parent Disclosure Letter and each of their Subsidiaries which are not controlled by Parent shall not be deemed to be Subsidiaries of Parent or Parent Joint Ventures.
“Tax” or “Taxes” means any federal, state, local or foreign taxes, levies, duties, tariffs, imposts or other similar charges in the nature of a tax imposed by any Governmental Entity, including any income, franchise, windfall or other profits, gross receipts, premiums, property, imputed underpayment, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, goods and services, gains, license, registration, documentation, severance, occupation, environmental, disability, real property, personal property, alternative or add-on minimum, estimated or other tax, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto, in each case, whether disputed or not.
“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing, declaration or other document filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Taxing Authority” means any Governmental Entity responsible for the imposition, administration, assessment or collection of any Tax.
“Willful Breach” means a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

2026 Bonus	Section 8.4(c)
Adjusted Parent Option	Section 4.5(d)
Agreement	Preamble
Articles of Merger	Section 2.3
Asset Contribution	Recitals
Bonus Plan	Section 8.4(c)
Book-Entry Company Shares	Section 4.2(b)(i)
Cancelled Shares	Section 4.1(b)
Certificates	Section 4.2(b)(i)
Chosen Courts	Section 11.8(b)
Closing	Section 2.2
Closing Date	Section 2.2
Commitment Letter	Section 1.1
Company	Preamble
Company Adverse Recommendation Change	Section 7.4(c)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Condominium Property	Section 5.20(i)
Company Disclosure Letter	Article V
Company Equity Interests	Section 5.2(b)
Company Excess Stock	Section 5.2(a)
Company Financial Advisor Opinion	Section 5.22
Company Financial Statements	Section 5.6(b)
Company Ground Lease	Section 5.20(e)
Company Ground Leased Real Property	Section 5.20(e)
Company Joint Venture	Section 5.1(b)
Company Leased Real Property	Section 5.20(b)
Company Majority Joint Venture	Section 5.1(b)
Company Material Contract	Section 5.14(b)
Company Minority Joint Venture	Section 5.1(b)
Company Owned Real Property	Section 5.20(a)
Company Permits	Section 5.19(b)
Company Preferred Stock	Section 5.2(a)
Company Properties	Section 5.20(b)
Company PropTech Investment	Section 5.30
Company REIT Counsel	Section 9.2(e)
Company REIT Subsidiary	Section 5.13(d)
Company SEC Documents	Section 5.6(a)
Company Structured Investment Programs	Section 5.20(l)
Company Subsidiary	Section 5.1(b)
Company Subsidiary Partnership	Section 5.13(n)
Company Tax Counsel	Section 9.3(f)
Company Tax Protection Agreements	Section 5.13(n)
Company Title Insurance Policies	Section 5.20(j)
Company Title Insurance Policy	Section 5.20(j)
Company Transaction Litigation	Section 8.10
Competing Proposal	Section 7.4(k)
Consent Solicitations	Section 8.13(b)(i)
Continuing Employee	Section 8.4(a)
Contributed Assets	Recitals
Contribution Agreement	Section 2.1(a)
Contribution Effective Time	Section 2.1(a)
Covered Persons	Section 8.5(a)
Debt Offer Documents	Section 8.13(b)(iv)
Disregarded Entity	Section 7.3(f)
Effective Time	Section 2.3
Electronic Delivery	Section 11.5
Enforceability Exceptions	Section 5.3
Exchange Act	Section 5.5
Exchange Agent	Section 4.2(a)
Exchange Fund	Section 4.2(a)

Financing Indemnified Persons	Section 1.1
Form S-4	Section 5.5
Forward Sale Agreements	Section 5.2(b)
Fractional Share Consideration	Section 4.1(a)
Fractional Shares	Section 4.8(b)
GAAP	Section 5.6(b)
Governmental Entity	Section 5.5
Indemnification Agreements	Section 8.5(a)
Initial Year of Participation	Section 8.4(b)
Intended Tax Treatment	Section 2.7
Interim Period	Section 7.1(a)
Joint Proxy Statement	Section 5.5
Legal Proceeding	Section 5.10
LLC Act	Recitals
Malicious Code	Section 5.18(a)
Measurement Date	Section 5.2(a)
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Sub	Preamble
MGCL	Recitals
New Plans	Section 8.4(a)
New Welfare Plans	Section 8.4(b)
Note Offers and Consent Solicitations	Section 8.13(b)(i)
NYSE	Section 3.1
Offers to Exchange	Section 8.13(b)(i)
Old Plans	Section 8.4(b)
Parent	Preamble
Parent Adverse Recommendation Change	Section 7.4(g)
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Common Shares	Recitals
Parent Condominium Property	Section 6.20(i)
Parent Disclosure Letter	Article VI
Parent Equity Interests	Section 6.2(b)
Parent Financial Advisor Opinion	Section 6.22
Parent Financial Statements	Section 6.6(b)
Parent Ground Lease	Section 6.20(e)
Parent Ground Leased Real Property	Section 6.20(e)
Parent Joint Venture	Section 6.1(b)
Parent Leased Real Property	Section 6.20(b)
Parent Majority Joint Venture	Section 6.1(b)
Parent Material Contract	Section 6.14(b)
Parent Minority Joint Venture	Section 6.1(b)
Parent OP	Preamble
Parent Owned Real Property	Section 6.20(a)
Parent Permits	Section 6.19(b)
Parent Properties	Section 6.20(b)
Parent PropTech Investment	Section 6.30
Parent REIT Counsel	Section 9.3(e)
Parent REIT Subsidiary	Section 6.13(d)
Parent SEC Documents	Section 6.6(a)
Parent Subsidiary	Section 6.1(b)
Parent Subsidiary Partnership	Section 6.13(n)
Parent Tax Counsel	Section 9.2(f)
Parent Tax Protection Agreements	Section 6.13(n)
Parent Title Insurance Policies	Section 6.20(j)
Parent Title Insurance Policy	Section 6.20(j)
Parent Transaction Litigation	Section 8.10
Parties	Preamble
Party	Preamble
Pre-Merger Financing Transaction	Section 8.13(c)
PropTech	Section 5.30
Qualified REIT Subsidiary	Section 5.13(d)
Qualifying Income	Section 10.2(e)

REIT	Section 5.13(b)
REIT Distribution	Section 7.6(b)
Sarbanes-Oxley Act	Section 5.6(a)
SDAT	Section 2.3
Section 16	Section 8.8
Section 409A	Section 4.5(c)
Securities Act	Section 5.6(a)
Share Authorization Amendment	Section 3.2(e)
Share Authorization Amendment Approval	Section 6.3
Specified Date	Section 10.1(d)
Success-Based Fee	Section 7.3(i)
Superior Proposal	Section 7.4(l)
Surviving Entity	Section 2.1(b)
Takeover Statutes	Section 5.26
Taxable REIT Subsidiary	Section 5.13(d)
Trade Secrets	Section 1.1
Transaction Litigation	Section 8.10
Transactions	Recitals
Transfer Taxes	Section 7.3(d)

Section 1.3 Interpretation.
(a) Unless the express context otherwise requires:
(i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(iii) the terms “Dollars” and “$” mean United States Dollars;
(iv) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;
(v) the table of contents and headings set forth in this Agreement or any Schedule or Exhibit of this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such Schedule or Exhibit or any term or provision hereof or thereof;
(vi) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(vii) references herein to any gender shall include each other gender;
(viii) references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof; provided that, for purposes of Section 1.3(a)(xvii), Contracts relating to Indebtedness shall be considered to have been “made available” exclusive of immaterial amendments, supplements or modifications thereto;
(ix) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(x) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law or license will be deemed to refer to such Law or license (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date;
(xi) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;
(xii) the word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if”;
(xiii) the term “or” is not exclusive, and shall be interpreted as “and/or”;
(xiv) the phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement;
(xv) all references in this Agreement to “days” refer to “calendar days” unless otherwise specified;

(xvi) any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken no later than 8:00 p.m. New York time, on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event; and
(xvii) any item shall be considered “made available” to Parent, Parent OP, Merger Sub or the Company, as applicable, to the extent such phrase appears in this Agreement, if such item has been provided in writing (including electronic mail) to such Party or directly to its legal counsel, posted by (A) in the case of Parent, Parent OP or Merger Sub, the Company or its Representatives in the electronic data room established by the Company on Intralinks titled “Project Canopy (Aspen VDR)” or, in the case of any documents filed with the SEC, filed by the Company with the SEC, in each case, prior to 10:00 p.m., New York time, on the Business Day prior to the date of this Agreement or (B) in the case of the Company, Parent, Parent OP or Merger Sub or their respective Representatives in the electronic data room established by Parent on Intralinks titled “Project Canopy VDR (Elm)” or, in the case of any documents filed with the SEC, filed by Parent with the SEC, in each case, prior to 10:00 p.m., New York time, on the Business Day prior to the date of this Agreement.
(b) If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.
ARTICLE II

THE TRANSACTIONS
Section 2.1 The Transactions.
(a) Asset Contribution. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, on the Closing Date at such time as shall be agreed to by the Company and Parent and as set forth in the Contribution Agreement, but in any event prior to the Effective Time (the “Contribution Effective Time”), pursuant to a contribution agreement reasonably acceptable in form and substance to Parent and the Company (the “Contribution Agreement”), the Company shall contribute the Contributed Assets to Parent OP in exchange for a number of Parent OP Units that, in the aggregate have a value equal to the fair market value of the Contributed Assets, as mutually determined in good faith by Parent and the Company.
(b) Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the LLC Act and MGCL, at the Effective Time, immediately following the Asset Contribution and subject to the completion of the Asset Contribution, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of Parent.
Section 2.2 Closing. The closing of the Transactions (the “Closing”) will take place by electronic exchange of documents and signatures on the third (3rd) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article IX to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date or place as is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”
Section 2.3 Effective Time. On the Closing Date, the Company, Parent, Parent OP and Merger Sub shall (a) file articles of merger with respect to the Merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) prepared and executed in accordance with the MGCL and the LLC Act and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL and the LLC Act in connection with the Merger. The Merger shall become effective upon the filing of the Articles of Merger with the SDAT or on such date and time as shall be agreed to by the Company and Parent and specified in the Articles of Merger, which shall be on the same date as the Contribution Effective Time but at a time that is after the Contribution Effective Time (such date and time being hereinafter referred to as the “Effective Time”). For the avoidance of doubt, the Parties shall cause the Asset Contribution and the Merger to occur on the Closing Date, with the Asset Contribution occurring immediately prior to the Merger.
Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the MGCL, the LLC Act, this Agreement and the Articles of Merger.
Section 2.5 Officers. From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the governing documents of the Surviving Entity and applicable Law.
Section 2.6 Governing Documents. At the Effective Time, the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Entity and the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity, in each case until amended in accordance with applicable Law and as provided in such organizational document.

Section 2.7 Intended Tax Treatment. It is intended that, for U.S. federal income tax purposes, (a) the Asset Contribution shall qualify as a transaction described in Section 721(a) of the Code in its entirety and in which no gain or loss shall be recognized for U.S. federal income tax purposes, (b) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (c) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder (together, the “Intended Tax Treatment”).
Section 2.8 Surviving Entity Contribution. As soon as reasonably practicable after the Effective Time, Parent shall (a) cause the Surviving Entity to distribute or otherwise transfer to Parent the Parent OP Units issued in the Asset Contribution and (b) following the transfer described in clause (a) contribute all of the limited liability company interests of the Surviving Entity to Parent OP in exchange for a number of Parent OP Units equal to the difference between (i) the aggregate number of Parent Common Shares issued in the Merger and (ii) the number of Parent OP Units issued in the Asset Contribution.
Section 2.9 Alternative Structure. Notwithstanding anything to the contrary set forth in this Agreement, Parent and the Company may, upon mutual agreement, elect to effect an alternatively structured business combination involving the Company and Parent and certain Subsidiaries thereof in lieu of the Merger; provided that in no event shall the election of or the implementation of such an alternative structure adjust or change the relative and/or total consideration payable under this Agreement.
ARTICLE III

CERTAIN GOVERNANCE MATTERS
Section 3.1 Name. Prior to the Closing, Parent and the Company shall mutually agree on the name and logo of Parent, which will be changed and effective as of the Effective Time and which will reflect the strong legacy of each of the Company and Parent. From and after the Closing, shares of Parent will be listed on the New York Stock Exchange (the “NYSE”) or, if Parent and the Company shall so determine, the Nasdaq Stock Market, in each case under a ticker symbol to be mutually agreed between Parent and the Company.
Section 3.2 Additional Governance Matters.
(a) Headquarters. Following the Effective Time, Parent shall have dual headquarters in Chicago, Illinois and Arlington, Virginia.
(b) Chair and Chief Executive Officer of Parent. Effective as of the Effective Time, (i) Stephen E. Sterrett, the Lead Trustee of the Parent Board, shall be appointed to serve as the Chairman of the Parent Board and (ii) Benjamin W. Schall, the Chief Executive Officer of the Company, shall be appointed to serve as the Chief Executive Officer of Parent.
(c) Parent Board. Prior to the Effective Time, Parent shall take all requisite action so that, as of the Effective Time, the size of the Parent Board shall be fixed at a total of fourteen (14) trustees, consisting of:
(i) seven (7) trustees designated by Parent, in good faith consultation with the Company, prior to the Effective Time, including David J. Neithercut and Stephen E. Sterrett, each of which designees shall be a member of the Parent Board as of immediately prior to the Effective Time; and
(ii) seven (7) trustees designated by the Company, in good faith consultation with Parent, prior to the Effective Time, including Timothy J. Naughton and Benjamin W. Schall, each of which designees shall be a member of the Company Board as of immediately prior to the Effective Time.
(d) Board Committees. Effective as of the Effective Time, the standing committees of the Parent Board will be comprised initially of equal numbers of trustees who served on the Parent Board prior to the Effective Time and directors who served on the Company Board prior to the Effective Time, and the chairs of such standing committees will be divided equally between trustees who served on the Parent Board prior to the Effective Time and directors who served on the Company Board prior to the Effective Time, and Parent and the Company shall mutually agree upon the prospective members of the committees of the Parent Board, and the chairs of such committees, prior to the Effective Time; provided, however, that the composition of such committees shall be designated by the Parent Board in accordance with Parent’s organizational documents and corporate governance guidelines, and shall comply with the listing standards of the NYSE and the applicable rules of the SEC.
(e) Parent Articles. At the Effective Time, the Parent Articles shall be the Parent Articles as of immediately prior to the Effective Time; provided, however, that, subject to the receipt of the Share Authorization Amendment Approval, the Parent Articles as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit B (the “Share Authorization Amendment”), and as so amended shall be the Parent Articles until thereafter amended in accordance with applicable law.
(f) Parent Bylaws. At the Effective Time, the Parent Bylaws shall be the Parent Bylaws as of immediately prior to the Effective Time.

ARTICLE IV

TREATMENT OF SECURITIES
Section 4.1 Treatment of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or of Merger Sub:
(a) Treatment of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares, shall be converted into the right to receive a number of validly issued, fully paid and nonassessable Parent Common Shares equal to the Exchange Ratio plus any Fractional Share Consideration (collectively, the “Merger Consideration”). From and after the Effective Time, all shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled, retired and shall cease to exist, and each holder of a share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 4.2, including the right to receive, pursuant to Section 4.8, cash in lieu of fractional Parent Common Shares, if any, into which such shares of Company Common Stock would have been converted pursuant to this Section 4.1(a) (the “Fractional Share Consideration”), and any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time together with the amounts, if any, payable pursuant to Section 4.2(f).
(b) Cancellation of Treasury Shares, Company-Owned Shares and Parent-Owned Shares. Each share of Company Common Stock held in treasury or held or owned by the Company, Parent or Merger Sub immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c) Treatment of Merger Sub Securities. All equity securities of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as equity securities of the Surviving Entity.
(d) Treatment of Parent Common Shares. Each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of Parent.
(e) Adjustment to Merger Consideration. Without limiting the provisions of this Agreement and subject to Section 7.1(b) and Section 7.2(b), the Merger Consideration (including the Exchange Ratio) shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock or Parent Common Shares that is not in connection with any REIT Distribution), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock or Parent Common Shares effectuated after the date hereof and prior to the Effective Time, so as to provide the holders of shares of Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration. Nothing in this Section 4.1(e) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.
Section 4.2 Payment for Securities; Surrender of Certificates.
(a) Exchange Fund. Not less than five (5) Business Days prior to the Effective Time, Parent shall designate a bank or trust company, which shall be Parent’s transfer agent or another bank or trust company to be mutually agreed upon between Parent and the Company, to act as the exchange agent and paying agent in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and to make payments in respect of any dividends or other distributions with respect to Parent Common Shares pursuant to Section 4.2(f). At or prior to the Effective Time, Parent shall, for the sole benefit of the holders of the shares of Company Common Stock, provide to the Exchange Agent evidence of Parent Common Shares in book-entry form issuable pursuant to Section 4.1(a) and deposit with the Exchange Agent cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments to the Company’s stockholders as contemplated by Section 4.1, Parent shall take all actions necessary to promptly deposit additional Parent Common Shares or funds, as applicable, with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding Ten Billion Dollars ($10,000,000,000) (based on the most recent financial statements of such bank that are then publicly available), in each case, that meets the requirements of “cash or cash items” under Section 856(c)(4) of the Code, and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Company Shares pursuant to this Article IV, and following any losses from any such investment, Parent shall reasonably promptly deposit (or cause to be deposited) additional cash in immediately available funds to the Exchange Agent for the benefit of the holders of Certificates or Book-Entry Company Shares at the Effective Time in the amount of such losses, which additional cash will be deemed to be part of the Exchange Fund. Any interest and other income resulting from such investments shall be paid to the Surviving Entity on the earlier of (i) nine (9) months after the Effective Time or (ii) the full payment of the Exchange Fund.

(b) Procedures for Surrender.
(i) Promptly following the Effective Time, Parent shall, and shall cause the Surviving Entity to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Company Shares”) and whose shares of Company Common Stock were converted pursuant to Section 4.1 into the right to receive the Merger Consideration (A) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent or, in the case of Book-Entry Company Shares, upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Company Shares in exchange for payment of the Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 4.8, and any dividends or other distributions on Parent Common Shares in accordance with Section 4.2(f). Such instructions shall provide that (1) at the election of the surrendering holder, Certificates may be surrendered by hand delivery or otherwise, (2) the Merger Consideration in exchange for Certificates and Book-Entry Company Shares shall be delivered in uncertificated book-entry form to the surrendering holder and (3) the Fractional Share Consideration and any dividends or other distributions under Section 4.2(f), if any, payable in exchange for Certificates and Book-Entry Company Shares will be payable by wire transfer to the surrendering holder.
(ii) Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Company Share for cancellation to the Exchange Agent, together with a duly completed and validly executed letter of transmittal in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Company Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Company Share pursuant to the provisions of this Article IV and, if applicable, the Fractional Share Consideration that such holder has the right to receive pursuant to Section 4.8, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Common Shares in accordance with Section 4.2(f) less any required withholding of Taxes, plus any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. Any Certificates (or affidavit of loss in lieu thereof) or Book-Entry Company Shares so surrendered shall be forthwith cancelled.
(iii) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Taxes either have been paid or are not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Company Shares shall only be made to the Person in whose name such Book-Entry Company Shares are registered.
(iv) Until surrendered as contemplated by this Section 4.2, each Certificate and Book-Entry Company Share shall be deemed at any time from and after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article IV, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 4.8, any dividends or other distributions on Parent Common Shares in accordance with Section 4.2(f) and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.
(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Company Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(d) Termination of Exchange Fund; No Liability. At any time following nine (9) months after the Effective Time, the Surviving Entity shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Company Shares, and thereafter such holders shall be entitled to look only to the Surviving Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 4.8, any dividends or other distributions on Parent Common Shares in accordance with Section 4.2(f) and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time, payable upon due surrender of their Certificates or Book-Entry Company Shares and compliance with the procedures in Section 4.2(b). Notwithstanding the foregoing, none of the Surviving Entity, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Company Share for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if reasonably required by the Surviving Entity, the posting by such holder of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the applicable Merger Consideration payable in respect thereof pursuant to Section 4.1 hereof, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 4.8, any dividends or other distributions on Parent Common Shares in accordance with Section 4.2(f) and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.
(f) Dividends with Respect to Parent Common Shares. No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Company Share with respect to the Parent Common Shares issuable hereunder, and all such dividends and other distributions paid with respect to such Parent Common Shares to which such holder is entitled pursuant to this Agreement shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Company Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Company Share (or affidavit of loss in lieu thereof and if required by Section 4.2(e), posting of a bond), there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Common Shares.
Section 4.3 No Appraisal Rights. No dissenters’ or appraisal rights, or other rights of objecting stockholders, shall be available with respect to the Merger or the other Transactions.
Section 4.4 Treatment of Parent Equity Awards.
(a) Parent Time-Vesting Restricted Share Awards, Parent Time-Vesting Restricted Unit Awards and Parent Options. Except as set forth in Section 4.4(a) of the Parent Disclosure Letter, as of the Effective Time, each Parent Time-Vesting Restricted Share Award, Parent Time-Vesting Restricted Unit Award, and Parent Option granted under a Parent Equity Plan outstanding immediately prior to the Effective Time shall remain outstanding and continue to be subject to the terms and conditions of the applicable Parent Equity Plan and individual award agreement in effect immediately prior to the Effective Time, including the applicable vesting schedule, retirement provisions and double-trigger vesting acceleration entitlements.
(b) Parent LTI Awards. As of the Effective Time, each Parent LTI Restricted Share Award and each Parent LTI Restricted Unit Award granted under a Parent Equity Plan outstanding immediately prior to the Effective Time shall be deemed earned, with the applicable performance-based vesting conditions deemed to be achieved based on the greater of target performance and the actual level of performance (as calculated as of the latest practicable date prior to the Effective Time and certified by the Compensation Committee of the Parent Board prior to the Effective Time) and any such earned Parent LTI Restricted Share Award and each Parent LTI Restricted Unit Award shall remain outstanding and continue to be subject to the terms and conditions of the applicable Parent Equity Plan and individual award agreement in effect immediately prior to the Effective Time, including the applicable time-based vesting schedule (but not, for the avoidance of doubt any performance-based vesting terms or conditions), retirement provisions and double-trigger vesting acceleration entitlements. All dividend equivalents owed with respect to such earned Parent LTI Restricted Share Awards and earned Parent LTI Restricted Unit Awards will be paid promptly in accordance with the applicable award terms.
Section 4.5 Treatment of Company Equity Awards.
(a) Company Restricted Share Awards. Except as set forth in Section 4.5(a) of the Company Disclosure Letter, as of the Effective Time, each Company Restricted Share Award granted under a Company Equity Plan outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of the Company Restricted Share Award, shall be converted into a Parent Time-Vesting Restricted Share Award with respect to a number of Parent Common Shares, rounded to the nearest whole number of shares, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Share Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, subject to and in accordance with the terms of the applicable Company Equity Plan and Company Restricted Share Award agreement in effect immediately prior to the Effective Time, including the applicable vesting schedule, retirement provisions, double-trigger vesting acceleration entitlements and payment of dividend entitlements.
(b) Company Performance Awards. As of the Effective Time, each Company Performance Award granted under a Company Equity Plan outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of any Company Performance Award, shall be converted into a Parent Time-Vesting Restricted Share Award or Parent Time-Vesting Restricted Unit Award with respect to a number of Parent Common Shares, rounded to the nearest whole number of shares, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance Award immediately prior to the Effective Time, determined by deeming any performance-based vesting criteria applicable to such Company Performance Award to be achieved based on the greater of target performance and the actual level of performance (as calculated as of the latest practicable date prior to the Effective Time and certified by the Compensation Committee of the Company Board prior to the Effective Time) multiplied by (ii) the Exchange Ratio, subject to and in accordance with the terms of the applicable Company Equity Plan and form of Company Restricted Share Award agreement in effect immediately prior to the Effective

Time, including the applicable time-based vesting schedule (but not, for the avoidance of doubt any performance-based vesting terms or conditions) that was associated with that Company Performance Award but that shall have other terms as are associated with the form of Company Restricted Share Award including, retirement provisions and double-trigger vesting acceleration entitlements. Each holder of a Company Performance Award shall receive a payment in cash equal to cumulative dividends paid by the Company with respect to the shares of Company Common Stock deemed earned in accordance with this Section 4.5(b) from the date of grant of the Company Performance Award through the Effective Time.
(c) Company Deferred Unit Awards. As of the Effective Time, each Company Deferred Unit Award outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of any Company Deferred Unit Award, shall be converted into a number of Parent Common Shares, rounded to the nearest whole number of shares, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Deferred Unit Award immediately prior to the Effective Time (inclusive of any dividends paid on shares of Company Common Stock that have been reinvested and credited in the form of additional Company Deferred Unit Awards) multiplied by (ii) the Exchange Ratio, subject to and in accordance with the terms of the Company Directors’ Deferred Compensation Plan; provided, however, that to the extent that any Company Deferred Unit Award constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), the conversion and settlement of such award pursuant to this Section 4.5(c) shall be effected only in a manner that complies with, or is exempt from, Section 409A, and that such actions shall be made at the earliest time permitted under Section 409A upon a permissible payment event (including a “separation from service” within the meaning of Section 409A), and this Agreement shall be interpreted and administered in a manner intended to avoid the imposition of taxes, penalties or interest under Section 409A.
(d) Company Options. As of the Effective Time, each Company Option outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of any Company Option, shall be converted into a Parent Option with respect to a number of Parent Common Shares equal to the product, rounded down to the nearest whole number of shares, of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, and with an exercise price per share, rounded up to the nearest whole cent, equal to (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio (each, an “Adjusted Parent Option”). Each Adjusted Parent Option shall continue to be subject to the terms of the applicable Company Equity Plan and Company Option award agreement in effect immediately prior to the Effective Time, including the applicable vesting schedule, retirement provisions and double-trigger vesting acceleration entitlements. The exercise price and the number of Parent Common Shares subject to such Adjusted Parent Options shall be determined in a manner consistent with the requirements of Section 409A.
(e) Prior to the Effective Time, the Company shall take all corporate actions necessary to effectuate the treatment of the Company Equity Awards as contemplated by this Section 4.5. As of the Effective Time, Parent shall assume the obligations of the Company under each Company Equity Plan and Company Equity Award. Promptly after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering such number of Parent Common Shares necessary to fulfill Parent’s obligations under this Section 4.5(e).
Section 4.6 Treatment of Company ESPP. Prior to the Effective Time, the Company Board or the appropriate committee thereof shall take, or cause to be taken, all reasonably necessary and appropriate action to provide that, subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time. As soon as practicable following the date of this Agreement, the Company Board or the appropriate committee thereof, shall adopt resolutions and shall take, or cause to be taken, all necessary and appropriate action to provide that, with respect to the Company ESPP, (a) participation following the date of this Agreement shall be limited to those employees who participate on the date of this Agreement, (b) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (c) no offering period shall be commenced after the date of this Agreement and (d) each participant’s outstanding right to purchase shares of Company Common Stock under the Company ESPP shall automatically be exercised on the earlier of the last day of the offering period in effect on the date of this Agreement and the day immediately prior to the day on which the Effective Time occurs, and the resulting shares of Company Common Stock will be converted into the Parent Common Shares pursuant to the terms of this Agreement. Without limiting the foregoing, the Company may, in its discretion, suspend or terminate any current or future offering periods under the Company ESPP as it deems advisable prior to the Effective Time and to the extent permitted under the terms of the Company ESPP.
Section 4.7 Withholding. Each of Parent, Parent OP, Merger Sub, the Surviving Entity and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent such amounts are so deducted and withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 4.8 Fractional Shares.
(a) No certificate or scrip representing fractional shares of Parent Common Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Company Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after aggregating all Certificates and Book-Entry Company Shares delivered by such holder) shall receive, in lieu thereof and only on surrender thereof, cash (without interest), by wire transfer of immediately available funds, in an amount representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent of all such Parent Common Shares that would otherwise be issued to such holders. The Parties acknowledge that payment of the cash for the Fractional Share Consideration was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of Fractional Shares.
(b) As promptly as practicable following the Effective Time, Parent shall cause the Exchange Agent to aggregate all fractional Parent Common Shares that would otherwise have been distributed pursuant to the Merger, rounded to the nearest whole share (the “Fractional Shares”), and deliver such Fractional Shares to its designated broker for sale on the open market at the then prevailing market price of Parent Common Shares, which sale or sales shall be completed as promptly as practicable following the Effective Time. Parent shall cause the Exchange Agent to, upon receipt of the proceeds of such sale or sales of Fractional Shares from its designated broker, distribute the proceeds of such sale or sales of Fractional Shares to the holders thereof in accordance with Section 4.8(a).
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as otherwise disclosed in (a) the Company SEC Documents publicly filed with or furnished on or after January 1, 2024 until two (2) Business Days prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (in each case, other than any description of historical facts or events included therein)), and provided that nothing set forth or disclosed in any such Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.2 (Capitalization), Section 5.22 (Opinion of Financial Advisor), Section 5.25 (Brokers; Expenses), Section 5.26 (Takeover Statutes) and Section 5.27 (Required Vote), or (b) the confidential disclosure letter delivered by the Company to Parent, Parent OP and Merger Sub concurrently with this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent, Parent OP and Merger Sub as follows:
Section 5.1 Organization and Qualification; Subsidiaries.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite power and authority to own and conduct its business as now being conducted. Each Company Subsidiary is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of organization and has the requisite power and authority to own and conduct its business as now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Parent, prior to the execution of this Agreement, true and complete copies of the Company Governing Documents. Each of the Company Governing Documents is in full force and effect, and the Company is not in violation of any of the provisions of such documents in any material respect.
(b) Section 5.1(b)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Subsidiaries of the Company (each, a “Company Subsidiary”), other than any Company Joint Ventures, which are set forth in Section 5.1(b)(ii) of the Company Disclosure Letter, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Each Company Subsidiary is in compliance with the terms of its constituent organizational or governing documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.1(b)(ii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list identifying (A) each Company Subsidiary in which a Person other than the Company or a wholly owned Subsidiary of the Company holds capital stock or other equity or voting securities or interest (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan), or securities convertible or exchangeable into or exercisable for capital stock or other equity or voting securities or interest (each such Company Subsidiary, a “Company Majority Joint Venture”), and (B) any other Person which is not a Company Subsidiary, other than as set forth on Section 1.1(b)(ii) of the Company Disclosure Letter, in which the Company or any of its Subsidiaries holds capital stock or other equity or voting securities or interests (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan), or securities convertible or exchangeable into or exercisable for capital stock or other equity or voting securities or interest (each such Person, a “Company Minority Joint Venture,” and together with any Company Majority Joint Venture, a “Company Joint Venture”), in each case, together with the name and jurisdiction of organization or formation of each such Subsidiary or Company Minority Joint Venture, as the case may be. Other than as set forth in Section 5.1(b)(i) and (ii) of the Company Disclosure Letter, none of the Company or the Company Subsidiaries, directly or indirectly, owns any equity interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).
(c) To the extent applicable in the relevant jurisdiction and for the applicable entity type, each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid, nonassessable and is owned by the Company or by a direct or indirect Subsidiary of the Company, free and clear of any Liens (except for Permitted Liens and Liens arising under applicable securities Laws).

Section 5.2 Capitalization.
(a) The authorized capital stock of the Company consists of (i) 280,000,000 shares of Company Common Stock, (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which (A) 308,800 shares have been designated as Series A Preferred Stock; (B) 425,000 shares have been designated as Series B Preferred Stock; (C) 2,300,000 shares have been designated as 8.50% Series C Cumulative Redeemable Preferred Stock; (D) 3,450,000 shares have been designated as 8.00% Series D Redeemable Preferred Stock; (E) 1,000,000 shares have been designated as Series E Junior Participating Cumulative Preferred Stock; (F) 4,455,000 shares have been designated as 9.00% Series F Cumulative Redeemable Preferred Stock; and (G) 4,300,000 shares have been designated as 8.96% Series G Cumulative Redeemable Preferred Stock, and (iii) 20,000,000 shares of excess stock, par value $0.01 per share (“Company Excess Stock”). At the close of business on May 18, 2026 (the “Measurement Date”), there were (A) 141,872,069 shares of Company Common Stock issued and outstanding, (B) no shares of Company Preferred Stock issued or outstanding, (C) no shares of Company Excess Stock issued or outstanding, (D) 189,620 shares of Company Common Stock underlying Company Restricted Share Awards, (E) 262,887 shares of Company Common Stock underlying outstanding Company Performance Awards, assuming achievement of applicable performance goals at the target level (or 525,774 shares of Company Common Stock assuming achievement of applicable performance goals at the maximum level), (F) 101,587 shares of Company Common Stock underlying outstanding Company Deferred Unit Awards, (G) 292,448 shares of Company Common Stock subject to Company Options, (H) 3,936,605 shares of Company Common Stock available for issuance under the Company Equity Plan, (I) 529,908 shares of Company Common Stock available for issuance under the Company ESPP, (J) 1,479,219 shares of Company Common Stock reserved for issuance under the Company DRIP, and (K) 1,059,995 shares of Company Common Stock reserved for issuance upon redemption of Company DownREIT Units.
(b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. All of the issued and outstanding shares of Company Common Stock were issued in compliance with all applicable Laws concerning the issuance of securities. Except as set forth in the Company DownREIT Agreement, the agreements governing any outstanding forward sale, equity forward or similar arrangements (including those entered into in connection with the Company’s “at the market” equity offering program) set forth on Section 5.2(b) of the Company Disclosure Letter (such agreements, the “Forward Sale Agreements”), or in this Section 5.2 and except for changes since the Measurement Date resulting from the issuance of shares of Company Common Stock pursuant to the redemption and conversion features of the Company DownREIT Units, the Company ESPP and Company Equity Awards outstanding on the Measurement Date in accordance with their present terms or as expressly permitted by Section 7.1(b)(iii), there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital shares of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other similar right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any shares of, or other Company Equity Interests in, the Company, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company.
(c) There are no voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of Company Common Stock or any shares of, or other equity interest, of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares or other Company Equity Interests. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with stockholders of the Company on any matters related to the Company.
(d) Except for the Company Dividend Equivalents, all dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and/or are not yet due and payable).
(e) No shares of Company Common Stock are owned by any Company Subsidiary.
(f) Aqua GP, LLC, a wholly owned Subsidiary of the Company, is the sole general partner of the Company DownREIT. As of the close of business on the Measurement Date, 1,059,995 Company DownREIT Units were issued and outstanding, all of which were owned by the limited partners of the Company DownREIT. The general partner of the Company DownREIT holds a general partner interest in the Company DownREIT and does not hold any Company DownREIT Units. Except as set forth in the preceding sentences, as of the Measurement Date, there are no outstanding equity interests of the Company DownREIT. To the Company’s Knowledge, the Company DownREIT Units owned by the limited partners are subject only to the restrictions on transfer set forth in the Company DownREIT Agreement and those imposed by applicable securities laws. All of the outstanding Company DownREIT Units have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. All of the issued and outstanding Company DownREIT Units were issued in compliance with all applicable Laws concerning the issuance of securities.
Section 5.3 Authorization; Validity of Agreement; Company Action. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Asset Contribution, the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Asset Contribution, the Merger and the other Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company pursuant to the MGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to receipt of the Company Stockholder Approval and the filing of the Articles of Merger with, and acceptance for record by, the SDAT. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent, Parent OP and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, (a) and (b), the “Enforceability Exceptions”).
Section 5.4 Board Approval. The Company Board, at a duly held meeting, has unanimously (a) determined and declared that this Agreement and the Transactions, including the Asset Contribution and the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and deemed advisable the execution and delivery of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Asset Contribution and the Merger, (c) directed that the approval of the Merger and the other Transactions be submitted for consideration at a meeting of the Company’s stockholders and (d) resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger and the other Transactions and to include such recommendation in the Joint Proxy Statement.
Section 5.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Asset Contribution, the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Company Subsidiary, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, clearance, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, tribal, state, local or supranational, or any self-regulatory or quasi-governmental authority (each, a “Governmental Entity”), except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) any filings as may be required under the LLC Act and the MGCL in connection with the Merger, (iii) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger, including (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Shareholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (B) a registration statement on Form S-4 pursuant to which the offer and sale of Parent Common Shares in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), (iv) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Merger, (v) such filings as may be required in connection with state and local transfer Taxes, (vi) such filings, notices or other submissions required to be made under any Multifamily Property Laws applicable to the properties of the Company or its Subsidiaries and (vii) any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder, (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration), or require the consent or authorization of any counterparty, under, any of the terms, conditions or provisions of any Company Material Contract, or (d) violate any Order or Law applicable to the Company, any Subsidiary of the Company, or any of their respective properties, assets or operations; except in each of clauses (b), (c) or (d) above where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults (I) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (II) would not prevent or materially impair the Company’s ability to consummate the Merger prior to the Outside Date.
Section 5.6 Company SEC Documents and Financial Statements.
(a) The Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed with or furnished (as applicable) to the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2024 under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates and except to the extent corrected by a subsequent Company SEC Document, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.
(b) All of the audited financial statements for and including the fiscal years ended December 31, 2023, 2024 and 2025, and unaudited interim financial statements for the fiscal quarter ended March 31, 2026, and any other interim period in the fiscal year to end December 31, 2026 included in the Company SEC Documents (including the related notes and schedules thereto) (collectively, the “Company Financial Statements”), (i) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (ii) fairly presented (except as may be indicated in the notes thereto) in all material respects, the financial position and the results of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods then ended (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).
(c) To the Knowledge of the Company, none of the Company SEC Documents are as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, the Company has not received any comments from the SEC with respect to any of the Company SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting the Company which has not been adequately addressed.
(d) Except for any Company Minority Joint Venture or any investment, arrangement or transaction involving any Company Minority Joint Venture and any co-investment, preferred equity, structured investment program or similar investment arrangement, or any development, redevelopment, or similar real estate development activity or interest, the Company is not a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership, preferred equity arrangement or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s published financial statements or other Company SEC Documents.
Section 5.7 Internal Controls; Sarbanes-Oxley Act.
(a) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to the Company’s Knowledge, based on its most recent evaluation prior to the date of this Agreement, has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
(b) Since December 31, 2024, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained Knowledge of any written material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2024, including any written material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis).
Section 5.8 Absence of Certain Changes. Since January 1, 2026 to the date of this Agreement, no Effects have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2026, the Company and the Company Subsidiaries have conducted, in all material respects, their respective businesses in the ordinary course consistent with past practice.
Section 5.9 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Company Financial Statements or referenced in the footnotes thereto set forth in the Company SEC Documents or Company Disclosure Letter, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the most recent balance sheet included in the Company SEC Documents, (c) for liabilities and obligations incurred in connection with the Transactions, and (d) for liabilities and obligations pursuant to any Company Material Contract other than liabilities or obligations due to material breaches thereunder, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.10 Litigation. There is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), pending against (or to the Company’s Knowledge, threatened in writing against or naming as a party thereto) the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.11 Benefits.
(a) Except as would not reasonably be expected to result in, either individually or in the aggregate, any material liability to the Company and its Subsidiaries, taken as a whole, with respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.
(b) None of the Company and its Subsidiaries has, at any time during the last six (6) years, contributed to or been obligated to contribute to a multiemployer plan or a multiple employer plan (within the meaning of ERISA), and none of the Company and its Subsidiaries has incurred any liability that has not been satisfied to a multiemployer plan or multiple employer plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a multiemployer plan or multiple employer plan.
(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan is in compliance with its terms, ERISA, the Code and other applicable Law. With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification or a timely application for such determination is now pending or is not yet required to be filed, and (ii) except as would not reasonably be expected to result in a Company Material Adverse Effect, no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.
(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.
(e) There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that would reasonably be expected to result in any liability of the Company or any of its Subsidiaries in an amount that would be material to the Company and its Subsidiaries, taken as a whole.
(f) No Company Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.
(g) The execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any material payment or benefit from the Company or any of its Subsidiaries becoming due, or increase the amount of any payment or benefit due, to any current or former employee of the Company or any of its Subsidiaries, (ii) increase any material benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from the Company or any of its Subsidiaries to any current or former employee of the Company or any of its Subsidiaries.
(h) There are no pending, or, to the Knowledge of the Company, threatened, Legal Proceedings against any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries or as would not reasonably be expected to have a Company Material Adverse Effect.
(i) Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any person for any Taxes set forth under Section 409A or 4999 of the Code (or any similar provision of state, local or foreign law).
Section 5.12 Labor.
(a) No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three (3) years or are now being conducted. Neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is currently experiencing, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.
(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, pay equity and the collection and payment of withholding or social security taxes and (ii) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

Section 5.13 Taxes. (a) All material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been timely filed (taking into account any valid extensions of time within which to file), and all such Tax Returns are true, complete and correct in all material respects. All material Taxes required to be paid by or on behalf of the Company and each of its Subsidiaries (whether or not shown as due on a Tax Return) have been timely paid.
(b) The Company (i) for all taxable years beginning with its taxable year ended December 31, 1994 through its taxable year ended December 31, 2025, has been organized and operated in conformity with the requirements to qualify for, and has been subject to, taxation as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”); (ii) has been organized and operated since January 1, 2026 through the date hereof, and intends to continue to be organized and to operate through the Effective Time, in such a manner as to enable the Company to continue to meet the requirements for qualification and taxation as a REIT for any taxable year that ends after the date hereof and on or before the Closing Date; and (iii) has not taken or omitted to take any action that could reasonably be expected to result in its failure to qualify for taxation as a REIT prior to the Effective Time, and no challenge by the IRS or any other Taxing Authority to its status or qualification for taxation as a REIT is pending or, to the Knowledge of the Company, threatened.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no current audits, disputes, examinations or other proceedings pending with respect to any Taxes or Tax Returns of the Company or its Subsidiaries, (ii) the Company and its Subsidiaries have not received a written notice or announcement of any audits, disputes, examinations or proceedings with respect to Taxes, (iii) no deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the Company’s Knowledge, threatened, by any Taxing Authority, which deficiency has not yet been settled or otherwise resolved, and (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open Tax year. Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law).
(d) Section 5.13(d) of the Company Disclosure Letter sets forth a true and complete list of each entity in which the Company directly or indirectly owns an interest that is a REIT (a “Company REIT Subsidiary”), a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”) and the U.S. federal income tax classification of each such entity.
(e) Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code, nor has it disposed of any such asset during its current taxable year. Each Subsidiary of the Company that is a partnership, joint venture, or limited liability company and which has not elected to be a Taxable REIT Subsidiary or a REIT and is not treated as a Qualified REIT Subsidiary is treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.
(f) The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(g) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.
(h) Since its taxable year ended December 31, 2014, neither the Company nor any of its Subsidiaries (i) has incurred any liability for material Taxes under Sections 856(c)(7), 856(g)(5), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid or (ii) has incurred any liability for material Taxes other than (A) in the ordinary course of business or consistent with past practice or (B) transfer or similar Taxes arising in connection with sales of property.
(i) Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.
(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries (other than (I) any agreements or arrangements solely between or among the Company or any of its Subsidiaries or (II) any customary Tax indemnification provisions contained in any commercial agreements entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes) that are currently in force, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date. Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, or by contract (excluding customary indemnification provisions contained in credit or other commercial agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes).
(k) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(l) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the

Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355(a) of the Code) in conjunction with the Transactions.
(m) Since the Company’s taxable year ended December 31, 2014, neither the Company nor any of its Subsidiaries (other than any Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including such taxable year that will close as of the Closing Date) attributable to such entity or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.
(n) There are no Company Tax Protection Agreements (as hereinafter defined) in force (in whole or in part) as of the date hereof. As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any of its Subsidiaries is a party pursuant to which (i) any liability to direct or indirect holders of equity interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes a holder of equity interests in a Company Subsidiary Partnership, the Company or its Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt (including through deficit capital account restoration obligations, contribution agreements, indemnities or other arrangements that shift risk of loss with respect to debt), (B) retain or not dispose of assets for a period of time that has not since expired, (C) only dispose of assets in a particular manner, (D) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code, and/or (E) offer in-kind redemptions. Section 5.13(n) of the Company Disclosure Letter sets forth a true and complete list of guarantees (as defined in clause (A)) of Company Subsidiary Partnership debt. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for U.S. federal income tax purposes.
(o) Each Company REIT Subsidiary (i) for all taxable years commencing with such Company REIT Subsidiary’s formation and through December 31, 2025, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2026 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in such Company REIT Subsidiary’s failure to qualify as a REIT or in a challenge by the IRS or any other Taxing Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of the Company or such Company REIT Subsidiary.
(p) No entity in which the Company directly or indirectly owns (or owned at any point since December 31, 2014) an interest (including but not limited to the Company DownREIT) is or at any time since the later of such entity’s formation and the date on which the Company acquired a direct or indirect interest in such entity has been a “publicly traded partnership” taxable as a corporation under Section 7704(b) of the Code. At all times since the later of such entity’s formation and the date on which the Company acquired a direct or indirect interest in such entity, each of the Company DownREIT and any other Company Subsidiary Partnership, (A) either (i) has satisfied the requirements of the private placement safe harbor in accordance with Treasury Regulation Section 1.7704-1(h) or (ii) has satisfied the requirements for the lack of actual trading safe harbor in accordance with Treasury Regulations Section 1.7704-1(j) or (B) beginning with the first taxable year in which the applicable partnership did not satisfy the components of clause (A), for all taxable years after the first taxable year in which the applicable partnership did not satisfy the components of clause (A), such partnership has satisfied the “gross income” requirements of Section 7704(c)(2) of the Code.
(q) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is aware of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) prevent or impede the Asset Contribution from qualifying in its entirety as a contribution pursuant to Section 721(a) of the Code in which no gain or loss will be recognized for U.S. federal income tax purposes.
Section 5.14 Contracts.
(a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 5.14(a) of the Company Disclosure Letter sets forth a list or description of each Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, excluding Benefit Plans, which, as of the date of this Agreement:
(i) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;
(ii) contains any material non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or upon consummation of the Transactions, Parent or its Subsidiaries, or which restricts the conduct of any line of business that is material to the Company and its Subsidiaries, except for (A) any ground lease affecting any Company Property, (B) customary use, exclusivity or similar restrictions contained in leases entered into in the ordinary course of business with tenants that do not materially and adversely restrict the current use or operation of the applicable Company Property, and (C) customary exclusivity restrictions contained in material supply agreements related to construction entered into in the ordinary course of business;
(iii) constitutes Indebtedness (including any guarantee thereof) in an amount, with respect to any such individual item of Indebtedness, in excess of $10,000,000 or any letter of credit or similar instrument, with respect to any individual letter of credit or similar instrument in excess of $2,500,000, issued for the account of the Company or any Company Subsidiary or mortgaging, pledging or otherwise placing a Lien securing obligations in an amount, with respect to any such individual Lien, in excess of $10,000,000 on any portion of the assets of the Company or any Company Subsidiary, other than any such agreement, indenture, letter of credit or instrument solely between or solely among the Company and wholly owned Company Subsidiaries;

(iv) requires the Company or any of its Subsidiaries to dispose of or acquire real property (or an interest therein) with a fair market value in excess of $1,000,000, or provides for any pending or contemplated merger, consolidation or similar business combination transaction involving the Company or any of its Subsidiaries, except for, in each case, (x) any Company Leased Real Property, (y) any ground lease affecting any Company Property or (z) any Company Development Property or Company Redevelopment Property or any contract or option to purchase land;
(v) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction with an outstanding obligation of the Company or its Subsidiaries not reasonably estimated to exceed $1,000,000; provided the foregoing shall not include the collateral assignment of rights under any such interest rate caps, interest rate collars, interest rate swaps or other contracts or agreement relating to a hedging transaction to the Company or its Subsidiaries pursuant to a Company Structured Investment Program;
(vi) is intended to reduce or eliminate the fluctuations in the prices of commodities;
(vii) (A) is a Company Joint Venture or (B) relates to a Company Joint Venture and involves annual payments or other consideration to the parties thereunder in excess of $20,000,000 in the aggregate;
(viii) constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any of its Subsidiaries (other than advances made pursuant to and expressly disclosed in leases with respect to Company Leased Real Property or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a lease with respect to Company Leased Real Property with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $5,000,000;
(ix) relates to the ongoing or scheduled development, construction or capital expenditures, in each case requiring aggregate payments by the Company or any of its Subsidiaries in excess of $50,000,000 in any twelve (12)-month period, except in connection with (A) any Company Development Property or Company Redevelopment Property and (B) for any lease with respect to Company Leased Real Property or any ground lease affecting any Company Property;
(x) prohibits the payment of dividends or distributions in respect of shares of Company Common Stock or shares of any Company Subsidiary;
(xi) grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Company Property that, individually or in the aggregate, is material to the Company, except in connection with (A) the Company PropTech Agreements or other customary provisions included in investment agreements related to the Company PropTech Investments and (B) the developer funding program as described in Section 5.14(a)(xi) of the Company Disclosure Letter;
(xii) pursuant to which the Company is lessee of any personal property or real property owned by any other party, for which the aggregate rental amount exceeds $10,000,000 over the remaining term of such contract (other than ground leases);
(xiii) pursuant to which the Company or any of its Subsidiaries manages, is a development manager of, or the leasing agent of any real properties owned or ground leased by any third party Person under which the aggregate annual payments or other consideration to the Company or any Subsidiary thereunder is more than $5,000,000 in the aggregate;
(xiv) is a material collective bargaining agreement;
(xv) governs the development or ownership of Intellectual Property Rights developed for or on behalf of the Company or any of its Subsidiaries, which Intellectual Property Rights are material to their business, taken as a whole, by any third party; or
(xvi) includes the grant to or receipt from a third party of any material license, covenant not to sue or other material right to use any Intellectual Property Rights, other than non-exclusive licenses (A) granted to customers, distributors, resellers and business partners in the ordinary course of business or (B) on standardized terms for commercially available Software or technology.
(b) Each Contract of the type described above in Section 5.14(a) and in effect on the date of this Agreement, whether or not set forth in Section 5.14(a) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.” As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is legal, valid and binding on the Company and each Company Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by the Enforceability Exceptions, (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and (iii) to the Company’s Knowledge, no event has occurred that with notice or lapse of time or both would constitute a material violation, breach or default under any Company Material Contract. Neither the Company nor any of its Subsidiaries has received notice of any material breach, violation or default under any Company Material Contract, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

Section 5.15 Investment Company Act. Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
Section 5.16 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:
(a) The Company and each Company Subsidiary are in compliance with all Environmental Laws.
(b) Neither the Company nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law, or that any Order has been issued against the Company or any of its Subsidiaries under Environmental Law, which remains unresolved.
(c) There is no litigation, investigation, request for information or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law.
(d) Neither the Company nor any of its Subsidiaries has entered into or agreed to any Order, or is subject to any Order, relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal, cleanup or Release of Hazardous Substances.
(e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has (i) generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported, or Released any Hazardous Substance, or (ii) leased, owned, or operated any real property that is or has been contaminated by any Hazardous Substance, in each case that has given or would reasonably be expected to give rise to a liability of the Company or any of its Subsidiaries under any Environmental Law.
(f) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has assumed, by contract, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.
Section 5.17 Intellectual Property.
(a) Section 5.17(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all of the Owned Registered Company IP and, identifying for each such item as applicable, (i) the record owner, (ii) the applicable jurisdiction, (iii) the issuance, registration, or application number, and (iv) the filing date and issuance, registration, and grant date.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary owns or otherwise has all Intellectual Property Rights used in or practiced by the conduct of its business, and (ii) will continue to have such rights without termination or other material change immediately following the Closing.
(c) To the Knowledge of the Company, the Company and its Subsidiaries exclusively own the Owned Company IP material to their businesses free and clear of all Liens, other than Permitted Liens, and have not granted any exclusive licenses except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Since December 31, 2024, (i) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the operation of the Company’s and its Subsidiaries’ businesses has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the Intellectual Property Rights of another Person, and (ii) no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which could reasonably be expected to be material to the business of the Company and its Subsidiaries. Since December 31, 2024, neither the Company nor any of its Subsidiaries has received any written notice relating to any actual or alleged infringement, misappropriation, or violation of any Intellectual Property Right of another Person by the Company or any of its Subsidiaries that could reasonably be expected to be material to the business of the Company and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing, misappropriating or otherwise violating any Owned Company IP in any material respect.
(e) Except for such Legal Proceedings that, if resolved against the Company or any of its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Legal Proceedings challenging the scope, ownership, validity or enforceability of the Owned Registered Company IP or, to the Knowledge of the Company, any other Intellectual Property Rights licensed exclusively to the Company and, since December 31, 2024, no such Legal Proceedings have been threatened in writing against the Company or any of its Subsidiaries.
(f) The Company and its Subsidiaries take reasonable actions to maintain and protect their material Trade Secrets, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Trade Secrets held by or on behalf of the Company or any of its Subsidiaries have been subject to unauthorized access, disclosure or misuse, or have otherwise been accessed by any Person other than Persons subject to binding obligations of confidentiality in favor of the Company or its Subsidiaries that, to the Knowledge of the Company, have not been breached in any material respect.

Section 5.18 Information Technology; Data Protection.
(a) The Company and its Subsidiaries have taken commercially reasonable efforts to (i) protect and maintain the confidentiality, integrity and security of all Company IT Assets and the material information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any Person, and (ii) prevent the introduction of any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Malicious Code”) to any Company IT Assets. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company IT Assets (x) are free from any defect (y) do not contain any Malicious Code and (z) operate as needed for the conduct of the business of the Company and its Subsidiaries.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2024, there have been no Company Data Security Incidents. The Company and its Subsidiaries have taken commercially reasonable steps to provide for archival, back-up, recovery and restoration of all data and records material to their businesses.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2024, the Company and its Subsidiaries have (i) established and implemented written policies and organizational, physical, administrative and technical measures regarding privacy, cyber security, data protection and the Processing of Personal Data, in each case, that are commercially reasonable, designed to protect against the loss and unauthorized access, use, modification or disclosure of Personal Data, and that meet or exceed all Company Privacy and Security Requirements, and (ii) complied with all Company Privacy and Security Requirements.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2024, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity (including any enforcement notice), letter, or complaint alleging, or providing notice of any investigation concerning, any noncompliance with any applicable Company Privacy and Security Requirements, and no claim, inquiry, enforcement action or other Legal Proceeding of any nature alleging a violation of Company Privacy and Security Requirements by the Company or any of its Subsidiaries has been pending.
Section 5.19 Compliance with Laws; Permits.
(a) (i) Each of the Company and the Company Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of the Company and its Subsidiaries, and (ii) no written notice has been received by the Company or any of its Subsidiaries or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging any non-compliance with any such Laws, except in each case above for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Except for Company Development Properties and Company Redevelopment Properties for which any Company Permits are reasonably expected to be obtained in the ordinary course of development or redevelopment, as applicable, the Company and its Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement (the “Company Permits”) and all of the Company Permits are valid, and in full force and effect, except, in each case, where the failure by the Company or a Company Subsidiary, as applicable, to possess and maintain any Company Permit in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.20 Properties.
(a) Section 5.20(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material real property owned by the Company or its Subsidiaries (the “Company Owned Real Property”) and sets forth the common street address for such Company Owned Real Property and the applicable owner of such Owned Real Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), and except for Permitted Liens, (i) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Owned Real Property or any portion thereof or interest therein, and (ii) to the Knowledge of the Company, there are no boundary disputes relating to any Company Owned Real Property and no encroachments adversely affecting the use of any Company Owned Real Property.
(b) Section 5.20(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all material leases and subleases granted to the Company or the Company Subsidiaries and the real property leased by the Company or any of the Company Subsidiaries (collectively, the “Company Leased Real Property” and, together with the Company Owned Real Property, and in each case, inclusive of (i) all buildings, structures and other improvements and fixtures located on or under such Company Owned Real Property and/or Company Leased Real Property and (ii) all easements, rights and other appurtenances to such Company Owned Real Property and/or Company Leased Real Property, and subject to any easements, impairments, rights and other appurtenances affecting Company Owned Real Property and/or Company Leased Real Property, the “Company Properties”).

(c) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except for Permitted Liens, the Company or a Company Subsidiary has good and valid title to, and marketable and insurable fee simple interest in or a valid leasehold interest in, each of the Company Properties, in each case free and clear of Liens. None of the Company or any of its Subsidiaries owns or leases any material real property which is not set forth on Section 5.20(a) or Section 5.20(b) of the Company Disclosure Letter.
(d) Section 5.20(d) of the Company Disclosure Letter sets forth a complete and accurate list of the real property which, as of the date of this Agreement, (i) is under contract by the Company or a Company Subsidiary to be purchased by the Company or a Company Subsidiary that, upon the closing of such purchase, would otherwise have been required to be disclosed under Section 5.20(a) of the Company Disclosure Letter or (ii) is required under a Contract to be leased or subleased by the Company or a Company Subsidiary as a lessee or sublessee after the date of this Agreement that, upon consummating such leasehold interest, would otherwise have been required to be disclosed under Section 5.20(b) of the Company Disclosure Letter. There are no material real properties that Company or any of its Subsidiaries is obligated to buy, lease or sublease at some future date.
(e) Section 5.20(e) of the Company Disclosure Letter sets forth a complete and accurate list of all real property ground leased by the Company or a Company Subsidiary (the “Company Ground Leased Real Property”) and sets forth the common street address and each applicable lease, sublease, or other occupancy arrangement, whether written or oral (together with the applicable parties thereto) affecting such Company Ground Leased Real Property, and any amendments, guarantees, supplements or other modifications thereto (each, a “Company Ground Lease”). True, correct and complete copies of all Company Ground Leases have been made available to Parent. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Ground Lease is valid, binding and enforceable against the parties thereto. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has a good and valid leasehold interest in the Company Ground Leased Real Property pursuant to the applicable Company Ground Lease, free and clear of all Liens (except Permitted Liens), (ii) each such Company Ground Lease is in full force and effect, subject to the Enforceability Exceptions, and (iii) none of the Company or any Company Subsidiary has received written notice, or delivered notice to any other party, of any material default, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material default, under any Company Ground Lease, other than defaults that have been cured or waived in writing or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
(f) Except for Company Development Properties (solely to the extent such access is contemplated to be in place upon completion of construction), to the Company’s Knowledge, each of the Company Properties has sufficient direct or indirect access to and from publicly dedicated streets for its current use and operation, without any constraints that materially interfere with the normal use, occupancy and operation thereof.
(g) Neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or, to the Company’s Knowledge, threatened with respect to any of the Company Properties, that would interfere in any material manner with the current use (or with respect to Company Development Properties, the future intended use) of the Company Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the operations of such Company Properties (assuming (other than in connection with Company Development Properties) its continued use in the manner it is currently operated), in each case taken as a whole, or (ii) any Laws, including any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation, has been violated (and remains in violation) for any Company Property (other than violations of any zoning regulation or ordinance resulting from a change to such zoning regulation or ordinance which render such Company Property legally non-conforming pursuant to such zoning regulations or ordinances), which have not been cured, contested in good faith or which violations would individually, or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.
(h) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any Subsidiary of the Company has received written notice to the effect that there are any condemnation proceedings that are pending or, to the Knowledge of the Company, threatened in writing with respect to any material portion of any of the Company Properties.
(i) Section 5.20(i) of the Company Disclosure Letter sets forth each Company Property that is subject to a condominium regime in which a Person other than the Company or a Company Subsidiary owns a property interest (other than a commercial condominium regime or a condominium in which the Company Property is structured as a single condominium unit) (a “Company Condominium Property”) and, except as would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or the applicable Company Subsidiary that owns such Company Condominium Property is not in default of the applicable documents governing such condominium regime.
(j) To the extent the Company or any Company Subsidiary, as applicable, has title insurance policies or valid marked-up title commitments evidencing title insurance on any Company Properties (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”), no written claim has been made against any such Company Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(k) The Company and its Subsidiaries (i) have not received written notice of any structural defects, or violation of law, relating to any Company Property which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) have not received written notice of any physical damage to any Company Property which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(l) Section 5.20(l) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all material mezzanine debt, preferred equity or similar structured real estate investments of the Company or any Company Subsidiary (collectively, the “Company Structured Investment Programs”).
Section 5.21 Information in the Form S-4 and Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and the shareholders of Parent, at the time of the Company Stockholder Meeting and Parent Shareholder Meeting, and at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The representations and warranties contained in this Section 5.21 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent, Parent OP or Merger Sub.
Section 5.22 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman Sachs & Co. LLC (the “Company Financial Advisor Opinion”) to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair from a financial point of view to the holders (other than Parent and its Affiliates) of shares of Company Common Stock. The Company shall, promptly following the receipt of such Company Financial Advisor Opinion, furnish an accurate and complete copy thereof to Parent solely for informational purposes, it being understood and agreed that such Company Financial Advisor Opinion is for the benefit of the Company Board and may not be relied upon by Parent or any other Person for any purpose.
Section 5.23 Insurance. The Company and its Subsidiaries are either self-insured or have policies of insurance that afford coverage (to the extent set forth in the policies) to the Company, its Subsidiaries and/or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, in each case in such amounts and with respect to such risks and losses, which the Company reasonably believes are adequate in all material respects for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by the Company or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.24 Related Party Transactions. Except as set forth in Company SEC Documents made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2024 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 5.25 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisors), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 5.26 Takeover Statutes. Subject to the receipt of the Company Stockholder Approval, the Company has taken such actions and votes as are necessary on its part to render the provisions of any takeover Laws, including any “fair price,” “moratorium” or “control share acquisition” or similar Laws (the “Takeover Statutes”) or any similar provisions in the Company Governing Documents, inapplicable to this Agreement and the Transactions, including the Merger.
Section 5.27 Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of equity interests of the Company necessary to approve the Transactions (including the Asset Contribution and the Merger).
Section 5.28 Ownership of Parent Common Shares. Neither the Company nor any of its Subsidiaries beneficially owns, or has beneficially owned at any time within the past three (3) years, directly or indirectly, any Parent Common Shares or other securities convertible into, exchangeable for or exercisable for Parent Common Shares or any securities of any Parent Subsidiary and neither the Company nor any of its Subsidiaries has any rights to acquire any Parent Common Shares except pursuant to this Agreement.
Section 5.29 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. The Company has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property Rights, technology, liabilities, results of operations, financial condition and prospects of Parent and Parent’s Subsidiaries and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent and Parent’s Subsidiaries for such purposes. In entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, any of its Subsidiaries, or any of their respective Affiliates, shareholders, controlling persons, trustees or Parent representatives that are not expressly set forth in Article VI of this

Agreement, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article VI of this Agreement, (a) neither Parent nor Merger Sub makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article VI of this Agreement.
Section 5.30 Company PropTech Investments. Section 5.30 of the Company Disclosure Letter sets forth the type and amount of each investment by the Company or any Company Subsidiary, or a right of the Company or any Company Subsidiary to acquire an interest in, technology-enabled real estate, property technology, climate technology or other technology-focused businesses, platforms or investment vehicles (“PropTech”), including (A) direct or indirect equity or ownership interests (or securities convertible or exchangeable into equity securities or ownership interests) in PropTech operating companies and (B) limited partner, member or similar interests in PropTech-focused investment funds (any such direct or indirect investments or rights to buy, “Company PropTech Investment”). The Company or the applicable Company Subsidiary owns its respective Company PropTech Investments (free and clear of all Liens, other than restrictions on transfer arising under applicable securities Laws or the governing documents of such Company PropTech Investments). Neither the Company nor any Company Subsidiary has any obligation to make any capital contribution, loan or other funding with respect to any Company PropTech Investment, other than capital commitments disclosed on Section 5.30 of the Company Disclosure Letter. Except as disclosed on Section 5.30 of the Company Disclosure Letter, the Company does not control, and does not have the ability to direct the management or policies of, any Company PropTech Investment. None of the Company PropTech Investments constitutes a “material subsidiary” of the Company for purposes of the Exchange Act, and none of the Company PropTech Investments is required to be consolidated with the Company for financial reporting purposes, except as reflected in the Company SEC Documents.
Section 5.31 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. The Company hereby disclaims any other express or implied representations or warranties. The Company is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking information or statements of the Company or any of its Subsidiaries.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT, PARENT OP AND MERGER SUB
Except as otherwise disclosed in (a) the Parent SEC Documents publicly filed with or furnished on or after January 1, 2024 until two (2) Business Days prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (in each case, other than any description of historical facts or events included therein)), and provided that nothing set forth or disclosed in any such Parent SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 6.1 (Organization and Qualification; Subsidiaries), Section 6.2 (Capitalization), Section 6.22 (Opinion of Financial Advisors), Section 6.25 (Brokers; Expenses), Section 6.26 (Takeover Statutes) and Section 6.27 (Required Vote), or (b) the confidential disclosure letter delivered by Parent, Parent OP and Merger Sub to the Company concurrently with this Agreement (the “Parent Disclosure Letter”), Parent, Parent OP and Merger Sub represent and warrant to the Company as follows:
Section 6.1 Organization and Qualification; Subsidiaries.
(a) Parent is a real estate investment trust duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite power and authority to own and conduct its business as now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite power and authority to conduct its business as now being conducted. Parent OP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Illinois. Each Parent Subsidiary is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of organization and has the requisite power and authority to own and conduct its business as now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each Parent Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of the Parent Governing Documents and the Parent Partnership Agreement. Each of the Parent Governing Documents is in full force and effect, and Parent is not in violation of any of the provisions of such documents in any material respect.
(b) Section 6.1(b)(i) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Subsidiaries of Parent (each, a “Parent Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary. Each Parent Subsidiary is in compliance with the terms of its constituent organizational or governing documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 6.1(b)(ii) of the

Parent Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list identifying (A) each of Parent’s Subsidiaries (other than Parent OP or a Subsidiary of Parent OP) in which a Person other than Parent or a wholly owned Subsidiary of Parent holds capital stock or other equity or voting securities or interest (other than securities held by any employee benefit plan of Parent or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan), or securities convertible or exchangeable into or exercisable for capital stock or other equity or voting securities or interest (each such Parent Subsidiary, a “Parent Majority Joint Venture”), and (B) any other Person (other than Parent OP) in which Parent or any of its Subsidiaries holds capital stock or other equity or voting securities or interests (other than securities held by any employee benefit plan of Parent or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan), or securities convertible or exchangeable into or exercisable for capital stock or other equity or voting securities or interest (each such Person, a “Parent Minority Joint Venture,” and together with any Parent Majority Joint Venture, a “Parent Joint Venture”), in each case, together with the name and jurisdiction of organization or formation of each such Subsidiary or Parent Minority Joint Venture, as the case may be. Other than as set forth in Section 6.1(b)(i) and (ii) of the Parent Disclosure Letter, none of Parent or its Subsidiaries, directly or indirectly, owns any equity interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).
(c) To the extent applicable in the relevant jurisdiction and for the applicable entity type, each of the outstanding shares of capital stock or other securities of each of Parent’s Subsidiaries has been duly authorized and validly issued and is fully paid, nonassessable and is owned by Parent or by a direct or indirect Subsidiary of Parent, free and clear of any Liens (except for Permitted Liens and Liens arising under applicable securities Laws).
Section 6.2 Capitalization.
(a) The authorized capitalization of Parent consists of (i) 1,000,000,000 Parent Common Shares and (ii) 100,000,000 preferred shares, par value $0.01 per share, of which 1,000,000 shares are classified and designated as the Parent Series K Preferred Shares. At the close of business on the Measurement Date, there were (A) 374,712,144 Parent Common Shares issued and outstanding (of which 567,124 are issued as Parent Time-Vesting Restricted Share Awards), (B) 343,100 Parent Series K Preferred Shares issued and outstanding, (C) 483,557 Parent Common Shares underlying outstanding Parent Time-Vesting Restricted Unit Awards, (D) 290,889 Parent Common Shares underlying outstanding Parent LTI Restricted Unit Awards, assuming achievement of applicable performance goals at the target level (or 581,778 Parent Common Shares assuming achievement of applicable performance goals at the maximum level), (E) 208,597 Parent Common Shares underlying outstanding Parent LTI Restricted Share Awards, assuming achievement of applicable performance goals at the target level (or 417,194 Parent Common Shares assuming achievement of applicable performance goals at the maximum level), (F) 4,135,419 Parent Common Shares underlying outstanding Parent Options, and (G) 8,253,903 Parent Common Shares issuable upon the redemption or exchange of Parent OP Units.
(b) All of the outstanding Parent Common Shares and the Parent Series K Preferred Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. All of the issued and outstanding Parent Common Shares and Parent Series K Preferred Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Except as set forth in the Parent Partnership Agreement or in this Section 6.2 and except for changes since the Measurement Date resulting from the issuance of Parent Common Shares pursuant to the Parent Partnership Agreement (including in respect of any Preference Unit Term Sheet (as defined therein)), Parent Equity Awards outstanding on the Measurement Date in accordance with their present terms, pursuant to the Parent ESPP or as expressly permitted by Section 7.2(b)(iii), there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital shares of Parent, obligating Parent or Parent OP to issue, transfer or sell or cause to be issued, transferred or sold any shares of, or other equity interest in, Parent or Parent OP or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or Parent OP to grant, extend or enter into any such option, warrant, call, subscription or other similar right, agreement, arrangement or commitment (collectively, “Parent Equity Interests”) or (y) outstanding obligations of Parent or Parent OP to repurchase, redeem or otherwise acquire any Parent Common Shares or any shares of, or other Parent Equity Interests in, Parent or Parent OP, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Parent or Parent OP.
(c) There are no voting trusts, proxies or other similar agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of Parent Common Shares or any shares of, or other equity interest, of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares or other Parent Equity Interests. There are no bonds, debentures or notes issued by Parent or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of Parent on any matters related to Parent.
(d) All dividends or other distributions on Parent Common Shares, Parent Series K Preferred Shares, Parent OP Units, Parent Equity Awards (other than Parent Options) and Parent OP Preference Units and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and/or are not yet due and payable).
(e) No Parent Common Shares are owned by any Parent Subsidiary.
(f) Parent is the sole general partner of Parent OP. As of the close of business on the Measurement Date, (i) 384,031,382 Parent OP Units were issued and outstanding, of which 374,712,144 were owned by Parent and 9,319,238 of which were owned by the Limited Partners (as defined in the Parent Partnership Agreement), (ii) 343,100 Parent OP Series K Preference Units were issued and outstanding, all of which were owned by Parent, and (iii) 933,454 Parent OP Series Q Preference Units were issued and outstanding. Except as set forth in the preceding sentence and for Parent Equity Awards, as of the Measurement Date, there are no outstanding equity interests of Parent OP. The partnership interests owned by Parent and, to Parent’s Knowledge, the partnership interests owned by Parent OP’s limited partners, are subject only to the restrictions on transfer set forth in the Parent Partnership Agreement and those imposed by applicable securities laws. All of the outstanding Parent OP Units and the Parent OP Preference Units have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. All of the issued and outstanding Parent OP Units and the Parent OP Preference Units were issued in compliance with all applicable Laws concerning the issuance of securities.
(g) Parent (directly or indirectly) owns beneficially and of record all of the outstanding limited liability interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
Section 6.3 Authorization; Validity of Agreement; Parent Action. Each of Parent, Parent OP and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and, in the case of Parent, subject to receipt of (i) the Parent Shareholder Approval and (ii) the approval of the Share Authorization Amendment by the affirmative vote of two-thirds (2/3) of all of the outstanding Parent Common Shares entitled to vote on such matter (the “Share Authorization Amendment Approval”), to consummate the Asset Contribution, the Merger and the other Transactions. The execution, delivery and performance by Parent, Parent OP and Merger Sub of this Agreement, and the consummation by it of the Asset Contribution, the Merger and the other Transactions, have been duly and validly authorized by the Parent Board (in the case of Parent), Parent (as the general partner of Parent OP), and the manager of Merger Sub (in the case of Merger Sub), and no other corporate, partnership or limited liability company action on the part of Parent, Parent OP or Merger Sub, pursuant to the LLC Act or the MGCL or otherwise, is necessary to authorize the execution and delivery by Parent, Parent OP and Merger Sub of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to receipt of the Parent Shareholder Approval and the filing of the Articles of Merger with, and acceptance for record by, the SDAT. This Agreement has been duly executed and delivered by Parent, Parent OP and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent, Parent OP and Merger Sub enforceable against Parent, Parent OP and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by the Enforceability Exceptions.
Section 6.4 Board Approval. The Parent Board, at a duly held meeting, has unanimously (i) determined and declared that this Agreement and the Transactions, including the Asset Contribution, the Merger and the issuance of Parent OP Units and Parent Common Shares in connection therewith, are fair to, advisable and in the best interests of Parent and its shareholders, (ii) approved and deemed advisable the execution and delivery of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, (iii) directed that the issuance of Parent Common Shares in connection with the Merger be submitted for consideration at a meeting of Parent’s shareholders and (iv) resolved to recommend that Parent’s shareholders vote in favor of the approval of the issuance of Parent Common Shares in connection with the Merger and to include such recommendation in the Joint Proxy Statement.
Section 6.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the Asset Contribution, the Merger or any other Transaction or compliance by Parent with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Parent Governing Documents or the comparable organizational or governing documents of any Parent Subsidiary, (b) require any filing by Parent or any Parent Subsidiary with, or the obtaining of any permit, authorization, clearance, consent or approval of, any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the LLC Act and the MGCL in connection with the Merger or the Share Authorization Amendment, (iii) such filings with the SEC as may be required to be made by Parent in connection with this Agreement and the Merger, including the Joint Proxy Statement and the Form S-4, (iv) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Merger, (v) such filings as may be required in connection with state and local transfer Taxes, (vi) such filings, notices or other submissions required to be made under any Multifamily Property Laws applicable to the properties of the Parent or its Subsidiaries, and (vii) any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder, (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration), or require the consent or authorization of any counterparty, under, any of the terms, conditions or provisions of any Parent Material Contract, or (d) violate any Order or Law applicable to Parent, any Parent Subsidiary or any of their respective properties, assets or operations; except in each of clauses (b), (c) or (d) above where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults (I) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (II) would not prevent or materially impair Parent’s ability to consummate the Merger prior to the Outside Date.
Section 6.6 Parent SEC Documents and Financial Statements.
(a) Parent and Parent OP have timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed with or furnished (as applicable) to the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2024 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed by Parent with the SEC, as have been amended since the time of their filing, collectively, the “Parent SEC Documents”). As of their respective filing dates and except to the extent corrected by a subsequent Parent SEC Document, the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, no Parent Subsidiary (other than Parent OP) is separately subject to the periodic reporting requirements of the Exchange Act.
(b) All of the audited financial statements for and including the fiscal years ended December 31, 2023, 2024 and 2025, and unaudited interim financial statements for the fiscal quarter ended March 31, 2026, and any other interim period in the fiscal year to end December 31, 2026, included in the Parent SEC Documents (including the related notes and schedules thereto) (collectively, the “Parent Financial Statements”), (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (ii) fairly presented (except as may be indicated in the notes thereto) in all material respects, the financial position and the results of operations, shareholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the times and for the periods then ended (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).
(c) To the Knowledge of Parent, none of the Parent SEC Documents are as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, Parent has not received any comments from the SEC with respect to any of Parent SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Parent which has not been adequately addressed.
(d) Except for any Parent Minority Joint Venture or any investment, arrangement or transaction involving any Parent Minority Joint Venture and any co-investment, preferred equity, structured investment program or similar investment arrangement, or any development, redevelopment, or similar real estate development activity or interest, Parent is not a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership, preferred equity arrangement or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in Parent’s published financial statements or other Parent SEC Documents.
Section 6.7 Internal Controls; Sarbanes-Oxley Act.
(a) Parent has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to Parent’s Knowledge, based on its most recent evaluation prior to the date of this Agreement, has disclosed to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.
(b) Since December 31, 2024, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any Representative of Parent or any of its Subsidiaries has received or otherwise obtained Knowledge of any written material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2024, including any written material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis).
Section 6.8 Absence of Certain Changes. Since January 1, 2026 to the date of this Agreement, no Effects have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2026, Parent and the Parent Subsidiaries have conducted, in all material respects, their respective businesses in the ordinary course consistent with past practice.
Section 6.9 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Parent Financial Statements or referenced in the footnotes thereto set forth in the Parent SEC Documents or Parent Disclosure Letter, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the most recent balance sheet included in the Parent SEC Documents, (c) for liabilities and obligations incurred in connection with the Transactions, and (d) for liabilities and obligations pursuant to any Parent Material Contract other than liabilities or obligations due to material breaches thereunder, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.10 Litigation. There is no Legal Proceeding, pending against (or to Parent’s Knowledge, threatened in writing against or naming as a party thereto) Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 6.11 Benefits.
(a) Except as would not reasonably be expected to result in, either individually or in the aggregate, any material liability to Parent and its Subsidiaries, taken as a whole, with respect to each Parent Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Parent Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Benefit Plan’s actuary with respect to such Parent Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Parent Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan.
(b) None of Parent and its Subsidiaries has, at any time during the last six (6) years, contributed to or been obligated to contribute to a multiemployer plan or a multiple employer plan (within the meaning of ERISA), and none of Parent and its Subsidiaries has incurred any liability that has not been satisfied to a multiemployer plan or multiple employer plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a multiemployer plan or multiple employer plan.
(c) Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan is in compliance with its terms, ERISA, the Code and other applicable Law. With respect to each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification or a timely application for such determination is now pending or is not yet required to be filed and (ii) except as would not reasonably be expected to result in a Parent Material Adverse Effect, no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.
(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, all contributions required to be made to any Parent Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent.
(e) There are no pending or, to Parent’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Parent’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against Parent Benefit Plans, any fiduciaries thereof with respect to their duties to Parent Benefit Plans or the assets of any of the trusts under any of Parent Benefit Plans that would reasonably be expected to result in any liability of Parent or any of its Subsidiaries in an amount that would be material to Parent and its Subsidiaries, taken as a whole.
(f) No Parent Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of Parent or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.
(g) The execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any material payment or benefit from Parent or any of its Subsidiaries becoming due, or increase the amount of any payment or benefit due, to any current or former employee of Parent or any of its Subsidiaries, (ii) increase any material benefits otherwise payable under any Parent Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from Parent or any of its Subsidiaries to any current or former employee of Parent or any of its Subsidiaries.
(h) There are no pending, or, to the Knowledge of Parent, threatened, Legal Proceedings against any Parent Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries or as would not reasonably be expected to have a Parent Material Adverse Effect.
(i) Neither Parent nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any person for any Taxes set forth under Section 409A or 4999 of the Code (or any similar provision of state, local or foreign law).
Section 6.12 Labor.
(a) No employee of Parent or any of its Subsidiaries is represented by a union and, to the Knowledge of Parent, no union organizing efforts have been conducted within the last three (3) years or are now being conducted. Neither Parent nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract. Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is currently experiencing, or, to the Knowledge of Parent, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b) Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, pay equity and the collection and payment of withholding or social security taxes and (ii) neither Parent nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.
Section 6.13 Taxes.
(a) All material Tax Returns required to be filed by or with respect to Parent and each of its Subsidiaries have been timely filed (taking into account any valid extensions of time within which to file), and all such Tax Returns are true, complete and correct in all material respects. All material Taxes required to be paid by or on behalf of Parent and each of its Subsidiaries (whether or not shown as due on a Tax Return) have been timely paid.
(b) Parent (i) for all taxable years beginning with its taxable year ended December 31, 1992, through its taxable year ended December 31, 2025, has been organized and operated in conformity with the requirements to qualify for, and has been subject to, taxation as a REIT; (ii) has been organized and operated since January 1, 2026 through the date hereof, and intends to continue to be organized and to operate through the Effective Time, in such a manner as to enable Parent to continue to meet the requirements for qualification and taxation as a REIT for any taxable year that ends after the date hereof and on or before the Closing Date; and (iii) has not taken or omitted to take any action that could reasonably be expected to result in its failure to qualify for taxation as a REIT prior to the Effective Time, and no challenge by the IRS or any other Taxing Authority to its status or qualification for taxation as a REIT is pending or, to the Knowledge of Parent, threatened.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) there are no current audits, disputes, examinations or other proceedings pending with respect to any Taxes or Tax Returns of Parent or its Subsidiaries, (ii) Parent and its Subsidiaries have not received a written notice or announcement of any audits, disputes, examinations or proceedings with respect to Taxes, (iii) no deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to Parent’s Knowledge, threatened, by any Taxing Authority, which deficiency has not yet been settled or otherwise resolved, and (iv) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open Tax year. Neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law).
(d) Section 6.13(d) of the Parent Disclosure Letter sets forth a true and complete list of each entity in which Parent directly or indirectly owns an interest that is a REIT (a “Parent REIT Subsidiary”), a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and the U.S. federal income tax classification of each such entity.
(e) Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code, nor has it disposed of any such asset during its current taxable year. Each Subsidiary of Parent that is a partnership, joint venture, or limited liability company and which has not elected to be a Taxable REIT Subsidiary or a REIT and is not treated as a Qualified REIT Subsidiary is treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.
(f) Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(g) There are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries except for Permitted Liens.
(h) Since its taxable year ended December 31, 2014, neither Parent nor any of its Subsidiaries (i) has incurred any liability for material Taxes under Sections 856(c)(7), 856(g)(5), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid or (ii) has incurred any liability for material Taxes other than (A) in the ordinary course of business or consistent with past practice or (B) transfer or similar Taxes arising in connection with sales of property.
(i) Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.
(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries (other than (i) any agreements or arrangements solely between or among Parent or any of its Subsidiaries or (ii) any customary Tax indemnification provisions contained in any commercial agreements entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes) that are currently in force, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date. Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Parent) or (B) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, or by contract (excluding customary indemnification provisions contained in credit or other commercial agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes).

(k) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(l) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355(a) of the Code) in conjunction with the Transactions.
(m) Since Parent’s taxable year ended December 31, 2014, neither Parent nor any of its Subsidiaries (other than any Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including such taxable year that will close as of the Closing Date) attributable to such entity or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.
(n) There are no Parent Tax Protection Agreements (as hereinafter defined) in force (in whole or in part) as of the date hereof. As used herein, “Parent Tax Protection Agreements” means any written agreement to which Parent or any of its Subsidiaries is a party pursuant to which (i) any liability to direct or indirect holders of equity interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions and/or (ii) in connection with the deferral of income Taxes a holder of equity interests in a Parent Subsidiary Partnership, Parent or its Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt (including through deficit capital account restoration obligations, contribution agreements, indemnities or other arrangements that shift risk of loss with respect to debt), (B) retain or not dispose of assets for a period of time that has not since expired, (C) only dispose of assets in a particular manner, (D) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code, and/or (E) offer in-kind redemptions. Section 6.13(n) of the Parent Disclosure Letter sets forth a true and complete list of guarantees (as defined in clause (A)) of Parent Subsidiary Partnership debt. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary that is a partnership for U.S. federal income tax purposes.
(o) Each Parent REIT Subsidiary (i) for all taxable years commencing with such Parent REIT Subsidiary’s formation and through December 31, 2025, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2026 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in such Parent REIT Subsidiary’s failure to qualify as a REIT or in a challenge by the IRS or any other Taxing Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of Parent or such Parent REIT Subsidiary.
(p) No entity in which Parent directly or indirectly owns (or owned at any point since December 31, 2014) an interest (including but not limited to Parent OP) is or at any time since the later of such entity’s formation and the date on which Parent acquired a direct or indirect interest in such entity has been a “publicly traded partnership” taxable as a corporation under Section 7704(b) of the Code. At all times since the later of such entity’s formation and the date on which Parent acquired a direct or indirect interest in such entity, each of Parent OP and any other Parent Subsidiary Partnership, (A) either (i) has satisfied the requirements of the private placement safe harbor in accordance with Treasury Regulation Section 1.7704-1(h) or (ii) has satisfied the requirements for the lack of actual trading safe harbor in accordance with Treasury Regulations Section 1.7704-1(j) or (B) beginning with the first taxable year in which the applicable partnership did not satisfy the components of clause (A), for all taxable years after the first taxable year in which the applicable partnership did not satisfy the components of clause (A), such partnership has satisfied the “gross income” requirements of Section 7704(c)(2) of the Code.
(q) As of the date of this Agreement, neither Parent nor any of its Subsidiaries is aware of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) prevent or impede the Asset Contribution from qualifying in its entirety as a contribution pursuant to Section 721(a) of the Code in which no gain or loss will be recognized for U.S. federal income tax purposes.
(r) Merger Sub is, since its formation has been, and at the Effective Time will be, properly treated as a disregarded entity of Parent for U.S. federal income tax purposes.
Section 6.14 Contracts.
(a) Except as filed as exhibits to the Parent SEC Documents filed prior to the date hereof, Section 6.14(a) of the Parent Disclosure Letter sets forth a list or description of each Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, excluding Benefit Plans, which, as of the date of this Agreement:
(i) is required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;
(ii) contains any material non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any of its Subsidiaries, or upon consummation of the Transactions, the Company or its Subsidiaries, or which restricts the conduct of any line of business that is material to Parent and its Subsidiaries, except for (A) any ground lease affecting any Parent Property, (B) customary use, exclusivity or similar restrictions contained in leases entered into in the ordinary course of business with tenants that do not materially and adversely restrict the current use or operation of the applicable Parent Property, and (C) customary exclusivity restrictions contained in material supply agreements related to construction entered into in the ordinary course of business;

(iii) constitutes Indebtedness (including any guarantee thereof) in an amount, with respect to any such individual item of Indebtedness, in excess of $10,000,000 or any letter of credit or similar instrument, with respect to any individual letter of credit or similar instrument in excess of $2,500,000, issued for the account of Parent or any Parent Subsidiary or mortgaging, pledging or otherwise placing a Lien securing obligations in an amount, with respect to any such individual Lien, in excess of $10,000,000 on any portion of the assets of Parent or any Parent Subsidiary, other than any such agreement, indenture, letter of credit or instrument solely between or solely among Parent, Parent OP and wholly owned Parent Subsidiaries;
(iv) requires Parent or any of its Subsidiaries to dispose of or acquire real property (or an interest therein) with a fair market value in excess of $1,000,000, or provides for any pending or contemplated merger, consolidation or similar business combination transaction involving Parent or any of its Subsidiaries, except for, in each case, (x) any Parent Leased Real Property, (y) any ground lease affecting any Parent Property or (z) any Parent Development Property or Parent Redevelopment Property or any contract or option to purchase land;
(v) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction with an outstanding obligation of Parent or its Subsidiaries not reasonably estimated to exceed $1,000,000;
(vi) is intended to reduce or eliminate the fluctuations in the prices of commodities;
(vii) (A) is a Parent Joint Venture or (B) relates to a Parent Joint Venture and involves annual payments or other consideration to the parties thereunder in excess of $20,000,000 in the aggregate;
(viii) constitutes a loan to any Person (other than Parent OP or a wholly owned Parent Subsidiary) by Parent or any of its Subsidiaries (other than advances made pursuant to and expressly disclosed in leases with respect to Parent Leased Real Property or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a lease with respect to Parent Leased Real Property with respect to the development, construction, or equipping of Parent Properties or the funding of improvements to Parent Properties) in an amount in excess of $5,000,000;
(ix) relates to the ongoing or scheduled development, construction or capital expenditures, in each case requiring aggregate payments by Parent or any of its Subsidiaries in excess of $50,000,000 in any twelve (12)-month period, except in connection with (A) any Parent Development Property or Parent Redevelopment Property and (B) for any lease with respect to Parent Leased Real Property or any ground lease affecting any Parent Property;
(x) prohibits the payment of dividends or distributions in respect of Parent Common Shares or shares of any Parent Subsidiary;
(xi) grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Parent Property that, individually or in the aggregate, is material to Parent;
(xii) pursuant to which Parent is lessee of any personal property or real property owned by any other party, for which the aggregate rental amount exceeds $10,000,000 in any twelve (12)-month period (other than ground leases);
(xiii) pursuant to which Parent or any of its Subsidiaries manages, is a development manager of, or the leasing agent of any real properties owned or ground leased by any third party Person under which the aggregate annual payments or other consideration to Parent or any Subsidiary thereunder is more than $5,000,000 in the aggregate;
(xiv) is a material collective bargaining agreement;
(xv) governs the development or ownership of Intellectual Property Rights developed for or on behalf of Parent or any of its Subsidiaries, which Intellectual Property Rights are material to their business, taken as a whole, by any third party; or
(xvi) includes the grant to or receipt from a third party of any material license, covenant not to sue or other material right to use any Intellectual Property Rights, other than non-exclusive licenses (A) granted to customers, distributors, resellers and business partners in the ordinary course of business or (B) on standardized terms for commercially available Software or technology.
(b) Each Contract of the type described above in Section 6.14(a) and in effect on the date of this Agreement, whether or not set forth in Section 6.14(a) of the Parent Disclosure Letter, is referred to herein as a “Parent Material Contract.” As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Material Contract is legal, valid and binding on Parent and each Parent Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by the Enforceability Exceptions, (ii) neither Parent nor any of its Subsidiaries, nor, to Parent’s Knowledge, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and (iii) to Parent’s Knowledge, no event has occurred that with notice or lapse of time or both would constitute a material violation, breach or default under any Parent Material Contract. Neither Parent nor any of its Subsidiaries has received notice of any material breach, violation or default under any Parent Material Contract, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(c) Parent has delivered or made available to the Company or provided to the Company for review, prior to the execution of this Agreement, true and complete copies of all of the Parent Material Contracts.
Section 6.15 Investment Company Act. Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 6.16 Environmental Matters.
Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect:
(a) Parent and each Parent Subsidiary are in compliance with all Environmental Laws.
(b) Neither Parent nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against Parent or any of its Subsidiaries under Environmental Law, which remains unresolved.
(c) There is no litigation, investigation, request for information or other proceeding pending or, to the Knowledge of the Parent, threatened against Parent or any of its Subsidiaries under any Environmental Law.
(d) Neither Parent nor any of its Subsidiaries has entered into or agreed to any Order, or is subject to any Order, relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal, cleanup or Release of Hazardous Substances.
(e) To the Knowledge of Parent, neither the Parent nor any of its Subsidiaries has (i) generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported, or Released any Hazardous Substance, or (ii) leased, owned, or operated any real property that is or has been contaminated by any Hazardous Substance, in each case that has given or would reasonably be expected to give rise to a liability of the Parent or any of its Subsidiaries under any Environmental Law.
(f) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has assumed, by contract, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.
Section 6.17 Intellectual Property.
(a) Section 6.17(a) of the Parent Disclosure Letter sets forth a list, as of the date of this Agreement, of all of the Owned Registered Parent IP, and, identifying for each such item as applicable, (i) the record owner, (ii) the applicable jurisdiction, (iii) the issuance, registration, or application number, and (iv) the filing date and issuance, registration, and grant date.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and each Parent Subsidiary owns or otherwise has all Intellectual Property Rights used in or practiced by the conduct of its business, and (ii) will continue to have such rights without termination or other material change immediately following the Closing.
(c) To the Knowledge of Parent, Parent and its Subsidiaries exclusively own the Owned Parent IP material to their businesses free and clear of all Liens, other than Permitted Liens, and have not granted any exclusive licenses except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d) Since December 31, 2024, (i) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the operation of Parent’s and its Subsidiaries’ businesses has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the Intellectual Property Rights of another Person, and (ii) no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries which could reasonably be expected to be material to the business of Parent and its Subsidiaries. Since December 31, 2024, neither Parent nor any of its Subsidiaries has received any written notice relating to any actual or alleged infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Parent or any of its Subsidiaries that could reasonably be expected to be material to the business of Parent and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the Knowledge of Parent, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing, misappropriating or otherwise violating any Owned Parent IP in any material respect.
(e) Except for such Legal Proceedings that, if resolved against Parent or any of its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no Legal Proceedings challenging the scope, ownership, validity or enforceability of the Owned Registered Parent IP or, to the Knowledge of Parent, any other Intellectual Property Rights licensed exclusively to Parent and, since December 31, 2024, no such Legal Proceedings have been threatened in writing against Parent or any of its Subsidiaries.
(f) Parent and its Subsidiaries take reasonable actions to maintain and protect their material Trade Secrets, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Trade Secrets held by or on behalf of Parent or any of its Subsidiaries have been subject to unauthorized access, disclosure or misuse, or have otherwise been accessed by any Person other than Persons subject to binding obligations of confidentiality in favor of Parent or its Subsidiaries that, to the Knowledge of Parent, have not been breached in any material respect.
Section 6.18 Information Technology; Data Protection.
(a) Parent and its Subsidiaries have taken commercially reasonable efforts to (i) protect and maintain the confidentiality, integrity and security of all Parent IT Assets and the material information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any Person, and (ii) prevent the introduction of any Malicious Code to any Parent IT Assets. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent IT Assets (x) are free from any defect, (y) do not contain any Malicious Code, and (z) operate as needed for the conduct of the business of Parent and its Subsidiaries.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2024, there have been no Parent Data Security Incidents. Parent and its Subsidiaries have taken commercially reasonable steps to provide for archival, back-up, recovery and restoration of all data and records material to their businesses.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2024, Parent and its Subsidiaries have (i) established and implemented written policies and organizational, physical, administrative and technical measures regarding privacy, cyber security, data protection and the Processing of Personal Data, in each case, that are commercially reasonable, designed to protect against the loss and unauthorized access, use, modification or disclosure of Personal Data, and that meet or exceed all Parent Privacy and Security Requirements, and (ii) complied with all Parent Privacy and Security Requirements.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2024, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity (including any enforcement notice), letter, or complaint alleging, or providing notice of any investigation concerning, any noncompliance with any applicable Parent Privacy and Security Requirements, and no claim, inquiry, enforcement action or other Legal Proceeding of any nature alleging a violation of Parent Privacy and Security Requirements by Parent or any of its Subsidiaries has been pending.
Section 6.19 Compliance with Laws; Permits.
(a) (i) Each of Parent and the Parent Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of Parent and its Subsidiaries, and (ii) no written notice has been received by Parent or any of its Subsidiaries or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries alleging any non-compliance with any such Laws, except in each case above for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Except for Parent Development Properties and Parent Redevelopment Properties for which any Parent Permits are reasonably expected to be obtained in the ordinary course of development or redevelopment, as applicable, Parent and its Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the Parent SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement (the “Parent Permits”) and all of the Parent Permits are valid, and in full force and effect, except, in each case, where the failure by Parent or a Parent Subsidiary, as applicable, to possess and maintain any Parent Permit in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 6.20 Properties.
(a) Section 6.20(a) of the Parent Disclosure Letter sets forth a complete and accurate list of each material real property owned by Parent or its Subsidiaries (the “Parent Owned Real Property”) and sets forth the common street address for such Owned Real Property and the applicable owner of such Owned Real Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries (taken as a whole), and except for Permitted Liens, (i) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Parent Owned Real Property or any portion thereof or interest therein, and (ii) to the Knowledge of Parent, there are no boundary disputes relating to any Parent Owned Real Property and no encroachments adversely affecting the use of any Parent Owned Real Property.
(b) Section 6.20(b) of the Parent Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all material leases and subleases granted to Parent or its Subsidiaries and the real property leased by Parent or any of the Parent Subsidiaries (collectively, the “Parent Leased Real Property” and, together with the Parent Owned Real Property, and in each case, inclusive of (i) all buildings, structures and other improvements and fixtures located on or under such Parent Owned Real Property and/or Parent Leased Real Property and (ii) all easements, rights and other appurtenances to such Parent Owned Real Property and/or Parent Leased Real Property, and subject to any easements, impairments, rights and other appurtenances affecting Parent Owned Real Property and/or Parent Leased Real Property, the “Parent Properties”).
(c) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and except for Permitted Liens, Parent or a Parent Subsidiary has good and valid title to, and marketable and insurable fee simple interest in or a valid leasehold interest in, each of the Parent Properties, in each case free and clear of Liens. None of Parent or any of its Subsidiaries owns or leases any material real property which is not set forth on Section 6.20(a) or Section 6.20(b) of the Parent Disclosure Letter.
(d) Section 6.20(d) of the Parent Disclosure Letter sets forth a complete and accurate list of the real property which, as of the date of this Agreement, (i) is under contract by Parent or a Parent Subsidiary to be purchased by Parent or a Parent Subsidiary that, upon the closing of such purchase, would otherwise have been required to be disclosed under Section 6.20(a) of the Parent Disclosure Letter or (ii) is required under a

Contract to be leased or subleased by Parent or a Parent Subsidiary as a lessee or sublessee after the date of this Agreement that, upon consummating such leasehold interest, would otherwise have been required to be disclosed under Section 6.20(b) of the Parent Disclosure Letter. There are no material real properties that Parent or any of its Subsidiaries is obligated to buy, lease or sublease at some future date.
(e) Section 6.20(e) of the Parent Disclosure Letter sets forth a complete and accurate list of all real property ground leased by the Parent or its Subsidiaries (the “Parent Ground Leased Real Property”) and sets forth the common street address and each applicable lease, sublease, or other occupancy arrangement, whether written or oral (together with the applicable parties thereto) affecting such Parent Ground Leased Real Property, and any amendments, guarantees, supplements or other modifications thereto (each, a “Parent Ground Lease”). True, correct and complete copies of all Parent Ground Leases have been made available to the Company. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Ground Lease is valid, binding and enforceable against the parties thereto. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the Parent or a Parent Subsidiary has a good and valid leasehold interest in the Parent Ground Leased Real Property pursuant to the applicable Parent Ground Lease, free and clear of all Liens (except Permitted Liens), (ii) each such Parent Ground Lease is in full force and effect, subject to the Enforceability Exceptions, and (iii) none of the Parent or any of its Subsidiaries has received written notice, or delivered notice to any other party, of any material default, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material default, under any Parent Ground Lease, other than defaults that have been cured or waived in writing or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
(f) Except for Parent Development Properties (solely to the extent such access is restricted due to current construction), to Parent’s Knowledge, each of the Parent Properties has sufficient direct or indirect access to and from publicly dedicated streets for its current use and operation, without any constraints that materially interfere with the normal use, occupancy and operation thereof.
(g) Neither Parent nor any Parent Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or, to Parent’s Knowledge, threatened with respect to any of the Parent Properties, that would interfere in any material manner with the current use (or with respect to Parent Development Properties, the future intended use) of the Parent Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the operations of such Parent Properties (assuming (other than in connection with Parent Development Properties) its continued use in the manner it is currently operated), in each case taken as a whole, or (ii) any Laws, including any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation, has been violated (and remains in violation) for any Parent Property (other than violations of any zoning regulation or ordinance resulting from a change to such zoning regulation or ordinance which render such Parent Property legally non-conforming pursuant to such zoning regulations or ordinances), which have not been cured, contested in good faith or which violations would individually, or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.
(h) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent nor any Subsidiary of Parent has received written notice to the effect that there are any condemnation proceedings that are pending or, to the Knowledge of Parent, threatened in writing with respect to any material portion of any of the Parent Properties.
(i) Section 6.20(i) of the Parent Disclosure Letter sets forth each Parent Property that is subject to a condominium regime in which a Person other than Parent or a Parent Subsidiary owns a property interest (other than a commercial condominium regime or a condominium in which the Parent Property is structured as a single condominium unit) (a “Parent Condominium Property”) and, except as would not have or be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent or the applicable Parent Subsidiary that owns such Parent Condominium Property is not in default of the applicable documents governing such condominium regime.
(j) To the extent Parent or any Parent Subsidiary, as applicable, has title insurance policies or valid marked-up title commitments evidencing title insurance with respect to any Parent Properties (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”), no written claim has been made against any such Parent Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.
(k) Parent and its Subsidiaries (i) have not received written notice of any structural defects, or violation of law, relating to any Parent Property which would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) have not received written notice of any physical damage to any Parent Property which would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 6.21 Information in the Form S-4 and Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed to the shareholders of Parent and the stockholders of the Company at the time of the Parent Shareholder Meeting and Company Stockholder Meeting, and at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The representations and warranties contained in this Section 6.21 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

Section 6.22 Opinion of Financial Advisor. The Parent Board has received the opinion of Morgan Stanley & Co. LLC (the “Parent Financial Advisor Opinion”) to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall, promptly following the receipt of such Parent Financial Advisor Opinion, furnish an accurate and complete copy thereof to the Company solely for informational purposes, it being understood and agreed that such Parent Financial Advisor Opinion is for the benefit of the Parent Board and may not be relied upon by the Company or any other Person for any purpose.
Section 6.23 Insurance. Parent and its Subsidiaries are either self-insured or have policies of insurance that afford coverage (to the extent set forth in the policies) to Parent, its Subsidiaries and/or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, in each case in such amounts and with respect to such risks and losses, which Parent reasonably believes are adequate in all material respects for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by Parent or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 6.24 Related Party Transactions. Except as set forth in Parent SEC Documents made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2024 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 6.25 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Parent Financial Advisors), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent, Parent OP, Merger Sub or any of their Subsidiaries.
Section 6.26 Takeover Statutes. Subject to the receipt of the Parent Shareholder Approval, Parent has taken such actions and votes as are necessary on its part to render the provisions of any Takeover Statutes, or any similar provisions in the Parent Governing Documents, inapplicable to this Agreement and the Transactions, including the Merger.
Section 6.27 Required Vote. The affirmative vote of the holders of a majority of the Parent Common Shares cast at the Parent Shareholder Meeting is the only vote of the holders of any class or series of equity interests of Parent necessary to approve this Agreement, the Merger, and the issuance of Parent Common Shares in connection with the Merger.
Section 6.28 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns, or has beneficially owned at any time within the past three (3) years, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.
Section 6.29 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. Each of Parent, Parent OP and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property Rights, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent, Parent OP and Merger Sub has been provided access to personnel, properties, premises and records of the Company and its Subsidiaries for such purposes. In entering into this Agreement, each of Parent, Parent OP and Merger Sub has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and each of Parent, Parent OP and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective Affiliates, shareholders, controlling persons, trustees or Company representatives that are not expressly set forth in Article V of this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Parent, Parent OP and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article V of this Agreement, (a) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent, Parent OP and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Parent OP, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article V of this Agreement.
Section 6.30 Parent PropTech Investments. Section 6.30 of the Parent Disclosure Letter sets forth the agreements to which Parent or any Parent Subsidiary is a party providing for an investment in, or a right of Parent or any Parent Subsidiary to acquire an interest in, PropTech, including (A) direct or indirect equity or ownership interests (or securities convertible or exchangeable into equity securities or ownership interests) in PropTech operating companies and (B) limited partner, member or similar interests in PropTech-focused investment funds (any such direct or indirect investments or rights to buy, “Parent PropTech Investment”). Parent or the applicable Parent Subsidiary owns its respective Parent PropTech Investments (free and clear of all Liens, other than restrictions on transfer arising under applicable securities Laws or the governing documents of such Parent PropTech Investments). Neither Parent nor any Parent Subsidiary has any obligation to make any capital contribution, loan or other funding with respect to any Parent PropTech Investment, other than capital commitments disclosed on Section 6.30 of the Parent Disclosure Letter. Except as

disclosed on Section 6.30 of the Parent Disclosure Letter, Parent does not control, and does not have the ability to direct the management or policies of, any Parent PropTech Investment. None of the Parent PropTech Investments constitutes a “material subsidiary” of Parent for purposes of the Exchange Act, and none of the Parent PropTech Investments is required to be consolidated with Parent for financial reporting purposes, except as reflected in the Parent SEC Documents.
Section 6.31 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article VI, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company in connection with the Transactions. Parent hereby disclaims any other express or implied representations or warranties. Parent is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking information or statements of Parent or any of its Subsidiaries.
ARTICLE VII

CONDUCT OF BUSINESS PENDING THE MERGER
Section 7.1 Conduct of Business by the Company Pending the Closing.
(a) During the period from the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 10.1 (the “Interim Period”), except (i) to the extent required by Law, (ii) as otherwise expressly required or expressly permitted by this Agreement, (iii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (iv) as set forth in the Company Disclosure Letter, the Company shall, and shall cause the Company Subsidiaries (with respect to the Company Subsidiaries set forth on Section 1.1(b)(i) of the Company Disclosure Letter, only to the extent the Company exercises control) to, use commercially reasonable efforts to (A) carry on their respective businesses in all material respects in the ordinary course, consistent with past practice, (B) maintain its and their material assets and properties in their current condition (normal wear and tear excepted), (C) preserve intact in all material respects their present business organizations, ongoing businesses and significant business relationships, (D) keep available the services of their present officers (it being understood and agreed that, notwithstanding the foregoing, the Company may change, remove or replace officers and directors of and Company Subsidiary (including any captive insurance company subsidiary or any entity for which a Company Subsidiary serves as the service provider) without the consent of Parent, provided that the Company’s own officers remain the same), and (E) preserve the Company’s status and any Company REIT Subsidiary’s status as a REIT within the meaning of the Code and preserve the status of the Company DownREIT as a partnership for U.S. federal income tax purposes.
(b) Without limiting the generality of Section 7.1(a), during the Interim Period, except (1) to the extent required by Law, (2) as otherwise expressly required or expressly permitted by this Agreement or (3) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not and shall cause its Subsidiaries (but with respect to the Company Subsidiaries set forth on Section 1.1(b)(i) of the Company Disclosure Letter, only to the extent the Company exercises control), not to:
(i) (A) amend (1) the Company Articles or Company Bylaws or (2) any equivalent organizational or governing documents of any Company Subsidiary or any Company Joint Venture, solely in the case of clause (2), in a manner that would materially and adversely affect the Company or any of its Subsidiaries or would materially and adversely affect the ability of the Company to consummate the Transactions; provided that the Company and its Subsidiaries may amend the organizational or governing documents of any Company Majority Joint Venture to effectuate actions expressly permitted by this Agreement or (B) waive any provision of Article IX of the Company Articles;
(ii) split, combine, subdivide or reclassify any shares of capital stock, units or other equity securities or ownership interests of the Company or any of its Subsidiaries;
(iii) except for (A) issuances by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (B) issuances of shares of Company Common Stock pursuant to the settlement of a Company Equity Award that is outstanding as of the date of this Agreement or granted after the date of this Agreement in compliance with this Agreement, in each case, in accordance with the terms of the award agreement governing such Company Equity Award, (C) issuances of Company Equity Awards that are otherwise expressly permitted by this Agreement, (D) issuances of shares of Company Common Stock pursuant to the Company ESPP or the Company DRIP, (E) issuances of shares of Company Common Stock pursuant to the settlement of any Forward Sale Agreement entered into by the Company prior to the date hereof or (F) as otherwise contemplated in Section 7.1(b) of the Company Disclosure Letter, issue, sell, pledge, dispose, encumber or grant any shares of Company Common Stock or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company Common Stock or any of the Company Subsidiaries’ capital stock or other equity interests;
(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for (A) the authorization and payment by the Company of dividends in accordance with Section 7.6, (B) the authorization and payment by the Company of any REIT Distribution in accordance with Section 7.6(b) and any matching distribution permitted by Section 7.6(c) in connection with a REIT Distribution by Parent, in each case in accordance with Section 7.6(b) and Section 7.6(c), (C) the authorization and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, (D) the crediting of dividend equivalent payments pursuant to the terms of Company Equity Awards, (E) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary or, with respect to any Company REIT Subsidiary, as is reasonably necessary for such Company REIT Subsidiary to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law, and (F) as otherwise contemplated by Section 7.1(b) of the Company Disclosure Letter;
(v) except as required by a Company Benefit Plan, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Equity Interests, except from holders of (i) Company Equity Awards in full or partial payment of any purchase or exercise price or any applicable Taxes payable by such holder upon the lapse of restrictions on, or settlement of, such Company Equity Awards and (ii) fractional interests of Company Equity Interests solely with respect to the fractional interests;
(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than acquisitions of personal property amounting to less than $5,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary, (B) acquisitions pursuant to existing purchase rights or options set forth on Section 7.1(b) of the Company Disclosure Letter or as required or permitted pursuant to the organizational or governing documents of any Company Joint Venture, or (C) acquisitions (1) that would not reasonably be expected to materially delay, impede or affect the consummation of the Transactions and (2) for which the fair market value of the total consideration paid by the Company and its Subsidiaries does not exceed $150,000,000 individually or $500,000,000 in the aggregate;
(vii) sell, pledge, lease, assign, transfer, dispose of, grant any Lien (other than a Permitted Lien) on, abandon or allow to lapse, or effect a deed in lieu of foreclosure with respect to, any property (other than sales or dispositions of personal property, tax credits and renewable energy credits amounting to less than $5,000,000 in the aggregate) or assets (including Intellectual Property Rights and Company PropTech Investments), except (A) as set forth on Section 7.1(b) of the Company Disclosure Letter, including pursuant to existing sale rights or options set forth on Section 7.1(b) of the Company Disclosure Letter or as required or permitted pursuant to the organizational or governing documents of any Company Joint Venture, (B) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Company Property or any assets of the Company or any of its Subsidiaries, (C) if the fair market value of the total consideration received by the Company and its Subsidiaries does not exceed $150,000,000 individually or $500,000,000 in the aggregate, (D) sales among the Company or any wholly owned Company Subsidiary, with, to or from any wholly owned Company Subsidiary, (E) sales pursuant to existing purchase rights or options set forth on Section 7.1(b) of the Company Disclosure Letter and (F) the lapse, abandonment or exclusive licensing of Intellectual Property Rights in the ordinary course of business consistent with past practice; provided, that notwithstanding anything to the contrary herein, the Company shall not, and shall cause its Subsidiaries not to, sell, transfer or otherwise dispose of any property if such sale, transfer or other disposition would give rise to income that is subject to tax at the Company level if no distribution is made by the Company with respect to shares of its common stock in excess of the distribution permitted by Section 7.6(a)(i);
(viii) incur, create, assume, refinance or replace any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness for borrowed money of any other Person, except (A) Indebtedness incurred under the Company’s existing credit facilities, including its commercial paper program, in the ordinary course of business (including to the extent necessary to pay dividends permitted under this Agreement, to pay Indebtedness that matures, in connection with any Company Development Properties or Company Redevelopment Properties set forth in Section 7.1(b) of the Company Disclosure Letter and in connection with funding any transactions permitted by this Section 7.1(b)), (B) the amendment, renewal, extension, refinancing or replacement of any existing Indebtedness of the Company or any of its Subsidiaries (including under the Company’s existing revolving credit facility, commercial paper program or property-level mortgage debt) with any type of debt instrument in a manner consistent with past practice, including, but not limited to, the public offering of unsecured notes (1) to the extent that (x) such refinancing, substitute or replacement agreement or facility or such refinanced Indebtedness does not impose or result in additional restrictions or limitations in any material respect on the Company or its Subsidiaries (or after the Closing Date, the Surviving Entity or its Subsidiaries) as compared to the existing agreement, facility or Indebtedness so refinanced, substituted for or replaced and (y) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing (other than to the extent increased to include fees, original issue discount, expenses or other debt issuance costs in each case incurred in connection with such refinancing), or (2) pursuant to any Pre-Merger Financing Transaction in accordance with Section 8.13, (C) Indebtedness between or among the Company or any wholly owned Company Subsidiary and any other wholly-owned Company Subsidiaries, (D) additional guarantees or credit support to the extent required under the Company’s existing credit facilities or notes, (E) Indebtedness in an amount not to exceed $1,000,000,000 and (F) swaps, options, derivatives and other hedging Contracts or arrangements, in each case, entered into in the ordinary course of business;
(ix) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, trustees, Affiliates, agents or consultants), make any change to its existing loans to such Persons in a manner materially adverse to the Company or any Subsidiary, in each case, in its capacity as a lender, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, (B) capital contributions, loans, investments or advances made to non-Affiliate tenants in the ordinary course of business and consistent with past practice, (C) as required or permitted pursuant to the organizational or governing documents of any Company Joint Venture, (D) investments in technology, innovation, sustainability or operational efficiency initiatives in the ordinary course of business consistent with past practice; or (E) the loans or advances set forth on Section 7.1(b) of the Company Disclosure Letter;
(x) except in the ordinary course of business consistent with past practice, enter into, renew, materially modify, materially amend or terminate, or waive, release, compromise or assign any material rights or material claims under, any Company Material Contract (or any contract that, if existing as of the date of this Agreement, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occur automatically without any action by the Company or any of its Subsidiaries, (B) as contemplated on Section 7.1(b) of the Company Disclosure Letter, (C) actions permitted under clauses (A) and (B) of Section 7.1(b)(vii) and clause (B) of Section 7.1(b)(vi), (D) entry into Contracts in connection with tenant improvements at Company Properties in the ordinary course of business consistent with past practice or (D) entry into Contracts in connection with any Company Development Properties or Company Redevelopment Properties set forth in Section 7.1(b) of the Company Disclosure Letter;
(xi) waive, release, assign, settle or compromise any claim, action or Legal Proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that (x) do not involve the payment by the Company or any of its Subsidiaries in excess of the reserves set forth on the most recent consolidated balance sheet of the Company and its Subsidiaries included in the Company SEC Documents or (y) do not exceed $100,000 individually or $25,000,000 in the aggregate, (B) do not involve the imposition of material injunctive relief against the Company or any of its Subsidiaries or the Surviving Entity following the Effective Time, and (C) do not provide for any admission of material liability by the Company or any of its Subsidiaries;
(xii) except as required by Law or by a Company Benefit Plan in effect as of the date of this Agreement or otherwise as set forth on Section 7.1(b) of the Company Disclosure Letter, (A) enter into, materially amend or terminate any material Company Benefit Plan, (B) increase the compensation or employee benefits of any employee, except in the ordinary course of business in connection with annual merit or market-based increases to salary or wages, as applicable, and target bonus opportunities, (C) grant any awards under a Company Equity Plan, (D) hire, promote or terminate (other than for cause) any employee of the Company at the level of Vice President or above, (E) accelerate the vesting of any equity-based awards or other compensation or benefits other than in connection with retirements, terminations without cause, death or disability, consistent with the Company’s prior practice or the terms of a Company Benefit Plan, (F) enter into any new, or materially amend any existing, employment, severance, change in control, retention, or similar agreement or arrangements; provided that the Company may enter into offer letters with new hires for at-will employment in the ordinary course of business consistent with past practice, (G) fund any rabbi trust, or (H) enter into a collective bargaining agreement or other material agreement with a labor organization;
(xiii) make any material change to its methods of financial accounting, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business, with respect to financial accounting policies, unless required by GAAP or the SEC;
(xiv) enter into any Contract that would reasonably be expected to, after the Effective Time, restrict or limit in any material respect Parent, the Company or any of their respective Subsidiaries from engaging in any business or competing in any line of business or geographic location with any person;
(xv) enter into any new line of business;
(xvi) take any action, or fail to take any action, which would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of the Code, as the case may be, provided, any dividend that the Company, any Company REIT Subsidiary or any other Subsidiary of the Company wishes to issue pursuant to this Section 7.1(b)(xvi) shall either be a REIT Distribution issued in compliance with Section 7.6 or a dividend made by a Company REIT Subsidiary that is necessary to prevent such Company REIT Subsidiary from failing to qualify as a REIT or incurring U.S. federal income or excise tax and that complies with the terms of its operating agreement;
(xvii) solely with respect to the Company, adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;
(xviii) make any capital expenditures or other investments except (A) in accordance with the Company’s capital expenditure plan attached to Section 7.1(b)(xviii) of the Company Disclosure Letter, (B) in connection with any Company Development Properties or Company Redevelopment Properties set forth on Section 7.1(b) of the Company Disclosure Letter, (C) for ordinary course capital expenditures not to exceed $50,000,000 in the aggregate or (D) as reasonably required to satisfy any health or safety concerns at any of the Company Properties;
(xix) purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity or voting interests of the Company or a Company Subsidiary, other than (A) the withholding of shares of Company Common Stock to satisfy exercise price or withholding Tax obligations with respect to outstanding Company Equity Awards, (B) in connection with the redemption or repurchase by a wholly owned Company Subsidiary of its own securities (but solely to the extent such securities or equity equivalents are owned by the Company or a wholly owned Company Subsidiary) or (C) the redemption or purchase of Company DownREIT Units to the extent required under the terms of the Company DownREIT Agreement;
(xx) make (other than in the ordinary course of business), change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except in each case as necessary (A) to preserve the qualification of the Company for taxation as a REIT under the Code, as determined in consultation with Parent, or (B) to qualify or preserve the status of any Subsidiary of the Company, as determined in consultation with Parent, as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of the Code, as the case may be;
(xxi) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and/or (ii) prevent or impede the Asset Contribution from qualifying in its entirety as a contribution pursuant to Code Section 721(a) in which no gain or loss is recognized for U.S. federal income tax purposes; or
(xxii) authorize, agree, commit or enter into any contract, agreement, commitment or arrangement to take any of the actions described in Section 7.1(b)(i) through Section 7.1(b)(xxi).
(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.6(b), nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company and/or any Company REIT Subsidiary to maintain its qualification for taxation as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement, provided any dividend or other distribution payable pursuant to this Section 7.1(c) shall be a REIT Distribution and must be issued in compliance with Section 7.6 or a dividend made by a Company REIT Subsidiary that is necessary to prevent such Company REIT Subsidiary from failing to qualify as a REIT or incurring U.S. federal income or excise tax and that complies with the terms of its operating agreement, and (ii) Company’s obligations under this Section 7.1(c) to act or refrain from acting, or to cause its Subsidiaries to act or refrain from acting, will, with respect to any joint venture and its subsidiaries, be subject to (A) express requirements under the organizational documents of such entity and its subsidiaries, and (B) the scope of Company’s or its Subsidiaries’ power and authority to bind such entity and its subsidiaries.
Section 7.2 Conduct of Business by Parent Pending the Closing.
(a) During the Interim Period, except (i) to the extent required by Law, (ii) as otherwise expressly required or expressly permitted by this Agreement, (iii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned) or (iv) as set forth in the Parent Disclosure Letter, Parent shall, and shall cause the Parent Subsidiaries and each of the Parent Minority Joint Ventures over which Parent or any of the Parent Subsidiaries exercises control (but only to the extent of such control) to, use commercially reasonable efforts to (A) carry on their respective businesses in all material respects in the ordinary course, consistent with past practice, (B) maintain its and their material assets and properties in their current condition (normal wear and tear excepted), (C) preserve intact in all material respects their present business organizations, ongoing businesses and significant business relationships, (D) keep available the services of their present officers (it being understood and agreed that, notwithstanding the foregoing, Parent may change, remove or replace officers and directors of any Parent Subsidiary (including any captive insurance company subsidiary or any entity for which a Parent Subsidiary serves as the service provider) without the consent of the Company, provided that Parent’s own officers remain the same), and (E) preserve Parent’s status and any Parent REIT Subsidiary’s status as a REIT within the meaning of the Code and preserve the status of Parent OP as a partnership for U.S. federal income tax purposes.
(b) Without limiting the generality of Section 7.2(a), during the Interim Period, except (1) to the extent required by Law, (2) as otherwise expressly required or expressly permitted by this Agreement or (3) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall not and shall cause its Subsidiaries and each of the Parent Minority Joint Ventures over which Parent or any of the Parent Subsidiaries exercises control (but only to the extent of such control), not to:
(i) (A) amend (1) the Parent Articles or Parent Bylaws, (2) the Parent Partnership Agreement or (3) any equivalent organizational or governing documents of any Parent Subsidiary (other than Parent OP) or any Parent Joint Venture, solely in the case of clause (3), in a manner that would materially and adversely affect Parent or any of its Subsidiaries or would materially and adversely affect the ability of Parent, Parent OP or Merger Sub to consummate the Transactions; provided that Parent and its Subsidiaries may amend the organizational or governing documents of any Parent Joint Venture to effectuate actions expressly permitted by this Agreement or (B) waive any provision of Article VII of the Parent Articles;
(ii) split, combine, subdivide or reclassify any shares of capital stock, units or other equity securities or ownership interests of Parent or any of its Subsidiaries;
(iii) except for (A) issuances by Parent OP or a wholly owned Parent Subsidiary to Parent, Parent OP or another wholly owned Subsidiary of Parent, (B) issuances of Parent Common Shares pursuant to the settlement of a Parent Equity Award that is outstanding as of the date of this Agreement or granted after the date of this Agreement in compliance with this Agreement, in each case, in accordance with the terms of the award agreement or the Parent Equity Plan or another applicable agreement governing such Parent Equity Award, (C) issuances of Parent Equity Awards that are otherwise expressly permitted by this Agreement, (D) issuances of Parent Common Shares pursuant to the Parent ESPP, (E) exchanges or conversions of Parent OP Units or Parent Preference Units for Parent Common Shares pursuant to the Parent Partnership Agreement or (F) as otherwise contemplated in Section 7.2(b) of the Parent Disclosure Letter, issue, sell, pledge, dispose, encumber or grant any Parent Common Shares or any of the Parent Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Parent Common Shares or any of the Parent Subsidiaries’ capital stock or other equity interests;
(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any of its Subsidiaries or other equity securities or ownership interests in Parent or any of its Subsidiaries, except for (A) the authorization and payment by Parent of dividends in accordance with Section 7.6, (B) the authorization and payment by Parent of dividends pursuant to the terms of the Parent Series K Preferred Shares, (C) the regular distributions that are required to be made in respect of the Parent OP Units in connection with any dividends paid on the Parent Common Shares and distributions that are required to be made in respect of the Parent OP Preference Units in accordance with the Parent Partnership Agreement, (D) the authorization and payment by Parent of any REIT Distribution in accordance with Section 7.6(b) and any matching distribution permitted by Section 7.6(c) in connection with a REIT Distribution by the Company, in each case, in accordance with Section 7.6(b) and Section 7.6(c), (E) the authorization and payment of dividends or other distributions to Parent by Parent OP or any directly or indirectly wholly owned Parent Subsidiary, (F) distributions by Parent OP or any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the Parent Partnership Agreement or the organizational documents of such Parent Subsidiary, as applicable, or, with respect to any Parent REIT Subsidiary, as is reasonably necessary for such Parent REIT Subsidiary to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law, and (G) the crediting of dividend equivalent payments pursuant to the terms of Parent Equity Awards;
(v) except as required by a Parent Benefit Plan or as required or permitted by the Parent Partnership Agreement, including with respect to the Parent Series K Preferred Shares, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Parent Equity Interests, except from holders of (A) Parent Equity Awards in full or partial payment of any purchase price or any applicable Taxes payable by such holder upon the lapse of restrictions on, or the settlement of, such Parent Equity Awards and (B) fractional interests of Parent Equity Interests solely with respect to the fractional interests;
(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than acquisitions of personal property amounting to less than $5,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Parent, Parent OP or any wholly owned Parent Subsidiary of or from an existing wholly owned Parent Subsidiary, (B) acquisitions pursuant to existing purchase rights or options set forth on Section 7.2(b) of the Parent Disclosure Letter or as required or permitted pursuant to the organizational or governing documents of any Parent Joint Venture, or (C) acquisitions (1) that would not reasonably be expected to materially delay, impede or affect the consummation of the Transactions and (2) for which the fair market value of the total consideration paid by Parent and its Subsidiaries does not exceed $150,000,000 individually or $500,000,000 in the aggregate;
(vii) sell, pledge, lease, assign, transfer, dispose of, grant any Lien (other than a Permitted Lien) on, abandon or allow to lapse, or effect a deed in lieu of foreclosure with respect to, any property (other than sales or dispositions of personal property, tax credits and renewable energy credits amounting to less than $5,000,000 in the aggregate) or assets (including Intellectual Property Rights and Parent PropTech Investments) or capital stock or other equity interests in any of the Parent Joint Ventures, except (A) as set forth on Section 7.2(b) of the Parent Disclosure Letter, including pursuant to existing sale rights or options set forth on Section 7.2(b) of the Parent Disclosure Letter or as required or permitted pursuant to the organizational or governing documents of any Parent Joint Venture, (B) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Parent Property or any assets of Parent or any of its Subsidiaries, (C) if the fair market value of the total consideration received by Parent and its Subsidiaries does not exceed $150,000,000 individually or $500,000,000 in the aggregate, (D) sales among Parent, Parent OP and any wholly owned Parent Subsidiary, (E) sales pursuant to existing purchase rights or options set forth on Section 7.2(b) of the Parent Disclosure Letter and (F) the lapse, abandonment or exclusive licensing of Intellectual Property Rights in the ordinary course of business consistent with past practice; provided that, notwithstanding anything to the contrary herein, Parent shall not, and shall cause its Subsidiaries not to, sell, transfer or otherwise dispose of any property if such sale, transfer or other disposition would give rise to income that is subject to tax at the Parent level if no distribution is made by Parent with respect to shares of its common stock in excess of the distribution permitted by Section 7.6(a)(ii)(x);
(viii) incur, create, assume, refinance or replace any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness for borrowed money of any other Person, except (A) Indebtedness incurred under Parent OP’s existing credit facilities, including its commercial paper program, in the ordinary course of business (including to the extent necessary to pay dividends permitted under this Agreement, to pay Indebtedness that matures, in connection with any Parent Development Properties or Parent Redevelopment Properties set forth on Section 7.2(b) of the Parent Disclosure Letter and in connection with funding any transactions permitted by this Section 7.2(b)), (B) the amendment, renewal, extension, refinancing or replacement of any existing Indebtedness of Parent or any of its Subsidiaries (including under Parent OP’s existing revolving credit facility, commercial paper program or property-level mortgage debt) with any type of debt instrument in a manner consistent with past practice, including, but not limited to, the public offering of unsecured notes (1) to the extent that (x) such refinancing, substitute or replacement agreement or facility or such refinanced Indebtedness does not impose or result in additional restrictions or limitations in any material respect on Parent or its Subsidiaries (or after the Closing Date, the Surviving Entity or its Subsidiaries) as compared to the existing agreement, facility or Indebtedness so refinanced, substituted for or replaced and (y) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing (other than to the extent increased to include fees, original issue discount, expenses or other debt issuance costs in each case incurred in connection with such refinancing) or (2) pursuant to any Pre-Merger Financing Transaction in accordance with Section 8.13, (C) Indebtedness between or among Parent, Parent OP or any wholly-owned Parent Subsidiary and any other wholly-owned Parent Subsidiaries, (D) additional guarantees or credit support to the extent required under Parent OP’s existing credit facilities or notes, (E) Indebtedness in an amount not to exceed $1,000,000,000, (F) swaps, options, derivatives and other hedging Contracts or arrangements, in each case, entered into in the ordinary course of business and (G) Indebtedness incurred under the Bridge Facility;
(ix) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, trustees, Affiliates, agents or consultants), make any change to its existing loans to such Persons in a manner materially adverse to Parent or any Subsidiary, in each case, in its capacity as a lender, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Parent, Parent OP or a wholly owned Parent Subsidiary to Parent, Parent OP or a wholly owned Parent Subsidiary, (B) capital contributions, loans, investments or advances made to non-Affiliate tenants in the ordinary course of business and consistent with past practice, (C) as required or permitted pursuant to the organizational or governing documents of any Parent Joint Venture, (D) investments in technology, innovation, sustainability or operational efficiency initiatives in the ordinary course of business consistent with past practice; or (E) the loans or advances set forth on Section 7.2(b) of the Parent Disclosure Letter;
(x) except in the ordinary course of business consistent with past practice, enter into, renew, materially modify, materially amend or terminate, or waive, release, compromise or assign any material rights or material claims under, any Parent Material Contract (or any contract that, if existing as of the date of this Agreement, would be a Parent Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Parent Material Contract that occur automatically without any action by Parent or any of its Subsidiaries, (B) actions permitted under clauses (A) and (B) of Section 7.2(b)(vii), (C) entry into Contracts in connection with tenant improvements at Parent Properties in the ordinary course of business consistent with past practice or (D) entry into Contracts in connection with any Parent Development Properties or Parent Redevelopment Properties set forth on Section 7.2(b) of the Parent Disclosure Letter;
(xi) waive, release, assign, settle or compromise any claim, action or Legal Proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that (x) do not involve the payment by Parent or any of its Subsidiaries in excess of the reserves set forth on the most recent consolidated balance sheet of Parent and its Subsidiaries included in the Parent SEC Documents or (y) do not exceed $100,000 individually or $25,000,000 in the aggregate, (B) do not involve the imposition of material injunctive relief against Parent or any of its Subsidiaries or the Surviving Entity following the Effective Time, and (C) do not provide for any admission of material liability by Parent or any of its Subsidiaries;
(xii) except as required by Law or by a Parent Benefit Plan in effect as of the date of this Agreement or otherwise as set forth on Section 7.2(b) of the Parent Disclosure Letter, (A) enter into, materially amend or terminate any material Parent Benefit Plan, (B) increase the compensation or employee benefits of any employee, except in the ordinary course of business in connection with annual merit or market-based increases to salary or wages, as applicable, and target bonus opportunities, (C) grant any awards under a Parent Equity Plan, (D) hire, promote or terminate (other than for cause) any employee of Parent at the level of Vice President or above, (E) accelerate the vesting of any equity-based awards or other compensation or benefits, (F) enter into any new, or materially amend any existing, employment, severance, change in control, retention, or similar agreement or arrangements; provided that Parent may enter into offer letters with new hires for at-will employment in the ordinary course of business consistent with past practice, (G) fund any rabbi trust, or (H) enter into a collective bargaining agreement or other material agreement with a labor organization;
(xiii) make any material change to its methods of financial accounting, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business, with respect to financial accounting policies, unless required by GAAP or the SEC;
(xiv) enter into any Contract that would reasonably be expected to, after the Effective Time, restrict or limit in any material respect Parent or any of its Subsidiaries (including the Surviving Entity) from engaging in any business or competing in any line of business or geographic location with any person;
(xv) enter into any new line of business;
(xvi) take any action, or fail to take any action, which would reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of the Code, as the case may be, provided, any dividend that Parent, any Parent REIT Subsidiary or any other Subsidiary of Parent wishes to issue pursuant to this Section 7.2(b)(xvi) shall either be a REIT Distribution issued in compliance with Section 7.6 or a dividend made by a Parent REIT Subsidiary that is necessary to prevent such Parent REIT Subsidiary from failing to qualify as a REIT or incurring U.S. federal income or excise tax and that complies with the terms of its operating agreement;

(xvii) solely with respect to Parent or Parent OP, adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;
(xviii) make any capital expenditures or other investments except (A) in accordance with Parent’s capital expenditure plan attached to Section 7.2(b)(xviii) of the Parent Disclosure Letter, (B) in connection with any Parent Redevelopment Properties set forth on Section 7.2(b) of the Parent Disclosure Letter, (C) in connection with any Parent Development Properties set forth on Section 7.2(b) of the Parent Disclosure Letter, (D) for ordinary course capital expenditures not to exceed $50,000,000 in the aggregate or (E) as reasonably required to satisfy any health or safety concerns at any of the Parent Properties;
(xix) purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity or voting interests of Parent or a Parent Subsidiary, other than (A) the withholding of Parent Common Shares to satisfy exercise price or withholding Tax obligations with respect to outstanding Parent Equity Awards, (B) the redemption or purchase of Parent OP Units to the extent required under the terms of the Parent Partnership Agreement, or (C) in connection with the redemption or repurchase by a wholly owned Parent Subsidiary of its own securities (but solely to the extent such securities or equity equivalents are owned by Parent or a wholly owned Parent Subsidiary);
(xx) make (other than in the ordinary course of business), change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except in each case as necessary (A) to preserve the qualification of Parent for taxation as a REIT under the Code, as determined in consultation with the Company, or (B) to qualify or preserve the status of any Subsidiary of Parent, as determined in consultation with the Company as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of the Code, as the case may be;
(xxi) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and/or (ii) prevent or impede the Asset Contribution from qualifying in its entirety as a contribution pursuant to Code Section 721(a) in which no gain or loss is recognized for U.S. federal income tax purposes; or
(xxii) authorize, agree, commit or enter into any contract, agreement, commitment or arrangement to take any of the actions described in Section 7.2(b)(i) through Section 7.2(b)(xxi).
(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.6(b), nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent and/or any Parent REIT Subsidiary to maintain its qualification for taxation as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to shareholders of Parent or equivalent distributions to holders of Parent OP Units, as applicable, in accordance with this Agreement, provided any dividend or other distribution payable pursuant to this Section 7.2(c) shall be a REIT Distribution and must be issued in compliance with Section 7.6 or a dividend made by a Parent REIT Subsidiary that is necessary to prevent such Parent REIT Subsidiary from failing to qualify as a REIT or incurring U.S. federal income or excise tax and that complies with the terms of its operating agreement, and (ii) Parent’s obligations under this Section 7.2 to act or refrain from acting, or to cause its Subsidiaries to act or refrain from acting, will, with respect to any joint venture and its subsidiaries, be subject to (A) express requirements under the organizational documents of such entity and its subsidiaries, and (B) the scope of Parent’s or its Subsidiaries’ power and authority to bind such entity and its subsidiaries.
Section 7.3 Tax Matters.
(a) The Company shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions of counsel referred to in Section 9.2(e) and Section 9.3(f), (ii) use its reasonable best efforts to obtain or cause to be provided the opinions of counsel referred to in Section 9.2(e) and Section 9.3(f) but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, (iii) deliver to Company REIT Counsel and Parent REIT Counsel an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), and signed by an officer of the Company, and in form and substance reasonably satisfactory to Company REIT Counsel and Parent REIT Counsel, containing representations of the Company as shall be reasonably necessary or appropriate to enable Company REIT Counsel and Parent REIT Counsel, as applicable, to render the opinions described in Section 9.2(e) and Section 9.3(e), respectively, on the Closing Date (and, if required, on the effective date of the Form S-4), and (iv) deliver to Parent Tax Counsel and Company Tax Counsel an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), and signed by an officer of the Company, and in form and substance reasonably satisfactory to Company Tax Counsel and Parent Tax Counsel, containing representations of the Company as shall be reasonably necessary or appropriate to enable Company Tax Counsel and Parent Tax Counsel, as applicable, to render their respective opinions described in Section 9.3(f) and Section 9.2(f), respectively, on the Closing Date (and, if required, as of the effective date of the Form S-4).
(b) Parent shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions of counsel referred to in Section 9.2(f) and Section 9.3(e), (ii) use its reasonable best efforts to obtain or cause to be provided the opinions of counsel referred to in Section 9.2(f) and Section 9.3(e) but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, (iii) deliver to Parent REIT Counsel an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), and signed by an officer of Parent and in form and substance reasonably satisfactory to Parent REIT Counsel, containing representations of Parent as shall be reasonably necessary or appropriate to enable Parent REIT Counsel to render the opinion described in Section 9.3(e) on the Closing Date (and, if required, on the effective date of the Form S-4), and (iv) deliver to Parent Tax Counsel and Company Tax Counsel an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), and signed by an officer of Parent, and in form and substance reasonably satisfactory to Company Tax Counsel and Parent Tax Counsel, containing representations of Parent as shall be reasonably necessary or appropriate to enable Company Tax Counsel and Parent Tax Counsel, as applicable, to render their respective opinions described in Section 9.3(f) and Section 9.2(f), respectively, on the Closing Date (and, if required, as of the effective date of the Form S-4).
(c) The Company and Parent agree to use their reasonable best efforts to cause the Transactions to qualify for their Intended Tax Treatment. Neither the Company nor Parent shall take any action, or fail to take any action, that would reasonably be expected to cause the Transactions to fail to qualify for their Intended Tax Treatment. The Parties shall treat the Transactions in accordance with the Intended Tax Treatment, and no Party shall (or shall cause or permit its Affiliates to) take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(d) Parent shall, with the Company’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration, stamp or similar Taxes that become payable in connection with the Transactions (collectively, “Transfer Taxes”), and the Company and Parent shall cooperate to minimize the amount of such Transfer Taxes to the extent permitted by applicable Law.
(e) The Parties acknowledge and agree that nothing in this Agreement shall limit their flexibility to engage in normal REIT tax planning (including, for the avoidance of doubt, obtaining cost-segregation studies), for purposes of determining their REIT taxable income for any taxable year between the date hereof and the Closing Date.
(f) Prior to the Closing, the Company shall cause each Company Subsidiary that is a Qualified REIT Subsidiary (other than CCC Service Provider, Inc. and any other similarly situated entities) to (i) convert into a limited liability company (or other entity that is disregarded as an entity separate from the Company for U.S. federal income tax purposes) (a “Disregarded Entity”), (ii) merge with and into a Disregarded Entity, and/or (iii) make an election under Treasury Regulations Section 301.7701-3(c) to be a Disregarded Entity, in each case, such that, prior to and at the Effective Time, for U.S. federal income tax purposes, such Company Subsidiary is a Disregarded Entity (and would be a Disregarded Entity without regard to its status as a Qualified REIT Subsidiary). With respect to CCC Service Provider, Inc., the Company shall assist in causing CCC Service Provider, Inc. to elect to be a Taxable REIT Subsidiary of Parent. The Company shall consult with Parent and keep Parent informed with respect to any action to be taken by the Company or any Company Subsidiary pursuant to this Section 7.3(f).
(g) Parent shall (i) cause the gross income of Parent OP for the Closing Date to satisfy the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the Closing Date were the last day of Parent OP’s short taxable year, (ii) as of the Effective Time, cause the Parent OP to satisfy the asset test requirements of Section 856(c)(4) of the Code, determined as if the taxable year of Parent OP ended at the Effective Time and (iii) reasonably cooperate with the Company to provide such information as may be reasonably requested in order to allow the Company to assess any REIT qualification considerations arising as a result of the Asset Contribution and to take any steps reasonably requested by the Company in order to ensure that the Asset Contribution does not prevent the Company for qualifying as REIT for its taxable year ending with the Merger. Parent’s obligations under this Section 7.3(g) shall be determined and applied (A) as if Parent OP qualified as a REIT, (B) without regard to the special rules for temporary investment of new capital under Section 856(c)(5) of the Code or the special rules for hedges under Section 856(c)(5)(G) of the Code and (C) by treating an entity as a Taxable REIT Subsidiary only if such entity has filed a joint election with the Company to be treated as a Taxable REIT Subsidiary of the Company pursuant to Section 7.3(h). For purposes of allocating the income of Parent OP for the taxable year of Parent OP that includes the Closing Date, the books of Parent OP shall be closed as of the end of the day on the Closing Date, and the Company shall not be allocated any income by Parent OP with respect to its ownership of interests in Parent OP on the Closing Date.
(h) Each of the Company and Parent shall use reasonable best efforts to cooperate with and assist the other party in the preparation and execution of IRS Forms 8875, Taxable REIT Subsidiary Election (a “Taxable REIT Subsidiary Election”), for all Taxable REIT Subsidiaries of such party, including with respect to any Taxable REIT Subsidiaries that are not majority-owned by such party, to elect to be Taxable REIT Subsidiaries of the other party (to be filed by the Company on or before the Effective Time and to be filed by Parent following the Closing of the Merger). In the case of Parent, the undertaking described in the previous sentence shall include allowing the Company to acquire an OP Unit in Parent OP prior to the Closing Date in order for the Company to make Taxable REIT Subsidiary Elections for the Taxable REIT Subsidiaries of Parent prior to the Closing Date. To the extent it is determined that it will not be possible or will be administratively infeasible to obtain such an election with respect to any Taxable REIT Subsidiary, to the extent such structuring does not already exist, prior to the Closing Date, Company or Parent, as applicable, will undertake restructuring to impose a special purpose vehicle between Company or Parent or Parent OP, as applicable, and the investment structure through which Company or Parent, as applicable, owns an interest in such Taxable REIT Subsidiary in order to enable the Company or Parent, as applicable, to elect for such special purpose vehicle to be a Taxable REIT Subsidiary of the Company or Parent, as applicable.
(i) If requested by the Company prior to the Closing Date, Parent will cause the Company to elect to apply the safe harbor provided in Rev. Proc. 2011-29 to any fee paid by the Company on or after the Closing to any investment banker that is contingent on the successful closing of the transactions contemplated by this Agreement (“Success-Based Fee”) such that 70% of any such Success-Based Fee is deductible by the Company in its taxable year ending on the date of the Merger.

Section 7.4 Non-Solicit; Change in Recommendation.
(a) From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, each Party agrees that it will not, and will cause each of its Subsidiaries and its and their respective directors, trustees and officers not to, and shall not permit its and their other respective Representatives to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a Competing Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with, or disclose any nonpublic information or data relating to, such Party or any of its Subsidiaries or afford access to the properties, books or records of such Party or any of its Subsidiaries to, or otherwise knowingly cooperate in any with, or knowingly assist, facilitate or encourage any effort by, any third party, in each case that has made or could reasonably be expected to make, or in connection with, a Competing Proposal, (iii) approve, authorize or execute or enter into any oral or written agreement, including any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to a Competing Proposal, or (iv) otherwise propose, resolve or agree to do any of the foregoing. In addition, each of the Company and Parent shall and shall cause each of its Subsidiaries and its and their respective directors, trustees and officers and direct their respective Representatives acting in such capacity, (A) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal and request that any such Person promptly return or destroy all confidential information concerning (1) the Company and the Company’s Subsidiaries or (2) Parent and its Subsidiaries, as applicable and (B) not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Competing Proposal.
(b) Notwithstanding anything to the contrary contained in Section 7.4(a), if at any time on or after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Competing Proposal from any Person or group of Persons, which Competing Proposal was made on or after the date hereof and did not result from a breach of this Section 7.4, (i) the Company and its Representatives may contact such Person or group of Persons solely to request clarification of the terms and conditions thereof and (ii) if the Company Board, or any committee thereof, determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement (provided such agreement need not contain any standstill or similar provision prohibiting the making of a Competing Proposal and shall not prohibit the sharing of information with Parent pursuant to this Section 7.4), information (including nonpublic information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that the Company shall provide to Parent any nonpublic information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives prior to or simultaneously with providing such information to such third party; and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.
(c) Except as expressly permitted by this Section 7.4(c) or Section 7.4(d), neither the Company Board nor any committee thereof shall (A) fail to recommend to its stockholders that the Company Stockholder Approval be given or fail to include the Company Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, (D) fail to publicly reaffirm the Company Board Recommendation within ten (10) days after the written request of Parent following a Competing Proposal (other than in connection with a tender offer under clause (C)) that has been publicly announced (or such fewer number of days as remains prior to the Company Stockholder Meeting, as it may be adjourned or postponed) or (E) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Competing Proposal (actions described in clauses (A) – (E) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, the Company Board may make a Company Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of this Section 7.4, if and only if, prior to taking such action, the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that failure to take such action would be inconsistent with the directors’ duties under applicable Law and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by Parent pursuant to the following proviso; provided, however, that in connection with the Competing Proposal of any Person (1) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor and describe the material terms and conditions of, and attach a complete copy of, the Superior Proposal that is the basis for such action (it being understood that such material terms shall include the identity of the third party making the Superior Proposal), (2) the Company has made itself available to negotiate, and has caused its Representatives to be available to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent, and shall have determined in good faith, following consultation with independent financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced.
(d) Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, the Company Board may make a Company Adverse Recommendation Change in response or relating to an Intervening Event if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with the directors’ duties under applicable Law; provided that (i) the Company shall first notify Parent in writing at least four (4) Business Days before taking such action of its intention to take such action, which notice shall include a reasonably detailed description of such Intervening Event (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new notice as provided herein), (ii) during such four (4) Business Day period, the Company has considered and, at the reasonable request of Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of this Agreement proposed by Parent in response to such Intervening Event, and (iii) the Company Board shall not effect any Company Adverse Recommendation Change involving or relating to an Intervening Event unless, following such four (4) Business Day period, the Company Board again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by Parent, that failure to do so would be inconsistent with the directors’ duties under applicable Law.
(e) Nothing in this Agreement shall prohibit the Company Board from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing shall not permit the Company Board to make any Company Adverse Recommendation Change except as permitted by Section 7.4(c) and Section 7.4(d).
(f) Notwithstanding anything to the contrary contained in Section 7.4(a), if at any time on or after the date hereof and prior to obtaining the Parent Shareholder Approval, Parent or any of its Representatives receives a written Competing Proposal from any Person or group of Persons, which Competing Proposal was made on or after the date hereof and did not result from a breach of this Section 7.4, (i) Parent and its Representatives may contact such Person or group of Persons solely to request clarification of the terms and conditions thereof and (ii) if the Parent Board, or any committee thereof, determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then Parent and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement (provided such agreement need not contain any standstill or similar provision prohibiting the making of a Competing Proposal and shall not prohibit the sharing of information with the Company pursuant to this Section 7.4), information (including nonpublic information) with respect to Parent and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that Parent shall provide to the Company any nonpublic information concerning Parent or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to the Company or its Representatives prior to or simultaneously with providing such information to such third party; and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.
(g) Except as expressly permitted by this Section 7.4(g) or Section 7.4(h), neither the Parent Board nor any committee thereof shall (i) fail to recommend to its shareholders that the Parent Shareholder Approval be given or fail to include the Parent Board Recommendation in the Joint Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to the Company, the Parent Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Parent Board pursuant to Rule 14d-9(f) of the Exchange Act, (iv) fail to publicly reaffirm the Parent Board Recommendation within ten (10) days after the written request of the Company following a Competing Proposal (other than in connection with a tender offer under clause (iii)) that has been publicly announced (or such fewer number of days as remains prior to the Parent Shareholder Meeting, as it may be adjourned or postponed) or (v) adopt, approve or recommend, or publicly propose to approve or recommend to the shareholders of Parent a Competing Proposal (actions described in clauses (i) – (iv) being referred to as a “Parent Adverse Recommendation Change”). Notwithstanding anything to the contrary herein, prior to the time the Parent Shareholder Approval is obtained, the Parent Board may make a Parent Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of this Section 7.4, if and only if, prior to taking such action, the Parent Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that failure to take such action would be inconsistent with the trustees’ duties under applicable Law and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by the Company pursuant to the following proviso; provided, however, that in connection with the Competing Proposal of any Person (1) Parent has given the Company at least four (4) Business Days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor and describe the material terms and conditions of, and attach a complete copy of, the Superior Proposal that is the basis for such action (it being understood that such material terms shall include the identity of the third party making the Superior Proposal), (2) Parent has made itself available to negotiate, and has caused its Representatives to be available to negotiate, in good faith with the Company during such notice period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Parent Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by the Company, and shall have determined in good faith, following consultation with independent financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any material change to the material terms of such Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced.
(h) Notwithstanding anything to the contrary herein, prior to the time the Parent Shareholder Approval is obtained, the Parent Board may make a Parent Adverse Recommendation Change in response or relating to an Intervening Event if the Parent Board determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with the trustees’ duties under applicable Law; provided that (i) Parent shall first notify the Company in writing at least four (4) Business Days before taking such action of its intention to take such action, which notice shall include a reasonably detailed description of such Intervening Event (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new notice as provided herein), (ii) during such four (4) Business Day period, Parent has considered and, at the reasonable request of the Company, engaged in good faith discussions with the Company regarding, any adjustment or modification to the terms of this Agreement proposed by the Company in response to such Intervening Event, and (iii) Parent Board shall not effect any Parent Adverse Recommendation Change involving or relating to an Intervening Event unless, following such four (4) Business Day period, the Parent Board again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by the Company, that failure to do so would be inconsistent with the trustees’ duties under applicable Law.
(i) Nothing in this Agreement shall prohibit the Parent Board from: (i) taking and disclosing to the shareholders of Parent a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to Parent’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing shall not permit the Parent Board to make any Parent Adverse Recommendation Change except as permitted by Section 7.4(g) and Section 7.4(h).
(j) Each Party shall notify the other Party promptly (and in any event within the shorter of one Business Day and forty-eight (48) hours) after its receipt of any Competing Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any person that informs such Party or any of its Subsidiaries that it is considering making, or has made, a Competing Proposal, or any inquiry from any person seeking to have discussions or negotiations with such Party relating to a possible Competing Proposal. Such notice shall be made in writing, and shall indicate the identity of the Person making the Competing Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each Party shall also promptly, and in any event within the shorter of one Business Day and forty-eight (48) hours, notify the other Party, orally and in writing, if it enters into discussions or negotiations concerning any Competing Proposal or provides nonpublic information to any person in accordance with this Section 7.4. In addition, following the date hereof, each of (i) the Company, on the one hand, and (ii) Parent, Parent OP and Merger Sub, on the other hand, shall keep the other Party reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any Competing Proposal and upon the request of such Party shall apprise such Party of the status of such Competing Proposal (including by providing a copy of all material documentation or correspondence relating thereto). Each of (A) the Company, on the one hand, and (B) Parent, on the other hand, agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits it from providing any information to the other Party in accordance with this Section 7.4.
(k) As used in this Agreement, “Competing Proposal” shall mean any proposal or offer from any Person (other than Parent and its Subsidiaries or the Company and its Subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) in the case of the Company, (A) acquisition of assets of the Company and its Subsidiaries equal to twenty percent (20%) or more of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of twenty percent (20%) or more of the outstanding shares of Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty percent (20%) or more of the outstanding shares of Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the Company’s consolidated assets or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and shares of Company Common Stock involved is twenty percent (20%) or more; in each case, other than the Transactions or (ii) in the case of Parent, (A) acquisition of assets of Parent and its Subsidiaries equal to twenty percent (20%) or more of Parent’s consolidated assets or to which twenty percent (20%) or more of Parent’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of twenty percent (20%) or more of the outstanding Parent Common Shares, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty percent (20%) or more of the outstanding Parent Common Shares, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of Parent’s consolidated assets or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Parent Common Shares involved is twenty percent (20%) or more; in each case, other than the Transactions.
(l) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Competing Proposal that (i) in the case of the Company, the Company Board or a committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees and conditions to consummation), is more favorable to the Company and its stockholders than the Transactions (including, as the case may be, any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed, or (ii) in the case of Parent, the Parent Board or a committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees and conditions to consummation), is more favorable to Parent and its shareholders than the Transactions (including, as the case may be, any revisions to the terms of this Agreement proposed by the Company in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed; provided, in each case, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%).”
(m) Nothing in this Section 7.4 shall permit any Party to terminate this Agreement or affect any other obligation of the Parties under this Agreement. Neither Party shall submit to the vote of its stockholders or shareholders any Competing Proposal other than the Merger prior to the termination of this Agreement.
Section 7.5 Joint Proxy Statement.
(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC the Form S-4 with respect to the Parent Common Shares issuable in the Merger, which will include the Joint Proxy Statement with respect to the Company Stockholder Meeting and Parent Shareholder Meeting. Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the shares of Company Common Stock as may be reasonably requested in connection with any such actions.
(b) If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company and Parent. Nothing in this Section 7.5(b) shall limit the obligations of any Party under Section 7.5(a). For purposes of this Section 7.5, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Shareholder Meeting will be deemed to have been provided by Parent.
(c) As promptly as practicable following the date on which the Form S-4 has been filed with the SEC, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, and, as soon as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding the foregoing provisions of this Section 7.5(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall make up to two (2) postponements or adjournments of the Company Stockholder Meeting solely for the purpose of soliciting additional proxies and votes in favor of the adoption of this Agreement; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) without the prior written consent of Parent. Nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit this Agreement to its stockholders for a vote on the adoption thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 10.1, its obligations to hold the Company Stockholder Meeting pursuant to this Section 7.5(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal or by any Company Adverse Recommendation Change.
(d) As promptly as practicable following the date on which the Form S-4 has been filed with the SEC, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, and, as soon as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Parent Shareholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent entitled to vote at the Parent Shareholder Meeting and to hold the Parent Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, recommend to its shareholders that they give the Parent Shareholder Approval and the Share Authorization Amendment Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval and the Share Authorization Amendment Approval. Notwithstanding the foregoing provisions of this Section 7.5(d), if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall make up to two (2) postponements or adjournments of the Parent Shareholder Meeting solely for the purpose of soliciting additional proxies and votes in favor of the approval of the issuance of Parent Common Shares in connection with the Merger; provided that the Parent Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) without the prior written consent of the Company. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of Parent Common Shares in connection with the Merger to its shareholders for a vote on the approval thereof. Parent agrees that, unless this Agreement shall have been terminated in accordance with Section 10.1, its obligations to hold the Parent Shareholder Meeting pursuant to this Section 7.5(d) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Competing Proposal or by any Parent Adverse Recommendation Change.
(e) The Company and Parent will use their respective reasonable best efforts to (i) hold the Company Stockholder Meeting and the Parent Shareholder Meeting on the same date and as soon as reasonably practicable after the Form S-4 is declared effective and (ii) coordinate with respect to the record dates for the Company Stockholders Meeting and the Parent Shareholders Meeting, as applicable.
Section 7.6 Dividends.
(a) From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement, none of Parent or the Company shall make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of Parent (in the case of the Company) or the Company (in the case of Parent); provided, however, that the written consent of the other Party shall not be required for (i) in the case of the Company, subject to the terms of this Section 7.6, the authorization and payment of regular quarterly dividends at a rate not in excess of $1.78 per share, per quarter and (ii) in the case of Parent, subject to the terms of this Section 7.6, (x) the authorization and payment of regular quarterly dividends at a rate not in excess of $0.7025 per share, per quarter, (y) the declaration and payment by Parent of dividends pursuant to the terms of the Parent Series K Preferred Shares and (z) the regular distributions that are required to be made in respect of the Parent OP Units in connection with any dividends paid on the shares of the Parent Common Shares and distributions that are required to be made in respect of the Parent OP Preference Units in accordance with the Parent Partnership Agreement; provided, further, that (A) it is agreed that the Parties shall take such actions as are necessary to ensure that if either the holders of Company Common Stock or the holders of Parent Common Shares receive a distribution for a particular quarter prior to the Closing Date, then the holders of Company Common Stock and the holders of Parent Common Shares, respectively, shall also receive a distribution for such quarter, whether in full or pro-rated for the applicable quarter, as necessary to result in the holders of Company Common Stock and the holders of Parent Common Shares receiving dividends covering the same periods prior to the Closing Date and (B) the Parties will cooperate such that, and the Company will ensure that, beginning with the Company’s quarterly dividend for the third quarter of 2026, any such quarterly dividend by the Company will have the same record date and the same payment date as Parent’s in order to ensure that the stockholders of the Company and the shareholders of Parent receive the same number of such dividends and distributions between January 1, 2026 and the Effective Time.
(b) Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of Parent and the Company, as applicable, shall be permitted to make distributions to its stockholders, including under Section 858 or 860 of the Code, in such amounts as are reasonably necessary in order for such Party to maintain its qualification as a REIT under the Code and applicable state Law and/or to avoid, to the extent reasonably possible, or reduce the incurrence of any entity-level income or excise Tax (any such distribution, a “REIT Distribution”). The record date of any REIT Distribution shall be prior to the Closing Date, and REIT Distributions shall be paid after the close of business on the last Business Day prior to the Closing Date.
(c) If either Parent or the Company determines in good faith that it is necessary to declare a REIT Distribution, it shall notify the other Party at least twenty-five (25) days prior to the record date of such REIT Distribution, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of Parent, to holders of Parent Common Shares, in an amount per Parent Common Share equal to the of the quotient obtained by dividing (A) the REIT Distribution declared by the Company with respect to each share of Company Common Stock and (B) the Exchange Ratio and (ii) in the case of the Company, to holders of shares of Company Common Stock, in an amount per share of Company Common Stock equal to the product of (A) the REIT Distribution declared by Parent with respect to each Parent Common Share multiplied by (B) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 7.6(c) shall be the close of business on the last Business Day prior to the Closing Date.

ARTICLE VIII

ADDITIONAL AGREEMENTS
Section 8.1 Access; Confidentiality; Notice of Certain Events.
(a) From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 10.1, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, upon reasonable prior notice, give the other Party and its Representatives, reasonable access during normal business hours to all of its and their contracts, books, records, analysis, projections, plans, systems, senior management, commitments, offices and other facilities and properties, in each case as such other Party and its Representatives may reasonably request; provided that all such access shall be coordinated through the disclosing Party or its Representatives in accordance with such procedures as they may reasonably establish. Any information provided pursuant to this Section 8.1 shall be subject to the Confidentiality Agreement and the Clean Team Agreement. Notwithstanding anything to the contrary set forth herein, neither the Company nor Parent shall be required to (i) provide access to, or to disclose information, to the extent such access or disclosure would (A) jeopardize the attorney-client, work product or similar privilege of the disclosing Party or any of its Subsidiaries, (B) contain information about the process leading to the negotiation and entry into this Agreement, except as may be required to be disclosed in connection with the filing and preparation of the Form S-4 and Joint Proxy Statement, (C) contravene any applicable Law (including with respect to any competitively sensitive information, if any) or contractual restriction or (D) violate any of its existing obligations with respect to confidentiality (provided that, in the case of each of (A) through (D), the withholding Party shall use reasonable efforts to advise the other Party of the subject matter of any such information that cannot be disclosed and the Parties shall use their reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws or entering into appropriate common interest or similar agreements), or (ii) provide access to the other Party or any of their respective Representatives for the purpose of conducting any sampling of environmental media or of building materials.
(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Entity or Parent, (ii) of any Legal Proceeding commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction or (iii) upon becoming aware of the occurrence or impending occurrence of any Effect to it or any of the Company Subsidiaries or Parent Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. No failure or delay in delivering any such notice shall affect any of the conditions set forth in Article IX.
Section 8.2 Efforts; Consents and Approvals.
(a) Subject to the terms and conditions of this Agreement, Parent and the Company will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the Transactions and to cause the conditions to the Transactions set forth in Article IX to be satisfied as promptly as reasonably practicable, including using all reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the obtaining of all actions or non-actions, clearances, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Entity or other person that are or may become necessary, proper or advisable in connection with the consummation of the Transactions, (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Entities) that are or may become necessary, proper or advisable in connection with the consummation of the Transactions, (iii) the supply of any additional information and documentary materials that may be requested by or advisable to submit to any Governmental Entity in connection with the consummation of the Transactions, (iv) the taking of all steps as may be necessary, proper or advisable to obtain a clearance, consent, approval, registration, waiver, permit, authorization or order from, or to avoid a Legal Proceeding by, any Governmental Entity or other person in connection with the consummation of the Transactions, (v) the defending of any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging the Transactions or this Agreement or that would otherwise prevent or delay the consummation of the Transactions, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity vacated or reversed, and (vi) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the Transactions, and to carry out fully the purposes of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the other Party, neither Parent nor the Company, nor any of their respective Subsidiaries or Affiliates, will grant or offer to grant any material accommodation or concession (financial or otherwise), or make any material payment, to any third party in connection with seeking or obtaining its consent to the Transactions.
(b) Without limiting the efforts referenced in Section 8.2(a), the Parties shall, and shall cause their respective Subsidiaries to, keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all necessary clearances, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods by any Governmental Entity. In that regard, each Party shall, and shall cause its respective Subsidiaries to, (i) promptly provide any information and assistance as the other Party may reasonably request with respect to all notices, submissions or filings made by or on behalf of such Party with any Governmental Entity in connection with this Agreement or the Transactions, (ii) promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party of) any material or substantive communication from or to any Governmental Entity regarding the Transaction, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed material or substantive written or oral communication or submission with or to any Governmental Entity. Neither Party shall participate in any meeting with any Governmental Entity in connection with this Agreement or the Transactions, or with any other person in connection with any Legal Proceeding by a private party relating to the Transactions, unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. Each Party may, as it deems advisable and necessary, reasonably designate material provided to the other Party as “Outside Counsel Only Material” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of a party and its subsidiaries conducted in connection with the approval of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with applicable Law.
(c) Each of the Parties agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.1, it shall not, and shall ensure that none of its Subsidiaries shall, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to materially delay or prevent the consummation of the Transactions.
Section 8.3 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior written consent of the other Party (which consent will not be unreasonably withheld, delayed or conditioned), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such Party shall provide a reasonable opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company or Parent, respectively, shall not be required to provide any such review or comment to Parent or the Company, as applicable, in connection with (i) the receipt and existence of a Competing Proposal and matters related thereto or a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change, as applicable, and (ii) statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 8.3 (which statements may include internal communications to their respective employees).
Section 8.4 Employee Matters.
(a) From the Effective Time until the first anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of Parent, the Company or their respective Subsidiaries whose employment continues following the Effective Time (each, a “Continuing Employee”), for so long as such Continuing Employee remains employed by Parent and its Subsidiaries, (i) base salary or wages at least equal to that provided to the Continuing Employee as of immediately prior to the Effective Time; (ii) annual cash incentive compensation opportunities that are no less favorable than those provided to the Continuing Employee as of immediately prior to the Effective Time; (iii) subject to Section 8.4(a) of the Parent Disclosure Letter, equity-based compensation opportunities (other than initial new hire equity awards) that are no less favorable than those provided to the Continuing Employee as of immediately prior to the Effective Time; (iv) employee benefits (excluding severance, transaction or retention bonuses and equity-based compensation) that are no less favorable in the aggregate than, at Parent’s discretion, (x) those provided to similarly situated employees of the Company and its Subsidiaries as of immediately prior to the Effective Time, (y) those provided to similarly situated employees of Parent and its Subsidiaries as of immediately prior to the Effective Time or (z) a combination of the two; and (v) for each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits or a participant in the Parent Executive Severance Plan, in each case, as amended and restated, severance pursuant to the terms and conditions set forth in Section 8.4(a) of the Parent Disclosure Letter; provided, that, for purposes of clause (iv), with respect to a Continuing Employee that participated in a Company Benefit Plan or a Parent Benefit Plan, as applicable, prior to the Effective Time, continued participation in such Company Benefit Plan or Parent Benefit Plan, as applicable, or the provision of compensation or benefits at the same level as that provided to the Continuing Employee prior to the Effective Time, in each case, following the Effective Time shall be deemed to satisfy the foregoing standards. In order to effect an orderly and equitable transition and integration, Parent and the Company shall cooperate in good faith in reviewing, evaluating and analyzing the Company Benefit Plans and Parent Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the Company Benefit Plans or Parent Benefit Plans, as applicable, that will apply with respect to the Continuing Employees after the Effective Time (collectively, the “New Plans”). Parent, the Company and their respective Subsidiaries shall use their commercially reasonable efforts to cause the New Plans, to the extent permitted by applicable Law, to (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, (ii) not discriminate between employees who were covered by Company Benefit Plans, on the one hand, and those covered by Parent Benefit Plans, on the other hand, at the Effective Time and (iii) provide an overall market-competitive level of benefits.
(b) For all purposes (including purposes of vesting, eligibility to participate, severance, paid time off and level of benefits) under the New Plans, each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors or Parent and its Subsidiaries and their respective predecessors, as applicable, to the extent such credit was given under the analogous Company Benefit Plan or Parent Benefit Plan, as applicable, prior to the Effective Time; provided that the foregoing shall not apply for purposes of benefit accrual under defined benefit plans, for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar Company Benefit Plan or a Parent Benefit Plan in which such

Continuing Employee participated (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability, life, vacation or other welfare benefits to any Continuing Employee (or his or her covered dependents) (collectively, the “New Welfare Plans”), Parent or an applicable Subsidiary shall take commercially reasonable efforts to cause all pre-existing condition exclusions and limitations and actively-at-work requirements of such New Welfare Plan to be waived for such Continuing Employee and his or her covered dependents, except to the extent such pre-existing conditions, exclusions and waiting periods would apply with respect to the analogous Company Benefit Plan or Parent Benefit Plan, and Parent shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under the corresponding Old Plan during the portion of the plan year of such Old Plans ending on the date such Continuing Employee’s participation in the corresponding New Welfare Plan begins (such initial plan year of participation, the “Initial Year of Participation”) to be taken into account under such New Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the Initial Year of Participation as if such amounts had been paid in accordance with such New Welfare Plan.
(c) From and after the Effective Time, each Continuing Employee who was eligible to participate in the annual short-term incentive plans that are maintained by Parent or the Company, as applicable (each, a “Bonus Plan”), immediately prior to the Effective Time shall remain eligible to receive a bonus under such Bonus Plan for fiscal year 2026 (the “2026 Bonus”). Prior to the Effective Time, Parent and the Company, as applicable, shall determine and certify in good faith the level of performance achievement for the portion of fiscal year 2026 ending on the Effective Time (or, if the Effective Time occurs after fiscal year 2026, for the entirety of fiscal year 2026) under each Party’s respective Bonus Plans; and the amounts payable with respect to the 2026 Bonus shall be determined in accordance with Section 8.4(c) of the Parent Disclosure Letter.
(d) Prior to the Effective Time, any broad-based notices or communication materials (including website postings), and the script or other materials for any town hall meetings or other verbal communications, from the Company or Parent or either Party’s Affiliates to its employees with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Merger or employment thereafter, shall be disclosed in advance to the other Party such that the other Party is given a reasonable period of time to review and comment on the communication, which comments shall be considered by the communicating Party in good faith; provided that no such disclosure shall be required for any communications that are consistent in all respects with previous communications made in accordance with this Agreement.
(e) The Parties hereby acknowledge that the consummation of the Merger and the other Transactions shall be deemed to be a “change in control” (or similar phrase) within the meaning of each applicable Parent Benefit Plan and shall not be deemed to be a “change in control” or “sale event” (or similar phrase) within the meaning of each applicable Company Benefit Plan.
(f) Nothing in this Section 8.4 shall prohibit Parent, the Company or any of their respective Subsidiaries from amending or terminating (in accordance with any applicable terms), or shall be construed as creating, amending or terminating any Parent Benefit Plan, Company Benefit Plan, New Plan or any other compensation or benefit plan, program, policy, practice, agreement or arrangement sponsored or maintained by Parent, the Company or any of their respective Subsidiaries, and nothing in this Agreement shall otherwise require Parent, the Company or any of their respective Subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time, except as expressly provided in this Section 8.4. The provisions of this Section 8.4 are solely for the benefit of the Parties hereto, and no current or former employee, officer, director, trustee, manager or consultant, or any other individual, shall be regarded for any purpose as a third party beneficiary of this Section 8.4.
Section 8.5 Directors’ and Officers’ Insurance and Indemnification.
(a) Parent shall, and shall cause the Surviving Entity and each Company Subsidiary to, for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6)-year period shall have been finally disposed of), honor and fulfill in all respects the obligations of such Person (and the obligations of the Company as in effect immediately prior to the Effective Time) to the fullest extent permissible under applicable Law, under the Company Governing Documents, and corresponding organizational or governing documents of such Company Subsidiary, in each case, as in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such Company Governing Documents, other organizational or governing documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of this Agreement and the Transactions. For the avoidance of doubt, Parent and/or its Subsidiaries shall honor in full, and succeed to the obligations of the Company under, the indemnification agreements of the Company with each of its directors in the form filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
(b) Without limiting the provisions of Section 8.5(a), for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6)-year period shall have been finally disposed of), Parent shall cause the Surviving Entity to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such prior to the Effective Time, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered

Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 8.5 or elsewhere in this Agreement, Parent and the Surviving Entity (x) shall not be liable pursuant to this Section 8.5 for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) shall not have any obligation under this Section 8.5 to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise) and (z) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 8.5(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation and does not include any admission of liability with respect to such Covered Person or such Covered Person consents in writing.
(c) For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6)-year period shall have been finally disposed of), the organizational and governing documents of the Surviving Entity and each Company Subsidiary shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents and shall not contain any provision to the contrary.
(d) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of or after the Effective Time to, purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Entity, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided that the Company shall not pay, and the Surviving Entity shall not be required to pay, in excess of three hundred fifty percent (350%) of the last annual premium paid by the Company prior to the date of this Agreement in respect of such “tail” policy. If the Company or the Surviving Entity for any reason fail to obtain such “tail” insurance policies prior to, as of or after the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Entity to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time; provided that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of three hundred fifty percent (350%) of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase the maximum coverage available for such amount.
(e) The Covered Persons (and their successors and heirs) are intended express third party beneficiaries of this Section 8.5, and this Section 8.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby, except pursuant to a termination of this Agreement pursuant to Section 10.1. All rights under this Section 8.5 are intended to be in addition to and not in substitution of other rights any Covered Persons may otherwise have.
(f) In the event the Surviving Entity (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 8.5.
Section 8.6 Takeover Statutes. The Parties and their respective board of directors (or equivalent) shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute (or any similar provisions in the Company Governing Documents and the Parent Governing Documents) is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute (or any similar provisions in the Company Governing Documents and the Parent Governing Documents) is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute (or any similar provisions in the Company Governing Documents and the Parent Governing Documents) on the Merger and the other Transactions.
Section 8.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.
Section 8.8 Rule 16b-3. Prior to the Effective Time, each of the Company, Parent, Parent OP and Merger Sub shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) and acquisitions of Parent equity securities (including derivative securities) by any Person who is or will after the Effective Time be, a covered Person of the Surviving Entity for purposes of Section 16, which dispositions and acquisitions include the conversions contemplated under Section 4.5 hereto, to be an exempt transaction for purposes of Section 16.

Section 8.9 Control of Operations. Without limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations; and (b) (i) nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time, and (ii) prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 8.10 Transaction Litigation. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any Legal Proceeding related to this Agreement, the Merger or the other Transactions threatened or brought against the Company, its directors and/or officers by security holders of the Company (a “Company Transaction Litigation”), on the one hand, or Parent, its directors and/or officers by security holders of Parent, on the other hand (a “Parent Transaction Litigation” and each such action, a “Transaction Litigation”); provided, that in no event shall Company Transaction Litigation, Parent Transaction Litigation or Transaction Litigation include any Legal Proceedings in which the Company and Parent are adverse parties. The Company shall provide Parent a reasonable opportunity to participate in but not control, the defense of a Company Transaction Litigation and Parent shall provide the Company a reasonable opportunity to participate in but not control, the defense of a Parent Transaction Litigation, including, in each case, the opportunity to review material communications and participate in material meetings with opposing counsel or any Governmental Entity in connection with a Transaction Litigation. Except to the extent required by applicable Law, the Company, on the one hand, and Parent, on the other hand, shall not enter into any settlement agreement, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of Parent or the Company, as applicable (which consent shall not be unreasonably withheld).
Section 8.11 Stock Exchange Listing.
(a) Parent shall use its best efforts to cause the Parent Common Shares to be issued in connection with the Merger to be authorized and approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time; provided that, if Parent and the Company shall determine, that from and after the Closing, shares of Parent will be listed on the Nasdaq Stock Market, then Parent and the Company shall cooperate and use their respective reasonable best efforts to have approved and made effective the application for the original listing on the Nasdaq Stock Market of the Parent Common Shares to be issued in connection with the Merger, subject to official notice of issuance, prior to the Effective Time. Parent and the Company agree that they will use their respective best efforts to make any such determination as promptly as reasonably practicable following the date of this Agreement and no later than the date the Joint Proxy Statement is filed with the SEC in preliminary form. For the avoidance of doubt, if Parent and the Company determine to transfer the listing from the NYSE to the Nasdaq Stock Market, the reference to the NYSE in Section 9.1(d) of this Agreement shall be deemed a reference to the applicable Nasdaq Stock Market exchange.
(b) Parent and the Company agree to cooperate in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time.
(c) If the Company may be required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the ten (10) days following the Closing Date, the Company shall file such quarterly or annual report prior to the Closing.
Section 8.12 Other Actions.
(a) The Parties shall take the actions set forth on Section 8.12(a) of the Company Disclosure Letter.
(b) In connection with any filings, notices or other submissions required to be made by the Company, Parent or either of their applicable Subsidiaries under the Multifamily Property Laws, the Parties shall use their reasonable best efforts to take the actions set forth on Section 8.12(b) of the Company Disclosure Letter.
(c) The Parties shall take the actions set forth on Section 8.12(c) of the Company Disclosure Letter.
Section 8.13 Financing Cooperation.
(a) During the period from the date of this Agreement to the Effective Time, the Parties shall cooperate in good faith to implement any necessary, appropriate or desirable arrangements in connection with their respective indentures, credit agreements and other documents governing or relating to Indebtedness, in each case, with respect to any financing matters in connection with the Transactions, including arranging, offering, placing, issuing or incurring any Indebtedness in connection with the Bridge Facility and any Pre-Merger Financing Transaction or any swaps, options, derivatives and other hedging Contracts or arrangements, in each case, entered into in the ordinary course of business or in connection with any such Indebtedness.
(b) Note Offers and Consent Solicitations.
(i) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Parent or one or more of its Subsidiaries may, on one or more dates mutually agreed by Parent and the Company, (i) commence one or more offers to exchange any or all of the outstanding debt issued under the Company Notes Indentures for securities issued by Parent, Parent OP or any of their Affiliates (the “Offers to Exchange”); and (ii) solicit the consent of the holders of debt issued under the Company Notes Indentures regarding certain proposed amendments thereto or certain transactions described therein (the “Consent Solicitations” and, together with the Offers to Exchange, if any, the “Note Offers and Consent Solicitations”), in each case, upon terms mutually agreed by Parent and the Company after consultation with their legal and financial advisors; provided, however, that any such Offers to Exchange and/or Consent Solicitation shall expressly reflect that, and it shall be the case that, the closing of any such transaction shall not be consummated until the Closing and such transaction shall be funded using consideration provided by Parent or any of its Subsidiaries (or by the Company or any of the Company Subsidiaries if the payment thereof is to be made after the Closing).
(ii) Any Note Offers and Consent Solicitations shall be made on such timing, terms and conditions (including price to be paid and conditionality) as are mutually agreed by Parent and the Company after consultation with their legal and financial advisors and which are permitted by the terms of the applicable Company Notes Indenture and applicable Laws, including SEC rules and regulations.
(iii) Parent shall consult with the Company regarding the material terms and conditions of any Note Offers and Consent Solicitations, including the timing and commencement of any Note Offers and Consent Solicitations and any tender deadlines.
(iv) Parent shall have provided the Company with the necessary offer to exchange, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent in the applicable Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Note Offers and Consent Solicitations to allow the Company and its counsel to review and comment on such Debt Offer Documents, and each Debt Offer Document shall be reasonably acceptable to each of Parent and the Company.
(v) Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, the Company shall execute a supplemental indenture to each of the Company Notes Indentures in accordance with the terms thereof amending the terms and provisions thereof as described in the applicable Debt Offer Documents in a form that is reasonably acceptable to Parent and the Company; provided, however, that the amendments effected by such supplemental indentures shall not become operative until the Closing.
(vi) During the period from the date of this Agreement to the Effective Time, at Parent’s sole expense, the Company shall and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to, provide all cooperation reasonably requested by Parent to assist Parent in connection with any Note Offers and Consent Solicitations (including (i) using reasonable best efforts to cause the Company’s independent accountants to provide customary consents for use of their reports, and to provide customary “comfort letters,” in each case to the extent required in connection with any Note Offers and Consent Solicitations and (ii) providing assistance with a customary “due diligence” investigation in connection with any Note Offers and Consent Solicitations).
(vii) The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Note Offers and Consent Solicitations will be mutually agreed by Parent and the Company and retained by Parent.
(viii) Notwithstanding any of the foregoing or any other provision of this Agreement to the contrary, each of Parent, on the one hand, and the Company, on the other hand, shall be responsible for fifty percent (50%) of the aggregate amount of the Reimbursement Obligations, and the Company shall, or shall cause its Subsidiaries to, pay to Parent an amount of cash equal to fifty percent (50%) of the aggregate amount of the Reimbursement Obligations paid by Parent (such payment to be made promptly and in any event within thirty (30) Business Days following delivery to the Company of a written request therefor accompanied by reasonable supporting documentation evidencing such Reimbursement Obligations).
(ix) If, at any time prior to the completion of any Note Offers and Consent Solicitations, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such Party that discovers such information shall use reasonable best efforts to promptly notify the other Party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the applicable holders of the notes outstanding under the Company Notes Indentures.
(c) The Parties acknowledge and agree that, prior to the Effective Time, it may be necessary for Parent and/or the Company to enter into financing transactions (including the retirement of existing Indebtedness and/or producing amendments, modifications or consents in relation to existing Indebtedness) for the purposes of obtaining consent for any “change of control” (or equivalent transaction) that may arise as a result of the Transactions or to otherwise modify, prepay or repay such Indebtedness to accommodate the legal and operational needs of the Parties as a result of the Transactions (any such financing transaction, including any offers to exchange and consent solicitations, a “Pre-Merger Financing Transaction”). In connection with any Pre-Merger Financing Transaction and/or the Bridge Facility, each of the Company (with respect to itself and its Subsidiaries) and Parent (with respect to itself and its Subsidiaries) agree, to the extent requested in writing by the other, to cooperate with respect to, and use their reasonable best efforts to, and to cause their Representatives to, provide such information to the other as may be necessary or desirable in connection with, the structuring, marketing and execution of any Pre-Merger Financing Transaction, including (i) upon reasonable prior written notice, causing appropriate officers to participate in a reasonable number of meetings and due diligence sessions in connection with any Pre-Merger Financing Transaction to be held at times mutually agreed by the Parties and which participation may be by videoconference, (ii) assisting with the preparation of pro forma financial information and pro forma financial statements and any portion of the disclosure in relation to any Pre-Merger Financing Transaction that relates to the Merger or the Transactions (including any financial information and operational data or any other information of the type required by Regulation S-X and Regulation S-K under the Securities Act for an offering); provided that no Party shall be required to deliver any pro forma, projected or forward looking information (other than financial information necessary for the preparation of pro forma financial statements), (iii) delivering, or procuring the delivery of, such information, certificates, representation letters and other documents as may be reasonably necessary for the closing of any such Pre-Merger Financing Transaction, (iv) providing as promptly as practicable all documentation and other information required by bank regulatory authorities under applicable “know-your-customer,” beneficial ownership and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and the requirements of 31 C.F.R. §1010.230, (v) preparation of customary offering documents, lender presentations, rating agency presentations and other marketing materials for the Pre-Merger Financing Transaction and (vi) causing its independent auditors to (A) provide drafts and executed versions of customary auditors consents and customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information and pro forma financial information relating to the Company, Parent and their respective Subsidiaries, as applicable, as reasonably requested by Parent and/or the Company or as necessary or customary for financings similar to any Pre-Merger Financing Transaction, (B) provide assistance in the preparation of pro forma financial statements and information, (C) attend a reasonable number of accounting due diligence sessions and drafting sessions at reasonable times and places, and (D) otherwise provide customary assistance.
(d) Notwithstanding anything to the contrary in this Section 8.13, neither the Company nor Parent shall be required to disclose any information pursuant to this Section 8.13 to the extent that (A) in the reasonable good faith judgment of such Party, the information is subject to confidentiality obligations to a third party or (B) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided that, with respect to clauses (A) through (B) of this Section 8.13(d), the Company or Parent, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other Party and (3) utilize the procedures of a joint defense agreement or implement such other techniques if the Parties determine that doing so would reasonably permit the disclosure of such information without jeopardizing such privilege.
(e) Notwithstanding anything to the contrary in this Section 8.13, neither the Company nor Parent shall be (A) obligated to provide any financial (or other) information that (1) is not produced in the ordinary course of business, (2) is not required to be provided pursuant to the terms of the documentation governing the Indebtedness of such Party, or (3) cannot be produced or provided without unreasonable cost or expense; (B) required to take any action other than at such other Party’s request and with reasonable prior notice; (C) required to take any action that would conflict with, violate or result in a breach of or default under its organizational documents or any material contract or law to which it or its property is bound; (D) required to take any action that could subject any director, trustee, manager, officer or employee of such Party to any actual or potential personal liability; (E) required to take any action that it determines in good faith would unreasonably interfere with the ongoing commercial operations of such Party and its Subsidiaries or would require an action that is not within the control of such Party using reasonable efforts; (F) required to take any action to the extent it could cause any representation, warranty or covenant in this Agreement to be breached, cause any condition to the Closing set forth in Article IX to fail to be satisfied or otherwise cause any breach of this Agreement; or (G) required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters in connection with any Pre-Merger Financing Transaction.
(f) Parent and the Company shall reasonably cooperate (i) to obtain customary payoff letters from the agent for or holders of any Indebtedness which the Parties reasonably determine to be necessary or advisable to repay in connection with the Merger and (ii) to make arrangements for such agent for or holders of such Indebtedness to deliver to Parent, subject to the prior receipt of the applicable payoff amounts, releases of all related Liens and terminations of all related guarantees at, and subject to the occurrence of, the Closing.
(g) Notwithstanding the foregoing, it is expressly understood and agreed that the Parties’ obligation to consummate the Merger and the Transactions are not subject to a financing condition or contingent upon the results of either Party’s efforts to consummate any Pre-Merger Financing Transaction or Note Offer and Consent Solicitation.
(h) Notwithstanding anything to the contrary in this Agreement, any breach of or non-compliance with this Section 8.13 by any of the Parties shall not be taken into account in determining whether the conditions to the consummation of the Transactions set forth in Article IX have been satisfied, and the sole remedy for a breach of this Section 8.13 shall be the rights of specific performance set forth in Section 11.11.
ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
Section 9.1 Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of each Party to effect the Transactions (including the Asset Contribution and the Merger) shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Parent OP, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:
(a) Shareholder Approval. Each of the Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.
(b) Statutes; Court Orders. (i) No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction and be in effect which prohibits or makes illegal the consummation of the Merger, and (ii) there shall be no temporary restraining order, preliminary or permanent injunction or other order, decree or judgment issued by any Governmental Entity of competent jurisdiction and be in effect which would have the effect of making illegal or otherwise prohibiting the consummation of the Merger.

(c) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced by the SEC and not withdrawn.
(d) Listing. The Parent Common Shares to be issued in the Merger shall have been authorized and approved for listing on the NYSE, subject only to official notice of issuance.
Section 9.2 Conditions to Obligations of Parent, Parent OP and Merger Sub. The obligations of Parent, Parent OP and Merger Sub to effect the Asset Contribution and the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:
(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Article V (other than the Company Fundamental Representations, the Company Fundamental Representations – De Minimis and the first sentence of Section 5.8) shall be true and correct as of the Closing (without giving effect to any “material,” “materiality,” “Company Material Adverse Effect” or similar phrases, except that the word “material” in the definition of “Company Material Contract” shall not be disregarded) as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where the failure of any such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) (A) the Company Fundamental Representations shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), and (B) the Company Fundamental Representations – De Minimis shall be true and correct in all respects (except for inaccuracies that, in the aggregate, result in a de minimis increase in the total fully diluted equity capitalization of the Company), and on and as of the Closing, with the same force and effect as if made on and as of the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)); and (iii) the representations and warranties of the Company contained in the first sentence of Section 5.8 shall be true and correct in all respects as of the Closing.
(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.
(c) No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing.
(d) Officer Certificate. The Company shall have delivered to Parent a certificate of the Company executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied.
(e) REIT Opinion. Parent shall have received a written tax opinion of Goodwin Procter LLP (or other nationally recognized Tax counsel as may be reasonably acceptable to Parent) (“Company REIT Counsel”), dated as of the Closing Date, substantially in the form attached hereto as Exhibit C, to the effect that, beginning with its taxable year ended December 31, 1994 through its taxable year ending with the Merger, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letter described in Section 7.3(a)(iii) and subject to customary exceptions, assumptions, limitations and qualifications; provided that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable, which finding shall not be unreasonably withheld, conditioned or delayed).
(f) Section 368 Opinion. Parent shall have received the written opinion of Wachtell, Lipton, Rosen & Katz (or other nationally recognized Tax counsel reasonably acceptable to the Company) (“Parent Tax Counsel”), dated as of the Closing Date, substantially in the form attached hereto as Exhibit D, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications, and in rendering such opinion, Parent Tax Counsel may require and rely upon representations contained in certificates of officers of Parent and the Company delivered pursuant to Section 7.3(a)(iv) and Section 7.3(b)(iv).
Section 9.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Asset Contribution and the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:
(a) Representations and Warranties. (i) Each of the representations and warranties of Parent, Parent OP and Merger Sub contained in Article VI (other than the Parent Fundamental Representations, the Parent Fundamental Representations – De Minimis and the first sentence of Section 6.8) shall be true and correct as of the Closing (without giving effect to any “material,” “materiality,” “Parent Material Adverse Effect” or similar phrases, except that the word “material” in the definition of “Parent Material Contract” shall not be disregarded) as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where the failure of any such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) (A) the Parent Fundamental Representations shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), and (B) the Parent Fundamental Representations – De Minimis shall be true and correct in all respects (except for inaccuracies that, in the aggregate, result in a de minimis increase in the total fully diluted equity capitalization of Parent), and on and as of the Closing, with the same force and effect as if made on and as of the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)); and (iii) the representations and warranties of Parent, Parent OP and Merger Sub contained in the first sentence of Section 6.8 shall be true and correct in all respects as of the Closing.
(b) Performance of Obligations of Parent, Parent OP and Merger Sub. Parent, Parent OP and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time.
(c) No Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred that is continuing.
(d) Officer Certificate. Parent shall have delivered to the Company a certificate of Parent executed by a duly authorized officer thereof, on behalf of Parent, Parent OP and Merger Sub and dated as of the Closing Date, stating that the conditions in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been satisfied.
(e) REIT Opinion. The Company shall have received a written tax opinion of DLA Piper LLP (US) (or other nationally recognized Tax counsel as may be reasonably acceptable to the Company) (“Parent REIT Counsel”), dated as of the Closing Date, substantially in the form attached hereto as Exhibit E, to the effect that, beginning with its taxable year ended December 31, 1992, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Parent’s proposed method of organization and operation will enable Parent to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year which includes the Closing Date and thereafter (which opinion shall be based upon the representation letters described in Section 7.3(a)(iii) and Section 7.3(b)(iii) and subject to customary exceptions, assumptions, limitations and qualifications; provided that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable, which finding shall not be unreasonably withheld, conditioned or delayed).
(f) Section 368 Opinion. The Company shall have received the written opinion of Goodwin Procter LLP (or other nationally recognized tax counsel reasonably acceptable to Parent) (“Company Tax Counsel”), dated as of the Closing Date, substantially in the form attached hereto as Exhibit F, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications, and in rendering such opinion, Company Tax Counsel may require and rely upon representations contained in certificates of officers of Parent and the Company delivered pursuant to Section 7.3(a)(iv) and Section 7.3(b)(iv).
ARTICLE X

TERMINATION
Section 10.1 Termination. This Agreement may be terminated and the Asset Contribution, the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval or Parent Shareholder Approval, if applicable) only as follows:
(a) by mutual written consent of Parent and the Company;
(b) by Parent (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b)), if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) and (ii) is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) days after the receipt of written notice thereof by the Company from Parent or (y) three (3) Business Days before the Outside Date;
(c) by the Company (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b)), if Parent, Parent OP or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) and (ii) is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) days after the receipt of written notice thereof by Parent from the Company or (y) three (3) Business Days before the Outside Date;
(d) by either Parent or the Company, if the Effective Time shall not have occurred by 11:59 p.m., New York time, on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to any Party if a material breach by such Party of any of its obligations under this Agreement has resulted in the failure of the Effective Time to have occurred on or before the Outside Date; provided, further, that (i) if all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied only at the Closing, which conditions shall be capable of being satisfied) are satisfied or are waived on a date that occurs on or prior to the Outside Date but (ii) the Closing would thereafter occur in accordance with Section 2.2 on a date (the “Specified Date”) that occurs within two (2) Business Days after such Outside Date, then the Outside Date shall automatically be extended to such Specified Date and the Specified Date shall become the Outside Date for purposes of this Agreement;

(e) by the Company at any time prior to the receipt of the Parent Shareholder Approval, if the Parent Board shall have effected a Parent Adverse Recommendation Change;
(f) by Parent at any time prior to the receipt of the Company Stockholder Approval, if the Company Board shall have effected a Company Adverse Recommendation Change;
(g) by either the Company or Parent if a Governmental Entity of competent jurisdiction, shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger or other Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(g) shall not be available to any Party if a material breach by such Party of any of its obligations under this Agreement has been the principal cause of or principally resulted in the issuance of such order, decree or ruling;
(h) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or
(i) by either the Company or Parent, if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.
Section 10.2 Effect of Termination.
(a) In the event of the valid termination of this Agreement in accordance with Section 10.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Parent OP, Merger Sub or the Company, except that the Confidentiality Agreement, the Clean Team Agreement, this Section 10.2 and Section 11.3 through Section 11.11 shall survive such termination; provided, however, nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination.
(b) In the event that:
(i) the Company shall terminate this Agreement pursuant to Section 10.1(e), then Parent shall pay to the Company the Parent Termination Fee as directed by the Company by wire transfer of same day funds, within two (2) Business Days after such termination;
(ii) Parent shall terminate this Agreement pursuant to Section 10.1(f), then the Company shall pay to Parent the Company Termination Fee as directed by Parent by wire transfer of same day funds, within two (2) Business Days after such termination;
(iii) (A) after the date hereof and prior to the Parent Shareholder Meeting a bona fide Competing Proposal with respect to Parent shall have been publicly announced or shall have become publicly disclosed and shall not have been publicly withdrawn prior to the date that is at least ten (10) Business Days prior to the Parent Shareholders Meeting, (B) thereafter this Agreement is terminated (1) by Parent or the Company pursuant to Section 10.1(d) (if the Parent Shareholder Approval has not theretofore been obtained) or pursuant to Section 10.1(i) or (2) by the Company pursuant to Section 10.1(c) due to a material breach by Parent of its obligations under this Agreement, and (C) prior to the date that is twelve (12) months after the date of such termination, Parent or any of its Subsidiaries either (1) consummates a transaction of a type set forth in the definition of “Competing Proposal” or (2) enters into a definitive agreement with respect to a Competing Proposal, then Parent shall, on the second (2nd) Business Day after such transaction is consummated, pay to the Company the Parent Termination Fee as directed by the Company by wire transfer of same day funds (provided that, for purposes of this clause (C), each reference to “twenty percent (20%)” in the definition of “Competing Proposal” shall be deemed to be a reference to “fifty percent (50%)”); or
(iv) (A) after the date hereof and prior to the Company Stockholder Meeting a bona fide Competing Proposal with respect to the Company shall have been publicly announced or shall have become publicly disclosed and shall not have been publicly withdrawn prior to the date that is at least ten (10) Business Days prior to the Company Stockholders Meeting, (B) thereafter this Agreement is terminated (1) by Parent or the Company pursuant to Section 10.1(d) (if the Company Stockholder Approval has not theretofore been obtained) or pursuant to Section 10.1(h) or (2) by Parent pursuant to Section 10.1(b) due to a material breach by the Company of its obligations under this Agreement, and (C) prior to the date that is twelve (12) months after the date of such termination, the Company or any of its Subsidiaries either (1) consummates a transaction of a type set forth in the definition of “Competing Proposal” or (2) enters into a definitive agreement with respect to a Competing Proposal, then the Company shall, on the second (2nd) Business Day after such transaction is consummated, pay to Parent the Company Termination Fee as directed by Parent by wire transfer of same day funds (provided that, for purposes of this clause (C), each reference to “twenty percent (20%)” in the definition of “Competing Proposal” shall be deemed to be a reference to “fifty percent (50%)”).
(c) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that:
(i) under no circumstances shall Parent be required to pay the Parent Termination Fee on more than one occasion and under no circumstances shall the Company be required to pay the Company Termination Fee on more than one occasion;
(ii) if this Agreement is terminated under circumstances in which the Company is required to pay the Company Termination Fee pursuant to Section 10.2(b)(ii) or Section 10.2(b)(iv) and the Company Termination Fee is paid to Parent (or its designee), the payment of the Company Termination Fee will be Parent, Parent OP’s and Merger Sub’s sole and exclusive remedy against the Company arising out of or relating to this Agreement, except for the right to seek monetary damages in the case of fraud or a Willful Breach of this Agreement by the Company prior to the valid termination of this Agreement; and
(iii) if this Agreement is terminated under circumstances in which Parent is required to pay the Parent Termination Fee pursuant to Section 10.2(b)(i) or Section 10.2(b)(iii) and the Parent Termination Fee is paid to the Company (or its designee), the payment of the Parent Termination Fee will be the Company’s sole and exclusive remedy against Parent, Parent OP and Merger Sub arising out of or relating to this Agreement, except for the right to seek monetary damages in the case of fraud or a Willful Breach of this Agreement by Parent prior to the valid termination of this Agreement.
(d) Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 10.2 are an integral part of the Transactions, (ii) neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such amounts are due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amounts would otherwise be impossible to calculate with precision, and (iii) without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, if either Parent or the Company fails to timely pay any amount due pursuant to this Section 10.2 and, in order to obtain such payment, the other Party commences a suit that results in a judgment against Parent or the Company, as applicable, for the payment of any amount set forth in this Section 10.2, Parent or the Company, as applicable, shall pay the other Party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate as published in The Wall Street Journal, Eastern Edition on the date of payment for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
(e) In the event that Parent is obligated to pay the Company the Parent Termination Fee or the Company is obligated to pay Parent the Company Termination Fee, Parent or the Company, as applicable, shall pay to the other Party from the Parent Termination Fee or Company Termination Fee, as applicable, deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Parent Termination Fee or Company Termination Fee, as applicable, and (ii) the sum of the maximum amount that can be paid to such other Party (or its designee) without causing such other Party (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year, determined as if (A) the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (I) or 856(c)(3)(A) through (I) of the Code (“Qualifying Income”), and (B) such other Party has 1.75% of its gross income from unknown sources during such year which was not Qualifying Income in addition to any known or anticipated income of such other Party which was not Qualifying Income, in each case, as determined by such other Party’s independent certified public accountants. Notwithstanding the foregoing, in the event the other Party receives either (1) a letter from such other Party’s counsel or accountants indicating that such other Party has received a ruling from the IRS described in Section 10.2(f)(ii) or (2) an opinion from such other Party’s outside counsel as described in Section 10.2(f)(ii) providing that such other Party’s receipt of the Parent Termination Fee or Company Termination Fee, as applicable, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, the amount due shall be the full Parent Termination Fee or Company Termination Fee, as applicable, and the paying Party shall, upon receiving notice that the other Party has received such a letter or such an opinion of counsel, pay to such other Party the unpaid portion of Parent Termination Fee or Company Termination Fee, as applicable, within five (5) Business Days. To secure Parent or the Company’s obligation to pay these amounts, as applicable, Parent or the Company, as applicable, shall deposit into escrow an amount in cash equal to the Parent Termination Fee or Company Termination Fee, as applicable, with an escrow agent selected by Parent or the Company, as applicable (that is reasonably satisfactory to the other Party) and on such terms (subject to Section 10.2(f)) as shall be mutually agreed in good faith upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee or Company Termination Fee, as applicable, pursuant to this Section 10.2(e) shall be made, at the time Parent or the Company is obligated to pay the other Party such amount pursuant to Section 10.2, by wire transfer of immediately available funds.
(f) The escrow agreement shall provide that the Parent Termination Fee or Company Termination Fee, as applicable, in escrow or any portion thereof shall not be released to Parent or the Company, as applicable (or its designee), unless the escrow agent receives any one or combination of the following: (i) a letter from such Party’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to such Party (or its designee) without causing such Party (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from such Party’s accountants revising that amount, in which case the escrow agent shall release such amount to such Party (or its designee), or (ii) a letter from such Party’s counsel or accountants indicating that such Party received a ruling from the IRS holding that the receipt by such Party (or its designee) of the Parent Termination Fee or Company Termination Fee, as applicable, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that such Party’s outside counsel has rendered a legal opinion to the effect that the receipt by such Party (or its designee) of the Parent Termination Fee or Company Termination Fee, as applicable, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Parent Termination Fee or Company Termination Fee, as applicable, to such Party (or its designee). Each of Parent and the Company agrees to amend this Section 10.2(f) at the reasonable request of the other Party in order to (x) maximize the portion of the Parent Termination Fee or Company Termination Fee, as applicable, that may be distributed to such other Party (or its designee) hereunder without causing such other Party (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve such other Party’s chances of securing a favorable ruling described in this Section 10.2(f) or (z) assist such other Party in obtaining a favorable legal opinion from its outside counsel as described in this

Section 10.2(f). The escrow agreement shall also provide that any portion of the Parent Termination Fee or Company Termination Fee, as applicable, that remains unpaid as of the end of the taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of Section 10.2(e) and Section 10.2(f); provided that the obligation of Parent or the Company, as applicable, to pay the unpaid portion of the Parent Termination Fee or Company Termination Fee, as applicable, shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement and any such unpaid portion shall be released as soon as possible by the escrow agent to Parent (in the case such funds are related to a Parent Termination Fee) or to the Company or its designees (in the case such funds are related to a Company Termination Fee), as applicable. Parent (in the case of the Parent Termination Fee) or the Company (in the case of the Company Termination Fee) shall not bear any cost of or have liability resulting from the escrow agreement.
ARTICLE XI

MISCELLANEOUS
Section 11.1 Amendment and Modification; Waiver.
(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval or Parent Shareholder Approval, as applicable, by written agreement of the Parties (by action taken by their respective board of directors or trustees, managers or members, as applicable); provided, however, that after the approval of the Merger by the stockholders of the Company or approval by shareholders of Parent of the issuance of Parent Common Shares in the Merger, no amendment shall be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties that expressly refers to this Agreement.
(b) At any time and from time to time prior to the Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable, that expressly refers to this Agreement. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
Section 11.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
Section 11.3 Expenses . All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that Parent and the Company shall share equally, whether or not the Merger or any other Transaction is consummated, all direct out-of-pocket costs (excluding the fees and expenses of each Party’s attorneys and accountants, which shall be borne by the Party incurring such expenses) incurred in connection with (a) printing, filing and mailing the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement and (b) the Exchange Agent. Notwithstanding anything to the contrary contained herein, but subject to Section 4.2(b)(iii), Parent and the Surviving Entity shall pay or cause to be paid the amount of any Transfer Taxes imposed with respect to the Asset Contribution or the Merger.
Section 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), sent by electronic mail (without receipt of a delivery failure notice) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
if to the Company, to:
AvalonBay Communities, Inc.
4040 Wilson Blvd., Suite 1000
Arlington, Virginia 22203
Attention:	Edward M. Schulman
E-mail:	[**]
with a copy to:
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:	Blake Liggio
Caitlin Tompkins
Gilbert G. Menna

E-mail:	bliggio@goodwinlaw.com
ctompkins@goodwinlaw.com
gmenna@goodwinlaw.com
and
if to Parent, Parent OP or Merger Sub, to:
Equity Residential
Two North Riverside Plaza
Chicago, Illinois 60606
Attention:	Scott J. Fenster
E-mail:	[**]
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich
Robin Panovka
Kyle M. Diamond
E-mail:	AOEmmerich@wlrk.com
RPanovka@wlrk.com
KMDiamond@wlrk.com
Section 11.5 Counterparts. This Agreement may be executed manually or electronically by email by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each Party shall have received a counterpart hereof signed (including by electronic signature) by all of the other Parties. Until and unless each Party has received a counterpart hereof signed (including by electronic signature) by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
Section 11.6 Entire Agreement; Third-Party Beneficiaries.
(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 10.1 hereof, the Parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.
(b) Except as provided in Section 8.4 and Section 8.5 (which, from and after the Effective Time shall be for the benefit of the Covered Persons), neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement or the Clean Team Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder. Notwithstanding the preceding sentence, following the Effective Time, the provisions of Article III shall be enforceable by holders of shares of Company Common Stock solely to the extent necessary to receive the Merger Consideration to which such holders are entitled thereunder and by holders of Company Equity Awards solely to the extent necessary to receive the amounts to which such holders are entitled thereunder.
Section 11.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.
Section 11.8 Governing Law; Jurisdiction.
(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City, Maryland or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, the U.S. District Court for the District of Maryland, Northern Division and any appellate court from any thereof (the “Chosen Courts”). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any Legal Proceeding arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such action or proceeding except in such courts, (iii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any such court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties agrees that a final judgment in any such action or proceeding in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 11.9 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.
Section 11.10 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
Section 11.11 Enforcement; Remedies.
(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 11.11, including the limitations set forth in Section 11.11(c), it is agreed that prior to the termination of this Agreement pursuant to Article X, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.
(c) The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 11.11. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 11.11.
(d) The Parties acknowledge and agree that time is of the essence and that the Parties would suffer ongoing irreparable injury for so long as any provision of this Agreement is not performed in accordance with its specific terms, including but not limited to as a result of any dispute over the Parties’ obligations to consummate the Transactions. To the extent either Party hereto brings any action to enforce specifically the performance of the terms and provisions of this Agreement in accordance with this Section 11.11, the Outside Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action.
Section 11.12 Financing Provisions. Notwithstanding anything in this Agreement to the contrary, each Party, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement or the Bridge Facility, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of laws principles that would result in the application of the Laws of another state), except as otherwise provided in any agreement relating to the Bridge Facility and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Commitment Letter or in any definitive documentation related to the Bridge Facility that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the Laws of the State of Maryland), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any such legal action brought against the Financing Sources in any way arising out of or relating to, this Agreement or the Bridge Facility, (d) agrees that none of the Financing Sources shall have any liability to the Parties or any of their respective Subsidiaries or any of their respective controlled Affiliates or Representatives relating to or arising out of this Agreement or the Bridge Facility (subject to the last sentence of this Section 11.12), and (e) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.12 and that this Section 11.12 may not be amended in a manner materially adverse to the Financing Sources without the written consent of the Financing Sources (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 11.12 shall in any way limit or modify the rights and obligations of the Parties under this Agreement, or any Financing Sources’ obligations under the Commitment Letter, or the rights of the Parties and their respective Subsidiaries against the Financing Sources with respect to the Bridge Facility or any of the transactions contemplated thereby or any services thereunder following the Closing Date.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Parent OP, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

AVALONBAY COMMUNITIES, INC.

By:	/s/ Benjamin W. Schall
	Name:	Benjamin W. Schall
	Title:	Chief Executive Officer and President

EQUITY RESIDENTIAL

By:	/s/ Mark J. Parrell
	Name:	Mark J. Parrell
	Title:	Chief Executive Officer and President

ERP OPERATING LIMITED PARTNERSHIP

By:	/s/ Mark J. Parrell
	Name:	Mark J. Parrell
	Title:	President

CANOPY MERGER SUB LLC

By:	/s/ Scott J. Fenster
	Name:	Scott J. Fenster
	Title:	Executive Vice President, General Counsel & Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

Annex B
ARTICLES OF AMENDMENT
Equity Residential, a Maryland real estate investment trust (the “Trust”), organized under Title 8 of the Corporations & Associations Article of the Annotated Code of Maryland, having its principal office in the State of Maryland in Harford County, Maryland hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Section 5.1 of Article V of the Declaration of Trust of the Trust
(as amended and restated, the “Declaration”) is hereby amended to increase the total number of Shares (as defined therein) which the Trust has authority to issue to 2,100,000,000 shares, par value $0.01 per share, and to increase the number of Common Shares (as defined therein) that the Trust has authority to issue to 2,000,000,000.
SECOND: The amendment to the Declaration (the “Amendment”) as set forth above has been duly advised by the Board of Trustees of the Trust in the manner and by the vote required by law and the Declaration and approved by the requisite vote of the shareholders of the Trust in the manner and by the vote required by law and the Declaration.
THIRD: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this Amendment was 1,100,000,000, consisting of 1,000,000,000 Common Shares, $0.01 par value per share, and 100,000,000 preferred shares of beneficial interest, par value $0.01 per share (“Preferred Shares”).
FOURTH: The total number of shares of beneficial interest which the Trust has authority to issue pursuant to this Amendment is 2,100,000,000, consisting of 2,000,000,000 Common Shares, $0.01 par value per share, and 100,000,000 Preferred Shares, par value $0.01 per share. The aggregate par value of all shares of beneficial interest for which the Trust has authority to issue immediately prior to this Amendment is $11,000,000 and immediately after giving effect to this Amendment is $21,000,000.
FIFTH: The undersigned Chief Executive Officer of the Trust acknowledges this Amendment to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[Signature page follows]
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IN WITNESS WHEREOF, the Trust has caused this Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this [    ] day of [  ], [  ].

ATTEST:		EQUITY RESIDENTIAL
By:		By:
	Name:		Name:
	Title: Secretary		Title: Chief Executive Officer

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Annex C
May 20, 2026
Board of Trustees
Equity Residential
Two North Riverside Plaza
Chicago, Illinois 60606

Members of the Board of Trustees:
We understand that AvalonBay Communities, Inc. (the “Company”), Equity Residential (“Parent”), ERP Operating Limited Partnership (“Parent OP”) and Canopy Merger Sub LLC, a direct wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of May 19, 2026 (the “Merger Agreement”), which provides, among other things, for (i) the Company to contribute the Contributed Assets to Parent OP in exchange for a number of Parent OP Units (the “Asset Contribution”) and (ii) immediately following the Asset Contribution, the merger of the Company with and into Merger Sub (the “Merger” and, together with the Asset Contribution, the “Transaction”), with Merger Sub surviving the Merger. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.
Pursuant to the Merger, each share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”) will be converted into the right to receive 2.793 common shares (the “Exchange Ratio”) of beneficial interest, $0.01 par value per share, of Parent (the “Parent Common Shares”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Parent.
For purposes of the opinion set forth herein, we have:
1)	Reviewed certain publicly available financial statements and other business and financial information of Parent and the Company, respectively;
2)	Reviewed certain internal financial statements and other financial and operating data concerning Parent and the Company, respectively;
3)	Reviewed certain financial projections prepared by the managements of Parent and the Company, respectively;
4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Transaction, prepared by the managements of Parent and the Company, respectively;
5)
Discussed the past and current operations and financial condition and the prospects of Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, with senior executives of Parent;

6)
Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, with senior executives of the Company;

7)	Reviewed the pro forma impact of the Transaction on Parent and the Company’s cash flow, consolidated capitalization and financial ratios;
8)	Reviewed the reported prices and trading activity for the Parent Common Shares and the Company Common Stock;
9)
Compared the financial performance of Parent and the Company and the prices and trading activity of the Parent Common Shares and the Company Common Stock with that of certain other publicly-traded companies comparable with Parent and the Company, respectively, and their securities;

10)	Participated in discussions and negotiations among representatives of Parent and the Company and certain parties and their financial and legal advisors;
11)	Reviewed the Merger Agreement and certain related documents; and
12)	Performed such other analyses and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Parent and the Company, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Parent and the Company of the future financial performance of Parent and the Company. In addition, we have assumed that the Merger and the Asset Contribution will each be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction.
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We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Parent’s officers, trustees or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the Transaction. We have not made any independent valuation or appraisal of the assets or liabilities of Parent or the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Board of Trustees of Parent in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Transaction. In the two years prior to the date hereof, we have provided financing services for Parent and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to Parent and the Company in the future and expects to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company or any other company, or any currency or commodity, that may be involved in the Transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Trustees of Parent and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Parent is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Parent Common Shares will trade following consummation of the Transaction or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Parent and the Company should vote at the shareholders’ meetings to be held in connection with the Transaction.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Parent.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Seth Weintrob
Seth Weintrob
Managing Director

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Annex D
May 20, 2026
Board of Directors
AvalonBay Communities, Inc.
4040 Wilson Blvd., Suite 1000
Arlington, Virginia 22203
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Equity Residential (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of AvalonBay Communities, Inc. (the “Company”) of the exchange ratio of 2.793 common shares of beneficial interest, par value $0.01 per share (the “Parent Common Shares”), of Parent to be paid for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of May 20, 2026 (the “Agreement”), by and among Parent, ERP Operating Limited Partnership, an Illinois limited partnership (“Parent OP”), Canopy Merger Sub LLC, a Maryland limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates, and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). Goldman Sachs Investment Banking has an existing lending relationship with the Company. We have acted as financial advisor to the Board of Directors of the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to a public offering of the Company’s investment grade notes in May 2024; as left lead bookrunning manager with respect to a public offering of Shares in September 2024; as bookrunner with respect to a public offering of the Company’s investment grade notes in July 2025; and as bookrunner with respect to a public offering of the Company’s investment grade notes in November 2025. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Parent for the five fiscal years ended December 31, 2025; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; certain publicly available research analyst reports for the Company and Parent; certain internal financial analyses and forecasts for Parent prepared by its management; and certain internal financial analyses and forecasts for the Company prepared by its management and certain financial analyses and forecasts for Parent standalone prepared by the management of the Company, and certain financial analyses and forecasts for Parent pro forma for the Transaction prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Parent; reviewed the reported price and trading activity for the Shares and Parent Common Shares; compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or
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aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which Parent Common Shares or the Shares will trade at any time, or as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Parent and its affiliates) of Shares.
Very truly yours,
/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)
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